PROSPECTUS

                                                               Filed pursuant to
                                                                  Rule 424(b)(3)
                                                     Registration No. 333-110997

                                   [SKY LOGO]

                           INNOVA, S. DE R.L. DE C.V.

              Offer to exchange all of our outstanding unregistered
                  U.S.$300,000,000 9.375% Senior Notes due 2013

                                       for

                  U.S.$300,000,000 9.375% Senior Notes due 2013
           which have been registered under the Securities Act of 1933


                      MATERIAL TERMS OF THE EXCHANGE OFFER

o We are offering to exchange the notes that we sold previously in a private offering for new registered notes.

o The terms of the new notes are identical to the terms of the old notes, except for the transfer restrictions and registration rights relating to the outstanding old notes.

o The exchange offer will expire at 5:00 p.m., New York City time, on March 17, 2004, unless we extend it.

o We will exchange all old notes that are validly tendered and not validly withdrawn.

o You may withdraw tenders of old notes at any time before 5:00 p.m., New York City time, on the date of the expiration of the exchange offer.

o    Application will be made to list the new notes on the Luxembourg Stock
     Exchange.

o    We will not receive any proceeds from the exchange offer.

o    We will pay the expenses of the exchange offer.

o    No dealer-manager is being used in connection with the exchange offer.

o The exchange of old notes for new notes will not be a taxable exchange for U.S. federal income tax purposes.


YOU SHOULD CAREFULLY REVIEW "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS
PROSPECTUS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS EXCLUSIVELY THE RESPONSIBILITY OF INNOVA AND DOES NOT REQUIRE AUTHORIZATION BY THE COMISION NACIONAL BANCARIA Y DE VALORES, THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION, OR THE CNBV. THE REGISTRATION WITH THE SPECIAL SECTION OF THE SECURITIES NATIONAL REGISTRY (SECCION ESPECIAL DEL REGISTRO NACIONAL DE VALORES), MAINTAINED BY THE CNBV, DOES NOT IMPLY A CERTIFICATION OF THE INVESTMENT QUALITY OF THE NOTES OR INNOVA'S SOLVENCY. THE NOTES HAVE NOT BEEN REGISTERED WITH THE SECURITIES SECTION OF THE SECURITIES NATIONAL REGISTRY (SECCION DE VALORES DEL REGISTRO NACIONAL DE VALORES) AND THEREFORE, THE NOTES ARE NOT SUBJECT TO A PUBLIC OFFERING NOR INTERMEDIATION IN MEXICO. THE ACQUISITION OF THE NOTES BY ANY INVESTOR OF MEXICAN NATIONALITY WILL BE MADE UNDER ITS OWN RESPONSIBILITY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is February 13, 2004.

                                TABLE OF CONTENTS

Incorporation by Reference................................................... ii

Where You Can Find More Information..........................................iii

Limitation of Liability...................................................... iv

Prospectus Summary...........................................................  1

Risk Factors.................................................................  8

The Exchange Offer........................................................... 13

Use of Proceeds.............................................................. 23

Exchange Rates............................................................... 24

Dividends.................................................................... 25

Capitalization............................................................... 26

Selected Consolidated Financial Information.................................. 27

Operating and Financial Review and Prospects................................. 30

Business Developments........................................................ 46

Description of the New Notes................................................. 51

Taxation..................................................................... 85

Plan of Distribution......................................................... 92

General Information.......................................................... 94

Cautionary Statement Regarding Forward-Looking Statements.................... 95

Legal Matters................................................................ 96

Experts...................................................................... 96

Index to Consolidated Financial Statements...................................F-1

Annual Report on Form 20-F of Innova, S. de R.L. de C.V. for the
fiscal year ended December 31, 2002..........................................A-1

     We will apply to list the new notes on the Luxembourg Stock Exchange.

     WE ARE NOT MAKING AN OFFER TO EXCHANGE NOTES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED, AND WILL NOT ACCEPT SURRENDERS FOR EXCHANGE FROM HOLDERS IN ANY SUCH JURISDICTION.


                           INCORPORATION BY REFERENCE

     The Securities and Exchange Commission, or the SEC, allows us to "incorporate by reference" information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and supercede this information. Information set forth in this prospectus supercedes any previously filed information that is incorporated by reference into this prospectus, including our annual report on Form 20-F. We incorporate by reference into this prospectus the following information and documents:

     o our annual report on Form 20-F for the fiscal year ended December 31, 2002 (including exhibits), which we filed with the SEC on June 30, 2003 (SEC File No. 333-7484), a copy of which, excluding exhibits, is included in this prospectus as Appendix A; and

     o any future filings on Form 20-F we make under the Securities Exchange Act of 1934, or the Exchange Act, as amended, after the date of this prospectus and prior to the termination of the offering of the notes, and any future submissions on Form 6-K during this period that are identified as being incorporated into this prospectus.

     You may request a copy of these filings, at no cost, at the office of our Luxembourg paying agent and transfer agent at the address listed on the back cover of this prospectus or by writing or calling us at the following address and phone number:

                               Investor Relations
                           Innova, S. de R.L. de C.V.
                           Insurgentes Sur 694, Piso 8
                             Colonia Del Valle 03100
                              Mexico, D.F., Mexico
                               (52) (55) 5448-4000

     You may inspect and copy reports and other information Innova has filed with the SEC as indicated under "Where You Can Find More Information."

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than the date of this prospectus and neither the mailing of this prospectus nor the issuance of Innova exchange notes shall create any implication to the contrary.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, including amendments, does not contain all the information included in the registration statement. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. This prospectus incorporates important business and financial information about us, which is not included in or delivered with this prospectus. You can obtain documents containing this information through us. IF YOU WOULD LIKE TO REQUEST THESE DOCUMENTS FROM US, PLEASE DO SO BY MARCH 3, 2004, TO RECEIVE THEM BEFORE THE EXPIRATION OF THE EXCHANGE OFFER.

     In connection with our 1997 offering of 12 7/8% senior notes, we agreed to comply with the informational requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. Such information includes annual reports containing consolidated financial statements and notes thereto, together with an opinion thereon expressed by an independent public accounting firm, as well as quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year. You may inspect and copy reports and other information Innova has filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices, located at the Woolworth Building, 233 Broadway, 13th Floor, New York, New York 10007, and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

     We will make available to the holders of the notes, at the corporate trust office of The Bank of New York, the trustee under the indenture governing the notes, at no cost, copies of the indenture as well as our annual report on Form 20-F in English, including a review of operations, and annual audited consolidated financial statements prepared in conformity with generally accepted accounting principles in Mexico, or Mexican GAAP, together with a reconciliation of net income and total stockholders' equity to generally accepted accounting principles in the United States, or U.S. GAAP. We will also make available at the office of the trustee our unaudited quarterly consolidated financial statements in English prepared in accordance with Mexican GAAP. We will also make these documents available at the office of the Luxembourg Paying Agent.

                             LIMITATION OF LIABILITY

     Most of our directors, executive officers and controlling persons reside outside of the United States, all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside of the United States and some of the experts named in this prospectus also reside outside of the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortes y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. See "Risk Factors -- It may be difficult to enforce civil liabilities against us or our directors, executive officers and controlling persons."

                               PROSPECTUS SUMMARY

     The following summary contains basic information about this offering. It does not contain all of the information that is important to you. For a more complete understanding of the offering, we encourage you to read this entire document, including the financial data, the information set forth under the heading "Risk Factors," and under "Item 3. Key Information--Risk Factors," and the financial statements and accompanying notes, included in our annual report on Form 20-F. All references to "Innova," "we," "us" and words of similar effect refer to Innova, S. de R.L. de C.V., and, unless the context requires otherwise, its restricted and unrestricted consolidated subsidiaries. Unless otherwise indicated, all Mexican Peso information is stated in Pesos in purchasing power as of June 30, 2003.


                                   OUR COMPANY

     Innova, S. de R.L. de C.V. is a Mexican limited liability company with variable capital or sociedad de responsabilidad limitada de capital variable. Innova was formed on July 25, 1996 as a result of strategic alliances between four entities: Grupo Televisa, S.A., or Televisa; The News Corporation Limited, or News Corporation; Liberty Media International, Inc., or Liberty Media; and Globo Comunicacoes e Participacoes Ltda. We are one of several Sky direct-to-home, or DTH, platforms created by the partners and are a joint venture that Televisa, News Corporation and Liberty Media indirectly own.

     We provide digital Ku-band DTH broadcast satellite pay television services in Mexico under the name "Sky." DTH satellite systems use medium- or high-powered satellites to deliver signals to satellite antennas installed at homes, apartment buildings, hotels, restaurants, and other commercial locations. We launched our DTH service on December 15, 1996 and as of September 30, 2003 we were broadcasting up to 168 digital channels (107 video, 29 pay-per-view and 32 audio) to approximately 826,100 subscribers, including approximately 46,850 non-residential subscribers. We currently offer subscribers the choice of five programming packages: Sky Basic (62 video channels, 32 audio channels and 29 pay-per-view channels); Sky Fun (81 video channels, 32 audio channels and 29 pay-per-view channels); Sky Movie City (94 video channels, 32 audio channels and 29 pay-per-view channels); Sky HBO/Max (99 video channels, 32 audio channels and 29 pay-per-view channels); and Sky Universe (115 video channels, 32 audio channels and 29 pay-per-view channels).

     In addition to our pay television services, we currently provide subscriber management, billing and remittance services for our own subscribers. Once a subscriber orders programming from us, we transmit an authorization code to the subscriber's integrated receiver/decoder, or IRD, and Smart Card, permitting the subscriber to receive programming within moments of placing the order. We believe that the subscriber management system, or SMS, is essential to providing pay television services because it provides us with marketing, customer service and administrative operations support. These elements include: billing and collection of subscription fees; handling service difficulties and other inquiries; handling disconnection, alteration, reconnection and relocation of services; and marketing of additional services.


                                 HOW TO REACH US

     Innova, S. de R.L. de C.V. is a limited liability company with variable capital, or sociedad de responsabilidad limitada de capital variable, organized under the laws of the United Mexican States. Our principal executive offices are located at Insurgentes Sur 694, Piso 8, Colonia Del Valle 03100, Mexico, D.F., Mexico. Our telephone number at that address is (52) (55) 5448-4000.

                               THE EXCHANGE OFFER

     Set forth below is a summary description of the terms of the exchange offer. We refer you to "The Exchange Offer" for a more complete description of the terms of the exchange offer.

New Notes................................      Up to U.S.$300,000,000 aggregate
                                               principal amount of 9.375% Senior
                                               Notes due 2013. The terms of the
                                               new notes and the old notes are
                                               identical in all respects, except
                                               that, because the offer of the
                                               new notes will have been
                                               registered under the Securities
                                               Act, the new notes will not be
                                               subject to transfer restrictions,
                                               registration rights or the
                                               related provisions for increased
                                               interest if we default under the
                                               related registration rights
                                               agreement.

The Exchange Offer.......................      We are offering to exchange up
                                               to U.S.$300,000,000 aggregate
                                               principal amount of new notes
                                               for a like aggregate principal
                                               amount of old notes. You may
                                               only tender Rule 144A notes in
                                               denominations of U.S.$10,000 of
                                               principal amount at maturity for
                                               Rule 144A Global Notes and in
                                               denominations of U.S.$1,000 of
                                               principal amount at maturity for
                                               Regulation S Global Notes and,
                                               in both cases, in integral
                                               multiples of U.S.$1,000 in
                                               excess thereof.

                                               In connection with the private
                                               placement of the old notes on
                                               September 19, 2003, we entered
                                               into a registration rights
                                               agreement, which grants holders
                                               of the old notes certain
                                               exchange and registration
                                               rights. This exchange offer is
                                               intended to satisfy our
                                               obligations under the
                                               registration rights agreement.

                                               If the exchange offer is not
                                               completed within the time
                                               period specified in the
                                               registration rights agreement,
                                               we will be required to pay
                                               additional interest on the old
                                               notes.

Resale of New Notes......................      Based on existing interpretations
                                               by the staff of the SEC set forth
                                               in interpretive letters issued
                                               to parties unrelated to us, we
                                               believe that you may offer for
                                               resale, resell, or otherwise
                                               transfer the new notes without
                                               compliance with the registration
                                               and prospectus delivery
                                               requirements of the Securities
                                               Act, provided that:

                                               o  you are acquiring the new
                                                  notes in the ordinary course
                                                  of your business;

                                               o  you are not participating, do
                                                  not intend to participate, and
                                                  have no arrangements or
                                                  understandings with any person
                                                  to participate in the exchange
                                                  offer for the purpose of
                                                  distributing the new notes;

                                               o  you are not a broker-dealer
                                                  that purchased the outstanding
                                                  notes directly from us for
                                                  resale pursuant to Rule 144A
                                                  or any other available
                                                  exemption under the U.S.
                                                  Securities Act; and

                                               o  you are not our "affiliate,"
                                                  within the meaning of Rule 405
                                                  under the Securities Act.

                                               If any of the statements above
                                               are not true and you transfer
                                               any new notes without delivering
                                               a prospectus that meets the
                                               requirements of the Securities
                                               Act or without an exemption from
                                               registration of your new notes
                                               from those requirements, you may
                                               incur liability under the
                                               Securities Act. We will not
                                               assume or indemnify you against
                                               that liability.

                                               Each broker-dealer that receives
                                               new notes for its own account in
                                               exchange for old notes that were
                                               acquired by such broker-dealer
                                               as a result of market-making or
                                               other trading activities may be
                                               a statutory underwriter and must
                                               acknowledge that it will comply
                                               with the prospectus delivery
                                               requirements of the Securities
                                               Act in connection with any
                                               resale of the new notes. A
                                               broker-dealer may use this
                                               prospectus for an offer to
                                               resell, resale or other transfer
                                               of the new notes. See "Plan of
                                               Distribution."

                                               We are not making the exchange
                                               offer to, nor will we accept
                                               surrenders of old notes for
                                               exchange from, holders of old
                                               notes in any jurisdiction in
                                               which the exchange offer or the
                                               acceptance thereof would not be
                                               in compliance with the
                                               securities or blue sky laws of
                                               the jurisdiction.

Consequences of Failure to Exchange
    Old Notes for New Notes..............      If you do not exchange your old
                                               notes for new notes, you will
                                               not be able to offer, sell or
                                               otherwise transfer your old
                                               notes except:

                                               o  in compliance with the
                                                  registration requirements of
                                                  the Securities Act and any
                                                  other applicable state
                                                  securities laws;

                                               o  pursuant to an exemption from
                                                  the Securities Act and any
                                                  other applicable state
                                                  securities laws; or

                                               o  in a transaction not subject
                                                  to the Securities Act and any
                                                  other applicable state
                                                  securities laws.

                                               Old notes that remain outstanding
                                               after completion of the exchange
                                               offer will continue to bear a
                                               legend reflecting these
                                               restrictions on transfer. In
                                               addition, upon completion of the
                                               exchange offer, you will not be
                                               entitled to any rights to have
                                               the resale of old notes
                                               registered under the Securities
                                               Act. We currently do not intend
                                               to register under the Securities
                                               Act the resale of any old notes
                                               that remain outstanding after the
                                               completion of the exchange offer,
                                               except for a requirement to file
                                               a shelf registration statement
                                               in certain limited circumstances.

Expiration Date..........................      The exchange offer will expire at
                                               5:00 p.m., New York City time, on
                                               March 17, 2004, unless we extend
                                               it. We do not currently intend to
                                               extend the exchange offer.

Interest on the New Notes................      Interest on the new notes will
                                               accrue at the rate of 9.375%
                                               from the date of the last
                                               periodic payment of interest on
                                               the old notes or, if no interest
                                               has been paid, from the original
                                               issue date of the old notes. No
                                               additional interest will be paid
                                               on old notes tendered and
                                               accepted for exchange.

Conditions to the Exchange Offer.........      The exchange offer is subject to
                                               customary conditions, which we
                                               may waive in our sole
                                               discretion, including that:

                                               o  the exchange offer does not
                                                  violate applicable law or any
                                                  applicable interpretation of
                                                  the SEC staff;

                                               o  the old notes are validly
                                                  tendered in accordance with
                                                  the exchange offer;

                                               o  no action or proceeding would
                                                  impair our ability to proceed
                                                  with the exchange offer; and

                                               o  any governmental approval has
                                                  been obtained, that we
                                                  believe, in our sole
                                                  discretion, is necessary for
                                                  the consummation of the
                                                  exchange offer as outlined in
                                                  this prospectus.

                                               The exchange offer is not
                                               conditioned upon any minimum
                                               principal amount of old notes
                                               being tendered for exchange. See
                                               "The Exchange Offer --
                                               Conditions."

Procedures for Tendering Old Notes.......      If you wish to accept the
                                               exchange offer, you must
                                               complete, sign and date the
                                               letter of transmittal and mail
                                               or otherwise deliver it,
                                               together with your old notes to
                                               be exchanged and any other
                                               required documentation, to The
                                               Bank of New York, the exchange
                                               agent, at the address specified
                                               on the cover page of the letter
                                               of transmittal. Alternatively,
                                               you can tender your old notes by
                                               following the procedures for
                                               book-entry transfer. Questions
                                               regarding the tender of old
                                               notes or the exchange offer
                                               generally should be directed to
                                               the exchange agent at one of its
                                               addresses specified in "The
                                               Exchange Offer -- Exchange
                                               Agent." See "The Exchange Offer
                                               -- Procedures for Tendering" and
                                               -- Guaranteed Delivery
                                               Procedures."

Guaranteed Delivery Procedures...........      If you wish to tender your old
                                               notes and you cannot deliver the
                                               required documents to the
                                               exchange agent by the expiration
                                               date, you may tender your old
                                               notes according to the
                                               guaranteed delivery procedures
                                               described under the heading "The
                                               Exchange Offer -- Guaranteed
                                               Delivery Procedures."

Acceptance of Old Notes and Delivery of New
    Notes................................      We will accept for exchange any
                                               and all old notes that are
                                               properly tendered in the
                                               exchange offer before 5:00 p.m.,
                                               New York City time, on the
                                               expiration date, as long as all
                                               of the terms and conditions of
                                               the exchange offer are met. We
                                               will deliver the new notes
                                               promptly following the
                                               expiration date.

Withdrawal Rights........................      You may withdraw the tender of
                                               your old notes at any time
                                               before 5:00 p.m., New York City
                                               time, on the expiration date of
                                               the exchange offer. To withdraw,
                                               you must send a written notice
                                               of withdrawal to the exchange
                                               agent at one of its addresses
                                               specified in "The Exchange Offer
                                               -- Exchange Agent." See "The
                                               Exchange Offer -- Withdrawal of
                                               Tenders."

Taxation.................................      We believe that the exchange of
                                               old notes for new notes should
                                               not be a taxable transaction for
                                               U.S. federal income tax
                                               purposes. For a discussion of
                                               certain other U.S. and Mexican
                                               federal tax considerations
                                               relating to the exchange of the
                                               old notes for the new notes and
                                               the purchase, ownership and
                                               disposition of new notes, see
                                               "Taxation."

Exchange Agent...........................      The Bank of New York is the
                                               exchange agent. The address,
                                               telephone number and facsimile
                                               number of the exchange agent are
                                               set forth in "The Exchange Offer
                                               -- Exchange Agent" and on the
                                               back cover of this prospectus.

Use of Proceeds..........................      We will not receive any proceeds
                                               from the issuance of the new
                                               notes. We are making the
                                               exchange offer solely to satisfy
                                               our obligations under the
                                               registration rights agreement.
                                               See "Use of Proceeds" for a
                                               description of our use of the
                                               net proceeds received in
                                               connection with the issuance of
                                               the old notes.

                        SUMMARY OF TERMS OF THE NEW NOTES

     The terms of the new notes and the old notes are identical in all respects, except that, because the offer of the new notes will have been registered under the Securities Act, the new notes will not be subject to transfer restrictions, registration rights or the related provisions for increased interest if we default under the registration rights agreement. Unless otherwise specified, references in this section to the "notes" mean the U.S.$300,000,000 aggregate principal amount of old notes issued on September 19, 2003 and up to an equal principal amount of new notes we are offering hereby. The new notes will be issued under the same indenture under which the old notes were issued and, as a holder of new notes, you will be entitled to the same rights under the indenture that you had as a holder of old notes. The old notes and the new notes will be treated as a single series of debt securities under the indenture.

ISSUER.............................  Innova, S. de R.L. de C.V.

NOTES OFFERED......................  U.S.$300 million in principal amount of 9.375% Senior Notes due 2013 that have been registered under the Securities Act.

MATURITY...........................  September 19, 2013

INTEREST PAYMENT DATES.............  March 19 and September 19 of each year, commencing March 19, 2004

RANKING............................  The notes will be unsecured general obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The notes will effectively rank junior to all of our secured indebtedness with respect to the value of our assets securing that indebtedness and to all of the existing and future liabilities, including trade payables, of our subsidiaries.

                                     As of June 30, 2003:

                                     (i) the Company had approximately Ps. 6,544.0 million (equivalent to approximately U.S.$626.9 million using the interbank free market exchange rate, or the Interbank Rate, as reported by Banco Nacional de Mexico, S.A., or
                                     Banamex, as of June 30, 2003, which was Ps. 10.438 per U.S. Dollar) of liabilities, U.S.$580 million of which was U.S. Dollar-denominated (not including the notes but including U.S.$384.7 million of loans plus accrued interest thereon, from our social part holders), including approximately Ps.
                                     4,015.5 million (equivalent to approximately U.S.$384.7 million) of indebtedness, all of which was U.S. Dollar-denominated, all of which would have effectively ranked equal to the notes; and

                                     (ii) our subsidiaries had approximately Ps. 1,177.4 million (equivalent to approximately U.S.$112.8 million) of liabilities, U.S.$66.6 million of which was
                                     U.S. Dollar-denominated (excluding liabilities to us and excluding guarantees by subsidiaries of indebtedness of Innova), including approximately Ps. 111.5 million (equivalent to approximately U.S.$10.7 million) of indebtedness, all of which was U.S. Dollar-denominated and all of which liabilities would have effectively ranked senior to the notes.

                                     Peso-denominated information in this paragraph is stated in constant Pesos in purchasing power as of June 30, 2003. The change in the Mexican National
                                     Consumer Price Index, or NCPI, for the six-month period ended June 30, 2003 was
                                     1.215%.

COVENANTS..........................  The indenture governing the notes contains certain covenants relating to Innova and its restricted subsidiaries, including covenants with respect to:

                                     o  limitations on indebtedness;

                                     o  limitations on liens;

                                     o  limitations on sales and leasebacks;

                                     o  limitations on restricted payments;

                                     o  limitations on asset sales; and

                                     o  limitations on certain mergers, consolidations and similar transactions.

                                     These covenants are subject to a number of important qualifications and exceptions. See "Description of the New Notes -- Covenants."

CHANGE OF CONTROL..................  If we experience specific changes of control, we must offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest. See
                                     "Description of the New Notes -- Covenants -- Repurchase of Notes upon a Change of Control."

ADDITIONAL AMOUNTS.................  All payments by us in respect of the notes, whether of principal or interest, will be made without withholding or deduction for certain Mexican taxes, unless required by law, in which case, subject to specified exceptions and limitations, we will pay these additional amounts so that the net amount received by the holders of the notes after such withholding or deduction will not be less than the amount that would have been received in the absence of such withholding or deduction. See "Description of the New Notes -- Additional
                                     Amounts."

OPTIONAL REDEMPTION................  We may redeem the notes, in whole or in part, at our option at any time on or after September 19, 2008, at the redemption prices listed under "Description of the New Notes -- Optional redemption."

                                     In addition, on or before September 19, 2006, we may, at our option and subject to certain requirements, use the net proceeds from one or more qualified equity offerings to redeem up to 35% of the aggregate principal amount of the notes at
                                     109.375% of their principal amount, plus accrued and unpaid interest. See
                                     "Description of the New Notes -- Optional redemption."

REDEMPTION FOR CHANGES IN
MEXICAN WITHHOLDING TAXES..........  In the event that, as a result of certain changes in law affecting Mexican withholding taxes, we become obligated to pay additional amounts in excess of those attributable to a Mexican withholding tax rate of 10%, the notes will be redeemable, as a whole but not in part, at our option at any time at 100% of their principal amount plus accrued and unpaid interest, if any. See
                                     "Description of the New Notes -- Additional Amounts."

FORM OF NOTES; PAYMENT.............  The notes will be issued in fully registered book-entry form, without coupons, in denominations of U.S.$1,000 of principal amount at maturity and in integral multiples of U.S.$1,000 in excess thereof.

GOVERNING LAW......................  The notes and the indenture are and will be governed by New York law.

RISK FACTORS ......................  See "Risk factors," beginning on page 8, and "Item 3. Key information -- Risk factors" in our annual report on Form 20-F and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

LUXEMBOURG LISTING.................  We will apply to list the new notes on the Luxembourg Stock Exchange.

TRUSTEE, PAYING AGENT, REGISTRAR
AND TRANSFER AGENT.................  The Bank of New York.

LUXEMBOURG PAYING AGENT, TRANSFER
AGENT AND LISTING AGENT............  The Bank of New York (Luxembourg) S.A.


For more complete information regarding the new notes, see "Description of the New Notes."

                                  RISK FACTORS

     Before you invest in the notes, you should be aware that there are various risks associated with such an investment, including the ones listed below, in our annual report for the year ended December 31, 2002 on Form 20-F, as well as risk factors listed in other documents incorporated herein or therein by reference as set forth under "Incorporation by Reference." You should carefully consider these risk factors, as well as the other information incorporated by reference herein and contained in this prospectus, in evaluating an investment in the notes.

     Information as of June 30, 2003, set forth below in "Although we used the net proceeds from the offering of the old notes to refinance some of our indebtedness, we continue to have substantial indebtedness and may incur additional indebtedness" and "We are a holding company with our assets held primarily by our subsidiaries; the ability of our subsidiaries to pay dividends or make cash distributions to us may be limited; creditors of those companies have a claim on their assets that is senior to that of holders of the notes" is presented in constant Mexican Pesos in purchasing power as of June 30, 2003. This information is not directly comparable to the financial information included in our annual report on Form 20-F, which, unless otherwise indicated, is presented in constant Mexican Pesos in purchasing power as of December 31, 2002. The change in the NCPI for the six-month period ended June 30, 2003 was 1.215%. Further, this information is not directly comparable to the information included in "Capitalization," which unless otherwise indicated, is presented in constant Mexican Pesos in purchasing power as of September 30, 2003. The change in the NCPI for the three-month period from June 30, 2003 to September 30, 2003 was 1.031%.

     ALTHOUGH WE USED THE NET PROCEEDS FROM THE OFFERING OF THE OLD NOTES TO REFINANCE SOME OF OUR INDEBTEDNESS, WE CONTINUE TO HAVE SUBSTANTIAL INDEBTEDNESS AND MAY INCUR ADDITIONAL INDEBTEDNESS.

     We have a substantial amount of indebtedness outstanding, even after our redemption of approximately U.S.$287 million principal amount of our 12 7/8% senior notes due 2007 consummated on October 20, 2003. In addition to our indebtedness that will be due under the new notes and the U.S.$88 million in principal amount outstanding under our 12 7/8% senior notes due 2007, as of June 30, 2003, we had approximately U.S.$128.1 million in satellite transponder obligations. For a description of our outstanding indebtedness as of September 30, 2003, see "Capitalization."

     Although the indentures governing the notes offered hereby, the old notes and our 12 7/8% senior notes due 2007 limit our ability and the ability of our subsidiaries to incur additional indebtedness, we may, nonetheless, incur additional indebtedness in connection with our business, including borrowings to fund investments and acquisitions, such as our possible acquisition of the equity or assets of DIRECTV Mexico described herein. Our substantial debt may have important negative consequences for us, including the following:

     o our ability to obtain additional financing for acquisitions, working capital, investments or other expenditures could be impaired or financing may not be available on terms favorable to us;

     o a substantial portion of our cash flow will be used to make principal and interest payments on our debt, reducing the funds that would otherwise be available to us for our operations and future business opportunities;

     o a substantial decrease in our net operating cash flow or an increase in our expenses could make it difficult for us to meet our debt service requirements and force us to modify our operations;

     o we may be placed at a competitive disadvantage if we have significantly more indebtedness than our competitors;

     o we will be more vulnerable to the effects of general economic downturns or to delays or increases in the costs of developing our network; and it will be more difficult for us to respond to changes affecting our financing, construction, development or operating plans.

     If we cannot generate sufficient cash flow from operations to meet our obligations (including payments on the notes at their maturity), then our indebtedness (including the notes) may have to be refinanced. Any such refinancing may not be effected successfully or on terms that are acceptable to us. In the absence of such refinancings, we could be forced to dispose of assets in order to make up for any shortfall in the payments due on our indebtedness, including interest and principal payments due on the notes, under circumstances that might not be favorable to realizing the best price for such assets. Further, any assets may not be sold quickly enough, or for amounts sufficient to enable us to make any such payments. If we are unable to sell sufficient assets to repay this debt we could be forced to issue equity securities to make up any shortfall. Any such equity issuance would be subject to the approval of our shareholders, who have the voting power to prevent us from raising money in equity offerings.

     WE ARE A HOLDING COMPANY WITH OUR ASSETS HELD PRIMARILY BY OUR SUBSIDIARIES; THE ABILITY OF OUR SUBSIDIARIES TO PAY DIVIDENDS OR MAKE CASH DISTRIBUTIONS TO US MAY BE LIMITED; CREDITORS OF THOSE COMPANIES HAVE A CLAIM ON THEIR ASSETS THAT IS SENIOR TO THAT OF HOLDERS OF THE NOTES.

     We are a holding company that conducts our operations and holds a substantial portion of our operating assets through our subsidiaries. As a result, we receive substantially all of our operating income from our subsidiaries through dividends and fees related to administrative services provided to our operating subsidiaries, including the funds necessary to service our indebtedness, including our notes. Innova is the only company obligated to make payments under the notes. Our subsidiaries are separate and distinct legal entities and they will have no obligation, contingent or otherwise, to pay any amounts due under the notes or to make any funds available for any of those payments. The notes will be senior unsecured obligations of Innova ranking pari passu with other unsubordinated and unsecured obligations. Claims of creditors of our subsidiaries, including trade creditors and banks and other lenders, will effectively have priority over claims of the holders of the notes with respect to the assets of our subsidiaries. In addition, our ability to meet our financial obligations, including obligations under the notes, will depend in significant part on our receipt of cash dividends, advances and other payments from our subsidiaries. In general, Mexican corporations may pay dividends only out of net income, which is approved by shareholders. The social part holders must then also approve the actual dividend payment after we establish mandatory legal reserves and satisfy losses for prior fiscal years. The ability of our subsidiaries to pay such dividends or make such distributions will be subject to, among other things, applicable laws and, under certain circumstances, restrictions contained in agreements or debt instruments to which we, or any of our subsidiaries, are parties. For a description of our outstanding debt, see "Item 5. Operating and financial review and prospects" in our annual report on Form 20-F.

     Secured creditors of Innova and certain creditors preferred by statute will have priority over the holders of the notes with respect to the assets securing such indebtedness. In addition, creditors of Innova, including holders of the notes, will be limited in their ability to participate in distributions of assets of our subsidiaries to the extent that the outstanding shares of any of our subsidiaries are either pledged as collateral to our other creditors or are not owned by us. See "Operating and Financial Review and Prospects" herein and "Item 5. Operating and financial review and prospects" in our annual report on Form 20-F. At June 30, 2003, our subsidiaries had approximately Ps. 1,177.4 million (equivalent to approximately U.S.$112.8 million) of liabilities, U.S.$66.6 million of which was U.S. Dollar-denominated (excluding liabilities to us and excluding guarantees by subsidiaries of indebtedness of Innova), including approximately Ps. 111.5 million (equivalent to approximately U.S.$10.7 million) of indebtedness, all of which was U.S. Dollar-denominated. All of these liabilities rank senior to the notes.

     OUR INDENTURES LIMIT OUR ABILITY TO CONDUCT OUR BUSINESS, WHICH COULD NEGATIVELY AFFECT OUR ABILITY TO FINANCE FUTURE CAPITAL NEEDS AND ENGAGE IN OTHER BUSINESS ACTIVITIES.

     The covenants in the indenture relating to our senior notes due in 2007 and in the indenture relating to the notes offered hereby contain a number of significant limitations on our ability to:

o        respond to market or economic conditions;

     o    provide for capital expenditures; and

     o    take advantage of business opportunities.

     These restrictive covenants contained in our indentures could negatively affect our ability to finance our future capital needs, engage in other business activities or withstand a future downturn in our business or the economy.

     NEWS CORPORATION HAS ACQUIRED AN INDIRECT INTEREST IN DIRECTV MEXICO, OUR DTH COMPETITOR, AND WE MAY CONSIDER A TRANSACTION INVOLVING DIRECTV MEXICO.

     Our Social Part Holders Agreement provides that neither Televisa nor News Corporation may directly or indirectly operate or acquire an interest in any business that operates a DTH satellite system in Mexico (subject to certain limited exceptions). As discussed in our annual report on Form 20-F, News Corporation announced that it reached a definitive agreement to acquire a substantial stake in Hughes Electronics Corporation, or Hughes, including an indirect interest in Grupo Galaxy Mexicana, S. de R.L. de C.V., or Grupo Galaxy, which operates under the name DIRECTV Mexico. This acquisition was consummated in late December 2003. News Corporation's acquisition of an indirect interest in the Mexican operations of Grupo Galaxy required the consent of Televisa, which News Corporation did not obtain. Televisa and News Corporation are currently discussing a resolution of this matter, although no assurances can be given that a resolution can be reached. Televisa has advised Innova that it believes that News Corporation's conduct constitutes a breach of the Social Part Holders Agreement, and that Televisa reserves all of its rights in this regard.

     As part of the discussions with News Corporation, we may consider entering into negotiations with respect to Grupo Galaxy's assets or securities. Any such transaction could involve our incurring a material amount of debt financing. The indentures relating to our 12 7/8% senior notes due 2007 and the notes offered hereby provide flexibility to enter into such a transaction, and to incur indebtedness generally in connection with the acquisition of assets and rights related to our DTH satellite business. Any such transaction would be subject to a number of conditions, including reaching a definitive agreement and obtaining regulatory approvals. No assurances can be given that any such transaction will be consummated. See "Description of the New Notes -- Covenants," "Item 3. Key information -- Risk factors -- Risk factors related to our business -- One of our owners, News Corporation, may acquire significant interests in DIRECTV, our DTH competitor in Mexico, and PanAmSat, our sole provider, and we cannot predict what effect this will have on us," "-- We have significant transactions with our owners who are involved in related businesses which creates the potential for conflicts of interest" and "-- Our equity holders have, or may acquire, interests in businesses which compete with us for customers and business opportunities" in our annual report on 20-F.

     IF WE ARE UNABLE TO COMPLY WITH THE RESTRICTIONS AND COVENANTS IN OUR DEBT AGREEMENTS, THERE COULD BE A DEFAULT UNDER THE TERMS OF THESE AGREEMENTS, WHICH COULD RESULT IN AN ACCELERATION OF PAYMENT DUE OF FUNDS THAT WE HAVE BORROWED.

     A failure to comply with the obligations contained in our indentures or any other debt instrument to which we are a party could result in an event of default under such agreements. An event of default would permit the acceleration of the related debt and would require us to pay the holders of such debt. Such an acceleration would likely also result in an event of default under the notes, which would permit you to accelerate the notes. An event of default also might result in a default under future debt agreements that contain cross-acceleration or cross-default provisions. In the event of any acceleration, we may not have sufficient funds to repay all of such indebtedness, including the notes, or be able to fund alternative financing. Even if we could obtain alternative financing, we cannot assure you that it would be on terms that are favorable or acceptable to us.

     WE MAY NOT HAVE SUFFICIENT FUNDS TO MEET OUR OBLIGATION UNDER THE INDENTURE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     Upon the occurrence of a change of control, we will be required to repurchase each holder's notes at a price of 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase. We may not have the financial resources necessary to meet our obligations in respect of our indebtedness, including the required repurchase of notes, following a change of control. If an offer to repurchase the notes is required to be made and we do not have available sufficient funds to repurchase the notes, an event of default would occur under the indenture. The occurrence of an event of default could result in acceleration of the maturity of the notes and other indebtedness. See "Description of the New Notes."

     JUDGMENTS OF MEXICAN COURTS ENFORCING OUR OBLIGATIONS IN RESPECT OF THE NOTES WOULD BE PAID ONLY IN PESOS.

     Under the Ley Monetaria, or the Mexican Monetary Law, in the event that any proceedings are brought in Mexico seeking performance of our obligations under the notes, pursuant to a judgment or on the basis of an original action, we may discharge our obligations denominated in any currency other than Mexican Pesos by paying Mexican Pesos converted at the rate of exchange prevailing on the date payment is made. This rate is currently determined by Banco de Mexico, or the Mexican Central Bank, every business day in Mexico, and published the next business day in the Diario Oficial de la Federacion, or the Official Gazette of the Federation of Mexico.

     In addition, in the case of our bankruptcy, or concurso mercantil, or judicial reorganization, our foreign currency-denominated liabilities, including our liabilities under the notes, will be converted into Mexican Pesos at the rate of exchange applicable on the date on which the declaration of bankruptcy or judicial reorganization is effective, and the resulting amount, in turn, will be converted to inflation-indexed units. Our foreign currency-denominated liabilities, including our liabilities under the notes, will not be adjusted to take into account any depreciation of the Peso as compared to the U.S. Dollar occurring after the declaration of bankruptcy or judicial reorganization. Also, all obligations under the notes will cease to accrue interest from the date of the bankruptcy or judicial reorganization declaration, will be satisfied only at the time those of our other creditors are satisfied and will be subject to the outcome of, and amounts recognized as due in respect of, the relevant bankruptcy or judicial reorganization proceeding.

     IT MAY BE DIFFICULT TO ENFORCE CIVIL LIABILITIES AGAINST US OR OUR DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING PERSONS.

     We are organized under the laws of Mexico. Most of our directors, executive officers and controlling persons reside outside of the United States, all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside of the United States, and some of the experts named in this prospectus also reside outside of the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortes y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws. See "Limitation of Liability."

     INCREASED SUBSCRIBER TURNOVER AND/OR INCREASED SUBSCRIBER ACQUISITION COSTS COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

     A higher rate of customer turnover (e.g., customers switching to another pay-TV provider), or churn, would adversely affect our results of operations because we would lose revenues from customers that churned and because churn would require us to acquire more new subscribers just to maintain the same level of subscribers. Any increase in marketing costs in an attempt to retain our existing customers may cause us to increase our subscription rates, which could increase churn. Churn can also increase due to factors beyond our control, including a slowing economy, signal theft, a maturing subscriber base and competition. The cost of adding a new subscriber, which generally includes promotional discounted rates and fees, is a significant factor in determining operating income and profitability for us and other participants in the pay-TV industry. We cannot assure you that we will continue to be able to manage our churn rates or subscriber retention costs to continue to improve our financial performance. Similarly, any material increase in subscriber acquisition costs from current levels could have an adverse effect on our business and results of operations. See "Item 5. Operating and financial review and prospects" in our annual report on Form 20-F.

     THERE MAY NOT BE A LIQUID TRADING MARKET FOR THE NEW NOTES, WHICH COULD LIMIT YOUR ABILITY TO SELL YOUR NEW NOTES IN THE FUTURE.

     The new notes are being offered to the holders of the old notes. The new notes will constitute a new issue of securities for which, prior to the exchange offer, there has been no public market, and the new notes may not be widely distributed. Accordingly, an active trading market for the new notes may not develop. If a market for any of the new notes does develop, the price of such new notes may fluctuate and liquidity may be limited. If a market for any of the new notes does not develop, purchasers may be unable to resell such new notes for an extended period of time, if at all.

     The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. If an active trading market does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and certain other factors.

     Factors such as the following may have a significant effect on the market price of the notes:

     o    actual or anticipated fluctuations in our operating results;

     o    our perceived business prospects;

     o general economic conditions, including prevailing interest rates, in Mexico and elsewhere around the world; and

     o    the market for similar securities.

     YOUR FAILURE TO TENDER OLD NOTES IN THE EXCHANGE OFFER MAY AFFECT THEIR MARKETABILITY.

     If old notes are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted old notes will be adversely affected. Your failure to participate in the exchange offer will substantially limit, and may effectively eliminate, opportunities to sell your old notes in the future.

     We issued the old notes in a private placement exempt from the registration requirements of the Securities Act. Accordingly, you may not offer, sell or otherwise transfer your old notes except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the securities laws, or in a transaction not subject to the securities laws, and we have no current intention to register the old notes. If you do not exchange your old notes for new notes in the exchange offer, or if you do not properly tender your old notes in the exchange offer, your old notes will continue to be subject to these transfer restrictions after the completion of the exchange offer. In addition, after the completion of the exchange offer, you will no longer be able to obligate us to register the old notes under the Securities Act.

                               THE EXCHANGE OFFER


PURPOSE OF THE EXCHANGE OFFER

     We issued and sold the old notes in a private placement on September 19, 2003. In connection with that issuance and sale, we entered into a registration rights agreement with the initial purchasers of the old notes. In the registration rights agreement we agreed to, among other things:

     o use our best efforts to file with the SEC a registration statement within 90 days following the original issue date of the old notes, relating to an offer to exchange the old notes for the new notes;

     o use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 150 days of the original issue date;

     o use our best efforts to keep the exchange offer registration statement effective until the closing of the exchange offer; and

     o use our best efforts to cause the exchange offer to be consummated not later than 180 days following the original issue date.

     These requirements under the registration rights agreement will be satisfied when we complete the exchange offer. However, if we fail to meet any of these requirements and under some other circumstances, then the interest rate borne by the notes that are affected by the registration default with respect to the first 90-day period, or portion thereof, will be increased by an additional interest of 0.25% per annum upon the occurrence of each registration default. The amount of additional interest will increase by an additional 0.25% per annum each 90-day period, or portion thereof, while a registration default is continuing until all registration defaults have been cured, provided that the maximum aggregate increase in the interest rate will in no event exceed one percent (1%) per annum. Upon

     o the filing of the exchange offer registration statement after the 90th calendar day following the original issue date of the old notes;

     o the effectiveness of the exchange offer registration statement after the 150th calendar day following the original issue date;

     o    the consummation of the exchange offer;

     o the effectiveness of the shelf registration statement after the 180th calendar day following the original issue date; or

     o the date on which all new notes are saleable pursuant to Rule 144(k) under the Securities Act or any successor provision,

the interest rate on the notes will be reduced to the original interest rate set forth on the cover page of this prospectus if Innova is otherwise in compliance with this paragraph. If after any such reduction in interest rate, a different event specified above occurs, the interest rate will again be increased pursuant to the foregoing provisions.

     We will apply to list the new notes on the Luxembourg Stock Exchange. The Luxembourg Stock Exchange will be informed and notice may be published in a daily newspaper of general circulation in Luxembourg prior to commencing the exchange offer. You may obtain documents relating to the exchange offer and complete the exchange of your old notes for new notes at the office of The Bank of New York (Luxembourg) S.A., our paying and transfer agent in Luxembourg, at the Aerogolf Centre, 1A Hoehenhof, L-1736, Senningerberg Luxembourg. The results of the exchange offer, including any increase in the rate, will be provided to the Luxembourg Stock Exchange and may be published in a daily newspaper of general circulation in Luxembourg.

     We will keep the registration statement for the exchange offer effective for not less than 20 business days after the notice of the exchange offer is mailed to holders (or longer, if required by applicable law).

     Under the registration rights agreement, our obligations to register the new notes will terminate upon the completion of the exchange offer. However, we will be required to file a "shelf" registration statement for a continuous offering by the holders of the outstanding notes if:

     o we are not permitted to file the exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

     o for any reason, the exchange offer registration statement is not declared effective within 150 days following the original issue date of the old notes or the exchange offer is not consummated within 180 days following the original issue date;

     o    upon the request of the initial purchasers in certain circumstances;
          or

     o a holder is not permitted to participate in the exchange offer or does not receive fully tradable exchange notes pursuant to the exchange offer.

     During any 365-day period, we will have the ability to suspend the availability of such shelf registration statement for up to two periods of up to 45 consecutive days (except for the consecutive 45-day period immediately prior to the maturity of the notes), but no more than an aggregate of 60 days during any 365-day period, if our Board of Directors determines in good faith that there is a valid purpose for the suspension.

     We will, in the event of the filing of a shelf registration statement, provide to each holder of notes that are covered by the shelf registration statement copies of the prospectus which is a part of the shelf registration statement and notify each such holder when the shelf registration statement has become effective. A holder of notes that sells the notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification obligations).

     Once the exchange offer is complete, we will have no further obligation to register any of the old notes not tendered to us in the exchange offer. See "Risk Factors -- Your failure to tender old notes in the exchange offer may affect their marketability."


EFFECT OF THE EXCHANGE OFFER

     Based on interpretations by the SEC staff set forth in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), Shearman & Sterling (available July 2, 1993) and other no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the new notes issued to you in the exchange offer without compliance with the registration and prospectus delivery requirements of the Securities Act, provided:

     o you are acquiring the new notes in the ordinary course of your business;

     o you are not engaging in and do not intend to engage in a distribution of the new notes;

     o you have no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the new notes; and

     o you are not our "affiliate," within the meaning of Rule 405 under the Securities Act.

     If you are not able to make these representations, you are a "restricted holder." As a restricted holder, you will not be able to participate in the exchange offer, you may not rely on the interpretations of the SEC staff set forth in the no-action letters referred to above and you may only sell your old notes in compliance with the registration and prospectus delivery requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act or in a transaction not subject to the Securities Act.

     In addition, each broker-dealer that is not a restricted holder that receives new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities may be a statutory underwriter and must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act upon any resale of such new notes. This prospectus may be used by those broker-dealers to resell new notes they receive pursuant to the exchange offer. We have agreed that, for a period of 90 days after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use by the broker-dealer in any resale. By acceptance of this exchange offer, each broker-dealer that receives new notes under the exchange offer agrees to notify us prior to using this prospectus in a sale or transfer of new notes. See "Plan of Distribution."

     Except as described above, this prospectus may not be used for an offer to resell, a resale or other transfer of new notes.

     To the extent old notes are tendered and accepted in the exchange offer, the principal amount of old notes outstanding will decrease with a resulting decrease in the liquidity in the market for the old notes. Old notes still outstanding following the completion of the exchange offer will continue to be subject to transfer restrictions.


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue U.S.$1,000 principal amount of new notes in exchange for each U.S.$1,000 principal amount of old notes we accept in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer; however, you may only tender old notes in denominations of U.S.$10,000 of principal amount at maturity for Rule 144A Global Notes and in denominations of U.S.$1,000 of principal amount at maturity for Regulation S Global Notes and, in both cases, in integral multiples of U.S.$1,000 in excess thereof.

     The new notes will be substantially identical to the old notes, except that:

     o    the offering of the new notes has been registered under the Securities
          Act;

     o    the new notes will not be subject to transfer restrictions; and

     o the new notes will be issued free of any covenants regarding registration rights and free of any provision for additional interest.

     The new notes will evidence the same debt as the old notes and will be issued under and be entitled to the benefits of the same indenture under which the old notes were issued. The old notes and the new notes will be treated as a single series of debt securities under the indenture. For a description of the terms of the indenture and the new notes, see "Description of the New Notes."

     The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. As of the date of this prospectus, an aggregate of U.S.$300,000,000 principal amount of old notes is outstanding. This prospectus is being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Holders of old notes do not have any appraisal or dissenters' rights under law or under the indenture in connection with the exchange offer. Old notes that you do not tender for exchange in the exchange offer will remain outstanding and will continue to accrue interest and will be entitled to the rights and benefits you, as a holder, have under the indenture relating to the old notes.

     We will be deemed to have accepted for exchange validly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes from us and delivering the new notes to the tendering holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under "-- Conditions." All old notes accepted for exchange will be exchanged for new notes promptly following the expiration date. If we decide for any reason to delay for any period our acceptance of any old notes for exchange, we will extend the expiration date for the same period.

     If we do not accept for exchange any tendered old notes because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, such unaccepted old notes will be returned, without expense, to the holder tendering them or the appropriate book-entry will be made, in each case, as promptly as practicable after the expiration date.

     We are not making, nor is our Board of Directors making, any recommendation to you as to whether to tender or refrain from tendering all or any portion of your old notes in the exchange offer. No one has been authorized to make any such recommendation. You must make your own decision whether to tender in the exchange offer and, if you decide to do so, you must also make your own decision as to the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.


EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" means 5:00 p.m., New York City time, on March 17, 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

     If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

     o    to delay accepting for exchange any old notes;

     o to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under "-- Conditions" have not been satisfied by the expiration date; or

     o subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the old notes of the amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

     During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or earlier termination of the exchange offer.


INTEREST ON THE NEW NOTES AND THE OLD NOTES

     Any old notes not tendered or accepted for exchange will continue to accrue interest at the rate of 9.375% per annum in accordance with their terms. The new notes will accrue interest at the rate of 9.375% per annum from the date of the last periodic payment of interest on the old notes or, if no interest has been paid, from the original issue date of old notes. Interest on the new notes and any old notes not tendered or accepted for exchange will be payable semi-annually in arrears on March 19 and September 19 of each year, commencing on March 19, 2004.


PROCEDURES FOR TENDERING

     Only a registered holder of old notes may tender those notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under "-- Exchange Agent," before 5:00 p.m., New York City time, on the expiration date. In addition, either:

     o the exchange agent must receive, before the expiration date, a timely confirmation of a book-entry transfer of the tendered old notes into the exchange agent's account at The Depository Trust Company, or DTC, or the depositary, according to the procedure for book-entry transfer described below; or

     o the holder must comply with the guaranteed delivery procedures described below.

     A tender of old notes by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of old notes, letters of transmittal and all other required documents to the exchange agent, including delivery through DTC, is at the holder's election and risk. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. If delivery is by mail, we recommend that holders use certified or registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or other required documents to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and that wishes to tender those notes should contact the registered holder promptly and instruct it to tender on the beneficial owner's behalf.

     We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes, and our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes the acceptance of which would, in the opinion of us or our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such time as we shall determine. Although we intend to notify holders of any defects or irregularities with respect to tenders of old notes for exchange, neither we nor the exchange agent nor any other person shall be under any duty to give such notification, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until all defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders or, in the case of old notes delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such old notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion (1) to purchase or make offers for any old notes that remain outstanding after the expiration date,
(2) as set forth below under "-- Conditions," to terminate the exchange offer and (3) to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     By signing, or otherwise becoming bound by, the letter of transmittal, each tendering holder of old notes (other than certain specified holders) will represent to us that:

     o    it is acquiring the new notes in the ordinary course of its business;

     o it is not engaging in and does not intend to engage in a distribution of the new notes;

     o it has no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the new notes; and

     o it is not our "affiliate," within the meaning of Rule 405 under the Securities Act, or, if it is our affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the tendering holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it may be deemed to be an "underwriter" within the meaning of the Securities Act. Any such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of these new notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


BOOK-ENTRY TRANSFER

     The exchange agent will establish a new account or utilize an existing account with respect to the old notes at DTC promptly after the date of this prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer these old notes into the exchange agent's account in accordance with DTC's procedures for transfer. However, the exchange for the old notes so tendered will be made only after timely confirmation of the book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment from a participant in DTC tendering old notes that are the subject of the book-entry confirmation stating (1) the aggregate principal amount of old notes that have been tendered by such participant, (2) that such participant has received and agrees to be bound by the terms of the letter of transmittal and (3) that we may enforce such agreement against the participant.

     Although delivery of old notes must be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, properly completely and validly executed, with any required signature guarantees, or an agent's message in lieu of the letter of transmittal, and any other required documents, must be delivered to and received by the exchange agent at one of its addresses listed below under "-- Exchange Agent," before 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedure described below must be complied with.

     Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

     All references in this prospectus to deposit or delivery of old notes shall be deemed to also refer to DTC's book-entry delivery method.


GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their old notes and (1) whose old notes are not immediately available or (2) who cannot deliver a confirmation of book-entry transfer of old notes into the exchange agent's account at DTC, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (3) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

     o    the tender is made through an eligible institution;

     o before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, listing the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange, Inc. trading days after the expiration date, a duly executed letter of transmittal together with a confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by such eligible institution with the exchange agent; and

     o the properly completed and executed letter of transmittal and a confirmation of book-entry transfer of all tendered old notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures described above.


WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth below under "-- Exchange Agent." Any notice of withdrawal must:

     o specify the name of the person who tendered the old notes to be withdrawn;

     o identify the old notes to be withdrawn, including the principal amount of such old notes;

     o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered and include any required signature guarantees; and

     o specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

     We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. You may retender properly withdrawn old notes by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

     Any old notes that are tendered for exchange through the facilities of DTC but that are not exchanged for any reason will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.


CONDITIONS

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes, and we may terminate the exchange offer as provided in this prospectus prior to the expiration date, if:

     o the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the SEC staff;

     o    the old notes are not tendered in accordance with the exchange offer;

     o you do not represent that you are acquiring the new notes in the ordinary course of your business, that you are not engaging in and do not intend to engage in a distribution of the new notes, and that you have no arrangement or understanding with any person to participate in a distribution of the new notes and you do not make any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render available the use of an appropriate form for registration of the new notes under the Securities Act;

     o any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

     o any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         If we determine in our reasonable judgment that any of the conditions are not satisfied, we may:

     o refuse to accept and return to the tendering holder any old notes or credit any tendered old notes to the account maintained within DTC by the participant in DTC which delivered the old notes; or

     o extend the exchange offer and retain all old notes tendered before the expiration date, subject to the rights of holders to withdraw the tenders of old notes (see "-- Withdrawal of Tenders" above); or

     o waive the unsatisfied conditions with respect to the exchange offer prior to the expiration date and accept all properly tendered old notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under "-- Expiration Date; Extensions; Amendments." If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

     In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any of the old notes, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.


EXCHANGE AGENT

     The Bank of New York has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal and other documents required for a valid tender of your old notes should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

BY REGISTERED MAIL, OVERNIGHT CARRIER OR HAND DELIVERY:      FACSIMILE TRANSMISSION:
                   The Bank of New York                          (212) 298-1915
                Corporate Trust Operations                    Confirm by Telephone:
                    Reorganization Unit                          (212) 815-6331
                    101 Barclay Street
                       Floor 7 East
                 New York, New York 10289
               Attention: Giselle Guadalupe

            FOR INFORMATION WITH RESPECT TO THE EXCHANGE OFFER, CALL:
                     Giselle Guadalupe of the Exchange Agent
                                at (212) 815-6331

     Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.


FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.

     We will pay the expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and the trustee, accounting and legal fees, printing costs, and related fees and expenses.


TRANSFER TAXES

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange offer.


ACCOUNTING TREATMENT

     We will record the new notes in our accounting records at the same carrying values as the old notes on the date of the exchange. Accordingly, we will recognize no gain or loss, for accounting purposes, as a result of the exchange offer. Under Mexican GAAP, the expenses of the exchange offer and the unamortized expenses relating to the issuance of the old notes will be amortized over the term of the new notes.


CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes as set forth in the legend printed thereon as a consequence of the issuance of the old notes pursuant to an exemption from the Securities Act and applicable state securities laws. Old notes not exchanged pursuant to the exchange offer will continue to accrue interest at 9.375% per annum, and the old notes will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters' rights under Mexican law in connection with the exchange offer.

     In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Upon completion of the exchange offer, holders of old notes will not be entitled to any rights to have the resale of old notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any old notes that remain outstanding after completion of the exchange offer.

                                 USE OF PROCEEDS

     We will not receive any cash proceeds from the exchange offer. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement. In consideration for issuing the new notes, we will receive old notes in an aggregate principal amount equal to the value of the new notes. The old notes surrendered in exchange for the new notes will be retired and canceled. Accordingly, the issuance of the new notes will not result in any change in our indebtedness.

     We received approximately U.S.$296.0 million in net proceeds from the sale of the old notes after deducting estimated discounts and offering expenses. We used all of these net proceeds, together with available cash, to redeem U.S.$287.0 million in principal amount of our outstanding 12 7/8% senior notes due 2007, and to pay Mexican withholding taxes, a redemption premium and accrued interest. This redemption was consummated on October 20, 2003. For a description of our outstanding indebtedness as of September 30, 2003, see "Capitalization."

                                 EXCHANGE RATES

     Since November 1991, Mexico has had a free market for foreign exchange, and since December 1994, the Mexican government has allowed the Peso to float freely against the U.S. Dollar. The Peso declined sharply in December 1994 and continued to fall under conditions of high volatility in 1995. In 1996, the Peso fell more slowly and was less volatile. Relative stability characterized the foreign exchange markets during the first three quarters of 1997. The fall of the Hang Seng Index of the Hong Kong Stock Exchange on October 24, 1997 marked the beginning of a period of increased volatility in the foreign exchange markets with the Peso falling over 10% in just a few days. During 1998, the foreign exchange markets experienced volatility as a result of the financial crises in Asia and Russia and the financial turmoil in countries such as Brazil and Venezuela. More recently, the economic and financial crises in Argentina and Venezuela have resulted in volatility in the foreign exchange markets, have caused instability in the Latin American financial markets and could continue to have a negative impact on the value of the Peso. See "Item 3. Key information -- Risk factors -- Risk factors related to Mexico -- Developments in other emerging markets, countries or the United States may affect us and the prices for our securities" in our annual report on Form 20-F. We cannot assure you that the Mexican government will maintain its current policies with regard to the Peso or that the Peso will not further depreciate or appreciate significantly in the future.

     The following table sets forth, for the periods indicated, the high, low, average and period end free market exchange rate for the purchase of U.S. Dollars, expressed in nominal Pesos per U.S. Dollar. All amounts are stated in Pesos per U.S. Dollar. As of February 6, 2004, the free market exchange rate for the purchase of U.S. Dollars as reported by the Board of Governors of the Federal Reserve Bank was Ps.11.13 per U.S. Dollar.


                                                              Exchange Rate(1)
                                              --------------------------------------------------
                                              High           Low       Average(2)     Period End
                                              -----         -----      ----------     ----------
Year Ended December 31,
   1999...................................    10.60          9.24         9.56           9.48
   2000...................................    10.09          9.18         9.47           9.62
   2001...................................     9.97          8.95         9.33           9.16
   2002...................................    10.43          9.00         9.75          10.43
   2003...................................    11.41         10.11        10.80          11.24
Month Ended
   June 30, 2003..........................    10.74         10.24        10.50          10.46
   July 31, 2003..........................    10.59         10.34        10.46          10.59
   August 29, 2003........................    11.06         10.59        10.78          11.06
   September 30, 2003.....................    11.04         10.77        10.92          11.00
   October 31, 2003.......................    11.32         10.97        11.18          11.06
   November 30, 2003......................    11.40         10.98        11.15          11.40
   December 31, 2003......................    11.41         11.17        11.25          11.24
   January 31, 2004.......................    11.10         10.81        10.92          11.01

(1) The free market exchange rate is the Noon Buying Rate for Pesos reported by the Board of Governors of the Federal Reserve Bank.

(2) Annual average rates reflect the average of month-end rates. Monthly average rates reflect the average of daily rates.


     The Mexican economy has suffered balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert Pesos to U.S. Dollars, we cannot assure you that the Mexican government will not institute restrictive exchange control policies in the future, as has occurred from time to time in the past. To the extent that the Mexican government institutes restrictive exchange control policies in the future, our ability to transfer or to convert Pesos into U.S. Dollars and other currencies for the purpose of making timely payments of interest and principal of indebtedness, as well as obtaining foreign programming and other goods, would be adversely affected. See "Item 3. Key information -- Risk factors--Risk factors related to Mexico--Currency fluctuations or the devaluation and depreciation of the Peso could limit the ability of us and others to convert Pesos into U.S. Dollars or other currencies and/or adversely affect our financial condition" in our annual report on Form 20-F.

                                    DIVIDENDS

     We have not declared or paid any dividends. Under our Social Part Holders Agreement and bylaws, dividends may be paid in Pesos or U.S. Dollars as determined by our equity holders. The U.S. Dollar value of any dividends would be affected by the exchange rate if paid in Pesos. The indentures governing our 12 7/8% senior notes due 2007 and our 9.375% senior notes due 2013 restrict our ability to declare dividends under certain conditions.

                                 CAPITALIZATION

     The following table presents the capitalization of Innova as of September 30, 2003:

     o    based on our unaudited consolidated financial information;

     o reflecting the consummation of our offering of U.S.$300 million of notes on September 19, 2003 and the application of the net proceeds, together with available cash, as described in this prospectus under "Use of Proceeds" and "Business Developments -- Recent Developments -- Refinancing our Indebtedness"; and

     o further reflecting the capitalization of approximately Ps. 4.3 billion of loans outstanding as of September 9, 2003 made by our equity owners or their affiliates to us since December 1998, as described under "Business Developments -- Recent Developments -- Refinancing our Indebtedness."

     The amounts set forth in this section are presented in accordance with Mexican GAAP in constant Mexican Pesos in purchasing power as of September 30, 2003. This information, therefore, is not directly comparable to our unaudited consolidated financial statements as of June 30, 2003 and for the six-month periods ended June 30, 2003 and 2002, included elsewhere in this prospectus, which, unless otherwise indicated, is presented in constant Mexican Pesos in purchasing power as of June 30, 2003, and our consolidated financial statements as of December 31, 2002 and 2001, and for the three years ended December 31, 2002, 2001 and 2000, which are included in Innova's 2002 Form 20-F, which, unless otherwise indicated, is presented in constant Mexican Pesos as of December 31, 2002. The change in NCPI for the three-month period ended September 30, 2003 was 1.031% and for the nine-month period ended September 30, 2003 was 2.258%. This table should be read in conjunction with "Use of Proceeds" and "Business Developments -- Recent Developments -- Refinancing our Indebtedness," appearing elsewhere in this prospectus. Except as disclosed in this prospectus, there has been no material change in the capitalization of our company since September 30, 2003.


                                                                        AS OF SEPTEMBER 30, 2003
                                                                --------------------------------------
                                                                  (THOUSANDS            (THOUSANDS
                                                                   OF PESOS)       OF U.S. DOLLARS)(1)
                                                                ----------------   -------------------
CASH AND CASH EQUIVALENTS....................................... Ps.   3,698,488    U.S.$   336,226
                                                                 ===============    ===============
SHORT-TERM DEBT:
   Senior Exchange Notes due 2007(2)............................       3,159,296            287,209
   Satellite transponders obligation............................          60,533              5,503
   Due to affiliated companies and other related parties(3).....         435,609             39,601
   Accrued interest.............................................           9,460                860
                                                                 ---------------    ---------------
   TOTAL SHORT-TERM DEBT........................................       3,664,898            333,173
                                                                 ---------------    ---------------
LONG-TERM DEBT:
   Satellite transponders obligation............................       1,393,964            126,724
   12 7/8% Senior Notes due 2007................................         968,704             88,064
   9.375% Senior Notes due 2013.................................       3,302,400            300,218
                                                                 ---------------    ---------------
   TOTAL LONG-TERM DEBT.........................................       5,665,068            515,006
                                                                 ---------------    ---------------
SOCIAL PART HOLDERS' DEFICIT:
   Contributed capital .........................................       6,224,421            565,857
   Earned capital...............................................      (9,518,190)          (865,290)
                                                                 ---------------    ---------------
   TOTAL SOCIAL PART HOLDERS' DEFICIT...........................      (3,293,769)          (299,433)
                                                                 ---------------    ---------------
TOTAL CAPITALIZATION............................................ Ps.   6,036,197    U.S.$   548,746
                                                                 ===============    ===============

(1) Peso amounts were converted to U.S. Dollars solely for convenience at the noon buying rate of Ps. 11.00 per U.S.$1.00 on September 30, 2003. Such conversions should not be construed as representations that the Peso amounts actually represent such U.S. Dollar amounts or could be converted into U.S. Dollars at the rate indicated, or at all.

(2) Due to the scheduled redemption of approximately $287 million in principal amount of our 12 7/8% senior notes on October 20, 2003, this amount of debt was re-classified from long-term to short-term. As described in "Business Developments -- Recent Developments -- Refinancing our Indebtedness," this redemption was consummated on October 20, 2003. As of the date of this prospectus, all of our remaining obligations under the 12 7/8% senior notes are long-term obligations.

(3) This liability arises in connection with our transactions with affiliated companies for various services and licenses, including, but not limited to, uplink and downlink of signals, broadcast rights, advertising time and license royalties. See Note 9 to our consolidated annual financial statements in Form 20-F, for a more detailed description of these liabilities.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following tables present our summary consolidated financial information as of and for each of the periods indicated. This data is qualified in its entirety by reference to, and should be read together with, our audited year-end financial statements and our unaudited interim financial statements. The following data for each of the years ended December 31, 1998, 1999, 2000, 2001 and 2002 has been derived from our audited year-end financial statements, including the consolidated balance sheets as of December 31, 2001 and 2002, and the related consolidated statements of income and changes in financial position for the years ended December 31, 2000, 2001 and 2002 and the accompanying notes, available in our annual report for the fiscal year ended December 31, 2002 on Form 20-F. The data as of June 30, 2003 and for the six-month periods ended June 30, 2002 and 2003 has been derived from the unaudited condensed consolidated financial statements included in this prospectus. In the opinion of our management, the unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these financial statements. The data should also be read together with "Operating and Financial Review and Prospects."

     Our consolidated annual financial statements were prepared in accordance with Mexican GAAP, which differs in certain respects from U.S. GAAP. Note 21 to the consolidated annual financial statements, contained in our annual report on Form 20-F and Note 16 to the unaudited condensed consolidated financial statements included herein, describes the principal differences between Mexican GAAP and U.S. GAAP as they relate to Innova and provides a reconciliation to U.S. GAAP of net losses and total stockholders' deficit.

     The exchange rate used in translating Mexican Pesos into U.S. Dollars in calculating the convenience translations included in the following tables is determined by reference to the Interbank Rate, as reported by Banamex, as of December 31, 2002 and June 30, 2003, which was Ps. 10.46 per U.S. Dollar and Ps.
10.438 per U.S. Dollar, respectively. The exchange rate translations contained in this prospectus should not be construed as representations that the Mexican Peso amounts actually represent the U.S. Dollar amounts presented or that they could be converted into U.S. Dollars at the rates indicated. Since the financial information set forth below for the six-month periods ended June 30, 2002 and 2003 is presented in constant Mexican Pesos in purchasing power as of June 30, 2003, the financial information is not directly comparable to the financial information included in our annual report on Form 20-F, which, unless otherwise indicated, is presented in constant Mexican Pesos in purchasing power as of December 31, 2002. Under Mexican GAAP, because Mexican inflationary rates were below 3% for the six-month period ended June 30, 2003, we are not required to restate our year-end financial results in constant June 30, 2003 Mexican Pesos. The change in NCPI for the six-month period ended June 30, 2003 was 1.215%.


                                                                 AS OF AND FOR THE YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                          1998            1999            2000            2001            2002            2002(1)
                                          ----            ----            ----            ----            ----            -------
                                          (IN THOUSANDS OF CONSTANT DECEMBER 31, 2002 MEXICAN PESOS OR THOUSANDS OF U.S. DOLLARS)(3)
STATEMENT OF OPERATIONS DATA:
Net sales..........................Ps.   975,450     Ps.1,818,748    Ps.2,560,159    Ps.3,266,037    Ps.3,432,872      U.S.$328,065
Depreciation and amortization......     (484,592)        (686,129)       (844,580)       (948,335)       (925,078)          (88,406)
Operating (loss) profit............   (1,515,875)      (1,152,571)     (1,075,591)       (278,925)          9,021               862
Total integral results of
 financing(4)......................     (757,800)         140,295        (352,022)        (70,661)     (1,647,800)         (157,473)
Other (expenses) income, net.......       (8,024)          11,702               -               -         (22,126)           (2,114)
Transponder services-Solidaridad 2
 and repointing costs(5)...........            -                -        (430,916)              -         (25,933)           (2,478)
Restructuring charges(5)...........            -                -               -         (13,576)         (6,495)             (621)
Loss before provisions for taxes...   (2,281,699)      (1,000,574)     (1,858,529)       (363,162)     (1,693,333)         (161,825)
Provisions for taxes(5)............           (7)             (36)           (130)        (46,283)        (75,530)           (7,218)
Net loss...........................   (2,281,707)      (1,000,610)     (1,858,659)       (409,445)     (1,768,863)         (169,043)
Net sales (U.S. GAAP)(6)...........Ps.   995,820     Ps.1,871,574    Ps.2,559,502    Ps.3,140,996    Ps.3,315,976      U.S.$316,894
Operating (loss) (U.S. GAAP)(6)....   (2,823,320)        (992,734)     (1,050,993)       (791,319)        (76,471)           (7,308)
Net (loss) income (U.S. GAAP)(6)...   (3,218,113)         205,678      (1,408,456)       (930,659)     (1,799,801)         (171,999)
BALANCE SHEET DATA:
Property and equipment, net(5).....Ps. 1,874,772     Ps.1,912,071    Ps.1,908,759    Ps.1,952,176    Ps.1,544,905           147,640
Satellite transponders, net(7).....            -                -       1,400,722       1,215,450       1,240,997           118,597
Total other non-current assets.....      999,185          560,236         348,739         217,865         104,928            10,088
Total assets.......................    4,061,656        3,288,200       3,949,773       3,774,327       3,441,543           328,894
Total assets (U.S. GAAP)(6)........    4,492,453        3,231,926       4,018,517       4,099,139       3,679,766           351,660
Net liabilities....................    2,394,805        2,877,900       4,763,418       5,301.180       6,905,899           659,967
Net liabilities (U.S. GAAP)(6).....    3,482,449        2,711,814       4,120,190       5,050,833       6,850,753           654,697
Due to affiliated companies and
 related parties(5)................      300,520          243,283         244,129         349,626         433,420            41,420
Senior notes(5)....................    5,001,751        4,281,409       3,976,797       3,637,930       3,924,000           375,000
Owners' loans(5)...................      333,505          760,378       1,565,268       2,720,201       3,242,793           309,900
Satellite transponders
 obligation(7).....................            -                -       1,472,221       1,358,277       1,421,655           135,862
Stockholders' deficit..............   (2,394,805)      (2,877,900)     (4,763,224)     (5,301,180)     (6,905,899)         (659,967)
Capital stock......................    1,348,201        1,913,116       1,913,116       1,913,116       1,913,116           182,828
Stockholders' deficit (U.S. GAAP)(6)  (3,482,449)      (2,711,814)     (4,120,190)     (5,050,833)     (6,850,753)         (654,697)
OTHER FINANCIAL INFORMATION:
Interest expense...................     (703,161)        (695,944)       (742,589)       (903,853)       (983,057)          (93,947)
Ratio of EBITDA/interest expense...          N/A              N/A             N/A            1.0x            1.3x
Ratio of total debt/EBITDA.........          N/A              N/A             N/A           12.0x            9.9x
Capital expenditures...............      803,245          621,420         686,130         802,722         317,512            30,343
Ratio of earnings to fixed
 charges(9)........................        -2.2x            -0.4x           -1.5x            0.6x           -0.7x
Ratio of earnings to fixed charges
 (U.S. GAAP)(9)....................        -3.5x            -0.2x           -0.9x            0.0x           -0.7x
Cash (used for) provided by
 operating activities(10)..........   (1,528,672)        (309,007)       (393,875)         96,814        (333,077)          (31,831)
Cash (used for) provided by
 financing activities(10)..........    1,656,679          920,318       2,249,850         702,176         872,040            83,337
Cash (used for) provided by
 investing activities(10)..........      (75,954)        (621,423)     (2,118,676)       (802,722)       (317,512)          (30,343)
EBITDA(8)..........................Ps.(1,031,283)    Ps. (466,442)   Ps. (231,011)   Ps.  669,410    Ps.  934,099      U.S.$ 89,268
OTHER DATA:
Number of employees................          288              434             857           2,366           1,834
Number of subscribers..............      266,000          410,000         590,300         692,000         705,900
Cost per subscriber................U.S.$     430     U.S.$    440    U.S.$    405    U.S.$    451    U.S.$    447



                                               SIX MONTHS ENDED JUNE 30,
                                   ----------------------------------------------
                                         2002             2003           2003(2)
                                         ----             ----           -------
                                      (IN THOUSANDS OF CONSTANT JUNE 30, 2003
                                    MEXICAN PESOS OR THOUSANDS OF U.S. DOLLARS)(3)
STATEMENT OF OPERATIONS DATA:
Net sales..........................Ps. 1,755,260     Ps.1,824,343    U.S.$174,779
Depreciation and amortization......     (492,652)        (394,786)        (37,822)
Operating (loss) profit............      (55,161)         163,009          15,617
Total integral results of
 financing(4)......................     (994,047)        (393,005)        (37,651)
Other (expenses) income, net.......       (2,880)          (2,236)           (214)
Transponder services-Solidaridad 2
 and repointing costs(5)...........      (14,769)               -               -
Restructuring charges(5)...........       (3,205)          (1,740)           (167)
Loss before provisions for taxes...   (1,070,062)        (233,972)        (22,415)
Provisions for taxes(5)............      (33,358)          27,593           2,644
Net loss...........................   (1,103,420)        (206,379)        (19,772)
Net sales (U.S. GAAP)(6)...........Ps. 1,687,230     Ps.1,771,708    U.S.$169,736
Operating (loss) (U.S. GAAP)(6)....     (111,663)         163,119          15,627
Net (loss) income (U.S. GAAP)(6)...   (1,139,068)        (202,293)        (19,380)
BALANCE SHEET DATA:
Property and equipment, net(5).....Ps. 1,756,625        1,420,480         136,087
Satellite transponders, net(7).....    1,269,593        1,208,498         115,779
Total other non-current assets.....      153,736           85,204           8,163
Total assets.......................    3,769,352        3,402,876         326,008
Total assets (U.S. GAAP)(6)........    4,021,176        3,643,231         349,035
Net liabilities....................    6,337,962        7,181,647         688,029
Net liabilities (U.S. GAAP)(6).....    6,251,294        7,136,423         683,696
Due to affiliated companies and
 related parties(5)................      272,248          368,020          35,258
Senior notes(5)....................    4,012,868        4,040,547         387,100
Owners' loans(5)...................    3,731,815        4,072,196         390,132
Satellite transponders
 obligation(7).....................     1,428,663        1,392,536         133,410
Stockholders' deficit..............   (6,337,962)      (7,181,647)       (688,029)
Capital stock......................    1,936,265        1,936,265         185,502
Stockholders' deficit (U.S. GAAP)(6)  (6,251,294)      (7,136,423)       (683,696)
OTHER FINANCIAL INFORMATION:
Interest expense...................     (478,000)        (522,310)        (50,039)
Ratio of EBITDA/interes expense....         1.2x             1.5x
Ratio of total debt/EBITDA.........        10.6x             8.8x
Capital expenditures...............      138,527          193,993          18,585
Ratio of earnings to fixed
 charges(9)........................        -1.2x             0.6x
Ratio of earnings to fixed charges
 (U.S. GAAP)(9)....................        -1.3x             0.6x
Cash (used for) provided by
 operating activities(10)..........     (339,445)         501,768          48,071
Cash (used for) provided by
 financing activities(10)..........      718,098         (151,252)        (14,491)
Cash (used for) provided by
 operating activities(10)..........     (138,527)        (193,993)        (18,585)
EBITDA(8)..........................Ps.   437,491     Ps.  557,795    U.S.$ 53,439
OTHER DATA:
Number of employees................        1,983            1,869
Number of subscribers..............      695,300          809,000
Cost per subscriber................U.S.$     447     U.S.$    316


NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA:

(1) Translated solely for convenience into U.S. Dollars and at the Interbank Rate for Mexican Pesos on December 31, 2002 of Ps. 10.46 per U.S.$1.00.

(2) Translated solely for convenience into U.S. Dollars and at the Interbank Rate for Mexican Pesos on June 30, 2003 of Ps. 10.438 per U.S.$1.00.

(3) Except for ratios, employee numbers, subscriber numbers, and cost per subscriber.

(4) Includes interest expense, interest income, foreign exchange gains and (losses), net gain from monetary position and other net gains or (losses) from non-monetary assets. See Note 3 to our consolidated annual financial statements contained in our Form 20-F.

(5) Amounts include principal and accrued interest. See the notes to our consolidated annual financial statements contained in our Form 20-F.

(6) The principal differences between Mexican GAAP and U.S. GAAP as they relate to us consist of differences in the capitalization and amortization of pre-operating expenses, the provision for costs associated with re-pointing our subscriber's antennas from the Solidaridad 2 satellite to the PAS-9 satellite, the provision for the redundant use of Solidaridad Satellite, the reversal of certain other accruals, the capitalization of financing costs, the restatement of property and equipment, and the recognition of revenue. See Note 21 to our consolidated annual financial statements contained in our Form 20-F.

(7) Beginning in 2000, we accounted for the agreement for the use of 12 transponders on the PAS-9 satellite as a capital lease, recognizing a satellite transponder asset and corresponding liability equal to the net present value of the monthly payments over the lease term. The satellite transponder asset is depreciated on a straight-line-basis over the lease term. Part of the monthly payments are recognized in our income statements as interest expense and part as a reduction of the satellite obligation. Our income statement also recognizes on a monthly basis the amortization of the net present value of our satellite transponder asset. Our other satellite transponder agreements have been accounted for as operating leases. See Note 6 to our consolidated annual financial statements contained in our Form 20-F.

(8) EBITDA represents the operating income, before depreciation and amortization, of Innova and its restricted and unrestricted subsidiaries. EBITDA is not a U.S. GAAP or Mexican GAAP measurement. The EBITDA disclosed here is not necessarily comparable to EBITDA disclosed by other companies because EBITDA is not uniformly defined. Further, the EBITDA presented in this table is different than consolidated EBITDA as defined in either of our indentures governing our 12 7/8% Senior Notes due 2007 or the notes issued hereby. Innova evaluates operating performance based on several factors, including EBITDA, its primary financial measure of operating income (loss) before non-cash depreciation of tangible assets and amortization of intangible assets. Innova considers EBITDA an important indicator of the operational strength and performance of its businesses, including the ability to provide cash flows to service debt and fund capital expenditures. EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of intangible assets. Additionally, we believe EBITDA is commonly used by financial analysts and others in the DTH industry. However, this measure does not represent cash flow of Innova and its restricted and unrestricted subsidiaries for the periods presented and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a source of liquidity. EBITDA should be considered in addition to, not as a substitute for gross profit, operating income (loss), net loss and other measures of financial performance reported in accordance with accounting principles generally accepted in Mexico. In addition, EBITDA should not be used as a substitute for our measures of changes in financial position.

     The following table sets forth a reconciliation of Innova's EBITDA to net loss under Mexican GAAP, for the five years ended December 31, 1998, 1999, 2000, 2001 and 2002, and for the six months ended June 30, 2002 and 2003.

                                                       AS OF AND FOR THE YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------
                                1998           1999             2000            2001            2002            2002
                                ----           ----             ----            ----            ----            ----
                           (IN THOUSANDS OF CONSTANT DECEMBER 31, 2002 MEXICAN PESOS
                                         OR THOUSANDS OF U.S. DOLLARS)(1)

EBITDA............      Ps.(1,031,283)   Ps. (466,442)    Ps. (231,011)     Ps.669,410    Ps.  934,099     U.S.$  89,268

Less:  Depreciation
 and amortization...          484,592         686,129          844,580         948,335         925,078            88,406
                        -------------    ------------     ------------      ----------    ------------     -------------

Operating loss
 (profit)...........        1,515,875       1,152,571        1,075,591         278,925          (9,021)             (862)
Plus:  Other
 non-operating
 income.............          729,861         847,919          552,398         833,192         509,679            48,708
Less:  Other
 non-operating
 costs and expenses.        1,495,693         695,958        1,335,466         963,712       2,287,563           218,613
                        -------------    ------------     ------------      ----------    ------------     -------------
Net Loss.........       Ps. 2,281,707    Ps.1,000,610     Ps.1,858,659      Ps.409,445    Ps.1,768,863     U.S.$ 169,043
------------------------------------------------------------------------------------------------------------------------



                                  SIX MONTHS ENDED JUNE 30,
                                  -------------------------
                                  2002    2003     2003(2)
                                  ----    ----     -------
                               (IN THOUSANDS OF CONSTANT JUNE 30,
                                2003 MEXICAN PESOS OR THOUSANDS
                                       OF U.S. DOLLARS)

EBITDA............            Ps.  437,491   Ps.557,795      U.S.$53,439
Less:  Depreciation
 and amortization...               492,652      394,786           37,822
                                   -------      -------           ------
Operating loss
 (profit)...........                55,161     (163,009)         (15,617)
Plus:  Other
 non-operating
 income.............               205,115      156,898           15,031
Less:  Other
 non-operating
 costs and expenses.             1,253,374      526,286           50,420
                                 ---------      -------           ------
Net Loss.........             Ps.1,103,420   Ps.206,379      U.S.$19,772
------------------------------------------------------------------------



(9) This prospectus relates to exchange offers being made for the existing notes. Because the terms of the new notes are essentially identical to the terms of the existing notes, we do not expect the exchange offer to alter our ratios of earnings to fixed charges. For purposes of computing the ratio of earnings to fixed charges, earnings consist of consolidated income
     (loss) from continuing operations before provisions for income tax and employees' profit sharing plus amortization of capitalized interest and fixed charges, less capitalized interest costs. Fixed charges consist of interest expense (expensed or capitalized) plus amortization of debt expense and discount related to indebtedness, and estimated interest portion of rent expenses (estimated to be one-third of rents). Under U.S. GAAP the ratio of earnings to fixed charges differs from Mexican GAAP due to the impact of U.S. GAAP adjustments and other income statement reclassifications. Under Mexican GAAP, earnings in 1998, 1999, 2000 and 2002 were insufficient to cover fixed charges by Ps. 2,281.7 million, Ps. 1,000.6 million, Ps. 1,858.5 million and Ps. 1,693.3 million, respectively. For the six months ended June 30, 2002, earnings were insufficient to cover fixed charges by Ps. 1,070.1 million. Under U.S. GAAP, earnings in 1998, 1999, 2000 and 2002 were insufficient to cover fixed charges by Ps. 3,797.3 million, Ps. 853.7 million, Ps. 1,408.3 million and Ps. 1,724.3 million, respectively. For the six months ended June 30, 2002, earnings were insufficient to cover fixed charges by Ps. 1,105.7 million. See Exhibit
     12.1 to this prospectus for further information regarding the reconciliation of these figures to U.S. GAAP.

(10) In 1998, guidance was issued for Mexican companies regarding the preparation of cash flow information on a price level adjusted basis. Under this guidance, Mexican companies are required to present a cash flow statement on a U.S. GAAP basis in constant Pesos with the effects of inflation on cash and cash equivalents stated separately in a manner similar to the concept of presenting the effects of exchange rate changes on cash and cash equivalents as required by SFAS 95.

                  OPERATING AND FINANCIAL REVIEW AND PROSPECTS

     You should read the following discussion together with our unaudited condensed consolidated interim financial statements and the accompanying notes, or our interim financial statements, which appear elsewhere in this prospectus, and our year-end consolidated financial statements and the accompanying notes on Form 20-F. This information, which analyzes financial data presented in constant Mexican Pesos in purchasing power as of June 30, 2003, is not directly comparable to the financial information included in our annual report on Form 20-F, or our year-end financial statements, which, unless otherwise indicated, is presented in constant Mexican Pesos in purchasing power as of December 31, 2002. The change in the NCPI for the six-month period ended June 30, 2003 was 1.215%. Further, this information is not directly comparable to the information included in "Capitalization," which, unless otherwise indicated, is presented in constant Mexican Pesos in purchasing power as of September 30, 2003. The change in NCPI for the three-month period from June 30, 2003 to September 30, 2003 was 1.031%.

     This prospectus contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors." In addition to the other information in this prospectus, holders of old notes should consider carefully the following discussion and the information set forth under "Risk Factors" before participating in the exchange offer. For more information on the forward-looking statements we use in this prospectus, see "Cautionary Statement Regarding Forward-Looking Statements."

PREPARATION OF FINANCIAL STATEMENTS

     Our financial statements have been prepared in accordance with Mexican GAAP, which differ in some significant respects from U.S. GAAP and generally accepted accounting principles adopted in other countries. Note 16 to our interim financial statements and Note 21 to our year-end financial statements describe the principal differences between Mexican GAAP and U.S. GAAP as they relate to us and reconciles net loss and total stockholders' deficit to U.S. GAAP.

CRITICAL ACCOUNTING POLICIES

     In our annual report for the year ended December 31, 2002 on Form 20-F, we identified certain key accounting policies and estimates on which our financial condition and results of operations are dependent. Those same key accounting policies remain critical to analyzing our financial condition and results of operations. The application of these key accounting policies often involves complex considerations and assumptions and the making of subjective judgments or decisions on the part of our management. In the opinion of our management, our most critical accounting policies under both Mexican GAAP and U.S. GAAP are those related to the allowance for doubtful accounts receivable, the carrying value and valuation of long-lived assets, the recognition of certain reserves and accruals under Mexican GAAP and deferred income taxes. For a description of our principal accounting policies, see Notes 2, 3 and 21 to our year-end consolidated financial statements incorporated herein by reference.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS RECEIVABLE

     We maintain allowances for doubtful accounts receivable for estimated credit losses based upon our historical experience and specific customer collection issues that we identify. We recognize an allowance for all accounts receivable outstanding greater than 90 days and write-off all receivables outstanding greater than 120 days against the allowance.

     During the first six months of 2003, we recorded additional allowances for doubtful accounts to reflect the increased risk of uncollectibility, resulting mainly from the general deterioration in economic conditions in Mexico.

     In order to mitigate the risk of uncollectibility, we perform credit checks on all customers, bill one month in advance and have implemented a "blocking" system for late paying customers.

     A significant difference between the amount of the reserve that we establish based on our estimates of uncollectible accounts and actual amounts of unpaid receivables could have a material adverse impact on our future operating results.

     CARRYING VALUE AND VALUATION OF LONG-LIVED ASSETS

     We have recognized on our balance sheet certain long-lived assets including our satellite transponder asset, which was recognized in 2000. These long-lived assets are evaluated for impairment when events and circumstances indicate that the asset's carrying value may not be recoverable. We recognize impairment losses to the extent we believe that the carrying value exceeds the anticipated estimated future net cash flows generated by the asset. Different assumptions regarding such cash flows could materially affect our analysis of recoverability. Further, as discussed in "Item 3. Risk factors -- Key Information -- our significant debt levels limit our ability to fund our operations, affect our profitability and could lead to difficulties in obtaining new sources of financing required to continue operations" in our annual report on Form 20-F and elsewhere in this prospectus, in past years we did not generate positive cash flows from operations and we depended on funding from our equity owners; however, during the last five quarters we did not require funding from our equity owners. If we require and do not receive such funding in the future, or if our assumptions regarding future positive cash flows are not correct, we may need to recognize significant impairment losses and accelerated depreciation of the carrying value of these assets.

     As of April 2002, we stopped utilizing the service of the Solidaridad 2 satellite, continuing only with the service of the PAS-9 satellite. In December 2002, transmission equipment with a book value of Ps. 38.3 million were associated with Solidaridad 2 and we decided to recognize an impairment charge amounting to Ps.30.8 million for the equipment that could not be utilized by the PAS-9 satellite (which was included in the "Transponder services - Solidaridad 2 and reorientation cost" line item), and to create a spare-part inventory for the remaining Ps. 7.5 million transmission equipment that could be utilized by the PAS-9 satellite. This impairment loss, together with the payments for the use of Solidaridad 2 in the first quarter of 2002 amounting to Ps.14.1 million, was reflected as a nonrecurring charge of Ps.25.9 million in 2002. The nonrecurring charge was partially offset by the reversal of unutilized provisions recorded in 2000 amounting to Ps.19.0 million. See Notes 5 and 15 to our consolidated financial statements.

     DEFERRED INCOME TAXES

     Under both Mexican GAAP and U.S. GAAP, we are required to record deferred income tax assets and liabilities by using enacted tax rates in order to give effect to temporary differences between the book and tax basis of assets and liabilities. If enacted tax rates change, we adjust the deferred tax assets and liabilities, through the provision for income taxes in the period of change, to reflect the enacted tax rate expected to be in effect when the deferred tax items reverse. We also record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and tax planning strategies in assessing the need for the valuation allowance, if we were to determine that we would be able to realize our deferred tax assets in the future in excess of the net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

EFFECTS OF INFLATION, CURRENCY EXCHANGE FLUCTUATIONS AND TRANSLATION EFFECTS

     The following table sets forth, for the periods indicated:

     o the percentage that the Peso devalued or appreciated against the U.S. Dollar;

     o    the Mexican inflation rate;

     o    the U.S. inflation rate; and

     o the percentage change in Mexican gross domestic product, or GDP, compared to the prior period.

                                                                            SIX MONTHS ENDED JUNE 30,
                                                                            -------------------------
                                                                               2002            2003
                                                                               ----            ----
(Appreciation) devaluation of the Mexican Peso as compared to the U.S.
     Dollar(1)..................................................               8.5%            (0.2)%
Mexican inflation rate(2).......................................               2.6              1.2
U.S. inflation rate(3)..........................................               1.8              1.5
Increase (decrease) in Mexican GDP(4)...........................               2.0              0.2

----------
(1) Based on changes in the Interbank Rate, as reported by Banamex, as of the end of each period, which were as follows: Ps. 9.96 as of June 30, 2002; and Ps. 10.44 per U.S. Dollar as of June 30, 2003.
(2) Based on changes in the NCPI from the previous period, as reported by the Mexican Central Bank, which were as follows: 100.012 as of June 30, 2002, and 104.154 as of June 30, 2003.
(3)  As reported by the Federal Reserve Bank of New York.
(4)  As reported by the Instituto Nacional de Estadistica, Geografia e
     Informatica.

     Mexican GAAP requires that our financial statements recognize the effects of inflation, so long as the inflation rate for the period being analyzed was greater than 3%. Except as disclosed in this prospectus, financial data for all periods presented in our financial statements and in this prospectus have not been restated in constant Pesos in purchasing power as of June 30, 2003 in accordance with the third amendment to Bulletin B-10 because the NCPI for the six months ended June 30, 2003 was 1.215%.

     For the six months ended June 30, 2003, in nominal terms, the Peso appreciated against the U.S. Dollar by 0.2% and the rate of inflation was 1.2%. For the six-month period ending June 30, 2002, the Peso depreciated 8.5% and the rate of inflation in Mexico was 2.6%. The rate of inflation in Mexico has declined substantially during the last few years as compared to historical rates. Nonetheless, at approximately 4.2% per annum (as measured from June 2002 to June 2003), Mexico's current level of inflation remains higher than the annual inflation rates of its main trading partners. See "Item 3. Key Information -- Risk factors -- Risk factors related to Mexico -- Mexico Has Experienced Adverse Economic Conditions," and "Item 5. Operating and financial review and prospects -- Effects of inflation, currency exchange fluctuations and translation effects" included in our annual report on Form 20-F, for additional discussion regarding the effects of inflation in our business.

U.S. DOLLAR-DENOMINATED OBLIGATIONS, COSTS AND EXPENSES

     Any devaluation of the Peso will likely adversely affect our liquidity and results of operations by increasing the Peso equivalent of U.S.
Dollar-denominated operating costs and expenses.

     We have incurred and expect to continue to incur approximately 70% of our obligations payable in U.S. Dollars, while our revenues continue to be generated primarily in Mexican Pesos. Therefore, we are subject to currency exchange rate risk. In addition to our obligations with respect to the new notes offered hereby and our 12 7/8% senior notes due 2007, our U.S. Dollar-denominated obligations will also continue to include satellite signal reception and retransmission fees, programming commitments and equipment costs. We have not had any U.S. Dollar-denominated revenues since 1998 other than interest income on certain restricted investments, while our U.S. Dollar-denominated operating costs and expenses have been significant and are expected to continue to exceed U.S. Dollar-denominated revenues, if any. During the six months ended June 30, 2003, approximately 37% of our total operating expenses, not considering interest expense of Ps. 512.1 million, were U.S. Dollar-denominated.

     For the six months ended June 30, 2003, we did not engage in any hedging or other transactions to manage the risks associated with foreign currency or interest rate fluctuations. Because we do not currently engage in hedging activity, shifts in currency exchange rates could decrease the value of our revenues relative to our costs, resulting in a material adverse effect on our financial position. See "Item 3: Key information -- Risk factors -- Risk factors related to Mexico -- Currency fluctuations or the devaluation or depreciation of the Peso could limit the ability of us and others to convert Pesos into U.S. Dollars or other currencies and/or adversely affect our financial condition" included in our annual report on Form 20-F. We may consider entering into transactions to hedge the risk of exchange rate fluctuations if we are able to obtain hedging arrangements on commercially satisfactory terms.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 2003, the MIPA issued Bulletin C-15 "Impairment and Disposition of Long-Lived Assets." Bulletin C-15 requires (i) the recognition and measurement of the impairment of long-lived assets to held and used, including goodwill, and
(ii) the measurement of long-lived assets to be disposed of by sale. Bulletin C-15 is effective for periods beginning on January 1, 2004, with early adoption recommended.

     We are currently evaluating the impact of this Bulletin on our results of operation and financial position. However, we do not believe that the adoption of this Bulletin will have a material impact on our results of operation and financial position. See also Note 14 to our interim financial statements and "Item 5 -- Operating and financial review and prospects -- New accounting pronouncements" in our annual report on Form 20-F.

RECENTLY-ISSUED U.S. GAAP PRONOUNCEMENTS

     In April 2003 the Financial Accounting Standards Board, or FASB, issued Statement No. 149, or SFAS 149, Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. In particular, it
(1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to the language used in FIN 45 and (4) amends certain other existing pronouncements.

     SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003.

     The provisions of SFAS 149 that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003 should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist should be applied to existing contracts as well as new contracts entered into after June 30, 2003. SFAS 149 should be applied prospectively. We do not expect that the adoption of this Statement will have a material impact on our results of operations and financial position.

     In May 2003 the FASB issued Statement of Financial Accounting Standards No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The Statement requires that those instruments be classified as liabilities in statements of financial position.

     SFAS 150 affects an issuer's accounting for three types of freestanding financial instruments, namely:

     o mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets;

     o financial instruments, other than outstanding shares, that do or may require the issuer to buy back some of its equity shares in exchange for cash or other assets; and

     o unconditional obligations that can be settled with equity shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer's equity shares.

     SFAS 150 does not apply to features embedded in financial instruments that are not derivatives in their entirety.

     In addition to its requirements for the classification and measurement of financial instruments within its scope, SFAS 150 also requires disclosures about alternative ways of settling such instruments and the capital structure of entities, all of whose shares are mandatorily redeemable.

     SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We are currently evaluating the impact of SFAS 150 on our results of operations and financial position. See also
Note 17 to our interim financial statements and "Item 5 -- Operating and financial review and prospects -- Recently issued U.S. GAAP pronouncements" in our annual report on Form 20-F.

     In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51," or FIN 46. This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics:

     1. The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity.

     2. The equity investors lack one or more of the following essential characteristics of a controlling financial interest:

          a. The direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights.

          b. The obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities.

          c. The right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

     This Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. On October 10, 2003, the FASB issued FASB Staff Position 46-6, which defers the effective date for applying the provisions of FIN 46 to interim or annual periods ending after December 15, 2003. The Interpretation applies to public enterprises as of the beginning of the applicable interim or annual period.

     This Interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the of the first year restated. The Company is currently evaluating the impact of this Interpretation, however it is not expected that the adoption of this Interpretation will have a material impact on its results of operations and financial position. See also
Note 16 to our interim financial statements.

OPERATING RESULTS

     Overview. We operate a digital Ku-band DTH satellite pay television service in Mexico. We were formed on July 25, 1996 and we launched our digital Ku-band DTH service on December 15, 1996. From our inception to the launch of DTH services, we were engaged principally in development and start-up activities.

     Since our inception, we have sustained substantial net losses and substantial negative cash flow. These losses are due primarily to start-up costs we incurred to develop our DTH service, satellite transponder commitments, expenses of increasing our subscriber base and financing costs. While we began receiving revenues from subscriptions in 1997, our operating costs, expenses and financing costs incurred exceeded these revenues during each of our six full years of operations. We expect to continue to experience net losses and negative cash flow for the next several years while we develop and expand our DTH service. See "Item 3: Key Information -- Risk factors -- Risk factors related to our business -- We may never generate revenue sufficient to cover our costs," included in our annual report on Form 20-F. Since our inception, we have relied substantially upon proceeds from our senior notes and loans and capital contributions by Televisa, News Corporation and Liberty Media to fund our operations. Although we have not required any funding from our equity holders for the last six quarters (including the quarter ended September 30, 2003), our expansion plans will continue to require substantial capital expenditures and investments, and we cannot assure you that our business will generate net profits or positive cash flow. See "-- Liquidity and Capital Resources."

     During the six-month period ended June 30, 2003, we continued to concentrate on managing and expanding our subscriber base and its quality, further developing the infrastructure and points of sale for distribution of our DTH service and acquiring quality programming. We increased our subscriber base 11.9% from over 723,200 subscribers as of June 30, 2002 to approximately 809,000 subscribers as of June 30, 2003, even while facing several adverse situations such as highly competitive market conditions and the economic recession. This trend in our subscriber base continued through the third quarter of 2003. As of September 30, 2003, the number of gross active subscribers was 826,100, including 46,850 commercial subscribers. This increase of 17,100 net subscribers represents a 2.1% increase in the three months ended September 30, 2003.

     We believe four elements continue to drive our growing subscriber base:

     o    our superior programming content, including our exclusive events;

     o    our extensive distribution network and direct sales force;

     o    our competitive pricing policy; and

     o    our enhanced TV features.

     In over six full years of operations, we have derived most of our revenues from DTH programming fees, subscription fees, installation fees, rental fees and membership fees all paid by our subscribers. We currently lease downconverters IRDs to our subscribers, and since October 2000 we have retained title to the antennas and low noise block downconverters, or LNBs, and provided them to our subscribers to use as part of their subscriptions. Until we retained title to this equipment in October 2000, the various fees we charged were substantially similar to our current Sky Kit sales. IRD rental fees, subscription fees, membership fees along with advertising sales revenue, accounted for approximately 36.3% of our revenues in the six-month period ended June 30, 2003. Programming fees, channel fees, pay-per-view fees, and special events fees accounted for approximately 59.5% of our revenue in the six-month period ended June 30, 2003. All of our revenues are generated in Mexico, principally from consumers. Our DTH revenues are principally a function of the number of subscribers, the mix of programming packages selected by the subscribers and the rates charged.

     Our principal operating costs and expenses originate from:

     o    programming costs;

     o    subscriber management (including call center costs);

     o the costs of providing, replacing and refurbishing equipment for subscribers;

     o transmission and related functions, including uplink and downlink services; and

     o    marketing and administration.

     Our programming includes Televisa's four over-the-air channels, which we offer on a DTH exclusive basis, and certain pay-TV exclusive soccer games and special events. Our distribution network includes an in-house sales force and 12 external, third-party master wholesalers, incorporating more than 3,650 points of sale. In addition to these basic programming costs, we incurred further programming and free special events costs during the first six months of 2003 in order to continue to offer high profile sporting events, such as the Mexican Soccer Tournaments, the 2003 U.S. Open Tennis Tournament, the Mexican Baseball league, Golf Tournaments and reality shows, such as Big Brother2 and Big Brother VIP2, for current and potential subscribers to introduce them to Sky's new product offerings.

     Programming represents our largest cost at the present time. Subscriber management expenditures include our costs to operate our SMS and conditional access system, both of which are largely dependent on DTH subscriber levels. Transmission and related costs, including technical costs, are largely dependent upon the number of transponders serving Innova. See "Item 4: Information on the Company -- Business overview -- Operations -- Satellites," included in our annual report on Form 20-F.

     Our capital expenditures include the purchase of technical equipment, software and systems and IRDs. Our operating costs and capital expenditures from inception through fiscal year 2002 were financed by capital contributions and loans made by our equity owners, the proceeds of our senior notes, and by our own generated cash flow. In 2003, however, we have generated the necessary liquidity to cover our capital expenditures incurred in the first six months of 2003 from cash flow from operations. See "-- Liquidity and Capital Resources."

     Net Sales. Our recurring revenues consist of fees paid by subscribers to receive one of our programming packages and pay-per-view services. Net sales of Ps. 1,824.3 million for the six months ended June 30, 2003, increased by Ps.
69.1 million or 3.9% as compared to June 30, 2002, mainly due to the sustained growth of our subscriber base.

     We have experienced a continued upward trend in the number of subscribers each year since our inception, which generally increases our net sales. Our subscriber base experienced a 14.6% growth during the first six months of 2003, as compared to 4.5% for the first six months of 2002. As of June 30, 2003, we had approximately 809,000 subscribers as compared to approximately 723,200 at the end of June 30, 2002.

     Effective January 15, 2002, we increased the prices of our programming packages, the IRD rental fee and other related services by approximately 12.5% on a weighted-average basis primarily to minimize the negative impact of the new 10% tax on telecommunication services. So far in 2003 we have not increased prices for our services. For more information regarding the new telecommunications tax, see "Item 4: Information on the Company -- Business overview -- Mexican regulation of DTH services -- Telecommunications tax."

     Cost of Sales. Cost of sales increased by Ps. 17.0 million or 3.0% to Ps.
570.5 million for the six months ended June 30, 2003, as compared to the six months ended June 30, 2002. This increase was due to higher subscriber activations and related costs, as well as higher U.S. Dollar-denominated costs, such as programming costs, resulting from the growth of our subscriber base and the devaluation of the Peso against the U.S. Dollar, as compared to the six months ended June 30, 2002.

     For the six months ended June 30, 2003 and 2002, we incurred a total of Ps.
358.2 million and Ps. 347.2 million in programming fees, respectively, representing an increase of Ps. 11.0 million or 3.2% from June 30, 2002 to 2003. These increases resulted primarily from the growth in the number of our subscribers. Most of our programming agreements require us to pay a fee based upon the number of subscribers receiving the programming service. As our subscriber base increases, we experience an overall increase in our programming fees, but, in some cases, benefit from volume based discount rates. Programming fees are expected to continue to increase in 2003, albeit at a slower rate, as the number of subscribers and audience levels increase and we receive the benefit of larger volume based discounts.

     We receive uplink and downlink services from DTH TechCo Partners, or TechCo, at its Florida facilities and from Televisa at its Mexico City facility. For the first six months of 2003, we expensed approximately Ps. 63.2 million for these costs as compared to approximately Ps. 61.9 million for the six months ended June 30, 2002. Under the terms of the agreement between Innova and TechCo, we will pay TechCo. Ps. 99.2 million (approximately U.S.$9.5 million) per year for uplink and downlink services over the ten-year life of the agreement. We have also entered into an agreement with Televisa for the provision of uplink and downlink, play out and compression services relating to locally-sourced programming, at its Mexico City facility. We estimate that our future annual commitments under these arrangements with Televisa will be Ps.
44.9 million (approximately U.S.$4.3 million) per year. We negotiate these fees with Televisa on at least an annual basis and we believe that the fees we paid for these services are comparable to what we would have paid an unaffiliated third party for similar services.

     We currently retain ownership of all of the Sky Kit equipment, including the antenna, Smart Card and low noise block, in order to more easily remove the equipment when a subscriber cancels the service or we cancel the service for lack of payment. Because we now retain ownership of these assets, we record them in property, plant and equipment and amortize them over three years.

     Concession fees paid to the Mexican government and to the actors and artists guild are currently recorded in cost of sales. Our payment of 3.5% of programming revenues and subscriber maintenance fees each year to the Mexican government under the terms of our concessions is included in our cost of sales. This payment will continue through the remainder of our concessions. See "Item
4. Information on the company -- Business overview -- Mexican regulation of DTH services -- Our concessions," in our annual report on Form 20-F.

     Administrative Expenses. Administrative expenses include all costs associated with our finance and administrative functions. These costs include labor, salaries and benefits, insurance, and professional fees. In the six months ended June 30, 2003, our administrative expenses decreased Ps. 1.7 million or 2.9% to Ps. 56.4 million from Ps. 58.1 million for the six months ended June 30, 2002. This decrease resulted primarily from our budgetary controls, which have resulted in lower administrative expenses. We also experienced lower salary and other employment-related costs due to lower employee headcount.

     Selling Expenses. Selling expenses consist of direct and indirect personnel costs for our sales force, commissions and bonuses we pay to distributors and independent sales agents, advertising and marketing costs, bad debt expenses and expenses associated with promotional materials. In the six months ended June 30, 2003, our selling expenses decreased Ps. 29.7 million or 6.5% to Ps. 429.4 million from Ps. 459.1 million for the same period in the prior year. This decrease was primarily due to lower expenses associated with offering fewer free special events to subscribers.

     Other Operating Expenses. Other operating expenses include direct and indirect customer service costs, such as call center and repair service personnel, equipment maintenance and repairs and IRD refurbishment costs. Other operating expenses of Ps. 210.2 million for the six months ended June 30, 2003, decreased by Ps. 36.9 million or 14.9%, as compared to the six months ended June 30, 2002. This result was mainly due to lower operating personnel costs, resulting from reduced headcount, and related expenses.

     Depreciation and Amortization. Depreciation and amortization includes depreciation of property and equipment and amortization of intangible assets and pre-operating expenses. We recorded Ps. 394.8 million in depreciation and amortization for the six months ended June 30, 2003, as compared to Ps. 492.7 million for the six months ended June 30, 2002. The decrease of Ps. 97.9 million, or a 19.9% decline, was primarily due to lower amortization during the first-half of 2003 since certain intangible assets were fully amortized in 2002, and a lower asset depreciation charge. The lower asset depreciation charge is due to the fixed assets (principally IRDs) we acquired costing less than the assets they replaced.

     Integral Results of Financing. The integral result of financing can have a significant impact on the financial statements of a company in periods of high inflation. Mexican GAAP requires companies to present all financial effects of operating and financing the business under inflationary conditions in their income statements. Integral result of financing primarily includes:

     o interest earned on cash and temporary investments, interest paid on borrowed funds and interest earned and paid on accounts of affiliated companies;

     o foreign exchange gains or losses associated with monetary assets and liabilities denominated in foreign currencies; and

     o net gains or losses resulting from holding monetary assets and liabilities exposed to inflation.

     Our foreign currency-denominated assets and liabilities affect our foreign exchange position. We record a foreign exchange gain or loss if the exchange rate of the Peso rises or falls compared to the other currencies in which our monetary assets or liabilities are denominated. On the other hand, if we have monetary liabilities that exceed our monetary assets during period of inflation, we will generate a monetary gain.

     Our net integral results of financing improved principally due to a significant foreign exchange rate gain. Our foreign exchange gain in the first six months of 2003 was primarily due to the appreciation of the Mexican Peso versus the U.S. Dollar of approximately 0.2%. Any devaluation of the Peso will likely affect our liquidity and results of operations, considering our substantial U.S. Dollar-dominated indebtedness, operating costs and expenses, while our revenues are primarily Peso-denominated. Any decrease in the value of the Peso against the U.S. Dollar could also cause us to incur foreign exchange losses, which would reduce our net income.

PROVISION FOR TAXES

     Provision for taxes includes reserves for corporate income tax, asset tax, deferred income tax and employees' statutory profit sharing. We have not been required to make any provision for income taxes due to operating losses and we do not expect to make such provisions until we earn profits that exceed our offsetting tax loss carry-forwards.

     The corporate income tax rate in Mexico was 35% in 2002 and 34% for the first six months of 2003, and is expected to decrease 1% each year in each of the following two years. From January 1, 2002 on, Mexican entities may no longer defer 5% of their corporate income tax on reinvested earnings.

     Also, dividends, either in cash or in any other form, are currently not subject to Mexican withholding tax.

     We are also subject to an asset tax on the book value of certain assets. However, any income tax payments can be credited against asset tax payments. In 2002 and the first six months of 2003 the asset tax rate was 1.8%. Under Mexican law, taxpayers cannot deduct from their asset tax basis debt contracted with nonresident companies or financial intermediaries. We challenged these provisions of Mexico's asset tax law but at the same time, and in order to avoid penalties and interest payments in the event we could lose the appeal, we paid approximately Ps. 43.7 million of tax on assets for the year ended December 31, 2001 in March of 2002; approximately Ps. 45.7 million in monthly payments during the year ended December 31, 2002; and approximately Ps. 7.6 million for the months of January and February 2003.

     On March 19, 2003, the court issued a resolution in our favor. Because the declaratory judgment was favorable to us, to the extent that the Asset Tax Law is not amended, we will be able to deduct debts payable to nonresidents from the asset tax basis. As of today, we have already recovered the amounts paid as described above.

     We were exempt from the asset tax in 1999, and only a minimal amount was due in 2000. For more information on this proceeding, see "Item 10. Additional Information -- Legal Proceedings," included in our annual report on Form 20-F.

     Mexican law requires Mexican entities to pay employees profit sharing in an aggregate amount equal to 10% of our taxable income (calculated without reference to inflation adjustments or tax loss carry forwards). This profit sharing is in addition to agreed compensation and benefits. We have not been required to pay employee profit sharing because we have not generated taxable income.

     On October 30, 2003, the President of Mexico granted a tax holiday equal to 100% of the 10% excise tax on telecommunications, effective November 1, 2003 and applicable only over the tax payable from this date and going forward. Although the resolution provided for a November 1, 2003, effective date, the Ministry of Finance and Public Credit has not yet issued rules or regulations to implement the tax holiday, and we cannot assure you that we will be subject to this benefit.

     We continue proceedings to recover the approximately U.S.$18.0 million and U.S.$14.0 million that we have already paid in this tax for 2002 and the first nine months of 2003, respectively; however, we cannot assure you that we will be able to recover these amounts, even if we obtain as favorable a resolution for our amparo proceedings for 2003 as we did for the year 2002.

U.S. GAAP RECONCILIATION

     Our consolidated financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. Our U.S. GAAP net loss for the six month period ended June 30, 2003 was Ps. 202.3 million as compared to a net loss of Ps. 1,139.1 million for the six month period ended June 30, 2002. The decrease in the net loss is primarily due to the reasons discussed under Mexican GAAP. There were no new U.S. GAAP adjustments for the six month period ended June 30, 2003. See Note 16 to the interim financial statements for a complete disclosure of the U.S. GAAP net loss and stockholders' equity.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have been funded principally with capital contributions and loans from our equity owners as well as the proceeds from our 12 7/8% senior notes. We have experienced, and expect to continue experiencing during the next few years, cumulative net losses and therefore will require continued access to various financing sources. The roll-out and expansion of our Ku-band DTH pay television service has required substantial amounts of capital from inception through June 30, 2003 for:

     o    satellite transponder capacity;

     o    uplink and downlink services;

     o the construction of additional transmission facilities and related equipment and acquisition of call center and subscriber management assets;

     o the acquisition of Sky Kit components and the installation of the equipment at subscribers' locations;

     o the acquisition of assets from Grupo Medcom, S.A. de C.V., Imbursa, S.A. de C.V., Sociedad de Inversion de Capitales and Alejandro Palma; and

     o the funding of other operating losses and working capital requirements.

     Through December 31, 2002, we used our capital, received primarily from our owners, for the funding of operating losses and other working capital requirements, including satellite transponder service costs, for payment of interest to bondholders and for the acquisition of Sky Kit components. However, for the first time since our inception, we have not required any capital contributions or loans from our owners to fund our capital needs for the first nine months of 2003. So far in 2003, for the balance of the year, we have not required and do not expect to require capital contributions or loans from our owners in order to continue to meet working capital requirements.

     We hold our cash and cash-equivalent assets in both Pesos and U.S. Dollars. For the six months ended June 30, 2003, resources provided by operating activities amounted to Ps. 501.8 million as compared to resources used by operating activities of (Ps. 339.4) million for the six months ended June 30, 2002. This variance from period to period was primarily due to our improved operating results. At the same time, resources used in financing activities totaled Ps. 151.3 million for the six months ended June 30, 2003 as compared to resources provided in financing activities of Ps. 718.1 million for the six months ending June 30, 2002. This variance was due to the effect of foreign exchange rate gains or losses caused by the Peso's depreciation and relative appreciation against the U.S. Dollar between the two six-month periods. Resources used in investing activities totaled Ps. 194.0 million for the six months ended June 30, 2003, as compared to Ps. 138.5 million for the six months ended June 30, 2002. The variance from period to period was principally due to higher capital expenditures due to our new SMS, implemented during 2003.

     The amount of our capital expenditures in the long term will depend on numerous factors beyond our control or ability to predict, including the availability of financing, nature of future expansion and acquisition opportunities, economic conditions, subscriber demand, competition and regulatory developments. For the first half of 2003, we incurred total capital expenditures of approximately U.S.$24.3 million, which included the purchase of Sky Kit components (e.g. IRDs, antennas and accessories), new SMS software and computer equipment. We generated the necessary liquidity to cover these costs, as well as our satellite transponder costs and our interest payments to holders of our 12 7/8% senior notes due 2007, from cash flow from operations. Based on our current business plan, we anticipate that our capital expenditure requirements for the remainder of 2003 will be approximately U.S.$20.0 million, but we cannot provide assurance that this will be the case. These anticipated capital expenditures do not include potential acquisitions, which we could make to expand our business and/or to enter into complementary businesses. In the future, we may consider acquisitions of investments in, or joint ventures with, other companies. See "Risk Factors -- News Corporation has acquired an indirect interest in DIRECTV Mexico, our DTH competitor, and we may consider a transaction involving DIRECTV Mexico." Although historically we have relied upon funding from our equity owners to finance our operations, for the first six months of 2003, we did not require additional funding from our shareholders. This was primarily due to positive cash flow from operations and the current balance of cash resources available. We do not expect to require shareholder funding in the second half of 2003 to finance liquidity requirements.

     Historically, our owners have made amounts in loans and equity available to us, depending on our monthly funding requirements for capital expenditures and operations. Our owners increased our equity capital by U.S.$49.0 million in 1999 pro rata, based on their respective equity interests in us. Our owners also loaned us and, in one instance, our subsidiary Novavision, a total of U.S.$41.6 million in 1999. The owners lent us another U.S.$81.0 million in 2000, U.S.$132.8 million in 2001 and U.S.$29.5 million in 2002. On July 22, 2002, we entered into a credit agreement with our owners to memorialize the terms of certain of the loans described above. This credit agreement also requires us to execute promissory notes to evidence the loans we received from our owners from 2000 to 2002 as well as to evidence any new loans we obtain from our owners. The loans bore a fixed interest rate of 9% per annum and were payable at maturity, including any applicable withholding taxes, and matured ten years from the date of disbursement. Effective as of September 9, 2003, our owners capitalized all loans made by them or any of their affiliates to us. The amount of the loans and accrued interest capitalized as of September 9, 2003 was approximately Ps. 4.3 billion. The capitalization did not affect the percentage ownership interests of our owners. The lenders contributed, assigned and transferred to Innova Holdings, S. de R.L. de C.V., a newly incorporated limited liability company with variable capital, all their loans and accrued interest owing at the time of the capitalization in exchange for social parts in Innova Holdings. Innova Holdings, in turn, contributed, assigned and transferred such loans and accrued interest to us. In exchange for this capital contribution, Innova issued to Innova Holdings new Series C limited-voting social parts. After giving effect to the capitalization, Televisa continues to indirectly own 60%, News Corporation continues to indirectly own 30% and Liberty Media continues to indirectly own 10% of Innova.

     In addition to loans from our equity owners, we have accessed the debt markets to raise the necessary funds for our capital expenditures. On April 1, 1997, we issued U.S.$375 million in principal amount of 12 7/8% senior notes due 2007. The notes bear interest, semi-annually, at a rate of 12 7/8% and mature on April 1, 2007. These notes are redeemable at our option, in whole or in part, at any time on or after April 1, 2002, at specified redemption prices. On October 20, 2003, we redeemed U.S.$287 million in principal amount of these notes. Accordingly, U.S.$88 million in principal amount remains outstanding. In September 2003, we issued U.S.$300 million of senior notes in a private offering at a price of 100%. The notes bear interest at a rate of 9.375% and mature on September 19, 2013. After deducting underwriting discounts and commissions and fees and expenses, the net proceeds received were approximately U.S.$296 million. We used U.S.$287 million to redeem this amount of principal of our 12 7/8%
senior notes. The indentures governing our senior notes restrict the amount of any future indebtedness we can incur and in some instances restricts how we can use the amounts we receive in loans from our owners, if any. For further discussion of our indebtedness to our owners, see "Item 7: Major Shareholders and Related Party Transactions -- Related Party Transactions -- Loans and Capital Contributions from Our Owners," included in our annual report on Form 20-F. We believe that in response to this refinancing and our improving operational and financial performance, combined with our strong shareholder sponsorship, the ratings agencies upgraded our credit ratings. On September 4, 2003, Standard and Poor's upgraded Innova's foreign currency corporate credit ratings from B-/Stable to B+/Positive. On September 25, 2003, Moody's upgraded Innova's ratings from B3/Stable to B2/Stable.

     We expect to continue to meet our additional ordinary course financing requirements principally through cash flow from operations and, if needed, additional capital contributions or loans from our owners. In the event of significant expenditures or acquisitions, we could make use of other sources of liquidity such as public or private offerings of equity and/or debt securities, and/or commercial bank loans if they come available. Although our owners informally committed to lend us or contribute to us up to approximately U.S.$25.0 million during fiscal year 2003, we did not require any of this funding, as our cash flow from operations has met our needs during fiscal 2003. We cannot assure you, however, that we will not require additional loans from our owners in future years. We have no current arrangements with respect to sources of additional financing other than our owners. We cannot assure you that additional financing will be available to us or, if available, that such financing can be obtained on terms acceptable to us. Our ability to obtain future financing is limited by the terms of the indentures governing our senior notes and may be further limited by the terms of any future financing arrangements. Failure to obtain future financing could delay or prevent our development and expansion plans, impair our ability to meet our debt service requirements (including our obligations with respect to the senior notes) or other obligations (such as transponder service commitments), and have a material adverse effect on our business. See "Item 3: Key Information -- Risk Factors -- Risk Factors Related to Our Business -- Our Significant Debt Levels Limit Our Ability to Fund Our Operations and Could Lead to Difficulties in Obtaining New Sources of Financing Required to Continue Operations" included in our annual report on Form 20-F.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     Innova's contractual obligations and commercial commitments consist primarily of credit facilities, as described above. The following table provides details regarding Innova's contractual and commercial obligations subsequent to June 30, 2003:

                             PAYMENTS DUE BY PERIOD
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                            LESS THAN         12-36        36-60         AFTER 60
                                                            ---------         ------       ------        --------
                                             TOTAL          12 MONTHS         MONTHS       MONTHS         MONTHS
                                                            ---------         ------       ------         ------
                                                                                                          BEYOND
                                                            2003-2004        2004-2006    2006-2008        2008

LONG-TERM LOANS
   Senior Exchange Notes
     due 2007(1).......................      $375,000        $287,000                -     $88,000              -
   Notes offered hereby................      $300,000               -                -           -       $300,000

OTHER LONG-TERM OBLIGATIONS
   Capital lease - satellite
     transponder(2)....................      $248,600         $20,400          $40,800     $40,800       $146,600
   Advertising agreement with Televisa(3)      $7,668          $7,668                -           -              -
   Advertising agreement with TV
     Azteca(4).........................        $4,200          $2,100           $2,100           -              -
   Software and License agreement
     with CSG (New SMS)(5).............        $5,014            $123           $1,147      $1,021         $2,723
   Reality shows BigBrother2 and
     BigBrother VIP2 from Televisa(6)          $2,300          $2,300                -           -              -
   Rights to rebroadcast TV
     Azteca channels(4)................          $300            $300                -           -              -
   Other liabilities...................
                                           ------------------------------------------------------------------------
TOTAL CONTRACTUAL OBLIGATIONS                $943,082        $319,891          $44,047    $129,821       $449,323
                                           ------------------------------------------------------------------------


(1) In April 1997, Innova issued U.S. Dollar-denominated senior unsecured fixed rate notes in an aggregate principal amount of U.S.$375 million, with semi-annual interest payable at a rate of 12 7/8% per annum. See "Item 5. Operating and Financial Review and Prospects -- Liquidity and Capital Resources" included in our annual report on Form 20-F. On October 20, 2003, we used the net proceeds of the offering of the new notes to redeem U.S.$287 million in principal amount of our 12 7/8% senior notes due 2007. See "Business Developments -- Recent Developments -- Refinancing our Indebtedness."

(2) In February 1999, Innova entered into a U.S. Dollar-denominated agreement with PanAmSat for the use of 12 transponders on the PAS-9 satellite. The term of the agreement is for the expected economic useful life of the satellite, which was approximately 15 years at launch. Accordingly, under generally accepted accounting principles the agreement is accounted for as a capital lease, and we recognized on our balance sheet a satellite transponder asset and a corresponding liability equal to the net present value of the monthly payments of U.S.$1.7 million over the 15 year term of the agreement. See "Item 5. Operating and financial review and prospects -- Results of operations -- Cost of sales," in our annual report on Form 20-F.

(3) See "Item 7. Major shareholders and related party transactions -- Related party transactions -- Ongoing service arrangements with other related parties -- Advertising," in our annual report on Form 20-F.

(4)  See "-- Trend Information" below for more details.

(5)  Includes license fees and technical support services. See "Item 10:
     Additional information -- Material contracts -- New subscriber management system contract" in our annual report on Form 20-F.

(6) See "Item 7. Major shareholders and related party transactions -- Related party transactions -- Programming arrangements with related parties" in our annual report on Form 20-F.

                    AMOUNT OF COMMITMENTS EXPIRING BY PERIOD
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                 LESS THAN      12-36        36-60         AFTER 60
                                                                 ---------      ------       ------        --------
                                                      TOTAL      12 MONTHS      MONTHS       MONTHS         MONTHS
                                                      -----      ---------      ------       ------        --------
                                                                   2003-         2004-        2006-       SUBSEQUENT TO
                                                                    2004         2006         2008           2008

Systems agreement with NDS(1).................        $8,700       $8,700          -            -             -
Consulting services agreement with CSG(2).....        $3,865       $3,865          -            -             -
                                                     ---------------------------------------------------------------
                                                     $12,565      $12,565          -            -             -
                                                     ---------------------------------------------------------------

(1) See "Item 7. Major shareholders and related party transactions -- Related party transactions -- Ongoing service arrangements with other related parties -- Systems agreement between Innova and NDS" in our annual report on Form 20-F.

(2) See "Item 10. Additional information -- Material contracts -- New subscriber management system contract" in our annual report on Form 20-F.

RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES, ETC.

     We do not have any significant internal research and development programs. We generally purchase any new technologies used to upgrade our services from our suppliers.

TREND INFORMATION

     For the first three quarters of 2003, we have continued to grow our subscriber base. As of September 30, 2003, we had approximately 826,100 subscribers, an increase of 2.1% as compared with approximately 809,000 subscribers as of June 30, 2003. These subscriber numbers include approximately 46,850 commercial subscribers as of September 30, 2003, which increased from approximately 33,700 commercial subscribers as of September 30, 2002. Our commercial subscribers generate substantially less revenue per subscriber than our residential subscribers. We believe the increase in subscriber activations is due to the quality of our programming content and our promotional programs.

     Although our subscriber base continues to grow in the aggregate, we continue to experience customer cancellations. We believe the main factor causing subscriber cancellations during the first three quarters of 2003, as with the end of 2002, was the continuing weakness in the Mexican economy and signal theft. Nevertheless, we experienced a decrease in the rate of subscriber cancellations as compared to the nine months ended September 30, 2002.

     We reported a net loss of Ps. (385.6) million for the three months ended September 30, 2003, as compared to a net loss of Ps. (340.7) million in the same period of 2002. This result was primarily due to the foreign exchange loss of Ps. (483.1) million in this third quarter of 2003 as compared to a foreign exchange loss of Ps. (250.6) million during the third quarter of 2002. We reported a net loss of Ps. (594.1) million for the nine months ended September 30, 2003, as compared to a net loss of Ps. (1,456.6) million for the same period in the prior year. The Company's foreign exchange loss in the first nine months of 2003 was primarily due to the lower depreciation of the Mexican Peso versus the U.S. Dollar of approximately 5.2% from December 31, 2002 to September 30, 2003 versus a depreciation of the Mexican Peso versus the U.S. Dollar of approximately 11.4% from December 31, 2001 to December 30, 2002. Additional devaluations of the Peso will negatively continue to affect our liquidity and results of operations, considering our substantial U.S. Dollar-denominated indebtedness, operating costs and expenses, while our revenues are primarily Peso-denominated. Any decrease in the value of the Peso against the U.S. Dollar could cause us to incur foreign exchange losses, which would reduce our net income.

     We challenged certain provisions of Mexico's asset tax law that prohibit us from deducting loans from non-Mexican sources from our asset tax basis and in order to avoid penalties and interest payments in the event we could lose the appeal, we paid approximately Ps. 43.7 million of tax on assets for the year ended December 31, 2001 in March of 2002; approximately Ps. 45.7 million in monthly payments during the year ended December 31, 2002; and approximately Ps.
7.6 million for the months of January and February 2003. On March 19, 2003, the court issued a resolution in our favor. Since the declaratory judgment was favorable to us, to the extent that the Asset Tax Law is not amended, we will be able to deduct debts payable to nonresidents from the asset tax basis. As of today, we have already recovered the amounts paid as described above. See "Item
10. Additional information -- Taxation -- Mexican taxation" and "Item 5. Operating and financial review and prospects -- Results of operations -- Provision for taxes" in our annual report on Form 20-F.

     On July 24, 2003, after consulting with DTH industry officials, President Fox announced that the 10% excise tax that has been imposed on DTH services since January 1, 2002, would be rescinded. On October 30, 2003, the Federal Executive Branch published in the Official Gazette of the Federation of Mexico, a tax holiday equal to 100% of the 10% excise tax on telecommunications, effective November 1, 2003 and applicable only to the tax payable from this date and going forward. Although the resolution provided for a November 1, 2003, effective date, the Ministry of Finance and Public Credit has not yet issued rules or regulations to implement the tax holiday, and we cannot assure you that we will be subject to this benefit.

     We continue proceedings to recover the approximately U.S.$18.0 million and U.S.$14.0 million that we have already paid due to this tax for 2002 and the first nine months of 2003, respectively; however, we cannot assure you that we will be able to recover these amounts, even if we obtain as favorable a resolution for our amparo proceedings for 2003 as we did for the year 2002.

     On March 18, 2003, DIRECTV Latin America, LLC, or DLA, announced that it had filed a voluntary petition for bankruptcy protection, under Chapter 11 of the U.S. Bankruptcy Code, in the U.S. Bankruptcy Court in Wilmington, Delaware. DLA cited its debt burden and high fixed costs and listed liabilities of U.S.$1.6 billion as of the end of 2002. DLA also reported a loss of 54,000 net subscribers in the first quarter of 2003 or 7% of its subscriber base. DLA is a competitor of ours that provides DTH programming and services in Mexico through an affiliated Mexican operating company, Grupo Galaxy, or DIRECTV Mexico. According to its 2002 annual report, Hughes owns approximately 75% of DLA and holds significant indirect interest in DIRECTV Mexico. On December 23, 2003, Fox Entertainment Group, Inc., a 22.0% owned News Corporation subsidiary, acquired a 34% ownership interest in Hughes. The businesses contained in Hughes include a leading U.S. satellite broadcaster, DIRECTV, which has more than 12 million subscribers; an 81% equity holding in satellite operator PanAmSat; and Hughes Network Systems, a provider of broadband satellite network solutions. As a result of News Corporation's acquisition of Hughes, News Corporation acquired an indirect interest in DIRECTV Mexico, our DTH competitor.

     Our Social Part Holders Agreement provides that neither Televisa nor News Corporation may directly or indirectly operate or acquire an interest in any business that operates a DTH satellite system in Mexico (subject to certain limited exceptions). We cannot predict what impact either the DLA bankruptcy or News Corporation's acquisition of an interest in Hughes will have on the competitive environment for DTH in Mexico. See "Risk Factors -- News Corporation has acquired an indirect ownership interest in DIRECTV Mexico, our DTH competitor, and we may consider a transaction involving DIRECTV Mexico" in this prospectus for a discussion of a potential dispute between Televisa and News Corporation, and "Item 3. Key information -- Risk factors -- Risk factors related to our business -- We face intense competition in the pay television market in Mexico," "-- We have significant transactions with our owners who are involved in related businesses which creates the potential for conflicts of interest," "-- One of our owners, News Corporation, may acquire significant interests in DIRECTV, our DTH competitor in Mexico, and

PanAmSat, our sole satellite provider, and we cannot predict what effect this will have on us" and "-- Our equity holders have, or may acquire, interests in businesses in Mexico which compete with us for customers and business opportunities" and "Item 4. Information on the Company -- Business overview -- Competition" in our annual report on Form 20-F.

     On April 14, 2003, a U.S. Bankruptcy Judge authorized DIRECTV Mexico to reject its agreement for the exclusive rights, in several Latin America countries including Mexico, to broadcast the 2006 FIFA World Cup soccer tournament. As a result, we believe the programming disadvantage we faced in 2002, when DIRECTV Latin America had the exclusive Latin American rights to broadcast the World Cup soccer tournament, may be reduced. We cannot predict what effect this will have on our ability to attract new subscribers or retain existing subscribers. See "Item 3. Key information -- Risk factors -- Risk factors related to our business -- We face intense competition in the pay television market in Mexico" and "-- We may not be successful in expanding or maintaining our subscriber base which we must do to service our debt and achieve profitability" in our annual report on Form 20-F.

                              BUSINESS DEVELOPMENTS

     The following describes various developments in our business affairs since December 31, 2002. You should read the following discussion together with "Item
4. Business Overview" in our annual report on Form 20-F to obtain further information regarding our business history, development and the market in which we compete.

OUR STRATEGY

     We believe that the Ku-band DTH satellite pay television industry in Mexico offers substantial opportunities for growth due to the large potential market size, high number of addressable households and low penetration of pay-TV services in Mexico. We believe that Mexico is the second largest television market in Latin America after Brazil, with approximately 19.6 million television households as of December 31, 2002. Mexico remains one of the least penetrated pay-TV markets in the Latin American region, with an estimated 3.6 million pay-TV subscriber households (excluding households receiving unauthorized cable, Ku-band and C-band services), representing approximately 18.4% of the Mexican television market, as of December 31, 2002. We believe that our potential subscriber base principally consists of households with an annual household income of at least Ps. 202,945, as well as commercial establishments such as hotels, restaurants and bars. We estimate that, as of December 31, 2002, Mexico had approximately 4.5 to 5.0 million households with annual income of at least Ps. 202,945, representing approximately 23.0% to 25.5% of the country's total television households. Of these households, we estimate that 3.5 million to 4.0 million could receive DTH service. Mexico has a strong demand for entertainment programming as the average television household in Mexico watches more than seven hours of television daily, according to figures from the Instituto Brasilero de Opinion Publica y Estadistica.

     We believe that Mexico represents one of the largest and most attractive markets for Ku-band DTH satellite pay television services in Latin America. We seek to further consolidate our position as the leading provider of DTH satellite services in Mexico. We believe that we can achieve our business objective by offering a broad range of high quality programming via superior satellite service at a competitive price. Through these means, we intend to increase our market share by persuading our competitors' customers to switch to our service and capitalizing on any projected increase in demand for pay television services in Mexico.

     We intend to continue implementing our business strategy through the following means:

     Offering High Quality Programming. Televisa and News Corporation are major sources of programming content and have granted us exclusive DTH broadcast rights in Mexico to program services or channels over which Televisa and News Corporation have control (including over-the-air, cable, sports and pay-per-view services). In addition to sports, news and general entertainment programming, Televisa provides us with exclusive DTH broadcast rights to its four over-the-air broadcast channels, which are among the most popular television channels in Mexico. We are the only DTH service that offers all of the over-the-air broadcast signals from Mexico City as well as signals from the State of Mexico, Guadalajara, Mexicali, Monterrey, Puebla/Veracruz and Tijuana. News Corporation has also granted us DTH broadcast rights in Mexico to Canal Fox, one of the leading entertainment pay television channels in Mexico and Latin America, Fox News, a 24-hour news channel, Speed Channel, a channel primarily devoted to motor sports, and National Geographic. Although we can provide no assurances that our relationship with Televisa and News Corporation will not be affected by News Corporation's acquisition of an indirect interest in DIRECTV Mexico, we believe that, through our relationship with Televisa and News Corporation, we have negotiated, and believe that we will be able to continue to negotiate, favorable terms for programming both with third-party content providers in Mexico and with international suppliers from the United States, Europe and Latin America.

     Providing Exclusive Events and Enhanced TV Features. In addition to our general programming, we provide exclusive events and enhanced TV features. We set aside five extra channels exclusively for special events, known as Sky Events, which include boxing matches, concerts, sports and movies. As part of our regular service, we offer three channels with interactive features:
Interactive News, Interactive Sports and Interactive Kids. Some events are broadcast using these features to show camera angles for auto races, reality shows and certain soccer matches, as well as to watch instant replays of sporting events. Sky interactive also allows subscribers to watch different content on the same channel and to select the content they prefer to display on the full screen. These exclusive events and enhanced TV features broaden our market appeal.

Capitalizing on Relationships with Televisa and News Corporation. In addition to programming, Televisa and News Corporation provide technology, extensive distribution networks and infrastructure support to Innova, giving us a significant competitive edge in the DTH satellite market in Mexico. We believe that we will continue to benefit from cross-promotional opportunities with Televisa's established media and entertainment businesses in Mexico and the rest of the Spanish-speaking world. We also have access to technology developed by News Corporation and its affiliates on terms no less favorable to Innova than those available to unaffiliated third parties. Although we can provide no assurances that our relationship with our sponsors will not be affected by News Corporation's acquisition of an indirect interest in DIRECTV Mexico, we believe the synergies with, and experience of, our sponsors will continue to benefit us. See "Risk Factors - News Corporation has acquired an indirect ownership interest in DIRECTV Mexico, our DTH competitor, and we may consider a transaction involving DIRECTV Mexico" in this prospectus.

     Providing Superior Digital Ku-band DTH Satellite Service. Our digital Ku-band DTH satellite technology offers larger coverage, greater channel selection, and enhanced video and audio quality as compared to our competitors' terrestrial broadcast, cable, Multipoint Microwave Distribution System, or MMDS, and C-band DTH television services. We believe that a substantial number of the country's television households are unlikely to be serviced by cable or MMDS due to the country's mountainous terrain and the high cost of offering cable or MMDS services in many areas of the country. In contrast, the satellite footprint of PAS-9 that we utilize covers virtually all of the television households in Mexico. In addition, we use satellites we believe are less susceptible to signal interference from adverse weather conditions than the service currently available from the competing Ku-band DTH service.

     Offering Competitive Rates and Fees. We believe our subscription fees and programming prices are competitive with those offered by other pay television platforms. We currently charge our subscribers the following fees: a one-time fee for subscription, installation and activation; a monthly programming fee; a monthly rental fee for the integrated receiver and other hardware; and an annual membership fee. In order to remain competitive, we have lowered our subscription fee several times and offered special promotion on several occasions. See "Item
4. Information on the company -- Business overview -- Programming and services -- Distribution, sales and marketing" and "-- Competition" in our annual report on Form 20-F for further information regarding our and our competitors' fee structures.

     Implementing Aggressive Marketing Campaigns. We continue to advertise extensively throughout Mexico to heighten the growing interest in DTH satellite technology. Our marketing strategy includes advertising through national and regional television, radio, newspapers, magazines, billboards, direct mail, Internet, movie and airport advertising, sponsorship of special events and promotional activities at restaurants, bars, cultural or other social events. We also offer promotions intended to attract subscribers from other pay-TV systems, including offering free subscription, installation and activation to potential subscribers. In addition to advertising, in October 2000, we formed our own sales force in order to complement our existing distribution network, increase market penetration in Mexico's main cities, improve the quality of our subscriber base and reduce the acquisition cost of new subscribers. Over the past three years, we have established direct sales forces in Mexico City, Guadalajara, Monterrey, Puebla, Tijuana, Culiacan, Leon, Queretaro, Merida, Acapulco, Hermosillo, La Paz, and Torreon.

     Emphasizing Customer Service. We designed a customer service program based on Televisa's experience with its existing Mexican cable operations and News Corporation's experience with British Sky Broadcasting plc. We have made significant investments in hardware and software to manage the growth of our DTH platform and to enhance customer service. These include our new SMS, which we have recently implemented, and our call center. Currently, the new SMS is in service and its stabilization is substantially complete, and we expect the new SMS to provide more effective management and billing services to our subscribers. We have also improved the efficiency of our call center by using interactive voice response, predictive dialer and customer management relationship systems. We believe that customer service is an important factor in developing customer loyalty and differentiating our service from that of our competitors.

     Operating on a Break-Even Cash Flow Basis. An important objective of ours has been to operate on a break-even cash flow basis. During the last three quarters of 2002 and for the first nine months of 2003, for the first time since we commenced operations, we achieved positive cash flow provided by operating activities. In order to help finance our operating activities, our owners have informally committed to either (i) lend U.S.$25 million to us this year pursuant to the terms of our credit agreement with our shareholders, which is described above in

"Operating and Financial Review and Prospects," or (ii) contribute additional capital to us this year in an amount equal to U.S.$25 million; however, to date we have not borrowed any of this amount. We currently believe that we will not need to borrow any of these available funds this year in order to finance our liquidity requirements, although no assurances can be given in this regard. If we do not borrow any of the funds made available to us by our owners in 2003, this will be the first full calendar year since our formation that we have not received new funding from our owners in order to help satisfy our liquidity requirements.

RECENT DEVELOPMENTS

     Financial Performance. Our financial performance has continued to improve during 2003. For the nine months ended September 30, 2003, we reported net revenue of Ps. 2,775.0 million, representing an increase of Ps. 115.2 million, or 4.3%, as compared to net revenue for the nine months ended September 30, 2002. This increase is mainly due to the growth of our subscriber base. Our EBITDA for the nine months ended September 30, 2003, improved by Ps. 149.7 million, or 21.2%, to Ps. 857.1 million, as compared to Ps. 707.4 million the nine months ended September 30, 2002. Our EBITDA improvement was due to higher revenues and lower operating expenses as compared to the comparable period in 2002. Additionally, our capital expenditures continued to decrease for the first three quarters of 2003, primarily as a result of continued decreases in the cost per IRD, the number of IRDs purchased based on our subscriber growth, and because we continue to improve our ability to recover and refurbish IRDs. For the remainder of this fiscal year, we anticipate that our capital expenditures for IRDs will remain flat or slightly decrease as we are currently re-negotiating our IRD supply contracts with all of our vendors. Nevertheless, our capital expenditures could increase should we be unable to renegotiate these supply contracts on favorable terms or we experience a significant increase in IRD requirements due to an increase in subscribers or should we require IRDs with new technology or functionality. Our remaining 2003 IRD purchase obligation is anticipated to be approximately U.S.$4.8 million. Peso-denominated information in this paragraph is stated in constant Pesos in purchasing power as of September 30, 2003. The change in the NCPI for the three-month period ended September 30, 2003 was 1.031%. For a discussion of our unaudited results of operations as of and for the six months ended June 30, 2003, see "Operating and Financial Review and Prospects."

     Subscriber Base. As of September 30, 2003, the number of our gross active subscribers increased to 826,100, including 46,850 commercial subscribers. This represents a 12.7% increase from 732,700 subscribers, including 33,700 commercial subscribers as of September 30, 2002 or approximately 93,400 gross active subscribers, as new subscribers substantially exceeded subscriber cancellations during this twelve-month period. We believe the increase in the subscriber base was primarily due to the sustained increase in customer activations in response to the high quality of our programming content, special programming and exclusive events, as well as to our aggressive marketing campaigns. In addition to increasing the number of subscribers, we continue to improve our subscriber base quality by, among other things, encouraging new and current subscribers to pay their monthly programming services through automatic charges to a credit card.

     The continued growth of our subscriber base is subject to our continued efforts to reduce subscriber turnover and pirating of pay television signals. In an attempt to mitigate the latter, in July 2003, we agreed to create the Asociacion Nacional de TV Restringida with a group of pay television providers in order to primarily combat piracy, among other things. We cannot guarantee that the efforts of this group will prove successful in deterring piracy. See "Item 3. Key information -- Risk factors -- Risk factors related to our business -- We could lose subscribers and revenue if others are able to steal our signals" in our annual report on Form 20-F.

     The growth of our subscriber base also depends on our ability to offer the services that our customers demand and to respond effectively to technological developments in the pay television industry that may allow our competitors to offer new and expanded services. See "Item 3. Key information -- Risk factors -- Risk factors related to our business -- We may not be successful in expanding or maintaining our subscriber base which we must do to service our debt and achieve profitability" and "-- Changes in technology could render our service obsolete or increase our costs" in our annual report on Form 20-F. Recently, the Secretaria de Comunicaciones y Transportes, which regulates the pay television industry in Mexico, authorized cable television providers to begin providing the services of bi-directional data transmission, which permits them to provide their customers enhanced television, interactive programming services, near-video-on-demand services, video-on-demand services and e-commerce applications. We are reviewing this development; however, we cannot anticipate what impact the offering of such services by our competitors will have on our subscriber growth or results of operations, and we cannot assure you that we will be able to offer comparable services to continue to attract sufficient subscribers to grow our subscriber base. See "Item 4. Information on the company -- Business overview --Competition -- Cable television and MMDS" in our annual report on Form 20-F.

     Programming. During the second and third quarters of 2003, we continued to enhance our programming content by adding shows on a pay television exclusive basis, including the Big Brother 2 and the Big Brother VIP 2 reality shows, the Wimbledon and U.S. Open Tennis Tournaments, boxing matches, certain matches of the Mexican 2002-2003 Closing Soccer Tournament and 2003-2004 Opening Soccer Tournament, and certain matches of the Mexican Baseball league. We also added the LPGA, U.S. PGA and U.S. Senior PGA Golf Tournaments on a non-exclusive basis. In addition to new programming contracts, we continue to operate under arrangements with a number of third-party programming providers. These providers currently provide a number of programming alternatives for both our basic and premium digital services packages. Substantially all of these arrangements are on a non-exclusive basis, are denominated in U.S. Dollars and are for limited terms, typically one to two years, and may be renewed at our option upon their expiration. We cannot assure you, however, that these arrangements will not be terminated, or that we will be able to renew these contracts and arrangements upon their expiration, or if so, upon similar or otherwise favorable terms.

     Subscriber Management System. In November 2003, we successfully implemented our new SMS to support the growth of our subscriber base. Currently this system is in service and its stabilization is substantially complete. Our current agreement with NDS plc related to the maintenance of our old SMS will be terminated.

     Directors. Our Board of Directors currently consists of the following persons appointed by Televisa: Emilio Fernando Azcarraga Jean, Alexandre Moreira Penna da Silva, Alfonso de Angoitia Noriega, Jose Antonio Baston Patino, Salvi Rafael Folch Viadero, and Juan Sebastian Mijares Ortega; and the following persons appointed by News Corporation: Romulo Pontual, Bruce Churchill, Jacopo Bracco and Lawrence Jacobs. The alternate directors now include the following persons appointed by Televisa: Pablo Abel Vazquez Oria, Jose Antonio Lara del Olmo, Joaquin Balcarcel Santa Cruz, Jorge Lutteroth Echegoyen, Carlos Ferreiro Rivas, and Maria Azucena Dominguez Cobian; and the following persons appointed by News Corporation: Paul Haggerty, Paula Wardinski and Emilio Carrillo Gamboa. The Executive Committee currently consists of: Messrs. Azcarraga Jean, de Angoitia Noriega, Vazquez Oria, Penna da Silva, Pontual, Churchill and Bracco. The alternate members include: Messrs. Mijares Ortega, Folch Viadero, Ferreiro Rivas, Lara del Olmo, Jacobs, Carrillo Gamboa and Ms. Wardinski.

     Mexican Economic Conditions. Although the Mexican economy has exhibited signs of improvement, general macro-economic sluggishness continues. In fact, we believe the main factor causing the subscriber cancellations we experienced since January 1, 2003 was the continuing weakness in the Mexican economy. Any material devaluation or depreciation of the Peso could also thwart any improvement in the Mexican economy, and accordingly adversely affect our subscriber growth. Additionally, decreases in the value of the Peso against the U.S. Dollar could cause us to incur foreign exchange losses, reducing our net income. Recent political events could further slow economic reform and progress. The political party of Mexico's President Vicente Fox lost additional seats in the Mexican midterm congressional voting held in July 2003. The increased party opposition and legislative gridlock arising out of the elections could further hinder President Fox's ability to implement his economic initiatives.

     On July 24, 2003, after consulting with DTH industry officials, President Fox announced that the 10% excise tax that has been imposed on DTH services since January 1, 2002, would be rescinded. On October 30, 2003, the Federal Executive Branch published in the Official Gazette a tax holiday equal to 100% of the 10% excise tax on telecommunications, effective November 1, 2003 and applicable only to the tax payable from this date and going forward. Although the resolution provided for a November 1, 2003, effective date, the Ministry of Finance and Public Credit has not yet issued rules or regulations to implement the tax holiday, and we cannot assure you that we will be subject to this benefit.

     We continue proceedings to recover the approximately U.S.$18.0 million and U.S.$14.0 million that we have already paid in this tax for 2002 and the first nine months of 2003, respectively; however, we cannot assure you that we will be able to recover these amounts, even if we obtain as favorable a resolution for our amparo proceedings for 2003 as we did for the year 2002.

     Refinancing our Indebtedness. On October 20, 2003, we used the net proceeds of the offering of the old notes, together with available cash, to redeem U.S. $287 million in principal amount of our 12 7/8% senior notes due 2007, and to pay a redemption premium, accrued interest, Mexican withholding taxes and related fees and expenses. After redeeming this principal amount, U.S. $88 million in principal amount of the 12 7/8% senior notes remains outstanding. We believe this refinancing will lower our cost of borrowing.

     Further, effective as of September 9, 2003, our owners capitalized all loans made by them or any of their affiliates to us. The amount of the loans and accrued interest capitalized as of September 9, 2003 was approximately Ps. $4.3 billion. The capitalization did not affect the percentage ownership interests of our owners. The lenders contributed, assigned and transferred to Innova Holdings, S. de R.L. de C.V., a newly incorporated limited liability company with variable capital, all their loans and accrued interest owing at the time of the capitalization in exchange for social parts in Innova Holdings. Innova Holdings in turn contributed, assigned and transferred such loans and accrued interest to us. In exchange for this capital contribution, Innova issued to Innova Holdings new Series C limited-voting social parts. After giving effect to the capitalization, Televisa continues to indirectly own 60%, News Corporation continues to indirectly own 30% and Liberty Media continues to indirectly own 10% of Innova. See "Capitalization" for further discussion regarding our outstanding indebtedness as of September 30, 2003.

     News Corporation's Acquisition of an Indirect Interest in DirecTV Mexico. On December 23, 2003, Fox Entertainment Group, Inc., a 82.0% owned News Corporation subsidiary, acquired a 34% ownership interest in Hughes. The businesses contained in Hughes include a leading U.S. satellite broadcaster, DIRECTV, which has more than 12 million subscribers; an 81% equity holding in satellite operator PanAmSat; and Hughes Network Systems, a provider of broadband satellite network solutions. As a result of News Corporation's acquisition of Hughes, News Corporation acquired an indirect interest in DIRECTV Mexico, our DTH competitor.

     Our Social Part Holders Agreement provides that neither Televisa nor News Corporation may directly or indirectly operate or acquire an interest in any business that operates a DTH satellite system in Mexico (subject to certain limited exceptions). We cannot predict what impact either the DLA bankruptcy or News Corporation's acquisition of an interest in Hughes will have on the competitive environment for DTH in Mexico. See "Risk Factors -- News Corporation has acquired an indirect ownership interest in DIRECTV Mexico, our DTH competitor, and we may consider a transaction involving DIRECTV Mexico" in this prospectus for a discussion of a potential dispute between Televisa and News Corporation, and "Item 3. Key information -- Risk factors -- Risk factors related in our business -- We face intense competition in the pay television market in Mexico," "-- We have significant transactions with our owners who are involved in related businesses which creates the potential for conflicts of interest," "-- One of our owners, News Corporation, may acquire significant interests in DIRECTV, our DTH competitor in Mexico, and PanAmSat, our sole satellite provider, and we cannot predict what effect this will have on us" and "-- Our equity holders have, or may acquire, interests in businesses in Mexico which compete with us for customers and business opportunities" and "Item 4. Information on the Company -- Business overview -- Competition" in our annual report on Form 20-F.

                          DESCRIPTION OF THE NEW NOTES

     We issued the old notes and will issue the new notes (unless the context otherwise requires, for the purposes of this section, the "Notes" shall be deemed to refer collectively to the old notes and any new notes) under an Indenture, dated September 19, 2003, as amended or supplemented through the expiration date (the "Indenture"), among Innova, as issuer (the "Company"), the Bank of New York, as Trustee, Registrar, Paying Agent and Transfer Agent (the "Trustee, Registrar, Paying Agent and Transfer Agent"), the Bank of New York (Luxembourg), as Luxembourg Paying Agent and Transfer Agent (the "Luxembourg Paying Agent and Luxembourg Transfer Agent") and the holders and beneficial owners of the Notes. The terms of the new notes and the old notes are identical in all respects, except that, because the offer of the new notes will have been registered under the Securities Act, the new notes will not be subject to transfer restrictions, registration rights or the related provisions for increased interest if we default under the related registration rights agreement. The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained in the Indenture. Capitalized terms not defined in this section of the prospectus have meanings as set forth in the Indenture.

GENERAL

     The Notes will be unsubordinated obligations of the Company, initially limited to U.S.$300,000,000 aggregate principal amount, and will mature on September 19, 2013. Each Note will bear interest at the rate shown on the front cover of this prospectus from September 19, 2003 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the March 4 or September 4 immediately preceding the Interest Payment Date) on March 19 and September 19 of each year, commencing March 19, 2004. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If the exchange offer is consummated on the terms and within the period contemplated by this prospectus, no special interest will be payable.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 101 Barclay Street, New York, New York 10286) and in Luxembourg (which initially will be at the offices of the Paying Agent and Transfer Agent at The Bank of New York (Luxembourg) S.A., Aerogolf Centre, IA Hoehenhof, L-1736 Senningerberg Luxembourg); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register. For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, the Company shall maintain a Paying Agent and a Transfer Agent in Luxembourg.

     The Notes will be issued only in fully registered form, without coupons, in denominations of U.S.$10,000 of principal amount at maturity for Rule 144A Global Notes and in denominations of U.S.$1,000 of principal amount at maturity for Regulation S Global Notes and, in both cases, in integral multiples of U.S.$1,000 in excess thereof. See "-- Book-entry; delivery and form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. In the event a Note is transferred in part, the Company will issue a new Note in principal amount equal to the untransferred portion thereof and any new note so issued may be received at the office of the Trustee in New York or the Paying Agent in Luxembourg.

     The Company may, subject to the covenants described below under "-- Covenants" and applicable law, issue additional Notes under the Indenture. The Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture, including without limitation, waivers, amendments, redemptions and Offers to Purchase.

     For purposes of the Indenture, the U.S. Dollar equivalent of any amounts denominated in a foreign currency (including Pesos) shall be calculated using the noon U.S. Dollar buying rate in New York City for wire transfers of such currency as published by the Federal Reserve Bank of New York on the date such foreign currency amount is received, incurred or paid.

     The old notes and the new notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and Offers to Purchase.

     Subject to applicable law, the Trustee and the Paying Agents shall pay to the Company upon request any monies held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to such monies must look to the Company for payment as general creditors.

     For so long as the Notes are listed on the Luxembourg Stock Exchange, all notices regarding the Notes will be valid if published in one daily newspaper in Luxembourg or in such other manner as the Trustee may approve and will otherwise comply with applicable Luxembourg Stock Exchange rules and regulations. Additionally, so long as required under Luxembourg Stock Exchange rules, we will publish a notice if we intend to redeem the Notes, if we intend to offer to purchase the Notes, if one of our Subsidiaries becomes a guarantor of the Notes or if we modify or amend the Indenture. It is expected, however, that publication of notices will normally be made in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the date of the first such publication in the required newspaper or newspapers.

OPTIONAL REDEMPTION

     The Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after September 19, 2008 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the twelve-month period commencing September 19 of the years set forth below:

           YEAR                                                             REDEMPTION PRICE
           ----                                                             ----------------

           2008                                                                 104.6875%
           2009                                                                 103.1250%
           2010                                                                 101.5625%
           2011                                                                 100.0000%

     In addition, if, at any time within the 36-month period following the Closing Date, the Company receives Net Cash Proceeds from one or more sales of Common Stock of the Company, the Company may use all or a portion of any such Net Cash Proceeds to redeem up to 35% of the aggregate principal amount of the Notes at a Redemption Price (expressed as a percentage of principal amount) of 109.375%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment
Date); provided that (i) at least U.S.$195 million aggregate principal amount of Notes remains Outstanding after each such redemption and (ii) such redemption occurs within 90 days of such sales.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of U.S.$1,000 in principal amount at maturity or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

     The Notes will also be subject to redemption in whole, but not in part, at the option of the Company at any time at 100% of their principal amount, together with accrued interest thereon, if any, to the Redemption Date, in the event the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to such Notes, any Additional Amounts in excess of those attributable to a withholding tax rate of 10% as a result of a change in or amendment to the laws (including any regulations, rules or rulings promulgated thereunder) of Mexico (or any political subdivision or taxing authority thereof or therein), or any change in or amendment to any official position regarding the application, administration or interpretation of such laws, rules, regulations or rulings, including a holding of a court of competent jurisdiction, which change or amendment is announced or becomes effective on or after the Closing Date. See "-- Additional Amounts."

RANKING

     The Notes will be unsecured, unsubordinated indebtedness of the Company, will rank pari passu in right of payment with all existing and future unsecured unsubordinated indebtedness and will be senior in right of payment of principal and interest to all subordinated indebtedness of the Company.

     The Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries (including trade payables).

FURTHER ISSUES

     The Company may, from time to time, without the consent of the Holders of the Notes, create and issue further notes having the same terms and conditions as the Notes in all respects, except for the issue date, the issue price and first payment of interest thereon. Additional notes issued in this manner may be consolidated with and form a single issue with the Notes.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     FOR PURPOSES OF THE FOLLOWING DEFINITIONS, THE COVENANTS DESCRIBED UNDER "COVENANTS" AND THE INDENTURE GENERALLY, ALL CALCULATIONS AND DETERMINATIONS SHALL BE MADE IN ACCORDANCE WITH MEXICAN GAAP AS IN EFFECT ON THE CLOSING DATE AND SHALL BE BASED UPON THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND ITS RESTRICTED SUBSIDIARIES PREPARED IN ACCORDANCE WITH MEXICAN GAAP AND THE COMPANY'S ACCOUNTING POLICIES AS IN EFFECT ON THE CLOSING DATE. WHERE CALCULATIONS OR AMOUNTS ARE DETERMINED WITH REFERENCE TO REPORTS FILED WITH THE COMMISSION OR THE TRUSTEE, THE INFORMATION CONTAINED IN SUCH REPORTS SHALL (SOLELY FOR THE PURPOSES OF THE INDENTURE) BE ADJUSTED TO THE EXTENT NECESSARY TO CONFORM TO MEXICAN GAAP AS IN EFFECT ON THE CLOSING DATE.

     "Acquired Indebtedness" means (i) Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by the Company or a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition and (ii) Indebtedness of a Person secured by a Lien encumbering any asset acquired by such Person, which Indebtedness was not Incurred in connection with, or in anticipation of, such acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with Mexican GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person (other than net income (or loss) attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income (or loss) of any Unrestricted Subsidiary, except, in the case of net income, to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) except in the case of any restriction or encumbrance permitted under clause (ii) or (iv) of the "Limitation on dividends and other payment restrictions affecting Restricted Subsidiaries" covenant described below, the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis, net of any related fees and expenses) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), including any write-ups or restatements required under Mexican GAAP (other than with respect to items referred to in clause (ii) below), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with Mexican GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission reports and reports to Holders" covenant.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an Investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction, but not the granting of a Lien) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (excluding property, assets or Capital Stock of Unrestricted Subsidiaries) of the Company or any of its Restricted Subsidiaries other than transactions (A) in the ordinary course of business of the Company or such Restricted Subsidiary or (B) that constitute "Restricted Payments" which are permitted under the covenant "Limitation on Restricted Payments" and, in each case, that are not governed by the provisions of the Indentures applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; provided that "Asset Sale" shall not include (a) sales, transfers or other dispositions of DTH Units, inventory, services (including advertising), receivables and other current assets, (b) sales, transfers or other dispositions of assets for consideration at least substantially equal to the fair market value of the assets sold or disposed of, provided that the consideration received would satisfy clause (ii) of the first sentence of the "Limitation on Asset Sales" covenant, or (c) sales, transfers or other dispositions of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, provided further that a transaction described in clauses (i), (ii) and (iii) shall constitute an Asset Sale only if the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $2.5 million or more in any twelve-month period.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof, if duly authorized to act under the Company's organizational documents including with respect to the Indenture.

     "Capital Stock" means, with respect to any Person, any and all shares, social parts, interests, participation or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with Mexican GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) (other than the Existing Social Part Holders and their respective Affiliates) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis; or (ii) any "person" or "group" (other than the Existing Holders and their respective Affiliates), together with any Affiliates or Related Persons thereof, shall succeed in having a sufficient number of its nominees appointed to the Board of Directors such that the nominees, when added to any existing member remaining on the Board of Directors of the Company after such appointment who was a nominee of or is an Affiliate or Related Person of such "person" or "group," will constitute a majority of the Board of Directors of the Company.

     "Clearstream Banking" means Clearstream Banking, societe anonyme, or any successor.

     "Closing Date" means the date on which the Notes were originally issued under the Indenture, which date is September 19, 2003.

     "CNBV" means the Comision Nacional Bancaria y de Valores.

     "Common Stock" means, with respect to any Person, any and all shares, interests, social parts, participation or other equivalents (however designated, whether voting or nonvoting) of such Person's equity, other than

Disqualified Stock of such Person, whether now outstanding or issued after the Closing Date, including all Common Stock or Preferred Stock (other than Disqualified Stock).

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus the sum of the amounts for such period of (i) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, plus (ii) income and asset taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), plus (iii) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, plus (iv) amortization expense, including (without limitation) amortization of pre-operating expenses, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, plus (v) foreign exchange losses that are reported below the "operating income" line on the Company's statement of income, plus (vi) all non-cash items that are reported below the "operating income" line on the Company's statement of income (including monetary losses and equity in losses of Persons that are not Restricted Subsidiaries) reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by Mexican GAAP to be, made), plus (vii) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity, less (viii) deferred income taxes and accrued employee profit sharing amounts (other than deferred income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), less (ix) foreign exchange gains that are reported below the "operating income" line on the Company's statement of income and less (x) all non-cash items that are reported below the "operating income" line on the Company's statement of income (including monetary gains that are reported and equity in earnings of Persons that are not Restricted Subsidiaries), to the extent increasing Adjusted Consolidated Net Income (other than items that will result in the receipt of cash payments), all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with Mexican GAAP and on a basis consistent with the methods and manner such items are reported in the Company's audited consolidated financial statements included in this prospectus; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with Mexican GAAP or otherwise reduced in calculating Adjusted Consolidated Net Income) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of social parts of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of social parts of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest paid (by any Person) with respect to Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization or write-off thereof) paid or payable in connection with the offering of the Notes, the exchange offer or Shelf Registration Statement with respect to the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with Mexican GAAP.

     "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recent fiscal quarter to (ii) the aggregate amount of Consolidated EBITDA for the four preceding fiscal quarters in each case for which financial statements of the Company have been filed with the Commission or provided to the relevant Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four fiscal quarter period being the "Four Quarter Period"); provided that (A) pro forma effect shall be given to any Indebtedness (including, if applicable, the Notes) Incurred during such Four Quarter Period or subsequent to the end of the Four Quarter Period and on or prior to the Transaction Date, in each case as if such Indebtedness has been Incurred, and the proceeds thereof had been applied, on the first day of such Four Quarter Period; (B) pro forma effect shall be given to any Indebtedness that was outstanding during such Four Quarter Period or thereafter but that is not outstanding or is to be repaid, defeased or satisfied on the Transaction Date, as if such Indebtedness had been repaid, defeased or satisfied on the first day of the Four Quarter Period; (C) pro forma effect shall be given to Asset Sales, Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Sale or Asset Disposition) that occur during the period beginning on the first day of the Four Quarter Period and ending on the Transaction Date (the "Reference Period") as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (D) pro forma effect shall be given to asset sales, asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Sales, Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Sales, Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that, to the extent that clause (C) or
(D) of this sentence requires that pro forma effect be given to an Asset Sale, Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available; (E) Indebtedness of a Restricted Subsidiary shall be excluded, in the same proportion that, pursuant to any provision described in clause (iii) of the definition of "Adjusted Consolidated Net Income" which is expected to remain in effect, any of the net income of such Restricted Subsidiary is not permitted to be paid to holders of Common Stock of such Restricted Subsidiary; and (F) the aggregate amount of Indebtedness outstanding as of the end of the Four Quarter Period will be deemed to include the average daily balance of Indebtedness outstanding under any revolving credit facilities of the Company or its Restricted Subsidiaries during the Four Quarter Period.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with Mexican GAAP.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

     "DTH Assets" means all assets, rights (contractual or otherwise), services and properties, whether tangible or intangible, used or intended for use in connection with a DTH Business, including without limitation DTH Units and shares of capital stock of or other equity interests in Grupo Galaxy Mexicana,
S. de R.L. de C.V., or any of its subsidiaries or affiliates, as well as the capital stock of any Person with Mexican trademark rights to "DIRECTV."

     "DTH Business" means the business of (i) developing, operating, or providing services relating to direct to home satellite systems for the distribution of subscription programming services directly to homes and cable systems in Mexico and other areas covered by the "footprint" of the satellites utilized by the Company, and activities to accomplish the foregoing, including the acquisition of the rights to exhibit subscription programming services and channels in Mexico and such other areas or (ii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified above; provided that the determination of what constitutes a DTH Business shall be made in good faith by the Board of Directors, which determination shall be conclusive.

     "DTH Unit" means one or more of the components used by subscribers to receive program services in connection with the Company's DTH Business, including satellite dishes, low noise blockers, integrated receivers/decoders, Smart Cards, remote controls and related components.

     "Euroclear" means Euroclear Bank S.A./N.V. or its successor as operator of the Euroclear System.

     "Existing Social Part Holders" means SKY DTH, S. de R.L. de C.V., News DTH (Mexico) Investment, Ltd. and Liberty Mexico DTH, Inc.

     "Fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Solely for purposes of calculating fair market value under the "Limitation on Asset Sales" covenant (including, without limitation, in respect of the determination of whether a sale, transfer or other disposition of assets constitutes an "Asset Sale" under clause (b) of the first proviso to the definition of "Asset Sales"), with respect to amounts in excess of $15 million, fair market value shall be determined, on the basis of the first sentence of this definition, in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

     "Four Quarter Period" has the meaning specified in the definition of Consolidated Leverage Ratio.

     "Government Securities" means direct obligations of, obligations fully guaranteed by, or participation in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing (whether pursuant to a guaranty, a fianza, an aval or otherwise) any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise (but not including any obligations arising solely by reason of such Person's status as a partner of a partnership, as a shareholder of a limited liability company or as an equity owner of any other entity) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary;

provided that (i) neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness and (ii) if the Company or any Restricted Subsidiary shall enter into any agreement with respect to Mexican Peso-denominated Indebtedness whereby the nominal principal amount of such Indebtedness is periodically increased as a result of and in proportion to the devaluation of the Mexican Peso against the U.S. Dollar or the rate of inflation in Mexico during such period, then such increase in principal amount shall be deemed not to be an "Incurrence" for purposes of the first paragraph of part (a) of the "Limitation on Indebtedness" covenant; provided further, however, that the Company may elect to treat all or any portion of revolving or line of credit debt of the Company or a Subsidiary as being Incurred from and after any date beginning the date the revolving or line of credit commitment is extended to the Company or a Subsidiary, by furnishing notice thereof to the Trustee, and any borrowings or reborrowings by the Company or a Subsidiary under such commitment up to the amount of such commitment designated by the Company as Incurred shall not be deemed to be new Incurrences of Indebtedness by the Company or such Subsidiary.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except (x) Trade Payables or (y) accrued liabilities not relating to borrowed money arising in the ordinary course of business which are not overdue or which are being contested in good faith, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, net liabilities under Currency Agreements and Interest Rate Agreements. Notwithstanding the foregoing, "Indebtedness" shall not include obligations of any Person as lessee under transponder leases. The amount of Indebtedness of any Person at any date shall be (without duplication) the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation (unless the underlying contingency has not occurred and the occurrence of the underlying contingency is entirely within the control of the Company or its Restricted Subsidiaries); provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with Mexican GAAP and (B) that Indebtedness shall not include any liability for (i) federal, state, local or other taxes of Mexico, the United States or any other jurisdiction, (ii) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or (iii) any indebtedness that has been defeased or satisfied in accordance with the terms of the documents governing such indebtedness.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment) held by the Company or any of its Restricted

Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. Notwithstanding the foregoing, any issuance of Common Stock of the Company in exchange for Capital Stock, property or assets of another Person shall be deemed not to be an Investment by the Company in such other Person. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer. Notwithstanding the foregoing, the term "Investment" shall not include: (i) accounts payable to suppliers, advances to customers (other than Subsidiaries of the Company), accounts receivables and other commercially reasonable extensions of trade credit, in each case that are, in conformity with Mexican GAAP, recorded as accounts receivable or accounts payable, as the case may be, and any loan, advance, subsidy, other extension of credit or payment to any Person in connection with DTH Units, and (ii) payments made in respect of prepaid expenses, negotiable instruments held for collection and lease, performance deposits and other similar deposits.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind upon or with respect to any property (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Mexican GAAP" means generally accepted accounting principles in Mexico and the accounting principles and policies of the Company and its Restricted Subsidiaries, in each case as in effect as of the date of the Indenture. All ratios and computations shall be computed in conformity with Mexican GAAP applied on a consistent basis and using constant Peso calculations, except as otherwise set forth in the second sentence of the definition of Indebtedness and except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to the matters referred to in clause (ii) of the last sentence of the definition of "Consolidated Interest Expense."

     "Mexican Tax Distributions" means payments or distributions to social part holders of the Company of the Company's Taxes (including any interest and penalties thereon) to the extent any such payment or distribution is required by law.

     "Mexico" means the Estados Unidos Mexicanos (the United Mexican States) and any branch of power, ministry, department, authority or statutory corporation or other entity (including a trust), owned or controlled directly or indirectly by the Estados Unidos Mexicanos or any of the foregoing or created by law as a public entity.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale (or in order to obtain a necessary consent in connection therewith), (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension


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and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with Mexican GAAP, (v) any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) that is required to be held in escrow pending determination of whether a purchase price adjustment will be made, but amounts under this clause (v) shall become Net Cash Proceeds at such time and to the extent such amounts are released to such Person, and (vi) a pro rata portion of the amount of cash or cash equivalents received by any Restricted Subsidiary which is attributable to minority interests in such Restricted Subsidiary that are held by Persons other than the Company or its Restricted Subsidiaries and (b) with respect to any issuance or sale of Capital Stock (other than any Capital Stock issued in connection with the Social Part Holders Note Capitalization), the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means an offer by the Company to purchase Notes from the Holders commenced by mailing a notice to the Trustee and each Holder that, unless otherwise required by applicable law, shall state: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");
(iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $10,000 for Rule 144A Notes and $1,000 for Regulation S Notes and in both cases, in integral multiples of $1,000 in excess thereof. On the Payment Date, the Company shall
(i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $10,000 for Rule 144A Notes and $1,000 for Regulation S Notes and in both cases, in integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "Outstanding" when used with respect to any Notes, means, as of the date of determination, all such Notes theretofore authenticated and delivered under this Indenture, except: (a) any such Note theretofore cancelled by the Trustee or the Security Registrar or delivered to the Trustee or the Security Registrar for cancellation; (b) any such Security for whose payment at the Maturity thereof money in the necessary amount has been theretofore deposited pursuant hereto (other than pursuant to the section described below under "Defeasance") with the Trustee or any


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

Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Notes and any Coupons appertaining thereto; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made; (c) any such Note with respect to which the Company has effected defeasance or covenant defeasance pursuant to the terms hereof, except to the extent provided in the section described below under "Defeasance"; and (d) any such mutilated, lost, destroyed or wrongfully taken Note that has become or is about to become due and payable and the Company has paid for or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, unless there shall have been presented to the Trustee proof satisfactory to it that such Note is held by a bona fide purchaser in whose hands such Note is a valid obligation of the Company; provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder or are present at a meeting of Holders of Notes for quorum purposes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or such other obligor, shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making any such determination or relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded. Notes so owned which shall have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee (A) the pledgee's right so to act with respect to such Notes and (B) that the pledgee is not the Company or any other obligor upon the Notes or any Coupons appertaining thereto or an Affiliate of the Company or such other obligor.

     "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with Mexican GAAP; (iv) Investments received in satisfaction of judgments, bankruptcy, insolvency, work-outs or similar arrangements; (v) (A) loans or advances to employees made in the ordinary course of business of the Company or its Restricted Subsidiaries and that do not in the aggregate exceed at any one time outstanding the greater of (I) U.S.$4 million and (II) 1% of Consolidated EBITDA for the Four Quarter Period, (B) loans or advances that do not in the aggregate exceed at any one time outstanding the greater of (I) U.S.$4 million and (II) 1% of Consolidated EBITDA for the Four Quarter Period and (C) other loans or advances to distributors, suppliers, content providers or customers of the Company or any Restricted Subsidiary that do not in the aggregate exceed at any one time outstanding the greater of (I) U.S.$6 million and (II) 1.5% of Consolidated EBITDA for the Four Quarter Period; (vi) Interest Rate Agreements (to the extent the notional principal amount thereof does not exceed the principal amount of the Indebtedness of the Company and its Restricted Subsidiaries with floating rates of interest) and Currency Agreements, to the extent entered into for the purpose of protecting the Company or its Restricted Subsidiaries against fluctuations in interest rates or currency exchange rates, respectively; (vii) Investments received as a result of Asset Sales which are permitted to be received in accordance with the "Limitation on Asset Sales" covenant and (viii) Investments existing on the Closing Date.

     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are either (a) delinquent for less than 90 days (provided that the fair market value of the aggregate amount of the property and assets subject to such Liens does not exceed U.S.$5 million) or (b) being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with Mexican GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with Mexican GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security and statutory obligations (including to secure government contracts); (iv) Liens incurred or deposits made to secure (a) letters of credit (to the extent such letters of credit meet the criteria set forth in the definition of "Indebtedness"), the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and any bank's unexercised right of set off with respect to deposits made in the ordinary course and (b) indemnity obligations in respect of the disposition of any business or assets of the Company or any Restricted Subsidiary (provided that the property subject to such Lien does not have a fair market value in excess of the cash or cash equivalent proceeds received by the Company and its Restricted Subsidiaries in connection with such disposition);
(v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property (including, without limitation, equipment, inventory, facilities, programming, films, DTH Units and other DTH Assets and, in each case, proceeds therefrom); provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, (1) to finance the cost (including the cost of design, development, improvement, production, acquisition, manufacture, lease, distribution, subsidy, construction, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 270 days after the later of the manufacture, the acquisition, the completion of construction, installation or integration or the commencement of full operation, or the lease, distribution or subsidy, of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost (plus fees, expenses and similar payments made in connection with the Incurrence of such Indebtedness) and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) bailments and other possessory Liens relating to DTH Units granted to customers, suppliers or distributors by the Company or any Restricted Subsidiary; (ix) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (x) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (xi) Liens arising from filing Uniform Commercial Code or similar financing statements regarding leases; (xii) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary (including, without limitation, Liens to secure Acquired Indebtedness); provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; (xiii) Liens in favor of the Company or any Restricted Subsidiary; (xiv) Liens arising out of judgments or awards against the Company or any Restricted Subsidiary that do not give rise to an Event of Default with respect to which the Company or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and the Company or such Restricted Subsidiary is maintaining adequate reserves in accordance with Mexican GAAP; (xv) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default; (xvi) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xvii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xviii) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xix) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; (xx) Liens on or sales of receivables; (xxi) Liens in connection with the satisfaction and discharge or defeasance of Indebtedness of the Company or a Restricted Subsidiary; (xxii) other Liens incidental to the conduct of the Company's and its Restricted Subsidiaries' business or the ownership of its property and assets not securing any Indebtedness, and which do not in the aggregate materially detract from the value of the Company's and its Restricted Subsidiaries' property or assets when taken as a whole, or materially impair the use thereof in the operation of its business; and (xxiii) Liens incurred to renew, extend, refinance or refund, in whole or in part, Indebtedness or obligations secured by any Lien incurred under clauses (i)-(xxii) above, provided that (a) such Lien does not extend to any other property or assets, and
(b) the principal amount of Indebtedness (if any) so secured is not increased except as otherwise permitted under clause (iii) of the second paragraph of part
(a) of the "Limitation on Indebtedness" covenant.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non voting) of such Person's preferred or preference equity, whether now outstanding or issued after the Closing Date, including, without limitation, all series and classes of such preferred stock or preference stock.

     "Related Person" of any Person means any other Person directly or indirectly owning (a) 10% or more of the outstanding Common Stock of such Person or (b) 10% or more of the combined voting power of the Voting Stock of such Person.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Group and its successors.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "Social Part Holders Agreement" means the Social Part Holders Agreement, dated as of March 6, 1997, by and among Televisa, Galavision DTH, S. de R.L., Alejandro Sada, News Corporation, News DTH (Mexico) Investment Ltd, David Evans and the Company.

     "Social Part Holders Note Capitalization" means the cancellation by the Existing Social Part Holders and their Affiliates of all of the debt plus accrued interest then owed to such entities by Innova, Corporacion Novavision,
S. de R.L. de C.V. and their Affiliates (in the amount of approximately Ps. 4.0 billion as of June 30, 2003), and otherwise as contemplated in the prospectus for the sale of the Notes.

     "Start Date" means the first day of the first consecutive four quarter period for which the amount calculated by deducting from Consolidated EBITDA of the Company, the sum of (A) 175% of Consolidated Interest Expense and (B) all capital expenditures made by the Company or its Restricted Subsidiaries, in each case during such period, is positive.

     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Indebtedness shall be subordinated to the prior payment in full of the Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be permitted for so long as any Default in the payment of principal (or premium, if any) or interest on the Notes exists; (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an Event of Default exists with respect to the Notes, upon notice by holders of 25% or more in principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Indebtedness (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be made for a period of 179 days from the date of such notice or for the period until such default has been cured or waived or ceased to exist and any acceleration of the Notes has been rescinded or annulled, whichever period is shorter (which Indebtedness may provide that (A) no new period of payment blockage may be commenced by a payment blockage notice unless and until 360 days have elapsed since the effectiveness of the immediately prior notice, (B) no nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to such holders (or such agents or trustees) shall be, or be made, the basis for a subsequent payment blockage notice and (C) failure of the Company to make payment on such Indebtedness when due or within any applicable grace period, whether or not on account of such payment blockage provisions, shall constitute an event of default thereunder); and (iii) such Indebtedness may not (x) provide for payments of principal of such Indebtedness at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder), in each case prior to the final Stated Maturity of the Notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such other Indebtedness at the option of the holder thereof prior to the final Stated Maturity of the Notes, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to an offer to purchase made by the Company) which is conditioned upon a Change of Control of the Company pursuant to provisions substantially similar to those described under "-- Repurchase of Notes upon a Change of Control" (and which shall provide that such Indebtedness will not be repurchased pursuant to such provisions prior to the Company's repurchase of the Notes required to be repurchased by the Company pursuant to the provisions described under "-- Repurchase of Notes upon a Change of Control").

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of U.S.$50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities
Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) incorporated or organized and in existence under the laws of Mexico or any jurisdiction thereof or the United States of America, any state thereof or the District of Columbia or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or equivalent ratings by their Mexican affiliates), (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's, (vi) Certificados de la Tesoreria de la Federacion (Cetes) or Bonos de Desarrollo del Gobierno Federal (Bondes) issued by the Mexican government and maturing not more than 365 days after the acquisition thereof, (vii) direct obligations of the Mexican government or obligations fully and unconditionally guaranteed by the Mexican government and
(viii) certificates of deposit, bank promissory notes and bankers' acceptances denominated in Pesos maturing not more than 365 days after the acquisition thereof and issued or guaranteed by (a) any one of the five largest banks (based on assets as of the immediately preceding December 31) organized under the laws of Mexico and (b) one or more other banks organized under the laws of Mexico; provided that the aggregate amount of certificates of deposit, bank promissory notes and banker's acceptances issued or guaranteed by any one such bank referred to in clause (b) shall not exceed U.S.$3 million at any one time) and, in each case, which is not under intervention or controlled by the Fondo Bancario de Proteccion al Ahorro.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of tangible or intangible property or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of U.S.$1,000 or less or (II) if such Subsidiary has assets greater than U.S.$1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below; and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation
(x) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

     The Indenture contains, among others, the following covenants.

Limitation on Indebtedness

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Company and any Restricted Subsidiary may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than 4.75 to 1 with respect to any fiscal quarter.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness outstanding at any time in an aggregate principal amount


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(or, in the case of Indebtedness issued at a discount, an accreted amount
(determined in accordance with Mexican GAAP)) not to exceed U.S.$100 million;
(ii) Indebtedness (A) to the Company evidenced by an unsubordinated promissory note or (B) to any of its Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness Incurred in exchange for, or the net proceeds of which are used to refinance or refund or as an extension of credit for or to satisfy or defease (a "refinancing"), then outstanding Indebtedness, other than Indebtedness Incurred under clause (i), (ii), (iv) or (vi) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses and other related payment obligations Incurred in connection with such refinancing); provided that Indebtedness the proceeds of which are used to refinance the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) except in respect of the Indebtedness Incurred under clause
(xi) below, such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced; (iv) Indebtedness (A) in respect of performance, surety or appeal bonds and reimbursement obligations provided in the ordinary course of business,
(B) under Currency Agreements and Interest Rate Agreements (to the extent that the notional principal amount thereunder does not exceed the principal amount of Indebtedness of the Company and its Restricted Subsidiaries with floating rates of interest) entered into for the purpose of protecting the Company or any Restricted Subsidiary from fluctuations in currency exchange rates or interest rates, respectively; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control and to pay fees, expenses, premiums and other payment obligations payable in connection with such offer, or (B) deposited to defease the Notes as described below under "Defeasance" and to pay fees, expenses, premiums and other payment obligations related to such defeasance; (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on issuance of Guarantees by Restricted Subsidiaries" covenant described below;
(vii) Indebtedness Incurred to finance the cost (including the cost of design, manufacture, development, improvement, production, acquisition, construction, distribution, installation, integration, lease or subsidy) of equipment, inventory, facilities, programming, films, DTH Units and other DTH Assets acquired by the Company or a Restricted Subsidiary (if such design, manufacture, development, improvement, production, acquisition, construction, distribution, installation, integration, lease or subsidy occurred prior to the Closing Date, such Indebtedness must be Incurred within six months of such design, manufacture, development, improvement, production, acquisition, construction, distribution, installation, integration, lease or subsidy); (viii) Indebtedness of the Company or a Restricted Subsidiary not to exceed, at any one time outstanding, two times the Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale of its Capital Stock (other than any Capital Stock issued in connection with the Social Part Holders Note Capitalization) or capital contributions in respect thereof (in each case other than Disqualified Stock) to a Person that is not a Subsidiary of the Company to the extent such Net Cash Proceeds have


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not been used pursuant to clause (C)(2) of the first paragraph or clause (iii),
(iv) or (ix) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes; (ix) Subordinated Indebtedness owed by the Company to any Existing Social Part Holder (or any Affiliate thereof) which pays no interest in cash unless Consolidated EBITDA is for the four fiscal quarters next preceding the payment of such interest greater than 200% of Consolidated Interest Expense for the same four fiscal quarters; provided that pro forma effect shall be given to the Incurrence of such Subordinated Indebtedness as if it had been Incurred on the first day of such four quarter period; (x) Indebtedness Incurred to finance, directly or indirectly, capital expenditures of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (A) U.S.$20 million and (B) 20% of Consolidated EBITDA for the preceding fiscal year, in each fiscal year of the Company; provided that the amount of Indebtedness that may be Incurred in any fiscal year of the Company pursuant to this clause (x) shall be increased by the amount of Indebtedness that could have been Incurred in prior fiscal years pursuant to this clause (x) (including by reason of this proviso) but which was not so Incurred; and (xi) Capitalized Lease Obligations not to exceed U.S.$10 million at any one time outstanding.

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

Limitation on Restricted Payments

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than dividends or distributions payable solely in social parts of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire social parts of such Capital Stock held by Persons other than the Company or any of its Restricted Subsidiaries (and other than pro rata dividends or distributions on Common Stock of Restricted Subsidiaries), (ii) purchase, redeem, retire or otherwise acquire for value any social parts or shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such social parts or shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such social parts or shares of Capital Stock) held by any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company,
(iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes, or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) except with respect to an Investment, the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments made during any consecutive four quarter period shall exceed the sum of (1) (x) for any consecutive four quarter period prior to the Start Date, zero and (y) during the consecutive four quarter period commencing with the Start Date and each subsequent consecutive four quarter period thereafter, to the extent positive, 75% of the amount calculated by subtracting from Consolidated EBITDA of the Company for such period the sum of (I) 175% of Consolidated Interest Expense for such period and (II) capital expenditures made by the Company or its Restricted Subsidiaries during such period; provided that the amount included in this clause (C)(1)(y) shall be increased by the amount of


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

Restricted Payments that could have been made in prior periods pursuant to this clause (C)(1)(y) (including by reason of this proviso) but which were not so made minus (2) in any such consecutive four quarter period commencing with the Start Date, to the extent negative, Consolidated EBITDA of the Company during such period plus (3) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company (except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant) or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus (4) an amount equal to the aggregate net reduction in Investments made after the Closing Date pursuant to this first paragraph of the "Limitation on Restricted Payments" covenant in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) (A) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, social parts of Capital Stock (other than Disqualified Stock and any Capital Stock issued in connection with the Social Part Holders Note Capitalization) of the Company (or options, warrants or other rights to acquire such Capital Stock) or
(B) the repurchase, redemption or other acquisition of Disqualified Stock of the Company (or options, warrants or other rights to acquire such Disqualified Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of social parts of Disqualified Stock of the Company (or options, warrants or other rights to acquire such Disqualified Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, social parts of the Capital Stock of the Company (other than Disqualified Stock); (v) the declaration or payment of dividends on, or the making of any distribution on or with respect to, the Common Stock of the Company or repurchases of Capital Stock of the Company, in an amount each year not to exceed 6% of the Net Cash Proceeds received by the Company from the issuance and sale, after the Closing Date, of Common Stock of the Company (other than any Capital Stock issued in connection with the Social Part Holders Note Capitalization) to a Person that is not a Subsidiary of the Company or an Existing Social Part Holder; provided that sales of Common Stock to an Existing Social Part Holder shall be excluded only to the extent that the Existing Social Part Holder purchases Common Stock in excess of such Existing Social Part Holder's proportionate ownership interest in the Company prior to such sale; (vi) payments or distributions, to dissenting social part holders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vii) the purchase, redemption, acquisition, cancellation or other retirement for value of social parts of Capital Stock of the Company to the extent necessary in the good faith judgment of the Board of Directors of the Company, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by the Company or any Restricted Subsidiary for any governmental agency; (viii) Investments in an aggregate amount at any one time outstanding not to exceed U.S.$10 million per fiscal year of the Company or its Restricted Subsidiaries; provided that the amount of Investments that may be made in any fiscal year pursuant to this clause (viii) shall be increased by (x) the amount of Investments that could have been made in prior fiscal years pursuant to this clause (viii) (including by reason of the proviso) but which were not so made and (y) an amount equal to the net reduction in Investments made pursuant to this clause (viii) in any

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Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary pursuant to this clause (viii); (ix) Investments in any Person the primary business of which is related, ancillary or complementary to the business of the Company or its Restricted Subsidiaries on the date of such Investments; provided that the amount of such Investments shall not exceed the amount of Net Cash Proceeds received by the Company after the Closing Date from the sale of its Capital Stock (other than Disqualified Stock and any Capital Stock issued in connection with the Social Part Holders Note Capitalization) to a Person who is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds were used to Incur Indebtedness pursuant to clause (viii) of the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph or clause (iii) or (iv) of this paragraph of this "Limitation on Restricted Payments" covenant; (x) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary and not made in connection with or in contemplation of such Person becoming a Restricted Subsidiary; and (xi) Mexican Tax Distributions; provided that, except in the case of clauses (i), (iii), (vi) and (xi), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Any Restricted Payment made other than in cash shall be valued at fair market value. Solely for purposes of calculating fair market value under the preceding sentence, with respect to amounts in excess of U.S.$5 million, fair market value shall be determined on the basis of the first sentence of the definition of "fair market value" in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment).

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payments referred to in clause (ii), (x) or (xi) thereof and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii), (iv) and (v), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness. For purposes of determining compliance with this "Limitation on Restricted Payments" covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the clauses in the preceding paragraph, the Company, in its sole discretion, shall classify such Restricted Payment and only be required to include the amount and type of such Restricted Payment in one of such clauses. Any Investment initially made pursuant to any of the clauses in the preceding paragraph may at any time at the sole discretion of the Company be treated as having been made pursuant to any other clause as long as the outstanding amount of such Investment at the time of any reclassification could be made pursuant to such other clause. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company financial statements affecting Adjusted Consolidated Net Income for any period.

Limitation on dividends and other payment restrictions affecting Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness


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owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements or of an agreement pursuant to which an encumbrance or restriction permitted under clause (iii) or (iv)(D) of this paragraph exists; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;
(ii) existing under or by reason of applicable law; (iii) existing with respect to any Person (including any Person that becomes a Restricted Subsidiary) or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on dividends and other payment restrictions affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary or (D) restrictions contained in any security agreement (including a Capitalized Lease) securing Indebtedness of the Company or a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; (vi) pursuant to applicable law or regulations; (vii) pursuant to the Indenture and the Notes; or (viii) if, immediately after giving effect to such encumbrances or restrictions, the Company could Incur at least U.S.$1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that subsequent Investments in any such Restricted Subsidiary are reasonably related to, and used in, the business of such Restricted Subsidiary. Nothing contained in this "Limitation on dividend and other payment restrictions affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Limitation on the issuance and sale of Capital Stock of Restricted Subsidiaries

     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares or social parts of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares or social parts of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or social parts or sales to foreign nationals of shares or social parts of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, provided any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale; (iv) if the proceeds from such issuance or sale are applied in accordance with the "Limitation on Asset Sales" covenant; (v) in a transaction in which, or in connection with which, the Company or a Restricted Subsidiary acquires at the same time sufficient Capital Stock of such Restricted Subsidiary to at least maintain the same percentage ownership interest it had prior to such transaction; and (vi) Disqualified Stock of a Restricted Subsidiary issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to exchange, convert, redeem, replace, refinance or refund social parts of Disqualified Stock of such Restricted Subsidiary, provided that the amounts and the timing of the redemption obligations of such Disqualified Stock shall

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

not exceed the amounts of, or provide for redemption obligations earlier than, the redemption obligations of the Disqualified Stock being so exchanged, converted, redeemed, replaced, refinanced or refunded.

Limitation on issuances of Guarantees by Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers supplemental indentures to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on transactions with Social Part Holders and Affiliates

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate or Related Person of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable in any material respect to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not an Affiliate or Related Person.

     The foregoing limitation does not limit, and shall not apply to (i) a transaction or series of related transactions (A) approved by a majority of the disinterested members of the Board of Directors (or, in respect of transactions with TechCo., SESLA, any of their subsidiaries or any respective successors, approved by the Chief Executive Officer of the Company and at least two-thirds of the Board of Directors) or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a United States nationally recognized investment banking or accounting firm (or their Mexican affiliate) stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or (C) involving consideration of less than U.S.$1 million; (ii) a transaction or series of related transactions solely between the Company and any of its Subsidiaries or controlled Affiliates (other than Subsidiaries or controlled Affiliates in which any Related Person of the Company owns Capital Stock having more than 10% of the economic value or voting power of all of such Subsidiary's or controlled Affiliates' Capital Stock) or solely between Subsidiaries or controlled Affiliates (other than Subsidiaries or controlled Affiliates in which any Related Person of the Company owns Capital Stock having more than 10% of the economic value or voting power of all of such Subsidiary's or controlled Affiliates' Capital Stock); (iii) the payment of reasonable and customary regular fees to directors of the Company or its Restricted Subsidiaries; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (v) loans or advances to employees made in the ordinary course of business of


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

the Company or its Restricted Subsidiaries and that do not in the aggregate exceed at any one time outstanding the greater of (I) U.S.$4 million and (II) 1% of Consolidated EBITDA for the Four Quarter Period; (vi) other transactions pursuant to employee compensation arrangements approved by the Board of Directors; (vii) any payments or transactions pursuant to agreements or other arrangements in effect on the Closing Date; (viii) agreements and transactions regarding programming pursuant to Article IV of the Social Part Holders Agreement; (ix) any Investments by an Affiliate or a Related Person of the Company in the Capital Stock (other than Disqualified Stock) of the Company or any Restricted Subsidiary of the Company; (x) any sale or grant of advertising time by the Company or a Restricted Subsidiary to any Affiliate, provided that the advertising time is sold or granted to such Affiliate no more than 72 hours prior to the time such advertising time is scheduled to be broadcast and such advertising time was otherwise unsold at the time of such sale or grant; (xi) the Social Part Holders Note Capitalization; or (xii) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, a transaction or series of related transactions covered by the first paragraph of this "Limitation on transactions with Social Part Holders and Affiliates" covenant and not covered by clauses (ii) through
(xii) of this paragraph, (I) the aggregate amount of which exceeds U.S.$20 million in value, but is less than $30 million in value, must be determined to be fair by the Chief Executive Officer of the Company, who shall deliver to the Trustee an officer's certificate certifying such conclusion, and (II) the aggregate amount of which is $30 million or more must be approved in the manner provided for in clause (i)(A) or (i)(B) above.

Limitation on Liens

     The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any social parts of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior
to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause
(iii) of the second paragraph of the "Limitation on Indebtedness" covenant, provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Permitted Liens; (vi) other Liens, provided that the book value, determined at the time such Lien is granted (as adjusted in accordance with Mexican GAAP), of the assets subject to such Lien and all other Liens incurred pursuant to this clause (vi) does not in the aggregate exceed (at the time such Lien is granted) the greater of (A) $60 million and (B) 15% of Adjusted Consolidated Net Tangible Assets; or (vii) Liens on proceeds from assets which are subject to a Lien described in any of the foregoing clauses (i) through (vi).

Limitation on sale-leaseback transactions

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within twelve months after the sale or transfer of any assets or properties is completed, applies an


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amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

Limitation on Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least substantially equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of (1) cash or Temporary Cash Investments (provided that the amount of unsubordinated Indebtedness of the Company or any Indebtedness of any Restricted Subsidiary, with respect to which all creditors release the Company and its Restricted Subsidiaries in connection with such Asset Sale, shall be deemed to be cash for purposes of this clause (ii)(1)), (2) DTH Assets or (3) to the extent that the Company would be permitted to Incur U.S.$1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant after giving pro forma effect to such Asset Sale, shares of publicly traded Voting Stock of any Person engaged in the DTH Business. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of twelve consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such twelve-month period for which a consolidated balance sheet of the Company and its subsidiaries have been filed with the Commission or provided to the Trustee pursuant to the "Commission reports and reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within twelve months after the date of such agreement), in property or assets (other than current assets not consisting of DTH Assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related, ancillary or complimentary to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the twelve-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the last paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such twelve-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     Notwithstanding the foregoing, (a) to the extent that any or all of the Net Cash Proceeds of any Asset Sale are prohibited or delayed by applicable local law from being repatriated to Mexico, the portion of such Net Cash Proceeds so affected will not be required to be applied pursuant to this "Limitation on Asset Sales" covenant but may be retained for so long, but only for so long, as the applicable local law will not permit repatriation to Mexico (the Company agrees in the Indenture to promptly take all reasonable actions required by applicable local law to permit such repatriation) and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this "Limitation on Asset Sales" covenant as if such Asset Sale had occurred on the date of repatriation; and (b) to the extent that the Board of Directors has determined in good faith that repatriation of any or all of the Net Cash Proceeds would have an adverse tax consequence to the Company, the Net Cash Proceeds so affected may be retained outside Mexico for so long as such adverse tax consequence would continue.

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least U.S.$10 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount of the Notes plus accrued interest (if any) to the Payment Date. To the extent such Offer to Purchase is made and the full amount of Excess Proceeds that are the


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subject of the offer are not used to repurchase Notes then the Company and its
Restricted Subsidiaries may use any remaining amount for general corporate purposes.

Repurchase of Notes upon a Change of Control

     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then Outstanding, at a purchase price equal to 101% of the principal amount of the Notes plus accrued interest (if any) to the Payment Date. The Company is not required to make an Offer to Purchase following a Change of Control if a third party makes an Offer to Purchase that would be in compliance with the provisions described in this section if it were made by the Company and such third party purchases (for the consideration referred to in the immediately preceding sentence) the Notes validly tendered and not withdrawn. Prior to the mailing of the notice to Holders commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Notes pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of the Company to permit the repurchase of the Notes. The Company shall first comply with the covenant in the preceding sentence before it shall be required to repurchase Notes pursuant to this "Repurchase of Notes upon a Change of Control" covenant.

     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

Commission reports and reports to Holders

     Whether or not the Company is then required to file reports with the Commission, for so long as any Notes are Outstanding, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto, unless the Commission does not permit such filings, in which case the Company shall provide such reports and other information to the Trustee (within the same time periods that would be applicable if the Company were required and permitted to file reports with the Commission) and instruct the Trustee to mail such reports and other information to Holders at their addresses set forth on the Security Register. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information. Under the rules of the Luxembourg Stock Exchange, these reports will be made available to the public at the office of the Luxembourg Paying Agent.

EVENTS OF DEFAULT

     The following events are defined as "Events of Default" in the Indenture:
(a) default in the payment of principal of (or premium, if any, on) any Notes, when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Notes, when the same becomes due and payable, and such default continues for a period of 30 days; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant; (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes, (other than a default specified in clause (a), (b), or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of U.S.$15 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such


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

Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of U.S.$15 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed U.S.$15 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) the failure by the Existing Social Part Holders and their Affiliates to conclude the Social Part Holders Note Capitalization on or before the one-hundred and twentieth day following the date of the initial issuance of the Notes; (h) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, sindico, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (i) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, suspension of payments, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, sindico, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clause
(h) or (i) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal amount of, premium, if any, and accrued interest on such Notes to be immediately due and payable. Upon a declaration of acceleration, such principal amount, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (h) or (i) above occurs with respect to the Company, the principal amount of, premium, if any, and accrued interest on the Notes then Outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount at maturity of the Outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and
(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and waiver."

     The Holders of at least a majority in aggregate principal amount of the Outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve such Trustee in personal liability, or that such Trustee determines in good faith may be prejudicial to the rights of Holders of Notes, not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of


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Outstanding Notes make a written request to such Trustee to pursue the remedy;
(iii) such Holder or Holders offer the Trustee indemnity satisfactory to such Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the Outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture requires certain officers of the Company to certify, on or before a date not more than 180 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of Mexico, the United States of America or any jurisdiction of either such country and shall expressly assume, by supplemental indentures, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, (A) the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction, (B) the Consolidated Leverage Ratio of the Company, or any Person becoming the successor obligor of the Notes, as the case may be, is no worse than 110% of the Consolidated Leverage Ratio of the Company without giving effect to such transaction or (C) the Company or any Person becoming the successor obligor of the Notes could incur U.S.$1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; and (iv) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided that one or more sales, conveyances, transfers, leases or other dispositions of DTH Units shall not be considered a sale of substantially all of the Company's property and assets; provided further that clause (iii) above does not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company or jurisdiction within Mexico, to incorporate the Company under the laws of a state of the United States or to transform the Company to a sociedad de responsabilidad limitada, a sociedad anonima or a sociedad anonima de capital variable; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

     An assumption by any Person of the Company's obligations under the Notes and the Indenture might be deemed for United States federal income tax purposes to be an exchange of the Notes for "new" Notes by the beneficial owners thereof, and possibly resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the beneficial owners. Beneficial owners should consult their own tax advisors regarding the tax consequences of such an assumption.

DEFEASANCE

     Defeasance and Discharge. The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited or caused to be deposited with the Trustee, in trust, money and/or Government Securities that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable U.S. federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel, (ii) either (x) an Opinion of Counsel to the effect that, based upon Mexican tax law then in effect, beneficial owners of the Notes will not recognize income, gain or loss for Mexican federal income tax (including withholding tax) purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to Mexican Federal income tax (including withholding tax) on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, or (y) a ruling directed to the Trustee received from the Mexican taxing authorities to the same effect as the aforementioned Opinion of Counsel, and (iii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing
(i) on the date of such deposit or (ii) during the period ending on the 123rd day after the date of such deposit, and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of certain covenants and certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, merger and sale of assets" and all the covenants described herein under "Covenants," clauses (c) and (d) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, merger and sale of assets" and such covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or Government Securities that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(iii), (C)(i) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes or Mexican federal income tax (including withholding tax) purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to U.S. federal income tax and Mexican federal income tax (including withholding tax) on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and such Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or Government Securities on deposit with the Trustee will be sufficient to pay amounts due on such Notes at the time of their Stated Maturity but may not be


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

sufficient to pay amounts due on such Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to certain matters as expressly provided for in the Indenture) as to all Outstanding Notes, when (i) either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it thereunder or (b) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or will be called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the date of deposit (in the case of Notes which have become due and payable) or to the date such Notes will become due and payable or to the date of redemption, as the case may be (in the case of Notes which will become due and payable at their Stated Maturity within one year or which will be called for redemption within one year); (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating (and such statements shall be true) that (A) all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with and (B) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument (which, in the case of the Opinion of Counsel, would be any other material agreement or instrument known to such counsel after due inquiry) to which the Company is a party or by which it is bound.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption
Date) of any Note, (v) reduce the above-stated percentage of Outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes, or (vii) reduce the percentage or aggregate principal amount of Outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

     The Indenture contains provisions permitting Innova and the Trustee, without the consent of or notice to any Holder, to amend or supplement the Indenture (i) to cure ambiguities, defects or inconsistencies in the Indenture that do not adversely affect the Holders in any material respect, (ii) to comply with "-- Consolidation, merger and sale of assets," (iii) to comply with the Trust Indenture Act, (iv) to evidence and provide for a successor trustee, and
(v) to make any change that does not materially and adversely affect the rights of any Holder, among other things.

ADDITIONAL AMOUNTS

     Any payments made by the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of Mexico or of any subdivision thereof or by an authority or agency therein or thereof having power to tax (hereinafter "Taxes"), unless the Company is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Company is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Company will pay such additional amounts ("Additional Amounts") as may be necessary, so that the net


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

amount received by each Holder of Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount each Holder would have received if such Taxes had not been withheld or deducted.

     Notwithstanding the foregoing, no such Additional Amounts shall be payable with respect to:

     (a) any Taxes which are imposed on, or deducted or withheld from, payments made to the Holder or beneficial owner of a Note by reason of the existence of any connection between the Holder or beneficial owner of the Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, corporation or partnership) and Mexico (or any political subdivision or territory or possession thereof or area subject to its jurisdiction) (including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) (i) being or having been a citizen or resident thereof, (ii) maintaining or having maintained an office, permanent establishment, fixed base or branch therein, or (iii) being or having been present or engaged in trade or business therein), except for a connection relating to or otherwise arising from the mere ownership of, or receipt of payment under, such Note or the exercise of rights under such Note or the Indenture (personally or through the Trustee);

     (b) any estate, inheritance, gift, sales, stamp, transfer or personal property Tax;

     (c) any Taxes that are imposed on, or withheld or deducted from, payments made to the Holder or beneficial owner of a Note to the extent such Taxes would not have been so imposed, deducted or withheld but for the failure by such Holder or beneficial owner of such Note to comply with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with Mexico of the Holder or beneficial owner of such
          Note if (i) such compliance is required or imposed by a statute, treaty, regulation, rule, ruling or administrative practice in order to make any claim for exemption from, or reduction in the rate of, the imposition, withholding or deduction of any Taxes, and (ii) at least 60 days prior to the first payment date with respect to which the Company shall apply this clause (c), the Company shall have notified all the Holders of Notes, in writing, that such Holders or beneficial owners of the Notes will be required to provide such information or documentation;

     (d) any Taxes imposed on, or withheld or deducted from, payments made to a Holder or beneficial owner of a Note at a rate in excess of the 4.9% rate of Tax in effect on the date hereof and uniformly applicable in respect of payments made by the Company to all Holders or beneficial owners eligible for the benefits of a treaty for the avoidance of double taxation to which Mexico is a party without regard to the particular circumstances of such Holders or beneficial owners; provided that, upon any subsequent increase in the rate of Tax that would be applicable to payments to all such Holders or beneficial owners without regard to their particular circumstances, such increased rate shall be substituted for the 4.9% rate for purposes of this clause (d), but only to the extent that (i) such Holder or beneficial owner has failed to provide on a timely basis, at the reasonable request of the Company (subject to the conditions set forth below), information, documentation or other evidence concerning whether such Holder or beneficial owner is eligible for benefits under a treaty for the avoidance of double taxation to which Mexico is a party if necessary to determine the appropriate rate of deduction or withholding of Taxes under such treaty or under any statute, regulation, rule, ruling or administrative practice, and (ii) at least 60 days prior to the first payment date with respect to which the Company shall make such reasonable request, the Company shall have notified the Holders of the Notes, in writing, that such Holders or beneficial owners of Notes will be required to provide such information, documentation or other evidence;

     (e) to or on behalf of a Holder of a Note in respect of Taxes that would not have been imposed but for the presentation by such Holder for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to Additional Amounts in respect of such Taxes on presenting such Note for payment on any date during such 30-day period;

     (f) any combination of (a), (b), (c), (d) or (e) above (the Taxes described in clauses (a) through (f), for which no Additional Amounts are payable, are hereinafter referred to as "Excluded Taxes").

     Notwithstanding the foregoing, the limitations on the Company's obligation to pay Additional Amounts set forth in clauses (c) and (d) above shall not apply if (i) the provision of information, documentation or other evidence described in such clauses (c) and (d) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note (taking into account any relevant differences between U.S. and Mexican law, rules, regulations or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law, regulation and administrative practice (such as IRS Forms W-8, W-8BEN and W-9) or (ii) Rule 3.25.15 issued by the Secretaria de Hacienda y Credito Publico (Ministry of Finance and Public Credit) on March 31, 2003 or a substantially similar successor of such rule is in effect, unless the provision of the information, documentation or other evidence described in clauses (c) and (d) is expressly required by statute, regulation, rule, ruling or administrative practice in order to apply Rule 3.25.15 (or a substantially similar successor of such rule), the Company cannot obtain such information, documentation or other evidence on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Rule 3.25.15 (or such successor of such rule). In addition, such clauses (c) and (d) shall not be construed to require that a non-Mexican pension or retirement fund or a non-Mexican financial institution or any other Holder register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax or to require that a Holder or beneficial owner certify or provide information concerning whether it is or is not a tax-exempt pension or retirement fund.

     The Company will, upon written request of any Holder, reimburse such Holder for the amount of (i) any Taxes (other than Excluded Taxes) so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes and (ii) any Taxes (other than Excluded Taxes) so levied or imposed with respect to any reimbursement under the foregoing clause (i), but excluding any such Taxes on such Holder's net income, so that the net amount received by such Holder after such reimbursement will not be less than the net amount the Holder would have received if Taxes on such reimbursement had not been imposed.

     At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company will be obligated to pay Additional Amounts with respect to such payment (other than Additional Amounts payable on the Closing Date), the Company will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Whenever either in the Indenture or in this prospectus there is mentioned, in any context, the payment of principal (and premiums, if any), Redemption Price, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

     In the event that the Company has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the Notes, any Additional Amount in excess of those attributable to a Mexican withholding tax rate of 10%, as a result of certain changes affecting Mexican withholding tax laws, the Company may redeem all, but not less than all, of the Notes at any time at 100% of the principal amount, together with accrued interest thereon, if any, to the redemption date. See "-- Optional redemption."

     The Company will provide the Trustee with documentation evidencing the payment of Mexican taxes in respect of which the Company has paid any Additional Amounts. Copies of such documentation will be made available to the Holders or the Paying Agent, as applicable, upon request therefor.

     In addition, the Company will pay any stamp, issue, registration, documentary or other similar taxes and other duties (including interest and penalties) (i) payable in Mexico or the United States (or any political subdivision


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

of either jurisdiction) in respect of the creation, issue and offering of the Notes, and (ii) payable in Mexico (or any political subdivision thereof) in respect of the subsequent redemption or retirement of the Notes (other than in the case of any subsequent redemption or retirement, Excluded Taxes, except for this purpose, the definition of Excluded Taxes will not include those defined in clause (b) thereof).

CURRENCY INDEMNITY

     U.S. Dollars are the sole currency of account and payment for all sums payable by the Company under or in connection with the Notes, including damages. Any amount received or recovered in a currency other than U.S. Dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise) by any Holder of a Note in respect of any sum expressed to be due to it from the Company shall only constitute a discharge to the Company to the extent of the U.S. Dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. Dollar amount is less than the U.S. Dollar amount expressed to be due to the recipient under any Note, the Company shall indemnify the recipient against any loss sustained by it as a result. In any event, the Company shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the Holder of a Note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. Dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the Company's other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder of a Note and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note.

NO PERSONAL LIABILITY OF INCORPORATORS, SOCIAL PART HOLDERS, EQUITY HOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, social part holder, equity holder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest it must eliminate such conflict or resign.

GOVERNING LAW AND SUBMISSION TO JURISDICTION

     The Notes and the Indenture are and will be governed by the laws of the State of New York. The Company will submit to the jurisdiction of the U.S. federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with Notes and


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

the Indenture. The Company has appointed CT Corporation, 111 Eighth Avenue, New York, New York 10011 as the Company's authorized agent upon which process may be served in any such action.

BOOK-ENTRY; DELIVERY AND FORM

     The new notes will be issued in fully-registered book-entry form without interest coupons (the "Global Note") that will be deposited with, or on behalf of, the depositary or its nominee.

     Except in the limited circumstances described below under "Certificated Notes," owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of Certificated Notes (as defined below).

     The Global Notes. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     Investors may hold their interests in a Global Note directly through DTC, Clearstream, Luxembourg or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such system. Clearstream, Luxembourg and Euroclear will hold interests in the Global Notes on behalf of their participants through DTC.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest, except in accordance with the applicable procedures of DTC, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream, Luxembourg.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount at maturity of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.


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

     The Company understands that:

     o DTC is a limited-purpose trust company organized under the laws of the State of New York,

     o    a "banking organization" within the meaning of New York Banking Law,

     o    a member of the Federal Reserve System,

     o a "clearing corporation" within the meaning of the Uniform Commercial Code, and

     o a "Clearing Agency" registered pursuant to the provisions of Section 17A under the Exchange Act.

     DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Direct participants of the depositary include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants"). The depositary is owned by a number of its direct participants, including various investment banks and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to indirect participants, which includes securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

     Although DTC, Euroclear and Clearstream, Luxembourg are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     Notwithstanding any other provision in this section, no Global Note may be exchanged, in whole or in part for Certificated Notes, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person, other than DTC or a nominee thereof unless

     (A) DTC has notified the Company that it is unwilling or unable to continue as depositary for such Global Note and a successor depositary is not appointed by the Company within 90 days; or

     (B) DTC has ceased to be a clearing agency registered under the Exchange Act, or

     (C) there shall have occurred and be continuing an Event of Default with respect to such Global Note; or

     (D) the Company in its sole discretion determines that the Global Notes (in whole not in part) should be exchanged for Certificated Notes and delivers a written notice to such effect to the Trustee. Any Global Note exchanged pursuant to Clause (A) or (B) above shall be so exchanged in whole and not in part and any Global Note exchanged pursuant to Clause (C) above may be exchanged in whole or from time to time in part in the manner directed by DTC. In the event of the occurrence of any of the events specified in this paragraph, the Company will promptly make available to the Trustee a reasonable supply of Certificated Notes in definitive, fully registered form, without interest coupons.

                                    TAXATION

     The following is a general summary of the principal U.S. federal income and Mexican federal tax consequences of the purchase, ownership and disposition of the new notes and the exchange of old notes for new notes, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own and dispose of the new notes or exchange old notes for new notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico.

     This summary is for general information only and is based on the tax laws of the United States and Mexico as in effect on the date of this prospectus, as well as regulations, rulings and decisions of the United States and regulations of Mexico available on or before that date and now in effect. All of the foregoing are subject to change, possibly with retroactive effect.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE MEXICAN, U.S. OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND THE EXCHANGE OF OLD NOTES FOR NEW NOTES, INCLUDING THE PARTICULAR TAX CONSEQUENCES TO THEM IN LIGHT OF THEIR PARTICULAR INVESTMENT CIRCUMSTANCES.

UNITED STATES/MEXICO TAX TREATY

     A convention for the Avoidance of Double Taxation and a protocol to that convention (collectively referred to herein as the "U.S.-Mexico treaty") are in effect. However, as discussed below under "-- Mexican Taxation," as of the date of this prospectus, the U.S.-Mexico treaty is not generally expected to have any material effect on the Mexican income tax consequences described in this prospectus. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.

     Mexico has also entered into and is negotiating several other, tax treaties with various countries that also, as of the date of this prospectus, are not generally expected to have any material effect on the Mexican income tax consequences described in this prospectus.

UNITED STATES FEDERAL INCOME TAXATION

     This summary of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the new notes and the exchange of old notes for new notes is limited to purchasers of new notes and holders of old notes that:

     o    are U.S. holders (as defined below); and

     o    will hold the old notes and the new notes as capital assets.

     As used in this prospectus, a "U.S. holder" means a beneficial owner of old notes or new notes who or that is, for U.S. federal income tax purposes:

     o    a citizen or individual resident of the United States;

     o a corporation or partnership created or organized in or under the laws of the United States, or any State thereof or the District of Columbia;

     o an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source; or

     o a trust, in general, if it is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons;

but excludes persons subject to special provisions of U.S. federal income tax law, such as:


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

     o tax-exempt organizations, financial institutions, insurance companies, dealers or traders in securities, U.S. expatriates, persons subject to the alternative minimum tax;

     o    persons having a "functional currency" other than the U.S. Dollar; and

     o persons that will hold the old notes or new notes as part of a straddle, hedging, integrated or conversion transaction.

     Further, the discussion below does not address the effect of any U.S. state or local tax law on a holder of the old notes or new notes. This discussion assumes that each holder of the notes will comply with the certification procedures described in "Description of the New Notes -- Additional Amounts" as may be necessary to obtain a reduced rate of withholding under Mexican law. Each holder of an old note considering an exchange of the old note for a new note should consult a tax advisor as to the particular tax consequences to it of the exchange and the ownership and disposition of the new note, including the applicability and effect of any state, local or foreign tax laws.

     Exchange of Notes. The exchange of the old notes for the new notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes and, accordingly, for such purposes a U.S. holder will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

     Interest and Additional Amounts. Interest on the new notes and Additional Amounts paid in respect of Mexican withholding taxes imposed on interest payments on the new notes (as described in "Description of the New Notes -- Additional Amounts") will be taxable to a U.S. holder as ordinary interest income in accordance with the U.S. holder's method of tax accounting. The amount of income taxable to a U.S. holder will include the amount of all Mexican taxes that we withhold (as described below under "-- Mexican Taxation") from these payments made on the new notes. Thus, a U.S. holder will have to report income in an amount that is greater than the amount of cash it receives from these payments on its new note.

     However, a U.S. holder may, subject to certain limitations, be eligible to claim the Mexican taxes withheld as a credit or deduction for purposes of computing its U.S. federal income tax liability, even though the payment of these taxes will be made by us. Interest and Additional Amounts paid on the new notes will constitute income from without the United States for foreign tax credit purposes. Such income generally will constitute "high withholding tax interest" for foreign tax credit purposes, unless the Mexican withholding tax rate applicable to the U.S. holder is imposed at a rate below 5% (such as during any period in which the 4.9% Mexican withholding tax rate, as discussed in "-- Mexican Taxation," applies), in which case such income generally will constitute foreign source "passive income" or, in the case of certain U.S. holders, "financial services income." The rules relating to the calculation and timing of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend upon a U.S. holder's particular circumstances. In addition, under applicable guidance released by the U.S. Treasury department, foreign tax credits will not be allowed for withholding taxes imposed on an arrangement in which a U.S. holder's reasonably expected economic profit, after non-U.S. taxes, is insubstantial compared to the value of the foreign tax credits expected to be obtained as a result of the arrangement. The Internal Revenue Service has identified such an arrangement as a "listed transaction" (as defined below under "--Tax shelter disclosure regulations"). U.S. holders should consult with their own tax advisors with regard to the availability of a foreign tax credit or deduction and the application of the foreign tax credit rules to their particular situations.

     Contingent Payment Debt Regulations. In general, if a debt instrument is subject to the U.S. Treasury regulations governing the treatment of "contingent payment debt instruments" (the "contingent debt regulations"):

     o a U.S. holder, including a U.S. holder using the cash method of tax accounting, must accrue interest income as "original issue discount" over the term of the debt instrument based upon a projected payment schedule, subject to later adjustments, provided by the issuer; and


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

     o any gain and, subject to certain limitations, loss, recognized by a holder with respect to that instrument will be ordinary, rather than capital, in nature.

     The application of the contingent debt regulations to instruments such as the new notes, which generally provide for interest payable at a fixed rate, but also provide for Additional Amounts, is uncertain. If the contingent debt regulations apply to the new notes, U.S. holders of the new notes would be subject to the projected interest accruals rules and ordinary income and loss treatment on dispositions as summarized above. We believe that the contingent debt regulations were not intended to apply to instruments such as the new notes and, subject to further clarification of the contingent debt regulations, we intend to take the position that the new notes are not subject to these regulations. It is conceivable, however, that the Internal Revenue Service could take the position that Additional Amounts payable with respect to the new notes constitute contingent payments to which the contingent debt regulations apply. Under certain characterizations, a U.S. holder would have to treat the new notes consistently with our treatment, unless the holder files a statement with its timely filed U.S. federal income tax return for the taxable year that includes the date of acquisition. Holders are urged to consult their tax advisors to determine the possible application of the contingent debt regulations to the new notes.

     Market Discount and Bond Premium. If a U.S. holder purchases a new note (or purchased the old note for which the new note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over the U.S. holder's purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date the U.S. holder purchased the new note or old note, as the case may be.

     Under the market discount rules of the Internal Revenue Code, a U.S. holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a new note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, the U.S. holder may be required to defer, until the maturity of the new note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the new note (or the old note for which the new note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the new note (or old note for which the new note was exchanged, as the case may be) to the maturity date of the new note, unless the U.S. holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A U.S. holder of a new note may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the new note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

     If a U.S. holder purchases a new note (or purchased the old note for which the new note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the new note, the U.S. holder will be considered to have purchased the new note (or old note) with "bond premium" equal to the excess of the U.S. holder's purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). A U.S. holder of a new note may elect to amortize the premium using a constant yield method over the remaining term of the new note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the new note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. holder's prior interest inclusions on the new note, and finally as a carryforward allowable against the U.S. holder's future interest inclusions on the new note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

     Dispositions. Except as discussed above, under "-- Exchange of Notes," upon the sale, exchange, redemption, retirement or other taxable disposition of a new note, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition and the U.S. holder's tax basis in the new note (or, in the case of a new note acquired in exchange for an old note, the tax basis of such old note, as discussed above under "-- Exchange of Notes"). A U.S. holder's tax basis in a new note will generally be its cost for the new note, increased by the amount of any market discount previously included in the U.S. holder's gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest on the new note (unless a new note is subject to the contingent debt regulations, in which case a U.S. holder's basis in a new note would be increased by interest previously accrued on the new note and decreased by the amount of any noncontingent payment and the projected amount of any contingent payment previously made on the new note). Gain or loss recognized by a U.S. holder on the sale, exchange, redemption, retirement or other taxable disposition of a new note will generally be capital gain or loss, except:

     o with respect to amounts received upon a disposition attributable to accrued but unpaid interest or accrued market discount not previously included in income, which in either case will be taxable as ordinary income; and

     o if the notes are subject to the contingent debt regulations described above.

     The gain or loss recognized by a U.S. holder will be long-term capital gain or loss if the new note has been held for more than one year at the time of the disposition (taking into account, for this purpose, in the case of a new note received in exchange for an old note in the exchange offer, the period of time that the old note was held). The deductibility of capital losses is subject to limitations. Capital gain recognized by a U.S. holder generally will be U.S. source income, and any capital loss recognized by a U.S. holder generally will be allocated to reduce income from U.S. sources. Any gain recognized by a non-corporate U.S. holder on the sale, exchange, redemption, retirement or other disposition of a note generally will be subject to a maximum tax rate of 15%, which maximum tax rate will increase under current law to 20% for dispositions occurring during taxable years beginning on or after January 1, 2009. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the new notes.

     Backup Withholding. In general, "backup withholding" may apply to payments of principal and interest made on a new note, and to the proceeds of a disposition of a new note before maturity within the United States, that are made to a non-corporate holder if that holder fails to provide an accurate taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and may be credited against a holder's U.S. federal income tax liability.

     Non-U.S. Holders. A beneficial owner of the new notes that is not, with respect to the United States, a U.S. holder (a "non-U.S. holder"), generally will not be subject to U.S. federal income or withholding tax on:

     o interest and Additional Amounts received in respect of the new notes, unless those payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or

     o gain realized on the sale, exchange, redemption or retirement of the new notes, unless that gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States or, in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

     Tax shelter disclosure regulations. Recently issued U.S. Treasury regulations directed at tax shelter activity require persons filing U.S. federal income tax returns to disclose certain information if they participate in a "reportable transaction." A transaction will be a "reportable transaction" if it is described in any of several categories of transactions identified in a public IRS pronouncement as a tax avoidance transaction (a "listed transaction"), transactions that result in the incurrence of a loss or losses exceeding certain thresholds, transactions that result in the existence of significant book-tax differences, transactions that result in the taxpayer claiming a tax credit if the asset giving rise to the tax credit is held by the taxpayer for 45 days or less, and transactions that are offered under conditions of confidentiality. Each holder of a note should consult with their tax advisors concerning such possible disclosure obligations.

MEXICAN TAXATION

     The following is a general summary of the principal consequences, under Mexico's income tax law (Ley del Impuesto Sobre la Renta) and rules as currently in effect, and under the U.S.-Mexico treaty, of the purchase, ownership and disposition of the new notes and the exchange of old notes for new notes by a foreign holder. As used in this prospectus, a "foreign holder" means a holder of old notes or new notes that:

     o    is not a resident of Mexico for tax purposes;

     o will not hold the old notes or the new notes or a beneficial interest in the old notes or the new notes in connection with the conduct of a trade or business through a permanent establishment in Mexico; and

     o is not (a) an equity holder of Innova that owns, directly or indirectly, individually or jointly with related parties, more than 10% of our voting stock; or (b) a corporation or other entity, 20% or more of whose stock is owned, directly or indirectly, jointly or individually, by persons related to us, that in either case is the effective beneficiary, directly or indirectly, jointly or individually, of 5% or more of the aggregate amount of any interest payment on the new notes. For these purposes, persons will be related if:

     o one person holds an interest in the business of the other person and both persons have common interests; or

     o a third party has an interest in the business or assets of both persons.

     For purposes of Mexican taxation:

     o an individual is treated as a resident of Mexico if the individual has established his home in Mexico, unless the individual has resided in another country for more than 183 days, whether consecutive or not, during a single calendar year and can demonstrate that he has become a resident of that other country for tax purposes;

     o a legal entity is considered a resident of Mexico if it is incorporated under Mexican law or if it maintains the main administration of its head office or business or the effective location of its management in Mexico; and

     o a permanent establishment of a foreign person will be treated as a resident of Mexico, and that permanent establishment will be required to pay taxes in Mexico in accordance with applicable law for income attributable to such permanent establishment.

     Unless otherwise proven, a Mexican citizen is considered a Mexican resident for tax purposes.

     Each foreign holder should consult a tax advisor as to the particular Mexican or other tax consequences to that foreign holder of purchasing, owning and disposing of the new notes and the exchange of the old notes for new notes, including the applicability and effect of any state, local or foreign tax laws.

     This summary is based upon the Mexican tax laws as in effect on the date of this prospectus, as well as judicial and administrative interpretation under Mexican law available on or before such date. All of the information contained in this section is subject to interpretation and to change, possibly with retroactive effect, and could affect the continued validity of this summary. This summary does not address the tax consequences of the ownership, purchase or disposition of the notes offered hereby by foreign holders that do not fulfill the requirements described above. Further, this summary does not address all of the tax consequences that may be applicable to foreign holders of the notes offered hereby and does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision by the foreign holder in respect of the ownership, purchase or disposal of these notes.

     Exchange of Notes. There will be no tax consequences under the Mexican income tax law to a foreign holder exchanging an old note for a new note. Each new note will be treated as having been issued at the time the old note exchanged therefor was originally issued.

     Interest and Principal. Payments of interest on the new notes (including payments of principal in excess of the issue price of the notes, which under the Mexican tax law are deemed to be interest) made by us to a foreign holder will be subject to a Mexican withholding tax assessed at a rate of 4.9% if all of the following requirements are met:

     o the new notes, as expected, are placed outside of Mexico through banks or brokerage houses, in a country with which Mexico has entered into a treaty for the avoidance of double taxation and such treaty is in effect (which is the case of Luxembourg);

     o the new notes, as expected, are registered in the Special Section of the Mexican National Registry of Securities, and copies of the approval of that registration are provided to the Mexican Ministry of Finance and Public Credit;

     o we timely file with the Mexican Ministry of Finance and Public Credit, after completion of the transaction described in this prospectus, certain information relating to the issuance of the new notes and this prospectus; and

     o we timely file with the Mexican Ministry of Finance and Public Credit, on a quarterly basis, information representing that neither (i) equity holders of Innova that own, directly or indirectly, individually or jointly with related parties, more than 10% of our voting stock nor
          (ii) entities 20% or more of whose stock is owned directly or indirectly, individually or jointly, by parties related to us, are directly or indirectly, individually or jointly, the effective beneficiary of more than 5% of the aggregate amount of such interest payment, and we maintain records, that evidence compliance with this requirement.

The information requirements described above expire on March 31, 2004. We cannot assure you that such requirements will be extended or that substantially similar requirements will be published by the Ministry of Finance and Public Credit following any such expiration.

     We expect that all of the foregoing requirements will be met and, accordingly, we expect to withhold Mexican tax from interest payments on the new notes made to foreign holders at the 4.9% rate in accordance with the Mexican income tax law. In the event that any of the foregoing requirements are not met, under the Mexican income tax law, payments of interest on the new notes made by us to a foreign holder will be subject to a Mexican withholding tax assessed at a rate of 10%.

     As of the date of this prospectus, neither the U.S.-Mexico treaty nor any other tax treaty entered into by Mexico is expected generally to have any material effect on the Mexican income tax consequences described in this prospectus, because, as discussed above, it is expected that the 4.9% rate will apply in the future and, therefore, that we will continue to be entitled to withhold taxes in connection with interest payments under the new notes at the 4.9% rate.

     Foreign holders residing in the United States should nonetheless be aware that under the U.S.-Mexico treaty, the Mexican withholding tax rate applicable to interest payments made to U.S. holders which are eligible for benefits under the U.S.-Mexico treaty will be limited to either:

     o    15% generally; or

     o 4.9% in the event that the new notes are considered to be "regularly and substantially traded on a recognized securities market" or "loans granted by banks including investment banks and savings banks and insurance companies" within the meaning of the U.S.-Mexico treaty.

     Other foreign holders should consult their tax advisors regarding whether they reside in a country that has entered into a treaty for avoidance of double taxation with Mexico and, if so, the conditions and requirements for obtaining benefits under that treaty. According to Mexican income tax law, in order for a foreign holder to be entitled to the benefits under the treaties entered into by Mexico, it is necessary for the foreign holder to meet the procedural requirements established in the law.

     Foreign holders or beneficial owners of the new notes may be requested, subject to specified exceptions and limitations, to provide certain information or documentation necessary to enable us to apply the appropriate Mexican withholding tax rate applicable to such foreign holders or beneficial owners. In the event that the specified information or documentation concerning the foreign holder or beneficial owner, if requested, is not provided prior to the payment of any interest to that foreign holder or beneficial owner, we may withhold Mexican tax from that interest payment to that foreign holder or beneficial owner at the maximum applicable rate, but our obligation to pay Additional Amounts relating to those withholding taxes will be limited as described under "Description of the New Notes -- Certain Covenants --Additional Amounts."

     Under the Mexican income tax law, payments of interest made by us with respect to the new notes to non-Mexican pension or retirement funds will be exempt from Mexican withholding taxes, provided that the fund:

     o    is duly organized under the laws of its country of origin;

     o    is the effective beneficiary of such interest;

     o    is exempt from income tax in that country; and

     o is registered with the Mexican Ministry of Finance and Public Credit for that purpose.

     We have agreed, subject to specified exceptions and limitations, to pay Additional Amounts relating to the above-mentioned Mexican withholding to foreign holders of the notes. See "Description of the New Notes --Additional Amounts."

     Under the Mexican income tax law and applicable rules, a foreign holder will not be subject to any Mexican withholding or similar taxes on payments of principal on the new notes made by us.

     Dispositions. Capital gains resulting from the sale or other disposition of the new notes by a foreign holder will not be subject to Mexican income or other similar taxes. However, the purchase of the notes by a foreign holder below par value may be subject to Mexican taxes.

     Other Taxes. A foreign holder will not be liable for Mexican estate, gift, inheritance or similar taxes with respect to its holding of the new notes, nor will it be liable for Mexican stamp, registration or similar taxes.

                              PLAN OF DISTRIBUTION

     The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.

     Each broker-dealer that receives new notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. If you acquired the old notes as a result of market-making or other trading activities, you may use this prospectus, as we may amend or supplement it from time to time, in connection with the resales of new notes received in exchange for such old notes. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of new notes by broker-dealers or any other holder of new notes. Broker-dealers who receive new notes for their own accounts under the exchange offer may sell such new notes from time to time in one or more transactions in the following ways:

     o    in the over-the-counter market, in negotiated transactions;

     o    through the writing of options on the new notes;

     o    a combination of the methods of resale mentioned above;

     o    at market prices prevailing at the time of resale; or

     o at prices related to the prevailing market prices or at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and/or the purchasers of any such new notes. If you are a broker-dealer and you resell new notes that you received for your own account in the exchange offer, or you participate in the distribution of these new notes, you may be deemed an "underwriter" within the meaning of the Securities Act. Any profit on your resale of new notes and any commissions or concessions you receive may be deemed underwriting compensation under the Securities Act. However, you will not be deemed to admit that you are an "underwriter" merely by delivery of a prospectus.

     The new notes will constitute a new issue of securities with no established trading market. We do not intend to list the new notes on any national securities exchange or to seek approval for quotation through any automated quotation system, except that application will be made to list the new notes on the Luxembourg Stock Exchange. Placement agents of the old notes have advised us that, following completion of this exchange offer, they intend to make a market in the new notes. However, they are not obligated to do so, and any market-making activities with respect to the new notes may be discontinued at any time without notice. Accordingly, we can give no assurances that an active public or other market will develop for the new notes or that the trading market for the new notes will be liquid to any degree. If a trading market does not develop or is not maintained, holders of the new notes may experience difficulty in reselling the new notes or may be unable to sell them at all. If a market for the new notes develops, any such market may cease to continue at any time. In addition, if a market for the new notes develops, the market prices of the new notes may be volatile. Factors such as:

     o    fluctuations in our earnings and cash flow;

     o the difference between our actual results and results expected by investors and analysts; and

     o    Mexican and U.S. currency and economic developments

could cause the market prices of the new notes to fluctuate substantially.

     For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer who requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers. In addition, we will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                               GENERAL INFORMATION

CLEARING SYSTEMS

     The new notes have been accepted for clearance through Euroclear and Clearstream Banking. In addition, the new notes have been accepted for trading in book-entry form by DTC. The ISIN number is US45767DAE94, the CUSIP # is 45767DAE9, and the Common Code number is 018513749.

LISTING

     We will apply to list the new notes on the Luxembourg Stock Exchange. In connection with the application to list the notes on the Luxembourg Stock Exchange, a legal notice relating to the issuance of the notes and a copy of the bylaws (estatutos sociales) of Innova will be deposited prior to the listing with the Trade and Companies Register (Registre de Commerce et des Societes) in Luxembourg where such documents may be examined or copies obtained. Copies of the estatutos sociales of Innova in English, the indenture, as may be amended or supplemented from time to time, any registration rights agreement, any published annual audited consolidated financial statements and quarterly unaudited consolidated financial statements of Innova will be available at the principal office of Innova, at the offices of the trustee, the Luxembourg Listing Agent and at the addresses of the paying agents set forth on the back cover of this prospectus. Innova does not make publicly available annual or quarterly non-consolidated financial statements. Innova will maintain a paying and transfer agent in Luxembourg for so long as any notes or any exchange notes are listed on the Luxembourg Stock Exchange.

AUTHORIZATION

     We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. The issuance of the notes was authorized by a resolution of the shareholders of Innova passed on July 2, 2003.

NO MATERIAL ADVERSE CHANGE

     Except as disclosed in this prospectus, there has been no material adverse change in the financial position or prospects of Innova and its subsidiaries taken as a whole since June 30, 2003.

LITIGATION

     Except as disclosed in our annual report on Form 20-F in "Item 10. Additional information -- Legal proceedings," Innova is not involved in any legal or arbitration proceedings (including any such proceedings which are pending or threatened) relating to claims or amounts which may have or have had during the twelve months prior to the date of this prospectus a material adverse effect on our financial position and our subsidiaries taken as a whole.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. These forward-looking statements reflect our views with respect to future events and financial performance. We may from time to time make forward-looking statements in our periodic reports and annual reports to the SEC on Form 6-K and Form 20-F, respectively, in our future annual reports to members or shareholders, in our offering circulars and prospectuses, in our press releases and other written materials, and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Examples of these forward-looking statements include:

     o statements concerning our ability to increase subscribers, our cash requirements, financing sources, cost-containment efforts, advertising rates and revenues, DTH satellite and capital expenditures, potential audience size;

     o statements concerning the construction, launch, performance and operation of broadcast satellites, renewal of concessions upon their expiration and other regulatory approvals;

     o projections of operating revenues, net income (loss), dividends, capital structure or other financial items relating to us, our owners, or our competitors;

     o the impact that recently issued U.S. GAAP and Mexican GAAP pronouncements will have on our operating revenues, net income (loss), dividends, capital structure or other financial items;

     o    statements of our plans to develop customer interactive systems;

     o statements about our new subscriber management system, including our expectation of its operational date;

     o statements of our or our owners' plans, objectives or goals, including those relating to anticipated acquisitions, trends, competition, regulation and rates;

     o statements about our future economic performance or that of Mexico or other countries that affect the Mexican economy and consumer purchasing power in Mexico; and

     o    statements of assumptions underlying these statements.

     Words such as "believe," "anticipate," "plan," "expect," "intend," "target," "estimate," "project," "predict," "forecast," "guideline," "should" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

     Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include economic and political conditions and government policies in Mexico or elsewhere, inflation rates, exchange rates, regulatory developments, customer demand and competition. We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

     Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments.

                                  LEGAL MATTERS

     Certain legal matters relating to the validity of the notes will be passed upon for us by Mijares, Angoitia, Cortes y Fuentes, S.C. under Mexican law and by Fried, Frank, Harris, Shriver & Jacobson LLP under U.S. law. With respect to matters of Mexican law, Fried, Frank, Harris, Shriver & Jacobson LLP may rely upon the opinion of Mijares, Angoitia, Cortes y Fuentes, S.C.

     Alfonso de Angoitia Noriega and Juan Sebastian Mijares Ortega, currently on leave from Mijares, Angoitia, Cortes y Fuentes, S.C., serve as members of our Board. Mr. de Angoitia is also a member of our Executive Committee and the Executive Vice President-Chief Financial Officer of our 60% owner, Televisa. Mr. Mijares is the Alternate Secretary of our Board and the Vice President-General Counsel of Televisa. Neither Alfonso de Angoitia Noriega nor Juan Mijares Ortega currently receive any form of compensation from, or participate in any way in the profits of, Mijares, Angoitia, Cortes y Fuentes, S.C. We believe that the fees we paid for these services were comparable to those that we would have paid another law firm for similar services.

                                     EXPERTS

     The financial statements of Innova as of December 31, 2001 and 2002, and for the three years ended December 31, 2000, 2001 and 2002 included in this prospectus, which are included in the our annual report on the Form 20-F, have been incorporated herein by reference in reliance on the report of PricewaterhouseCoopers, S.C., independent public accountants, given the authority of such firm as experts in auditing and accounting.

                   INNOVA, S. DE R.L. DE C.V. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                      Page
                                                                                                      ----
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS FOR THE SIX MONTHS
ENDED JUNE 30, 2002 AND 2003...........................................................................F-2

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS FOR THE SIX MONTHS
ENDED JUNE 30, 2002 AND 2003...........................................................................F-3

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2003........................................................F-4

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE
SIX MONTHS ENDED JUNE 30, 2002 AND 2003................................................................F-5


                  INNOVA, S. DE R. L. DE C. V. AND SUBSIDIARIES
                  ---------------------------------------------

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                   (Expressed in thousands of Mexican Pesos in
                      purchasing power as of June 30, 2003)


                                                                                               June 30,
                                                                                  -------------------------------
Assets                                                                                  2003               2002
------                                                                                  ----               ----
CURRENT ASSETS:
Cash and cash equivalents...................................................      Ps.   426,393     Ps.   285,861
Trade accounts receivable, net (Note 3).....................................            156,211           182,756
Value added tax credit and other............................................              1,719            21,111
Spare parts.................................................................             13,707             8,043
Prepaid expenses and other..................................................             90,664            91,627
                                                                                 --------------     -------------
Total current assets........................................................            688,694           589,398

Property and equipment, net (Note 4)........................................          1,420,480         1,756,625
Satellite transponders, net (Note 5)........................................          1,208,498         1,269,593
Other non-current assets....................................................             85,204           153,736
                                                                                 --------------     -------------
Total assets................................................................      Ps. 3,402,876     Ps. 3,769,352
                                                                                 ==============     =============

Liabilities and Stockholders' Deficit
-------------------------------------
CURRENT LIABILITIES:
Trade accounts payable and accruals.........................................      Ps.   440,134     Ps.   412,545
Satellite transponders obligation (Note 5)..................................             55,784            49,887
Due to affiliated companies and other related parties.......................            368,020           272,248
Accrued interest............................................................            126,298           125,136
Accrued taxes...............................................................            138,514           135,439
Deferred income.............................................................            131,075           112,984
                                                                                 --------------     -------------
Total current liabilities                                                             1,259,825         1,108,239

NON-CURRENT LIABILITIES:
Senior notes (Note 6).......................................................          3,914,249         3,887,732
Stockholders' loans (Note 7)................................................          3,234,737         3,212,811
Satellite transponders obligation (Note 5)..................................          1,336,752         1,378,776
Accrued interest............................................................            837,459           519,004
Other liabilities...........................................................              1,501               752
                                                                                 --------------     -------------
Total liabilities...........................................................         10,584,523        10,107,315
                                                                                 --------------     -------------
Commitments and contingencies (Note 8)......................................                  -                 -

STOCKHOLDERS' DEFICIT:
Contributed capital:
Capital stock (Note 9)......................................................          1,936,265        1,936,265
                                                                                 --------------     -------------
Earned capital:
Accumulated losses (Note 12)................................................         (8,893,848)       (7,098,315)
Loss for the period.........................................................           (206,379)       (1,103,420)
Deficit from restatement....................................................            (17,685)          (72,492)
                                                                                 --------------     -------------
                                                                                     (9,117,912)       (8,274,227)
                                                                                 --------------     -------------
Total stockholders' deficit.................................................         (7,181,647)       (6,337,962)
                                                                                 --------------     -------------

Total liabilities and stockholders' deficit.................................      Ps. 3,402,876     Ps. 3,769,352
                                                                                 ==============     =============


The accompanying notes are an integral part of these consolidated financial statements.

                 INNOVA, S. DE R. L. DE C. V. AND SUBSIDIARIES
                 ---------------------------------------------

              UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS
              ---------------------------------------------------

                  (Expressed in thousands of Mexican Pesos in
                     purchasing power as of June 30, 2003)

                                                                                      For the six months
                                                                                         ended June 30,
                                                                                --------------------------------
                                                                                     2003               2002
                                                                                     ----               ----
Net sales...............................................................       Ps. 1,824,343      Ps.  1,755,260

Operating expenses:
Cost of sales...........................................................             570,531             553,515
Administrative expenses.................................................              56,436              58,106
Selling expenses........................................................             429,431             459,018
Other operating expenses................................................             210,150             247,130
                                                                              --------------     ---------------

Total operating expenses................................................           1,266,548           1,317,769

Depreciation and amortization...........................................             394,786             492,652
                                                                              --------------     ---------------

Operating profit (loss).................................................             163,009             (55,161)
                                                                              --------------     ---------------
Integral results of financing:
Interest expense........................................................            (522,310)           (478,000)
Interest income.........................................................              10,052               4,629
Foreign exchange gains (losses), net....................................              13,137            (721,162)
Gain from monetary position.............................................             106,116             200,486
                                                                              --------------     ---------------

Total integral results of financing.....................................            (393,005)           (994,047)

Other expenses - Net....................................................              (2,236)             (2,880)

Transponder services - Solidaridad 2 (Note 10)..........................                   -             (14,769)

Restructuring charges (Note 11).........................................              (1,740)             (3,205)
                                                                              --------------     ---------------
Loss before taxes.......................................................            (233,972)         (1,070,062)

Provision for income and assets taxes (Note 13).........................              27,593             (33,358)
                                                                              --------------     ---------------
Net loss................................................................      (Ps.   206,379)    (Ps.  1,103,420)
                                                                              ==============     ===============


The accompanying notes are an integral part of these consolidated financial statements.

                  INNOVA, S. DE R. L. DE C. V. AND SUBSIDIARIES
                  ---------------------------------------------

  UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
  ----------------------------------------------------------------------------

                   (Expressed in thousands of Mexican Pesos in
                      purchasing power as of June 30, 2003)



                                                                                             Six months ended
                                                                                                 June 30,
                                                                                      ------------------------------
Operating activities:                                                                      2003             2002
--------------------                                                                       ----             ----
Net loss......................................................................         Ps.(206,379)    Ps.(1,103,420)
Adjustments to reconcile net loss to
resources (used in) provided by operating activities:
Depreciation and amortization.................................................             394,785           492,652
Maintenance reserve...........................................................               3,050             3,874
                                                                                       -----------     -------------
                                                                                           191,456          (606,894)
                                                                                       -----------     -------------
Changes in operating assets and liabilities:
-------------------------------------------
Trade accounts receivable.....................................................             (27,331)          (48,308)
Value added tax credit and other..............................................              42,018             7,831
Spare parts...................................................................                (531)              502
Prepaid expenses and other....................................................              81,202           (38,460)
Other non-current assets                                                                    15,718            21,980
------------------------                                                                   -------           ------
Trade accounts payable and accruals...........................................             149,144            43,296
Due to affiliated companies and other related parties.........................             (70,666)           64,522
Accrued interest..............................................................             145,177           174,807
Deferred income...............................................................              21,531             3,242
Asset tax.....................................................................             (46,177)           38,022
Other liabilities.............................................................                 226                15
                                                                                       -----------     -------------

Resources provided by (used in) operating activities..........................             501,768          (361,425)
                                                                                       -----------     -------------
Financing activities:
--------------------
Stockholders' loans...........................................................             (47,447)          459,226
Senior notes..................................................................             (57,417)          205,156
Satellite transponders obligation.............................................             (46,388)           53,716
                                                                                       -----------     -------------

Resources (used in) provided by financing activities..........................            (151,252)          718,098
                                                                                       -----------     -------------

Investing activities:
--------------------
Investment in property and equipment..........................................            (193,993)         (138,527)

Resources used in investing activities........................................            (193,993)         (138,527)
                                                                                       -----------     -------------

Cash and cash equivalents:
Increase for the period.......................................................             156,523           240,126
At the beginning of the period................................................             269,870            45,735
                                                                                       -----------     -------------

At the end of the period......................................................             426,393           285,861
                                                                                       ===========     =============




The accompanying notes are an integral part of these consolidated financial statements.

                   INNOVA, S. DE R.L. DE C.V. AND SUBSIDIARIES
                   -------------------------------------------

                        NOTES TO THE UNAUDITED CONDENSED
                        --------------------------------
                        CONSOLIDATED FINANCIAL STATEMENTS
                        ---------------------------------
                 FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002
                 -----------------------------------------------
       (Expressed in thousands of Mexican Pesos in purchasing power as of
                                 June 30, 2003)

NOTE 1 - BASIS OF PRESENTATION:
------------------------------

The interim financial statements of Innova, S. de R. L. de C. V. and its consolidated subsidiaries (collectively, the "Group"), as of June 30, 2003 and 2002, and for the six months ended June 30, 2003 and 2002 are unaudited. In the opinion of the management of the Group, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements have been included therein. The results of interim periods are not necessarily indicative of results for the entire year.

For purposes of these interim consolidated financial statements, certain information and disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted. These unaudited statements should be read in conjunction with the Group's consolidated and audited financial statements and notes thereto for the years ended December 31, 2002, 2001 and 2000 (the "audited annual financial statements").

NOTE 2 - EFFECTS OF INFLATION ON THE FINANCIAL STATEMENTS:
---------------------------------------------------------

The interim financial statements of the Group have been prepared in accordance with Bulletin B-10, as described in the audited financial statements. The consolidated financial statements for the six months ended June 30, 2002, have been restated to Mexican Pesos in purchasing power as of June 30, 2003 by using a restatement factor derived from the National Consumer Price Index ("NCPI"), which was 1.0414.

The NCPI at the following dates was:

June 30, 2003                            104.154
June 30, 2002                            100.012

NOTE 3 - TRADE ACCOUNTS RECEIVABLE, NET:
---------------------------------------

Trade accounts receivable, net includes the receivables from DTH services provided to subscribers, from the rental of IRD's and from the sale of advertising. Balances as of June 30, consist of:

                                                                                   2003             2002
                                                                                   ----             ----

Trade accounts receivable.................................................      Ps. 226,986       Ps. 276,556
Allowance for doubtful accounts...........................................          (70,775)          (93,800)
                                                                                -----------       -----------
                                                                                Ps. 156,211       Ps. 182,756
                                                                                ===========       ===========

NOTE 4 - PROPERTY AND EQUIPMENT, NET:
------------------------------------

Property and equipment, net as of June 30, consists of:

                                                                                    2003              2002
                                                                                    ----              ----
Integrated receiver/decoders............................................       Ps. 2,568,312    Ps. 2,615,122
Transmission equipment..................................................             336,790          410,330
Antennas, LNBs and accessories..........................................             672,281          466,770
Computer equipment......................................................             309,539          264,980
Furniture...............................................................              19,498           19,151
Transportation equipment................................................              19,995           20,879
Buildings...............................................................               2,061            2,061
                                                                               -------------    -------------

                                                                                   3,928,476        3,799,293
Accumulated depreciation................................................          (2,653,094)      (2,169,790)
                                                                               -------------    -------------

                                                                                   1,275,382        1,629,503
Land....................................................................               8,850            8,850
Equipment in progress...................................................             136,248          118,272
                                                                               -------------    -------------
                                                                               Ps. 1,420,480    Ps. 1,756,625
                                                                               =============    =============

Depreciation expense for the six months ended June 30, 2003 and 2002 was Ps.340,995 and Ps.393,543, respectively.

NOTE 5 - SATELLITE TRANSPONDERS:
-------------------------------

The balance of the satellite transponders as of June 30, is as follows:

                                                                              2003                2002
                                                                              ----                ----
Satellite transponders...........................................        Ps.  1,489,929           1,446,371
Accumulated depreciation.........................................              (281,431)           (176,778)
                                                                         --------------       -------------
                                                                         Ps.  1,208,498       Ps. 1,269,593
                                                                         ==============       =============

Amortization of satellite transponders for the six months ended June 30, 2003 and 2002 was Ps.49,664 and Ps.48,212, respectively.

The capital lease obligation is reflected on the consolidated balance sheet as of June 30, as follows:

                                                                                          June 30,
                                                                              ------------------------------
                                                                                 2003              2002
                                                                                 ----              ----
Current portion.........................................................      Ps.    55,784    Ps.    49,887
Long-term portion.......................................................          1,336,752        1,378,776
                                                                              -------------    -------------
                                                                              Ps. 1,392,536    Ps. 1,428,663
                                                                              =============    =============

Interest expense recognized during the six months ended June 30, 2003 and 2002 was Ps.82,547 and Ps.78,861, respectively.

The obligations of the Group under the PAS-9 agreement are proportionately guaranteed by the Group's stockholders in relation to their respective ownership interests.

NOTE 6 - SENIOR NOTES:
---------------------

In 1997, the Group concluded an offering of senior debt securities, priced to yield gross proceeds of U.S.$375 million, which mature in April 2007 ("Senior Notes"). The Senior Notes bear interest at a rate of 12 7/8% and are redeemable at the option of the Group, in whole or in part, at any time on or after April 1, 2002, initially at 106.4375% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after April 1, 2004. Interest on the Senior Notes is payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1997. The Senior Notes, which are uncollateralized, unsubordinated indebtedness of the Group, contain certain covenants which, among other things, restrict the ability of the Company and certain subsidiaries to incur or guarantee additional indebtedness, make certain dividend, investment or other restricted payments, issue or sell stock of certain subsidiaries, enter into certain transactions with stockholders or affiliates, create liens, engage in sale-leaseback transactions, sell assets (except IRDs), or with respect to the Group, consolidate, merge, or sell all or substantially all of its assets. The indenture agreement required the Group to purchase and pledge as security for the benefit of the holders of the Senior Notes a portfolio of U.S. Government Securities for a three-year period which ended in March 2000.

NOTE 7 - STOCKHOLDERS' LOANS:
----------------------------

Each stockholder loan, plus accrued interest, is payable in full ten years from the date of issuance. The maturity date of any individual loan may be accelerated or otherwise modified including by means of providing for periodic payments of interest or principle upon joint agreement of the stockholders and the Group. Each loan will bear interest at an annual rate of 9%. Interest paid to foreign companies will be net of the 15% withholding tax.

The Company expects that its stockholders will provide, if necessary, up to an aggregate amount of U.S.$25 million to meet the Group's cash requirements during 2003.

NOTE 8 - COMMITMENTS AND CONTINGENCIES:
--------------------------------------

a. In 1996, the Group signed an agreement with an affiliate of News Corporation to acquire and implement a conditional access system. This system includes Smart Cards which decode satellite signals and control access by subscribers. In 1999, the Group acquired a subscriber management system (SMS) designed specifically for DTH services. Under these arrangements, the Group estimates that the 2003 commitment will approximate U.S.$11 million for royalties, licenses and maintenance of the foregoing systems. The Group incurred expenses of U.S.$3.1 million and U.S.$3.2 million during the six month period ended June 30, 2003 and 2002, respectively.

     The Group has entered into agreements with Televisa and an affiliate of Televisa to provide uplink and downlink, playout and compression services at the Mexico City station. The annual commitments are estimated to be approximately U.S.$4.3 million per year. The Group incurred expenses of U.S.$1.9 million for the six month period ended June 30, 2003 and U.S.$1.8 million for the six month period ended June 30, 2002.

     The Group entered into several contracts with programming providers, establishing that the amounts payable to the programmers will be based on the number of subscribers. These charges totaled Ps.358.2 million and Ps.347.2 million for the six month periods ended June 30, 2003 and 2002, respectively.

b. Since January 1, 2002, a 10% excise tax was imposed on the collected revenues from the Group's pay television services. In February 2002, the Group filed a petition for constitutional relief against the Legislative Decree, which contains the amendments to the Law regarding the excise tax.

     A ruling was issued on July 10, 2002 granting the Group an injunction and the protection of Federal Justice. The ruling is to the effect that the Group is not considered to be subject to the tax and is therefore exempt from the

     10% rate on the value of telecommunications operations. To date, the Court has not yet issued the tax authorities a document attesting to compliance with the judgment.

c.   The Group entered into two related agreements with CSG Software, Inc.
     (CSG), on June 12, 2002 under which CSG will provide: a) A non-exclusive, perpetual license for the use of the software "Kenan" to provide billing and order management to licensed subscribers, besides installation and implementation of the system, training and support services and, b) consulting services.

     Under the Software License and Service Agreement, the Group must pay U.S.$3.4 million to CSG for a license capacity of up to 1,125,000 subscribers. However, the Group can purchase additional capacity according to the subscriber base growth at an additional cost per every 100,000 subscribers. Technical support in Mexico will be available for the first 24 months following the date on which live production of the system begins, the annual cost for these services will be U.S.$585,600. It is possible in accordance with the agreement to use the Kenan system from other DTH platform in case of merger, acquisition or combination of platforms. On December 27, 2002 the Group agreed to remove some applications of the Kenan software, reducing the total license fees in U.S.$500,000. The Group expects that the new SMS will be placed in service in late November 2003.

     Under the Consulting Services agreement, CSG will provide management and technology consulting, advisory and integration services related to the implementation of the Kenan end-to-end integrated solution, as well as the required interfaces with the Group's Siebel and NDS software currently on operation, accordingly with a Implementation Planning and Analysis process
     (IPA), previously agreed with the Group. Total cost of U.S.$4.4 million of these services, will be payable upon completion of certain agreed milestones.

d. On June 2002, the Group executed an agreement with TV Azteca to begin paying them for the rights to rebroadcast their over-the-air Channels 7 and
     13. It has also committed to purchase up to U.S.$10.6 million in advertising from TV Azteca over three years and received rights to broadcast certain soccer matches and an option for exclusive broadcast rights after 2004. Prior to May 1, 2002, the Group was permitted to rebroadcast these channels at no cost.

NOTE 9 - CAPITAL STOCK:
----------------------

The capital stock as of June 30, 2003 and 2002, is represented by three partnership interests of unequal value, distributed as follows:

                  Partnership interest                      Subseries                          Amount
                  --------------------                      ---------                          ------
                           1                                    A-1                        Ps. 1,161,759
                           1                                    B-1                              580,880
                           1                                    B-2                              193,626


Series "A" is composed of a partnership interest initially representing 60% of the total capital stock. The Series "A" partnership interest may be subscribed to only by persons of Mexican nationality.

Series "B" is composed of a partnership interest initially representing 40% of the total capital stock. The Series "B" partnership interest is unrestricted as to ownership and therefore, may be acquired by Mexican investors and foreign natural and legal persons or by persons, companies or entities that are included in Article 2, Section III of the Foreign Investments Law.

NOTE 10 - TRANSPONDERS SERVICES:
-------------------------------

The Group recognized a nonrecurring charge relating to the redundant use of the transponders on the Solidaridad 2 satellite once the PAS-9 satellite became operational. The process of migrating customers from Solidaridad 2 to PAS-9 started in November 2000 and finally ended in March 2002. On December 19, 2001, the Group signed an agreement with SATMEX for the use of eight transponders on the Solidaridad Satellite from January 1, 2002 to

March 31, 2002. The payments for the use of Solidaridad 2 in the first quarter of 2002 amounting to Ps.14,769, were recorded as a nonrecurring charge.

NOTE 11 - RESTRUCTURING CHARGES:
-------------------------------

The restructuring charges in 2003 and 2002 consisted of severance costs in connection with employee terminations.

NOTE 12 - ACCUMULATED LOSSES:
----------------------------

Under Mexican Corporate Law, interested third parties can request the dissolution of the Group if accumulated losses exceed two-thirds of capital stock. At June 30, 2003, the Group's accumulated losses exceeded its capital stock. Although the Group believes it is unlikely such action will occur, the Group, obtained from Televisa and News Corporation, a commitment to provide financial support to the Group for a period of one year from December 31, 2002, in proportion to their respective ownership interests, if required, to avoid such action.

The recoverability of the Group's investment in DTH infrastructure and product development is dependent upon future events, including, but not limited to, the stability of the Mexican economic environment, obtaining adequate financing for the Group's development program, the continued operation of satellites owned by third parties, the competitive and market environment for pay television services in Mexico, and the achievement of a level of operating revenues that is sufficient to support the Group's cost structure.

NOTE 13 - PROVISION FOR INCOME TAX ("IT") AND ASSETS TAX ("AT"):
---------------------------------------------------------------

Under Mexican Tax Law, the Company and its subsidiaries, on an individual basis, must pay the higher of the income tax or the assets tax as determined annually. The assets tax is equal to 1.8% of a company's assets less certain liabilities. The Company and most of its subsidiaries were exempt from the assets tax from their formation in 1996 through December 31, 1999.

Article 5 of the Asset Tax Law specifies that foreign debt is excluded in determining the assets tax. In 2000, the Group filed a declaratory judgement with the Federal Tax Court seeking to be able to deduct foreign debt in calculating the assets tax based on the unconstitutionality of this provision of
Article 5 as previously determined by the Supreme Court of Justice.

In order to avoid incurring penalties or interest, the Group paid Ps.45.7 million in monthly payments during 2002, Ps.43.7 million in March 2002, corresponding to the assets tax due for fiscal year 2001 and Ps.7.6 million for the months of January and February 2003.

On March 19, 2003, the court issued a favorable ruling allowing to the Group to deduct foreign debt in calculating the assets tax. On July 22, 2003 the Group has recovered the payments mentioned above.

At December 31, 2002, the Group set up an asset tax provision estimate of Ps.76,447. In light of the fact that a favorable ruling was obtaining prior to making said annual tax payment, the Group conducted a new calculation, including debts abroad, with a resulting annual tax below that provisioned. The Ps.27,593 excess in the reserve was reversed in the second quarter of 2003, and recorded as a favorable effect in the income statement in the provision for income tax and asset tax.

NOTE 14 - RECENT ACCOUNTING PRONOUNCEMENTS:
------------------------------------------

In March 2003, the MIPA issued Bulletin C-15, "Impairment and Disposition of Long-Lived Assets." Bulletin C-15 requires (i) the recognition and measurement of the impairment of long-lived assets to held and used, including goodwill, and
(ii) the measurement of long-lived assets to be disposed of by sale. Bulletin C-15 is effective for periods beginning on January 1, 2004, with early adoption recommended. We are currently evaluating the impact of this Bulletin on our results of operations and financial position. However, we do not believe that the adoption of this Bulletin will have a material impact on our results of operations and financial position.

NOTE 15 - SUBSEQUENT EVENTS:
---------------------------

On September 12, 2003, the Group concluded an offering of 9.375% Senior Notes of U.S.$300 million, which mature in September 2013. These Senior Notes bear a interest at rate of 9.375%. The net proceeds of the offering were used to redeem, on October 20, 2003, U.S.$287 million in aggregate principal amount of the Group's 12 7/8% Senior Notes due 2007, and to pay a redemption premium, fees and expenses related to the transaction.

This resulted in the Group's debt comprising of U.S.$88 million 12 7/8% Senior Notes due 2007 and U.S.$300 million of the 9.375% Senior Notes due 2013.

On September 9, 2003, the Group capitalized all its shareholder loans and accrued interest thereon, which amounted to approximately U.S.$390.9 million.

The capitalization of the shareholder loans did not change the ownership percentages of the Group's three shareholders, Televisa, News Corp and Liberty Media, who continue to indirectly own 60%, 30% and 10% of the Group's outstanding membership interest respectively.

NOTE 16 - DIFFERENCES BETWEEN MEXICAN GAAP AND U.S. GAAP:
--------------------------------------------------------

The Group's interim consolidated financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP.

The reconciliation to U.S. GAAP includes a reconciling item for the effect of applying the option provided by the Modified Fifth Amendment to Bulletin B-10 for the restatement of equipment of non-Mexican origin because, as described below, this provision of inflation accounting under Mexican GAAP does not meet the consistent currency requirement of Regulation S-X of the SEC.

The reconciliation to U.S. GAAP does not include the reversal of the other adjustments to the financial statements for the effects of inflation required under Mexican GAAP Bulletin B-10, because the application of Bulletin B-10 represents a comprehensive measure of the effects of price level changes in the inflationary Mexican economy and, as such, is considered a more meaningful presentation than historical, cost-based financial reporting for both Mexican and U.S. accounting purposes.

The principal differences between Mexican GAAP and U.S. GAAP that affect net loss and total stockholders' deficit are described below:

Solidaridad 2 and satellite reorientation costs
-----------------------------------------------

Under Mexican GAAP, the Group recognized a non-recurring loss of Ps.436,150 during the year ended December 31, 2000 for the redundant use of the transponders on the Solidaridad 2 satellite once the PAS-9 satellite became operational and for the increased costs to reorientate customer's antennas to PAS-9 in a short period of time.

Under U.S. GAAP, the Group continued to use the Solidaridad 2 satellite to provide services to its customers through the termination of the Solidaridad 2 agreement. Accordingly, the monthly payments cannot be recognized as a one time loss, and the Group must continue using the straight-line method in accounting for the agreement. The Group discontinued the use of Solidaridad 2 satellite on March 31, 2002. The satellite reorientation costs are expensed as incurred as a part of operating expenses.

Maintenance reserve
-------------------

Under Mexican GAAP, it is acceptable to accrue for certain expenses which management believes will be incurred in subsequent periods. Under U.S. GAAP, these costs are expensed as incurred.

Restatement of property and equipment
-------------------------------------

Effective January 1, 1997, the Group adopted the Fifth Amendment to Bulletin B-10, which eliminated the use of replacement costs for the restatement of property and equipment and instead, included an option of using the Specific Index for the restatement of equipment of non-Mexican origin. The Group has elected to apply the Specific Index option for determining the restated balances of equipment of non-Mexican origin under Mexican GAAP. For U.S. GAAP purposes, the use of an index that contemplates currency exchange movements is not in accordance with the historical cost concept nor does it present financial information in a constant currency.

Restructuring charges
---------------------

In 2002 the Group provided for restructuring costs related to expected employee terminations. Under Mexican GAAP, these costs are recorded as other expenses. For U.S. GAAP purposes, these costs have been expensed as incurred and classified in operating expenses.

Revenue recognition
-------------------

Under Mexican GAAP, initial non-refundable subscription fees are recognized upon activation of the new subscriber's DTH services. Under U.S. GAAP, initial non-refundable subscription fees are recognized over the period that a new subscriber is expected to remain a customer (2003 and 2002 estimated to be 3 years). Customer acquisition costs directly attributable to the income are recognized over the same period under U.S. GAAP. Those customer acquisition costs in excess of the initial non-refundable subscription fee revenues are expensed as incurred.

Initial non-refundable subscription fees for the six month period ended June 30, 2003 amounted to Ps.67.3 million (Ps.84.5 million in the six month period ended June 30, 2002). Under U.S. GAAP, deferred initial non-refundable subscription fee revenues of approximately Ps.210.1 million were recorded as of June 30, 2003 (Ps.190.0 million as of June 30, 2002). In addition, customer acquisition costs, which are expensed immediately under Mexican GAAP, have been deferred to match and equal initial non-refundable subscription revenues; therefore at June 30, 2003, deferred costs under U.S. GAAP also amounted to Ps.210.1 million (Ps.190.0 million as of June 30, 2002). Initial non-refundable subscription revenues (which are matched by customer acquisition costs) that have been recognized during the six month period ended June 30, 2003 amount to Ps.59.0 million (Ps.32.1 million in the six month period ended June 30, 2002).

Summary
-------

Net loss for the six month period ended June 30, 2003 and 2002, adjusted to take into account the principal differences between Mexican GAAP and U.S. GAAP, as they relate to the Group, are as follows:

                                                                                  2003             2002
                                                                                  ----             ----
Net loss as reported under Mexican GAAP.................................        Ps.(206,379)      Ps.(1,103,420)
Satellite reorientation costs...........................................                  -             (36,997)
Maintenance reserve.....................................................              3,050               3,874
Restatement  of property and equipment..................................              1,036               2,241
Restructuring charge....................................................                  -              (4,766)
                                                                                -----------       -------------
Net loss in accordance with U.S. GAAP...................................        Ps.(202,293)      Ps.(1,139,068)
                                                                                ===========       =============

Stockholders' deficit as of June 30, 2003 and 2002, adjusted to take into account the principal differences between Mexican GAAP and U.S. GAAP, as they relate to the Group, are as follows:

                                                                                      2003               2002
                                                                                      ----               ----
Total stockholders' deficit under Mexican GAAP..........................        Ps.(7,181,647)      Ps.(6,337,962)
U.S. GAAP adjustments:
Maintenance reserve.....................................................               15,017               8,812
Restatement of property and equipment...................................               30,207              77,856
                                                                                -------------       -------------

Total U.S. GAAP adjustments.............................................               45,224              86,688
                                                                                -------------       -------------

Total stockholders' deficit under U.S. GAAP.............................        Ps.(7,136,423)      Ps.(6,251,294)
                                                                                =============       =============

A summary of the Group's statement of changes in stockholders' deficit with balances determined under U.S. GAAP is as follows:

Balance at December 31, 2001.......................................................          Ps.(5,112,211)
Supplementary liability for labor obligations......................................                    (15)
Net loss for the six month period ended June 30, 2002..............................             (1,139,068)
                                                                                             -------------

Balance at June 30, 2002...........................................................             (6,251,294)
Supplementary liability for labor obligations......................................                   (121)
Net loss for the six month period ended December 31, 2002..........................               (682,582)
                                                                                             -------------

Balance at December 31, 2002.......................................................             (6,933,997)
Supplementary liability for labor obligations......................................                   (133)
Net loss for the six month period ended June 30, 2003..............................               (202,293)
                                                                                             -------------

Balance at June 30, 2003...........................................................          Ps.(7,136,423)
                                                                                             =============

A summary of the Group's stockholders' deficit after the U.S. GAAP adjustments described above, as of June 30, is as follows:

                                                                                    2003             2002
                                                                                    ----             ----

Capital stock.............................................................       Ps. 1,936,265     Ps. 1,936,265
Accumulated losses........................................................          (9,084,399)       (8,199,524)
Other comprehensive income:
             Excess from restatement......................................              11,980            11,980
             Supplementary liability for labor obligations................                (269)              (15)
                                                                                 -------------     -------------

Total stockholders' deficit under U.S. GAAP...............................       Ps.(7,136,423)    Ps.(6,251,294)
                                                                                 =============     =============

Included below are unaudited condensed consolidated financial statements of the Group as of June 30, 2003 and 2002 and for the six month period ended June 30, 2003 and 2002, after giving effect to the U.S. GAAP adjustments.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
-----------------------------------------------

(Expressed in thousands of Mexican Pesos in purchasing power as of June 30,
2003)

                                                                                                June 30,
                                                                                   -------------------------------
                                                                                         2003               2002
                                                                                         ----               ----
ASSETS
Current assets:
Cash and cash equivalents.................................................         Ps.   426,393     Ps.   285,861
Trade accounts receivables, net...........................................               156,211           182,756
Prepaid expenses and other................................................                90,664            91,627
Other current assets......................................................                15,426            29,154
Deferred costs, net.......................................................               119,134            81,197
                                                                                   -------------     -------------

Total current assets......................................................               807,828           670,595

Property and equipment, net...............................................             1,481,724         1,817,770
Satellite transponders, net...............................................             1,177,461         1,270,292
Other non current assets..................................................                85,204           153,736
Deferred costs, net.......................................................                91,014           108,783
                                                                                   -------------     -------------

Total assets..............................................................         Ps. 3,643,231     Ps. 4,021,176
                                                                                   =============     =============

                                                                                               June 30,
                                                                                  ---------------------------------
                                                                                       2003              2002
                                                                                       ----              ----
LIABILITIES
Current liabilities:
Trade accounts payable and accruals.......................................        Ps.    425,117     Ps.    387,721
Satellite transponders obligation.........................................                55,784             49,887
Due to affiliated companies and other related parties.....................               368,020            272,248
Other current liabilities.................................................               515,021            454,756
                                                                                  --------------     --------------

Total current liabilities.................................................             1,363,942          1,164,612

Non-current liabilities:
Senior notes..............................................................             3,914,249          3,887,732
Stockholder's loans.......................................................             3,234,737          3,212,811
Satellite transponders obligation.........................................             1,336,752          1,378,776
Other non-current liabilities.............................................               929,974            628,539
                                                                                  --------------     --------------

Total liabilities.........................................................            10,779,654         10,272,470
                                                                                  --------------     --------------

Commitments and contingencies............................................                      -                  -
Stockholders' deficit....................................................             (7,136,423)        (6,251,294)
                                                                                  --------------     --------------

Total liabilities and stockholders' deficit..............................         Ps.  3,643,231     Ps.  4,021,176
                                                                                  ==============     ==============

           UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF (LOSS) INCOME
           -----------------------------------------------------------
       (Expressed in thousands of Mexican Pesos in purchasing power as of
                                 June 30, 2003)

                                                                                         For the six months
                                                                                            ended June 30,
                                                                                  ----------------------------------
                                                                                       2003                2002
                                                                                       ----                ----
Revenues from programming services..........................................       Ps. 1,050,867      Ps.  1,039,451
Revenues from rental of IRDs................................................             458,276             396,024
Other revenues..............................................................             262,565             251,755
                                                                                  --------------     ---------------

Net revenues................................................................           1,771,708           1,687,230

Operating expenses:
Cost of sales - programming services........................................             358,767             350,478
Cost of sales - other.......................................................             159,129             135,007
Administrative expenses.....................................................              56,436              58,106
Selling expenses............................................................             429,431             459,018
Other operating expenses....................................................             211,373             305,873
Depreciation and amortization...............................................             393,453             490,411
                                                                                  --------------     ---------------

Total operating expenses....................................................           1,608,589           1,798,893
                                                                                  --------------     ---------------

Operating profit (loss).....................................................             163,119            (111,663)

Integral results of financing...............................................             393,005             994,047
                                                                                  --------------     ---------------

Loss before tax.............................................................            (229,886)         (1,105,710)

Provision for income and assets taxes.......................................              27,593             (33,358)
                                                                                  --------------     ---------------

Net loss....................................................................      (Ps.   202,293)    (Ps.  1,139,068)
                                                                                  ==============     ===============


Cash Flows
----------

Mexican GAAP Bulletin B-12, specifies the appropriate presentation of the statements of changes in financial position. Under Bulletin B-12, the sources and uses of resources are determined based upon differences between beginning and ending financial statement balances in constant Pesos. Under U.S. GAAP, a statement of cash flows is required, which presents only cash movements and excludes non-cash items.

Presented below are unaudited statements of cash flow for the years ended June 30, 2003 and 2002, prepared after considering the impact of U.S. GAAP adjustments. The unaudited cash flow statements present nominal cash flows during the period, adjusted to June 30, 2003, purchasing power.

                                                                                          2003             2002
                                                                                          ----             ----
Operating activities:
Net loss....................................................................         Ps. (202,293)   Ps. (1,139,068)
Adjustments to reconcile net (loss) to cash flows (used in)
operating activities:
Gain from monetary position.................................................             (106,116)         (200,486)
Unrealized exchange  (gains) losses.........................................              (23,036)          645,809
Allowance for doubtful accounts.............................................               44,339            61,133
Depreciation and amortization...............................................              393,453           490,411


Changes in operating assets and liabilities:
Assets......................................................................               49,530          (193,466)
Liabilities.................................................................              224,702           445,601
                                                                                     ------------    --------------

Cash flows provided by  operating activities................................              380,579           109,934
                                                                                     ------------    --------------


Financing activities:.......................................................
Stockholders' loans.........................................................                    -           293,293
Satellite transponders obligation...........................................              (25,598)          (22,178)
                                                                                     ------------    --------------

Cash flows (used in) provided by financing activities.......................              (25,598)          271,115
                                                                                     ------------    --------------

Investing activities:
Investment in property and equipment........................................             (193,993)         (138,527)
                                                                                     ------------    --------------

Cash flows (used in) investing activities...................................             (193,993)         (138,527)
                                                                                     ------------    --------------

Effects of inflation........................................................               (4,452)           (2,390)
                                                                                     ------------    --------------

Increase in cash and cash equivalents.......................................              156,536           240,132

Cash and cash equivalents, beginning of period..............................              269,857            45,729
                                                                                     ------------    --------------

Cash and cash equivalents, end of period....................................         Ps.  426,393    Ps.    285,861
                                                                                     ============    ==============


                                                                                          2003             2002
                                                                                          ----             ----
Interest and taxes paid:
Interest paid...............................................................         Ps.  350,223      Ps.  316,780
Income and asset taxes paid.................................................                    -            68,606


Non-cash Investing and Financing Activities
-------------------------------------------

Capital lease obligation of U.S.$133.9 million (Ps.1,432.6 million) was incurred when the Group entered into agreements with PanAmSat for the use of 12 KU-band transponders on the PAS-9 satellite in September 2000.

Recently Issued Accounting Pronouncements
-----------------------------------------

In April 2003 the FASB issued Statement No. 149 ("FAS 149"), "Amendment of FAS No. 133 on Derivative Instruments and Hedging Activities." The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FAS 133. In particular, it (1) clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative as discussed in FAS 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to the language used in FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45") and (4) amends certain other existing pronouncements.

FAS 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003.

The provisions of FAS 149 that relate to FAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. FAS 149 should be applied prospectively.

The Group does not expect that the adoption of this Statement will have a material impact on its results of operations and financial position.

In May 2003 the FASB issued Statement of Financial Accounting Standards No. 150 ("FAS 150"), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." FAS 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The Statement requires that those instruments be classified as liabilities in statements of financial position.

FAS 150 affects an issuer's accounting for three types of freestanding financial instruments, namely:

     o Mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets.

     o Financial instruments, other than outstanding shares, that do or may require the issuer to buy back some of its equity shares in exchange for cash or other assets.

     o Unconditional obligations that can be settled with equity shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer's equity shares.

FAS 150 does not apply to features embedded in financial instruments that are not derivatives in their entirety.

In addition to its requirements for the classification and measurement of financial instruments within its scope, FAS 150 also requires disclosures about alternative ways of settling such instruments and the capital structure of entities, all of whose shares are mandatorily redeemable.

FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.

The Company is currently evaluating the impact that the adoption of this Statement will have on its results of operations and financial position.

In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51, or FIN 46. This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics:

     1. The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity.

     2. The equity investors lack one or more of the following essential characteristics of a controlling financial interest:

          a. The direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights.

          b. The obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities.

          c. The right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

This Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. On October 10, 2003, the FASB issued FASB Staff Position 46-6, which defers the effective date for applying the provisions of FIN 46 to interim or annual periods ending after December 15, 2003. The Interpretation applies to public enterprises as of the beginning of the applicable interim or annual period.

This Interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the of the first year restated. The Company is currently evaluating the impact of this Interpretation, however it is not expected that the adoption of this Interpretation will have a material impact on its results of operations and financial position.

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------
                                    FORM 20-F

[ ] REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                                       OR

[X] ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 for the fiscal year ended December 31, 2002

                                       OR

[ ]    TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES
       EXCHANGE ACT OF 1934 for the transition period from                    to

                         COMMISSION FILE NUMBER 333-7484

                           INNOVA, S. de R.L. de C.V.

             (Exact name of Registrant as specified in its charter)

                                       N/A
                 (Translation of Registrant's name into English)

                              UNITED MEXICAN STATES
                 (Jurisdiction of incorporation or organization)

                           INSURGENTES SUR 694, PISO 8
                                COLONIA DEL VALLE
                               03100 MEXICO, D.F.
                                     MEXICO
                    (Address of principal executive offices)

 Securities registered or to be registered pursuant to Section 12(b) of the Act:
                                      None

 Securities registered or to be registered pursuant to Section 12(g) of the Act:
                                      None

 Securities for which there is a reporting obligation pursuant to Section 15(d)
                                of the Act: None

     The number of outstanding shares of each of the issuer's classes of capital or common stock as of December 31, 2002 was:

     One Series A-1 Social Part, One Series B-1 Social Part, and One Series B-2 Social Part

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check which financial statement item the registrant has elected to follow. Item 17 [ ] Item 18 [X]

================================================================================

                                TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                       ----
                                     PART I

ITEM 1. IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS........................................   A-5

ITEM 2. OFFER STATISTICS AND EXPECTED TIMETABLE......................................................   A-5

ITEM 3. KEY INFORMATION..............................................................................   A-5

               Selected Financial Data...............................................................   A-5
               Risk Factors..........................................................................   A-8

ITEM 4. INFORMATION ON THE COMPANY...................................................................   A-20

               History and Development of the Company................................................   A-20
               Business Overview.....................................................................   A-23
               Organizational Structure..............................................................   A-42
               Property, Plant and Equipment.........................................................   A-43

ITEM 5. OPERATING AND FINANCIAL REVIEW AND PROSPECTS.................................................   A-43

               Operating Results.....................................................................   A-49
               Liquidity and Capital Resources.......................................................   A-56
               Contractual Obligations and Commercial Commitments....................................   A-58
               Research and Development, Patents and Licenses, etc...................................   A-58
               Trend Information.....................................................................   A-59

ITEM 6. DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES...................................................   A-61

               Directors and Senior Management.......................................................   A-61
               Compensation..........................................................................   A-64
               Board Practices.......................................................................   A-64
               Employees.............................................................................   A-65
               Share Ownership.......................................................................   A-65

ITEM 7. MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS............................................   A-65

               Major Shareholders....................................................................   A-65
               Related Party Transactions............................................................   A-65

ITEM 8. FINANCIAL INFORMATION........................................................................   A-66

Item 9. The OFFER AND LISTING........................................................................   A-68

ITEM 10. ADDITIONAL INFORMATION......................................................................   A-68

               Bylaws................................................................................   A-69
               Material Contracts....................................................................   A-69
               Exchange Controls.....................................................................   A-74
               Taxation..............................................................................   A-80
               Documents on Display..................................................................   A-80

ITEM 11. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK..................................   A-80

ITEM 12. DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES......................................   A-82

                                     PART II

ITEM 13. DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES.............................................   A-82

ITEM 14. MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS....................................   A-82

ITEM 15. CONTROLS AND PROCEDURES.....................................................................   A-83

ITEM 16A. AUDIT COMMITTEE FINANCIAL EXPERT...........................................................  A-83

ITEM 16B. CODE OF ETHICS.............................................................................  A-83

ITEM 16C. PRINCIPAL ACCOUNTANT FEES AND SERVICES.....................................................  A-83

                                    PART III

ITEM 17. FINANCIAL STATEMENTS........................................................................  A-83

ITEM 18. FINANCIAL STATEMENTS........................................................................  A-83

ITEM 19. EXHIBITS....................................................................................  A-83

         The terms "we", "us", "our" and "Innova" are used in this annual report to refer to Innova, S. de R.L. de C.V and its consolidated subsidiaries. We maintain our books and records in pesos and present our financial statements in conformity with generally accepted accounting principles in Mexico, or Mexican GAAP. Mexican GAAP differ in some significant respects from generally accepted accounting principles in the United States, or U.S. GAAP, and generally accepted accounting principles adopted in other countries. Under Mexican GAAP, we must account for the effects of inflation. Accordingly, we have restated all data in our consolidated financial statements and the notes thereto, as well as our selected financial information, in constant pesos in purchasing power as of December 31, 2002, unless otherwise indicated. See Note 3 to our consolidated financial statements.

         We use the Mexican Interbank free market exchange rate, commonly known as the Interbank Rate, as reported by Banco Nacional de Mexico, S.A., to prepare our financial statements. Unless otherwise indicated, references to "Ps." or "pesos" in this annual report are to Mexican pesos and references to "U.S. dollars," "US$" or "$," are to United States dollars. As of December 31, 2002, the Interbank Rate was Ps. 10.464 per US$1.00. We use the Interbank Rate as of December 31, 2002 to translate pesos into U.S. dollars in this report, unless otherwise indicated. See "Item 3: Key Information--Exchange Rate Information" for information regarding the rates of exchange between the peso and the U.S. dollar for specified periods. You should not construe the exchange rate translations in this report as representations that the peso amounts represent actual dollar amounts or that they could be converted into U.S. dollars at the rate indicated or at any other rate.

                                     PART I

ITEM 1. IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

        Not applicable.

ITEM 2. OFFER STATISTICS AND EXPECTED TIMETABLE

        Not applicable.

ITEM 3. KEY INFORMATION

                             SELECTED FINANCIAL DATA

         The following table presents selected consolidated financial data for Innova and its subsidiaries. You should read this information in conjunction with our audited consolidated financial statements and the notes to those financial statements. Our financial statements have been prepared in accordance with Mexican GAAP, which differ in some significant respects from U.S. GAAP and generally accepted accounting principles adopted in other countries. Note 21 to our financial statements describes the principal differences between Mexican GAAP and U.S. GAAP as they relate to Innova and reconciles net loss and total stockholders' deficit to U.S. GAAP.

                                                                   AS OF AND FOR THE YEAR ENDED DECEMBER 31
                                               --------------------------------------------------------------------------------
                                                   1998             1999             2000             2001             2002
                                               -------------   -------------    -------------    --------------   -------------
                                                                   (IN THOUSANDS OF MEXICAN PESOS IN
                                                                PURCHASING POWER AS OF DECEMBER 31, 2002)
STATEMENT OF OPERATIONS DATA:
Net sales ................................    Ps.   975,450    Ps. 1,818,748    Ps. 2,560,159    Ps. 3,266,037    Ps. 3,432,872
Depreciation and amortization ............         (484,592)        (686,129)        (844,580)        (948,335)        (925,078)
Operating (loss) profit ..................       (1,515,875)      (1,152,571)      (1,075,591)        (278,925)           9,021
Total integral results of financing (1)...         (757,800)         140,295         (352,022)         (70,661)      (1,647,800)
Other (expenses) income, net .............           (8,024)          11,702               --               --          (22,126)
Transponder services - Solidaridad 2
   and repointing costs (2) ..............               --               --         (430,916)              --          (25,933)
Restructuring charges (3) ................               --               --               --          (13,576)          (6,495)
Loss before provisions for taxes .........       (2,281,699)      (1,000,574)      (1,858,529)        (363,162)      (1,693,333)
Provisions for taxes (4) .................               (7)             (36)            (130)         (46,283)         (75,530)
Net loss .................................       (2,281,707)      (1,000,610)      (1,858,659)        (409,445)      (1,768,863)

Net sales (U.S. GAAP) (5) ................    Ps.   995,820    Ps. 1,871,574    Ps. 2,559,502    Ps. 3,140,996    Ps. 3,315,976
Operating (loss) (U.S. GAAP) (5) .........       (2,823,320)        (992,734)      (1,050,993)        (791,319)         (76,471)
Net (loss) income (U.S. GAAP) (5) ........       (3,218,113)         205,678       (1,408,456)        (930,659)      (1,799,801)

OTHER DATA:
Capital expenditures .....................    Ps.   803,245    Ps.   621,420    Ps.   686,130    Ps.   802,722    Ps.   317,512

BALANCE SHEET DATA:
Property and equipment, net (6) ..........    Ps. 1,874,772    Ps. 1,912,071    Ps. 1,908,759    Ps. 1,952,176    Ps. 1,544,905
Satellite transponders, net (7) ..........               --               --        1,400,722        1,215,450        1,240,997
Total other non-current assets ...........          999,185          560,236          348,739          217,865          104,928
Total assets .............................        4,061,656        3,288,200        3,949,773        3,774,327        3,441,543
Total assets (U.S. GAAP) .................        4,492,453        3,231,926        4,018,517        4,099,139        3,679,766
Net liabilities ..........................        2,394,805        2,877,900        4,763,418        5,301,180        6,905,899
Net liabilities (U.S. GAAP) (5) ..........        3,482,449        2,711,814        4,120,190        5,050,833        6,850,753
Due to affiliated companies and
   related parties (8) ...................          300,520          243,283          244,129          349,626          433,420
Senior notes (9) .........................        5,001,751        4,281,409        3,976,797        3,637,930        3,924,000
Owners' loans (10) .......................          333,505          760,378        1,565,268        2,720,201        3,242,793
Satellite transponders obligation (7) ....               --               --        1,472,221        1,358,277        1,421,655
Stockholders' deficit ....................       (2,394,805)      (2,877,900)      (4,763,224)      (5,301,180)      (6,905,899)
Capital stock ............................        1,348,201        1,913,116        1,913,116        1,913,116        1,913,116
Stockholders' deficit (U.S. GAAP) (5) ....       (3,482,449)      (2,711,814)      (4,120,190)      (5,050,833)      (6,850,753)

(1) Includes interest expense, interest income, foreign exchange gains and (losses), net gain from monetary position and other net. Note 3 to our consolidated financial statements.

(2)      See Note 15 to our consolidated financial statements.

(3)      See Note 16 to our consolidated financial statements.

(4)      See Note 18 to our consolidated financial statements.

(5) The principal differences between Mexican GAAP and U.S. GAAP as they relate to us consist of differences in the capitalization and amortization of pre-operating expenses, the provision for costs associated with re-pointing our subscriber's antennas from the Solidaridad 2 satellite to the PAS-9 satellite, the provision for the redundant use of Solidaridad Satellite, the reversal of certain other accruals, the capitalization of financing costs, the restatement of property and equipment, and the recognition of revenue. See Note 21 to our consolidated financial statements.

(6)      See Note 5 to our consolidated financial statements.

(7) Beginning in 2000, we accounted for the agreement for the use of 12 transponders on the PAS-9 satellite as a capital lease, recognizing a satellite transponder asset and corresponding liability equal to the net present value of the monthly payments over the lease term. The satellite transponder asset is depreciated on a straight-line-basis over the lease term. Part of the monthly payments are recognized in our income statements as interest expense and part as a reduction of the satellite obligation. Our income statement also recognizes on a monthly basis the amortization of the net present value of our satellite transponder asset. Our other satellite transponder agreements have been accounted for as operating leases. See Note 6 to our consolidated financial statements.

(8)      See Note 9 to our consolidated financial statements.

(9)      See Note 10 to our consolidated financial statements.

(10)     See Note 11 to our consolidated financial statements.

                            EXCHANGE RATE INFORMATION

     Since November 1991, Mexico has had a free market for foreign exchange, and since December 1994, the Mexican government has allowed the Peso to float freely against the U.S. Dollar. The Peso declined sharply in December 1994 and continued to fall under conditions of high volatility in 1995. In 1996, the Peso fell more slowly and was less volatile. Relative stability characterized the foreign exchange markets during the first three quarters of 1997. The fall of the Hang Seng Index of the Hong Kong Stock Exchange on October 24, 1997 marked the beginning of a period of increased volatility in the foreign exchange markets with the Peso falling over 10% in just a few days. During 1998, the foreign exchange markets experienced volatility as a result of the financial crises in Asia and Russia and the financial turmoil in countries such as Brazil and Venezuela. More recently, the economic and financial crises in Argentina and Venezuela have resulted in volatility in the foreign exchange markets, have caused instability in the Latin American financial markets and could continue to have a negative impact on the value of the Peso. See "-- Risk Factors -- Risk Factors Related to Mexico -- Developments in Other Emerging Markets Countries or the United States May Affect Us and the Prices for Our Securities." We cannot assure you that the Mexican government will maintain its current policies with regard to the Peso or that the Peso will not further depreciate or appreciate significantly in the future.

     The following table sets forth, for the periods indicated, the high, low, average and period end free market exchange rate for the purchase of U.S. Dollars, expressed in nominal Pesos per U.S. Dollar. All amounts are stated in Pesos per U.S. Dollar. As of June 25, 2003, the free market exchange rate for the purchase of U.S. Dollars as reported by the Board of Governors of the Federal Reserve Bank was Ps.10.48 per U.S. Dollar.

                                                                             EXCHANGE RATE(1)
                                                                             ----------------
                                                        HIGH             LOW          AVERAGE(2)      PERIOD END
                                                        ----             ---          ----------      ----------
YEAR ENDED DECEMBER 31,
     1998...................................            10.63            8.04             9.24            9.90
     1999...................................            10.60            9.24             9.56            9.48
     2000...................................            10.09            9.18             9.47            9.62
     2001...................................             9.97            8.95             9.33            9.16
     2002...................................            10.43            9.00             9.75           10.43
MONTH ENDED
     December 31, 2002......................            10.43           10.10            10.23           10.43
     January 31, 2003.......................            10.98           10.32            10.62           10.90
     February 28, 2003......................            11.06           10.77            10.95           11.03
     March 31, 2003.........................            11.24           10.66            10.91           10.78
     April 30, 2003.........................            10.77           10.31            10.59           10.31
     May 31, 2003...........................            10.42           10.11            10.25           10.34
     June 25, 2003..........................            10.74           10.24            10.51           10.48

(1) The free market exchange rate is the Noon Buying Rate for Pesos reported by the Board of Governors of the Federal Reserve Bank.

(2) Annual average rates reflect the average of month-end rates. Monthly average rates reflect the average of daily rates.

     The Mexican economy has suffered balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert Pesos to U.S. Dollars, we cannot assure you that the Mexican government will not institute restrictive exchange control policies in the future, as has occurred from time to time in the past. To the extent that the Mexican government institutes restrictive exchange control policies in the future, our ability to transfer or to convert Pesos into U.S. Dollars and other currencies for the purpose of making timely payments of interest and principal of indebtedness, as well as obtaining foreign programming and other goods, would be adversely affected. See "-- Risk Factors -- Risk Factors Related to Mexico -- Currency Fluctuations or the Devaluation and Depreciation of the Peso Could Limit the Ability of Us and Others to Convert Pesos into U.S. Dollars or Other Currencies and/or Adversely Affect Our Financial Condition."

                                    DIVIDENDS

     We have not declared or paid any dividends. Under our Social Part Holders Agreement and bylaws, dividends may be paid in pesos or U.S. dollars as determined by our equity holders. The dollar value of any dividends would be affected by the exchange rate if paid in pesos. The indenture governing our 12 7/8 % senior notes due 2007, or senior notes, restricts our ability to declare dividends under certain conditions.

                                  RISK FACTORS

     The following is a discussion of risks associated with our company and an investment in our securities. Some of the risks of investing in our securities are general risks associated with doing business in Mexico. Other risks are specific to our business. The discussion below contains information about the Mexican government and the Mexican economy obtained from official statements of the Mexican government as well as other public sources. We have not independently verified this information. Any of the following risks, if they actually occur, could materially and adversely affect our business, financial condition or results of operations, or the price of our securities.

                         RISK FACTORS RELATED TO MEXICO

ECONOMIC AND POLITICAL DEVELOPMENTS IN MEXICO MAY ADVERSELY AFFECT OUR BUSINESS.

     Substantially all of our revenues are denominated in Mexican pesos and are generated in Mexico. Our management and many of our assets are located in Mexico. As a result, our business, financial condition, and results of operations may be affected by the general condition of the Mexican economy, the devaluation of the Mexican peso as compared to the U.S. dollar, Mexican inflation, interest rates, regulation, taxation, social instability and other political, social and economic developments in or affecting Mexico.

MEXICO HAS EXPERIENCED ADVERSE ECONOMIC CONDITIONS

     Mexico has experienced a prolonged period of slow economic growth since 2001, primarily as a result of the downturn in the U.S. economy. In 2000, Mexico's gross domestic product, or GDP, increased 6.6%. According to Mexican government estimates, GDP decreased 0.3% in 2001 and increased 0.9% and 2.3% in 2002 and the three month period ended March 31, 2003, respectively. Inflation in 2000, 2001, 2002 and the three month period ended March 31, 2003 was 9.0%, 4.4%, 5.7% and 1.3%, respectively. Nonetheless, at approximately 4.7% per annum (as measured from May 2002 to May 2003), Mexico's current level of inflation remains higher than the annual inflation rates of its main trading partners. GDP growth fell short of Mexican government estimates in 2002 due primarily to the slowdown in the growth of the U.S. economy, the reduction of investments, the increase in unemployment and a decrease in exports as a result of the 13.9% depreciation of the Peso as compared to the U.S. Dollar. According to Mexican government estimates, GDP in Mexico is expected to grow by approximately 2.25%, while inflation is expected to be less than 4.0%, in 2003. We cannot assure you that these estimates will prove to be accurate. During the first quarter of 2003, the Mexican economy continued to slow, in large part, as a result of the continued weakness of the U.S. economy, the uncertainty generated by the continued hostilities in the Middle East and the related potential impacts on oil prices and consumer confidence, uncertainty caused by the continuing threat of large scale international terrorist attacks and a decrease in consumption as a result of the recent depreciation of the Mexican Peso as compared to the U.S. Dollar. We believe that the economic slowdown has negatively affected and could continue to negatively affect our revenues.

     If the Mexican economy falls into a recession or if other economic events such as increased inflation and interest rates or deflation occur, our business, financial condition and results of operations may be adversely affected for the following reasons:

         - demand for DTH satellite services, pay-per-view programming and other services may decrease;

         - demand for advertising may decrease both because consumers may reduce expenditures for our advertisers' products and because advertisers may reduce advertising expenditures;

         - to the extent inflation exceeds our price increases, our prices and revenues will be adversely affected in "real" terms; and

         - if the rate of Mexican inflation exceeds the rate of devaluation of the Peso against the U.S. Dollar, our U.S. Dollar-denominated sales, if any, would decrease in relative terms when stated in constant Pesos.

CURRENCY FLUCTUATIONS OR THE DEVALUATION AND DEPRECIATION OF THE PESO COULD LIMIT THE ABILITY OF US AND OTHERS TO CONVERT PESOS INTO U.S. DOLLARS OR OTHER CURRENCIES AND/OR ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS

     Most of our indebtedness and a significant amount of our costs are U.S. Dollar-denominated, while our revenues are primarily Peso-denominated. As a result, decreases in the value of the Peso against the U.S. Dollar could cause us to incur foreign exchange losses, which would reduce our net income.

     Severe devaluation or depreciation of the Peso may also result in governmental intervention, as has resulted in Argentina, or disruption of international foreign exchange markets. This may limit our ability to transfer or convert Pesos into U.S. Dollars and other currencies for the purpose of making timely payments of interest and principal on our indebtedness and adversely affect our ability to pay our satellite and other dollar-denominated costs, obtain foreign programming and other imported goods. While the Mexican government does not currently restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert Pesos into U.S. Dollars or to transfer other currencies outside of Mexico, the Mexican government could institute restrictive exchange control policies in the future. Devaluation or depreciation of the Peso against the U.S. Dollar may also adversely affect U.S. Dollar prices for our securities.

HIGH INTEREST RATES IN MEXICO COULD INCREASE OUR FINANCING COSTS

     Mexico historically has had, and may continue to have, high real and nominal interest rates. The interest rates on 28-day Mexican government treasury securities averaged 15.2%, 11.3%, 7.1% and 8.8% for 2000, 2001, 2002 and the
three month period ended March 31, 2003. Accordingly, if we need to incur Peso-denominated debt in the future, it will likely be at high interest rates.

POLITICAL EVENTS IN MEXICO COULD AFFECT MEXICAN ECONOMIC POLICY AND OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     In the Mexican national elections held on July 2, 2000, Vicente Fox of the opposition party, the Partido Accion Nacional, or the National Action Party, won the presidency. His victory ended more than 70 years of presidential rule by the Partido Revolucionario Institucional, or the Institutional Revolutionary Party. Neither the Institutional Revolutionary Party nor the National Action Party succeeded in securing a majority in the Chamber of Deputies or the Senate, the two houses of the Mexican Congress. Although members of the National Action Party have governed several states and municipalities, the National Action Party had not previously governed on a federal level. President Fox has encountered strong opposition to a number of his proposed reforms in both the Chamber of Deputies and the Senate, where opposition forces have frequently joined to block his initiatives. This legislative deadlock could slow down the progress of reforms in Mexico. In addition, new legislative elections will be held in July 2003, which may further hinder President Fox's ability to implement his initiatives. The effects on the social and political situation in Mexico, as well as currency instability in Mexico, could adversely affect the Mexican economy, which in turn could have a material adverse effect on our business, financial condition and results of operations, as well as market conditions and prices for our securities.

DEVELOPMENTS IN OTHER EMERGING MARKET COUNTRIES OR THE UNITED STATES MAY AFFECT US AND THE PRICES FOR OUR SECURITIES

     In the past, economic crises in Asia, Russia, Brazil and other areas and slowdowns in the U.S. economy adversely affected the Mexican economy, and thus, future economic developments in other emerging markets such as Argentina and Venezuela , as well as recessions in the United States, could adversely affect the Mexican economy in future periods. The market value of securities of Mexican companies, the economic and political situation in Mexico and our financial condition and results of operations are, to varying degrees, affected by economic and market conditions in other emerging market countries and in the U.S. Although economic conditions in other emerging market countries and the U.S. may differ significantly from economic conditions in Mexico, investors' reactions to developments in any of these other countries may have an adverse effect on Mexico, the market value or trading price of securities of Mexican issuers, including ours, or our business.

     In particular, Argentina's insolvency and default on its public debt, which deepened the existing financial, economic and political crises in that country, could adversely affect Mexico, the market value of our securities or our business. The former Argentine President, Eduardo Duhalde, took office on January 6, 2002 in the midst of significant political unrest after a series of interim presidents and administrations took office following the resignation of President Fernando de la Rua in December 2001. On May 15, 2003, a new President, Nestor Kirchner, took office in Argentina and is expected to retain the same economy minister and continue the fiscal and monetary policies initiated by former President Duhalde The devaluation of the Argentine peso may have a material adverse effect on Argentina and presents risks that the Argentine financial system may collapse and that substantial inflation may occur. The rapid and radical nature of changes in the Argentine social, political, economic and legal environment have continued to create significant uncertainty. To the extent that the new Argentine government is unsuccessful in preventing further economic decline via this and other measures, this crisis may adversely affect the market value and trading price of our securities.

     In addition, on April 12, 2002, following a week of strikes, demonstrations and riots, Venezuelan President Hugo Chavez was forced to resign from office by Venezuela's military commanders in an attempted coup d'etat. Although Mr. Chavez was restored to power on April 14, 2002, the political and economic future of Venezuela remains uncertain. More recently, a nationwide general strike that occurred between December 2002 and January 2003 caused a significant reduction in oil production in Venezuela, and has had a material adverse effect on Venezuela's oil-dependent economy. In response to the general strike and in an effort to shore up the economy and control inflation, in February 2003 Venezuelan authorities imposed foreign exchange and price controls on specified products. We cannot predict what effect, if any, these events will have on the economies of other emerging market countries, Mexico, the price of our securities or our business.

     In late October 1997, prices of both Mexican debt securities and Mexican equity securities dropped substantially, precipitated by a sharp drop in Asian securities markets. Similarly, in the second half of 1998 and in early 1999, prices of Mexican securities were adversely affected by the economic crises in Russia and Brazil. The price of our securities has also historically been adversely affected by increases in interest rates in the United States and elsewhere.

THE SEPTEMBER 11, 2001 TERRORIST ATTACKS ON THE UNITED STATES, AND MORE RECENTLY THE UNITED STATES INVASION OF IRAQ, HAVE NEGATIVELY AFFECTED INDUSTRY AND ECONOMIC CONDITIONS GLOBALLY, AND THESE CONDITIONS HAVE HAD, AND MAY CONTINUE TO HAVE, A NEGATIVE EFFECT ON OUR BUSINESS

     Our net sales are affected by numerous factors, including changes in viewing preferences, programming costs and consumers' purchasing power. Historically, these factors correlate with the general condition of the economy and thus, are subject to the risks that arise from adverse changes in domestic and global economic conditions, as well as fluctuations in consumer confidence and spending, which may decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. The terrorist attacks on September 11, 2001 depressed economic activity in the U.S. and globally, including the Mexican economy. Since those attacks, there have been terrorist attacks abroad and ongoing threats of future terrorist attacks in the United States and abroad. In response to these terrorist attacks and threats, the United States has instituted several anti-terrorism measures, most notably, the formation of the Office of Homeland Security, a declaration of war against terrorism and the invasion of Iraq. Although it is not possible at this time to determine the long-term effect of these terrorist threats and attacks and the consequent response by the United States, there can be no assurance that there will not be other attacks or threats in the United States or abroad that will lead to a further economic contraction in the United States or any other major markets. In the short term, however, terrorist activity against the United States and the consequent response by the United States has contributed to the uncertainty of the stability of the United States economy as well as global capital markets. It is not certain how long these economic conditions will continue. If terrorist attacks continue or worsen, if the weak economic conditions in the U.S. continue or worsen, or if a global recession materializes, our business, financial condition and results of operations may be materially and adversely affected.

DIFFERENCES BETWEEN MEXICAN GAAP AND U.S. GAAP MAY HAVE AN IMPACT ON THE PRESENTATION OF OUR FINANCIAL INFORMATION

     Our annual audited consolidated financial statements are prepared in accordance with Mexican GAAP, which differ in some significant respects from U.S. GAAP. We are required, however, to file an annual report on Form 20-F containing financial statements reconciled to U.S. GAAP, although this filing only contains year-end financial statements reconciled to U.S. GAAP for certain fiscal years. See Note 21 to our consolidated financial statements.

                      RISK FACTORS RELATED TO OUR BUSINESS

WE MAY NEVER GENERATE REVENUE SUFFICIENT TO COVER OUR COSTS AND SERVICE OUR DEBT

     We have experienced substantial net losses and substantial negative cash flow from operations and we expect to continue to experience substantial net losses and substantial negative cash flow for at least the next several years while we develop and expand our DTH service and increase our subscriber base. We may encounter difficulties breaking even, particularly in light of the intense competition we face in the pay television industry in Mexico and our substantial level of debt. We cannot assure you that increases in our subscriber base will result in profitability or positive cash flow in future years.

OUR SIGNIFICANT DEBT LEVELS LIMIT OUR ABILITY TO FUND OUR OPERATIONS, AFFECT OUR PROFITABILITY AND COULD LEAD TO DIFFICULTIES IN OBTAINING NEW SOURCES OF FINANCING REQUIRED TO CONTINUE OPERATIONS

     As of December 31, 2002, we had indebtedness of approximately US$750.1 million (not including normal operational liabilities), consisting of the US$375 million represented by our senior notes, long-term loans of US$309.9 million provided by Innova's owners and the interest on these loans in the amount of US$65.2 million. We anticipate incurring substantial net losses and substantial negative cash flow for at least the next several years as we service our indebtedness and fund continuing operations, including the monthly US$1.7 million we must pay to PanAmSat Corporation, or PanAmSat, for satellite signal reception and retransmission services. We therefore may require additional financing in the future and cannot assure you that any such financing will be available at all or on terms acceptable to us. For much of the past four years, we have depended on financing from our owners, and they are not obligated to continue lending to us. In addition, the indenture governing our senior notes restricts our ability to incur additional indebtedness for borrowed money, thus making us more vulnerable in the event of a substantial downturn in general economic conditions in Mexico. Moreover, our ability to satisfy our obligations depends upon our future performance, which is subject to economic conditions in Mexico and to financial, business and other factors, including factors beyond our control, such as the willingness of our owners to contribute or support any additional capital to finance cash flow deficiencies. For a discussion of the amounts invested and loaned by our owners, see "Item 5: Operating and Financial Review and Prospects--Liquidity and Capital Resources."

THE IMPOSITION OF A 10% EXCISE TAX ON REVENUES FROM PAY TELEVISION SERVICES HAS ADVERSELY AFFECTED AND COULD CONTINUE TO ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     At the end of December 2001, the Mexican Congress passed a series of tax reforms. As a result of these tax reforms, subject to certain exceptions, revenues from our pay television services are now subject to a 10% excise tax. In February 2002, Cablevision, Innova, Skytel and a number of other companies in the telecommunications and pay television industries filed amparo injunctive proceedings challenging the constitutionality of this excise tax. Nonetheless, we implemented rate increases on January 1, 2002 and took other actions including lay-offs and reduction of capital expenditures and expenses in an effort to mitigate, in part, the impact of this tax on our results of operations and financial condition. We obtained a favorable ruling in this proceeding regarding our 2002 liability for this tax, but this ruling does not entitle us to recover any amounts paid for this tax in 2002, and we cannot assure you that we will be able to recover any portion of the approximately US$18 million paid for this excise tax during 2002.

     In December 2002 the Congress again acted to make this special tax effective during fiscal year 2003, by adding or modifying some provisions included in the original text of the law. The Congress does not need to ratify this special tax every year, but modifications to the law could be made. In response, we have filed a new amparo proceeding challenging the constitutionality of the tax. We cannot assure you that we will obtain a favorable resolution in these proceedings or that we will be able to recover the amounts that have been or will be paid for this tax. See "Item 4: Information on the Company -- Business Overview --Mexican Regulation of DTH Services--Telecommunications Tax."

     We believe that the imposition of this tax and the resultant rate increases could negatively affected our results of operations and financial condition as well as our ability to attract and retain subscribers in 2002. So far this year, we have not increased prices in response to the tax, but we will continue to evaluate the impact of this tax on our results of operations and financial condition and we will consider measures, including rate increases to mitigate the impact of this tax. If, as a result of the imposition of the tax, we further increase the rates we charge our customers, such rate increases could adversely affect consumer demand for our services, which could result in loss of subscribers and a decrease in revenues, and could adversely impact our ability to attract new subscribers.

WE MAY NOT BE SUCCESSFUL IN EXPANDING OR MAINTAINING OUR SUBSCRIBER BASE WHICH WE MUST DO TO SERVICE OUR DEBT AND ACHIEVE PROFITABILITY

     Our ability to generate subscription revenue depends in particular, upon subscribers' acceptance of our programming and consumer confidence and purchasing power. Acceptance of our programming will, in turn, depend on the availability of programming at a competitive cost, the popularity of such programming, and our ability to reach our targeted market through successful advertising campaigns.

     We lost broadcast rights to the World Cup soccer games in 2002 to DIRECTV Latin America, a shareholder of our DTH competitor, and we believe this negatively affected our ability to attract and retain subscribers. On March 18, 2003, DIRECTV filed a voluntary petition for reorganization under Chapter 11 and subsequently rejected its contract for the pay-TV exclusive rights to broadcast for the 2006 FIFA World Cup soccer tournament to certain Latin American countries. We cannot predict what effect this will have on our ability to attract new subscribers or retain existing subscribers.

     Other factors beyond our control will affect the success of this operating strategy and are impossible for us to predict due, in part, to the limited history of DTH services in Mexico. The market for DTH services will continue to be affected by the recession and comparatively weak recovery and by general economic conditions in Mexico, as well as competition, new technology and government taxation and regulation. Consequently, we believe there is a significant degree of uncertainty about the DTH business in Mexico including the size of the Mexican market for DTH television services, the sensitivity of potential subscribers to changes in the price of installation and subscription fees, the evolution of the competitive environment and government regulation. For additional discussion of our competitive environment, see "--We face competition in the pay television market in Mexico that we expect will intensify" and "Item 4: Information on the Company--Business Overview--Competition."

     We cannot assure you that we will successfully expand or maintain our subscriber base or that it will generate sufficient revenues, when taken together with other sources of financing, to service our indebtedness, including our senior notes, and to fund our operations and achieve profitability.

WE MAY NOT SUCCESSFULLY MANAGE THE GROWTH OF OUR BUSINESS

     As our business continues to develop and expand, we will need to further enhance operational and financial systems, and will likely require additional employees and management, operational, financial and other resources. Though we believe we have operated appropriately for over six years, we cannot assure you that we will successfully enhance and maintain such operational and financial systems or successfully obtain, integrate and utilize the required employees and management, operational and financial resources to manage a developing and expanding business in our dynamic and challenging industry. If we fail to implement such systems successfully and use our resources effectively our results of operations and financial condition could be adversely affected.

OUR ABILITY TO PROVIDE BILLING AND ORDER MANAGEMENT TO OUR SUBSCRIBERS DEPENDS ON THE FUNCTIONALITY AND FLEXIBILITY OF OUR SUBSCRIBER MANAGEMENT SYSTEM, WHICH IS CURRENTLY BEING REPLACED WITH A NEW SYSTEM FROM A NEW SUPPLIER

We are currently implementing a new Subscriber Management System, or SMS, to support the growth of our subscriber base. We believe that the subscriber management system is an essential tool for providing pay television services because it provides us with marketing, customer service and administrative operations support. We expect the new SMS will be placed in service and become operational in late August 2003. If we fail to implement and utilize the new SMS successfully, our results of operations and financial condition could be adversely affected. See "Item 4. Information on the Company--History and Development of the Company--Capital Expenditures;" "--Subscriber Management System;" and "Item 10: Additional Information--Material Contracts--New Subscriber Management System Contract."

WE FACE INTENSE COMPETITION IN THE PAY TELEVISION MARKET IN MEXICO

     The pay television industry in Mexico has been, and we expect it to remain, highly competitive. We believe competition in the pay television business is primarily based upon the quality of programming, customer service, enhanced TV features, value-added services, distribution networks, advertising and promotion, and price. We presently compete with, or expect to compete with, among others:

         -    DIRECTV Mexico, another DTH service in Mexico;

         - more than 400 cable systems, including Cablevision, the largest cable system in Mexico (which is majority owned and controlled by Grupo Televisa S.A., or Televisa an indirect majority owner of Innova);

         -    multi-channel, multi-point distribution systems, known as MMDS;

         - national broadcast networks, including the four networks owned and operated by Televisa, and regional and local broadcast stations;

         - unauthorized and pirated C-band and Ku-band television signals obtained by Mexican viewers on the gray market;

         -    unauthorized and pirated cable television signals; and

         - radio, movie theaters, video rental stores, internet and other entertainment and leisure activities generally.

     Consolidation in the pay television industry, and the possible merger of Mexico's second and third largest cable operators could further intensify competitive pressures. Some of our competitors are, and entities resulting from any mergers may be, better capitalized than we are or have greater operational resources than we do. See "Item 4: Information on the Company--Business Overview--Competition." As the pay television market in Mexico develops, we expect to face competition from an increasing number of sources, including emerging technologies that provide new services to pay television customers and require us to make significant capital expenditures in new technologies.

     While we believe our programming package is competitive overall, our subscribers must make an up-front investment to initiate our service and obtain, install and activate the necessary equipment, and this up-front investment is not required in all of our competitors' systems. While we believe our current prices combined with the quality of our service, are attractive to subscribers, we cannot assure you that we will continue to attract and maintain a substantial number of subscribers. Intense competition and general economic factors have driven us to lower our subscription fee several times and to offer special promotions on several occasions.

ONE OF OUR OWNERS, NEWS CORPORATION, MAY ACQUIRE SIGNIFICANT INTERESTS IN DIRECTV, OUR DTH COMPETITOR IN MEXICO, AND PANAMSAT, OUR SOLE SATELLITE PROVIDER, AND WE CANNOT PREDICT WHAT EFFECT THIS WILL HAVE ON US

     On March 18, 2003, DIRECTV Latin America, LLC, or DLA, announced that it had filed a voluntary petition for bankruptcy protection, under chapter 11 of the U.S. Bankruptcy Code, in the U.S. Bankruptcy Court in Wilmington, Delaware. DLA cited its debt burden and high fixed costs and listed liabilities of US$1.6 billion as of the end of 2002. DLA also reported a loss of 54,000 net subscribers in the first quarter of 2003 or 7% of its subscriber base. DLA is a competitor of ours which provides DTH programming and services in Mexico through an affiliated Mexican operating company, DIRECTV Mexico. According to its 2002 annual report, Hughes Electronics Corporation, or Hughes, owns approximately 75% of DLA and holds an indirect interest in DIRECTV Mexico. On April 9, 2003, News Corporation announced that it reached a definitive agreement with General Motors Corporation and Hughes in which News Corporation would acquire General Motors' 19.9% stake in Hughes and a further 14.1% of Hughes from public shareholders and General Motors' pension and other benefit plans, for a total of 34% of Hughes. If the agreement is consummated, a subsidiary of News Corporation will transfer its ownership interest in

Hughes' common stock to Fox Entertainment Group, Inc., an 80.6% owned News Corporation subsidiary. The businesses contained in Hughes include a leading U.S. satellite broadcaster DIRECTV, which has more than 11 million subscribers; an 81% equity holding in satellite operator PanAmSat; and Hughes Network Systems, a provider of broadband satellite network solutions.

     This agreement is subject to a number of conditions including the receipt of required regulatory approvals in the United States and elsewhere, and no assurance can be given that this acquisition will be consummated, or, if consummated, that it will occur on the terms announced on April 9, 2003. Additionally, our Social Part Holders Agreement provides that neither Televisa nor News Corporation may directly or indirectly operate or acquire an interest in any business that operates a DTH satellite system in Mexico (subject to certain limited exceptions). If News Corporation were to consummate the proposed acquisition of an interest in Hughes while Hughes continued to own an interest in DIRECTV, News Corporation would become an indirect owner of DIRECTV Mexico, our DTH competitor. Accordingly, under our Social Part Holders Agreement any such acquisition of an indirect interest in the Mexican operations of DLA would require the consent of us and Televisa.

     We cannot predict what impact either the DLA bankruptcy or, if consummated, News Corporation's acquisition of an interest in Hughes, will have on the competitive environment for DTH in Mexico or on our business, financial condition or results of operations. See "Item 4: Information on the Company -- Business Overview -- Competition."

     Increased competition could result in a loss of subscribers or pricing pressure, which may adversely affect our business, financial condition or results of operations.

OUR ABILITY TO ATTRACT SUBSCRIBERS DEPENDS ON THE AVAILABILITY OF DESIRABLE PROGRAMMING FROM THIRD PARTY PROGRAMMERS

     We compete in part on the quality of our programming. Our ability to attract and retain subscribers depends on our continued ability to obtain desirable programming, particularly Spanish-language programming from Televisa and others, soccer and special events, and to offer that programming to customers at competitive prices. We obtain, and anticipate that we will continue to obtain, significant programming on an exclusive DTH basis from Televisa and News Corporation, each an indirect owner of the Company. DIRECTV has petitioned the Mexican government to require Televisa to allow its programming material to be transmitted through DIRECTV's DTH service in Mexico. If the Mexican government requires Televisa to permit our DTH competitors to broadcast Televisa's programming, over which we currently have exclusive DTH rights, we may lose customers.

     We also depend on agreements with third parties to provide us with other high quality programming for mass audiences. We directly negotiate with programming providers including with our owners and other affiliates. We have entered into definitive agreements with many programming providers, while other providers supply programming under letters of intent, invoices or other less formal arrangements. We have no reason to believe that any of our programming agreements will be canceled or will not be renewed upon expiration, however, if these arrangements are canceled or not renewed, we would have to seek programming material from other sources. In early 2002 Television Azteca, S.A. de C.V., or TV Azteca, demanded that we (and other pay television service providers) pay a fee to carry its over-the-air channels. In June 2002, we reached an agreement with TV Azteca to carry channels 7 and 13 for a period of three years for a fee. Obtaining over-the-air programming from third party providers could increase our costs. We cannot assure you that third-party program services that appeal to our subscribers will be available to us on acceptable terms, or, if available, that such program services will be acceptable to our subscribers. See "Item 4: Information on the Company--Business Overview--Programming and Services."

WE DEPEND ON OUR PRINCIPAL SUPPLIERS FOR KEY EQUIPMENT

     Expansion of our Ku-band DTH service depends, in part, on our obtaining adequate supplies of components, tailored for Ku-band transmissions from a limited number of third parties. If our principal suppliers fail to provide needed components on a timely basis, we may not be able to replace those suppliers without delay or additional expense which we cannot assure you we will be able to do. See "Item 4: Information on the Company--Business Overview --Operations--Integrated Receiver/Decoder System."

WE DEPEND ON THE AVAILABILITY OF SATELLITE TRANSPONDER SERVICES FROM PANAMSAT

     We currently receive DTH signal reception and retransmission services solely from PanAmSat's PAS-9 satellite. We no longer use Satelites Mexicanos, S.A. de C.V.'s, or SatMex's, Solidaridad 2 satellite for any retransmission of our services. Our agreement with PanAmSat allows us to use the PAS-9 satellite's services for the next 12 years or the date PAS-9 is taken out of service, whichever happens first. The estimated remaining useful life of the PAS-9 satellite is projected to be approximately 14 to 16 years but PAS-9 could fail before then. Further updates to the lifetime estimate may become available when additional data is collected to characterize the satellite's actual on-orbit performance.

     Given the orbital location and footprint of the PAS-9 satellite, however, it is possible that some of our current and potential subscribers located in parts of Mexico might not receive a high quality signal. Following the termination of broadcasts from Solidaridad 2, we lost the ability to send signals to approximately 13,000 subscribers despite efforts to re-orient all subscribers' antennas to PAS-9 prior to the shutdown. See "Item 4: Information on the Company--Business Overview--Operations--Satellites."

     Communications satellites such as PAS-9 use highly complex technology and operate in the harsh environment of space. In general, these satellites are subject to significant operational risks that may prevent or impair proper commercial operations, including satellite manufacturing defects, power and electrical failures, computer and controls failures, incorrect orbital placement, and destruction and damage from collisions with orbital debris and objects, interstellar radiation and other causes. Historically, approximately 15% of all commercial geosynchronous satellite launches have resulted in a total or constructive total loss due to launch failure, failure to achieve proper orbit or failure to operate upon reaching orbit. Future disruption of PAS-9 or the transmissions from PAS-9 would prevent us from being able to operate our business and would have a material adverse effect on our operations. We do not carry insurance that would specifically cover any of our losses due to an interruption in service from PAS-9, nor are we aware of any insurance that PanAmSat carries on PAS-9 that would cover us for such loss. We do not currently have any arrangement for alternate service from other satellites should we experience an interruption of service on PAS-9, nor do we have plans to re-orient our subscribers' antennas to alternate satellites in the event of an interruption of service from PAS-9.

     We cannot assure you that we would be able to obtain transponder services from an alternate satellite or provider at a commercially viable cost, if we lose the ability to receive signals from PAS-9. Furthermore, our ability to transmit programming after the PAS-9 satellite is no longer available and to broadcast additional channels depends on our ability to obtain rights to utilize transponders on other newer satellites.

SERVICE INTERRUPTIONS ARISING FROM NATURAL DISASTERS, TECHNICAL PROBLEMS, TERRORIST ACTIVITIES OR WAR, MAY CAUSE CUSTOMER CANCELLATIONS OR OTHERWISE HARM OUR BUSINESS

     Currently, most of our business and technical operations are centrally located or concentrated in a few geographical areas. The occurrence of natural disasters, technical problems, terrorist activities or war could result in the loss of customers which would adversely affect our business, revenue and results of operations. We do not currently have a disaster recovery plan to mitigate the effects of such an occurrence on our business. We continue to review and evaluate the steps we might take, including creating a disaster recovery plan to prepare to respond to natural disasters, technical emergencies, terrorist attacks and war.

THE OPERATION OF OUR BUSINESS MAY BE TERMINATED OR INTERRUPTED IF THE MEXICAN GOVERNMENT DOES NOT RENEW OR REVOKES OUR CONCESSIONS

     The operation of satellite broadcasting systems is subject to substantial regulation by the Secretaria de Comunicaciones y Transportes, or SCT. The SCT has granted us two concessions to operate satellite broadcasting systems using Mexican satellite until 2026 and a concession to broadcast using services from PAS-9 until 2020. Currently, we only depend on the latter. The concessions can be renewed with the SCT's approval and can be revoked prior to the end of their terms if we do not comply with their terms and conditions. In addition, the Mexican government has the right to expropriate the concessions for reasons of public need or interest. We cannot assure you that the SCT will renew the concessions on expiration or not expropriate or revoke them prior to expiration. The SCT's rules may change in response to industry developments, new technology and political considerations. Without our concessions, we would not be able to deliver our services or operate our business. See

"Item 4: Information on the Company--Business Overview --Mexican Regulation of DTH Services-Our Concessions."

WE COULD LOSE SUBSCRIBERS AND REVENUE IF OTHERS ARE ABLE TO STEAL OUR SIGNALS

     We use encryption technology to prevent signal theft or `piracy.' Piracy in the C-band DTH, cable television and Latin American and European DTH industries has been widely reported. We are aware of reports of signal theft in Mexico although we cannot accurately measure the amount of the theft. We use Smart Card technology in our Ku-band receivers so we can change the conditional access system in the event of a security breach. During 2001, we exchanged our subscribers' Smart Cards as a routine security measure to reduce the risk of piracy. We expect to continue to exchange subscribers' Smart Cards every three to four years or when we have strong evidence of signal theft. We expect the protections in our conditional access system, subscriber management system, and the Smart Card technology to adequately prevent unauthorized access to programming. In late 2002 we initiated several actions against piracy of our signals in Mexico, with the support of Mexican government agencies. We cannot assure you that the encryption technology we use will effectively prevent security breaches and signal piracy, or that our efforts against pirates will be successful. If our encryption technology is materially compromised in a manner that we fail to correct promptly, our revenues could decrease and our ability to contract for programming could be adversely affected.

     In addition, we believe that the pirating of cable television signals in several cities and small towns across Mexico presents a major challenge to the pay-TV market in Mexico. Although we cannot estimate the number of households that receive cable television via pirated signals in Mexico, we believe the number is significant. The pirating of pay-TV signals of all types reduces the number of potential subscribers available to us and, if unchecked, could affect our ability to attract and retain subscribers.

CHANGES IN TECHNOLOGY COULD RENDER OUR SERVICE OBSOLETE OR INCREASE OUR COSTS

     Historically, pay television services industry as a whole has been, and will likely continue to be, subject to rapid and significant changes in technology such as digital compression technology or high definition video.

     Digital compression technology allows transmission of multiple channels on the same frequency, and could allow the industry to field lower cost delivery systems. We use digital compression technology in our Ku-band DTH business. Other transmission media, including cable and MMDS, are also developing this technology. If our competitors deploy lower cost, digitally-compressed systems, we may not be able to provide the same volume of programming at a competitive price and could lose subscriber revenue. New asynchronous digital subscriber line, or ADSL, technology is being used to provide high-speed internet access and could be used in the future for broadband transmissions.

     These and other technological changes could impact us and we may need to expend substantial financial resources to develop and implement new competitive technologies. In addition, we may, from time to time, explore alternative technologies to deliver our programming and alternative methods to allow our subscribers to receive signals from multiple satellites.

WE HAVE SIGNIFICANT TRANSACTIONS WITH OUR OWNERS WHO ARE INVOLVED IN RELATED BUSINESSES WHICH CREATES THE POTENTIAL FOR CONFLICTS OF INTEREST

     Innova currently engages in, and expects from time to time to engage in, transactions with Televisa, News Corporation, Liberty Media International Inc., or Liberty Media (each an indirect owner of Innova), and their subsidiaries and other affiliates. These transactions present potential conflicts of interest.
Currently:

         - We obtain significant programming content from our owners and their programming affiliates. Televisa and News Corporation offer us all of their existing program services (i.e., channels) and must offer us their future program services pursuant to our Social Part Holders Agreement. We have the exclusive DTH broadcast rights to Televisa and News Corporation's programming channels in Mexico, subject to certain, preexisting, third party agreements. Televisa, News Corporation and their programming affiliates, however, provide and will continue to provide programming to other, non-DTH pay television businesses, such as cable and MMDS operators, which compete with us.

         - We obtain our conditional access and subscriber management systems and most components of our broadcast system from NDS Group plc, a British public company and News Corporation subsidiary.

         - We obtain play-out and uplink functions and related services from DTH TechCo Partners, or DTH TechCo., a joint venture in which each of Televisa, News Corporation and Globo Comunicacoes e Participacoes Ltda., or Globopar, indirectly holds a 30% interest and Liberty Media indirectly holds a 10% interest. In addition, we obtain from Televisa similar services relating to locally-sourced programming.

     The programming and systems we obtain from affiliates are critical to our business. If some or all of our contracts with these parties were terminated, we cannot assure you that we could obtain comparable programming and services from unaffiliated third parties on similar terms. Disputes concerning these contracts could have a material adverse effect on our business.

     We currently receive satellite transmission and distribution services exclusively from 12 Ku-band transponders on the PAS-9 satellite owned and operated by PanAmSat, which is 81% owned by Hughes. If News Corporation acquires 34% of Hughes, then News Corporation would indirectly own a significant interest in PanAmSat, our sole satellite services provider.

     In addition, as described above, we expect to continue to enter into many transactions with our affiliates, which may create the potential for conflicts of interest. We have not established specific procedures applicable to transactions with affiliates to guard against conflicts of interest.

IF OUR AFFILIATE DTH TECHCO IS UNABLE TO OBTAIN FUNDING, IT MAY NOT BE ABLE TO PROVIDE A NECESSARY SERVICE FOR OUR OPERATIONS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     We depend on DTH TechCo for uplink, downlink and related services relating to all of our programming other than local programming, as to which uplink and downlink services are provided by Televisa. DTH TechCo also provides these services to Sky Multi-Country Partners, or MCOP (a U.S. partnership in which Televisa, News Corporation and Globopar each indirectly holds a 30% interest, while Liberty Media indirectly holds a 10% interest), and Sky Brasil Servicos Ltda., or Sky Brasil (a DTH service owned indirectly by Globopar, News Corporation and Liberty Media). DTH TechCo depends on payments from us, MCOP and Sky Brasil to fund its operations. In October 2002, Globopar announced that it would reevaluate its capital structure due to significant devaluation of the Real, deteriorating economic conditions in Brazil and significant reduction in credit available to Brazilian companies. Globopar and certain of its subsidiaries are rescheduling their financial debt obligations and currently reviewing their business plans together with holders of Globopar's bank debt and bonds. As a result of Globopar's financial condition, since September 2002, Globopar has ceased providing financial support to DTH TechCo and MCOP, and MCOP, in turn, has ceased making payments to DTH TechCo, which payments, we believe, previously accounted for over 50% of DTH TechCo's revenue. As a result, Televisa, News Corporation and Liberty Media have begun funding DTH TechCo's operating cash shortfall through loans and we understand that they currently intend to continue doing so. However, our owners are not obligated to provide funding to DTH TechCo and we cannot assure you that continued funding will be available. If (i) Globopar fails to make its contributions to DTH TechCo and MCOP, (ii) MCOP fails to make required payments to DTH TechCo or (iii) Sky Brasil fails to continue making its required payments to DTH TechCo, and if DTH TechCo's owners fail to make up the shortfall, then DTH TechCo would be unable to provide services to us. We have not currently identified possible replacement services providers and, if DTH TechCo were unable to provide services to us, we would be unable to provide a substantial portion of our programming services to our customers, which would materially and adversely affect our business.

OUR EQUITY HOLDERS HAVE, OR MAY ACQUIRE, INTERESTS IN BUSINESSES WHICH COMPETE WITH US FOR CUSTOMERS AND BUSINESS OPPORTUNITIES

     Televisa, indirectly, owns approximately 60% of Innova's total voting power, subject to certain provisions of our bylaws and the Social Part Holders Agreement. For more information on these provisions, see "Item 7: Major Shareholders and Related Party Transactions--Major Shareholders."

     Televisa has agreed not to engage in the DTH business in Mexico except through Innova. However, Televisa competes with Innova for customers in the Mexican pay television market since it controls and owns a majority interest in Cablevision, the operator of Mexico's largest cable television system. See "Item 4: Information on the Company--Business Overview--Competition--Cable Television and MMDS." Innova intends to compete in all markets it serves regardless of whether Televisa, or an entity in which Televisa has an interest, competes in those markets. However, Cablevision could attract potential or existing subscribers from us given its significantly greater capital and operational resources and familiarity with our business strategy and customer information as a result of Televisa's majority interest. Televisa could also commit greater resources to Cablevision or its other subsidiaries and affiliates than to Innova, giving those competitors a financial advantage.

     News Corporation, through its subsidiaries, indirectly holds approximately 30% of Innova's total voting power, subject to certain provisions of our bylaws and the Social Part Holders Agreement. News Corporation has also agreed not to engage in the DTH business in Mexico except through Innova. On April 9, 2003, News Corporation announced that it reached a definitive agreement with General Motors Corporation and Hughes in which News Corporation would acquire General Motors' 19.9% stake in Hughes and a further 14.1% of Hughes from public shareholders and General Motors' pension and other benefit plans, for a total of 34% of Hughes. For a description of this proposed transaction and some possible implications of the transaction, if it is consummated, see "--We Face Intense Competition in the Pay Television Market in Mexico;" "--One of Our Owners, News Corporation, May Acquire Significant Interests in DIRECTV, Our DTH Competitor in Mexico, and PanAmSat, Our Sole Satellite Provider, and We Cannot Predict What Effect This Will Have On Us" and "Item 4: Information on the Company -- Business Overview -- Competition."

     We cannot predict what impact either the DLA bankruptcy or, if consummated, News Corporation's acquisition of an interest in Hughes, will have on the pay television market in Mexico.

CERTAIN PARTIES COULD FORCE US TO DISSOLVE THE BUSINESS

     According to our bylaws, we must be dissolved and placed in liquidation if a person deemed an "interested party" so requests upon the occurrence of any of the following events:

         -    if all but one of our members withdraws;

         -    if our term of corporate existence expires and it is not extended;

         -    if we cannot continue to fulfill our corporate purpose;

         -    by resolution taken at a members' meeting; or

         - the loss of two-thirds of our capital, unless the capital is increased by the required amount.

     Our Mexican legal counsel, Mijares, Angoitia, Cortes y Fuentes, S.C., has advised us that, although there is no court precedent, it believes that Mexican courts would restrict the recognition of "interested parties" to: (a) the members of Innova, some of whom currently compete with us or may compete with us in the future, and (b) our creditors that provide evidence of their interest in dissolving Innova and liquidating our assets. We cannot assure you that a court would permit dissolution only upon request from the parties mentioned above or that upon occurrence of the events described above another party would not seek to dissolve us.

U.S. INVESTORS MAY RECEIVE LESS CORPORATE AND FINANCIAL DISCLOSURE FROM US THAN U.S. PUBLIC COMPANIES

     A principal objective of the securities laws of the United States, Mexico and other countries is to promote full and fair disclosure of all material corporate information. As a foreign private issuer, we are generally not required to provide as much publicly available information as is regularly published by or about U.S. companies that have securities listed in the United States.

IT MAY BE DIFFICULT TO ENFORCE CIVIL LIABILITIES AGAINST US OR OUR DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING PERSONS

     We are organized under the laws of Mexico. Most of our directors, executive officers and controlling persons reside outside of the United States, all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside of the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortes y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws.

                           FORWARD-LOOKING STATEMENTS

     This annual report and the documents incorporated by reference into this annual report contain forward-looking statements. These forward-looking statements reflect our views with respect to future events and financial performance. We may from time to time make forward-looking statements in our periodic reports to the U.S. Securities and Exchange Commission, or SEC, on Form 6-K, in our future annual reports to members or shareholders, in our offering circulars and prospectuses, in our press releases and other written materials, and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Examples of these forward-looking statements include:

         - statements concerning our ability to increase subscribers, our cash requirements, financing sources, cost-containment efforts, advertising rates and revenues, DTH satellite and capital expenditures, potential audience size;

         - statements concerning the construction, launch, performance and operation of broadcast satellites, renewal of concessions upon their expiration and other regulatory approvals;

         - projections of operating revenues, net income (loss), dividends, capital structure or other financial items relating to us, our owners, or our competitors;

         - the impact that recently issued U.S. GAAP and Mexican GAAP pronouncements will have on our operating revenues, net income
              (loss), dividends, capital structure or other financial items;

         -    statements of our plans to develop customer interactive systems;

         - statements about our new subscriber management system, including our expectation of its operational date;

         - statements of our or our owners' plans, objectives or goals, including those relating to anticipated trends, competition, regulation and rates;

         - statements about our future economic performance or that of Mexico or other countries that affect the Mexican economy and consumer purchasing power in Mexico; and

         -    statements of assumptions underlying these statements.

     Words such as "believe," "anticipate," "plan," "expect," "intend," "target," "estimate," "project," "predict," "forecast," "guideline," "should" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

     Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors, some of which are discussed under "--Risk Factors", include economic and political conditions and government policies in Mexico or elsewhere, inflation rates, exchange rates, regulatory developments, customer demand and competition. We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

     Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments.

ITEM 4. INFORMATION ON THE COMPANY

                     HISTORY AND DEVELOPMENT OF THE COMPANY

     Innova, S. de R.L. de C.V. is a Mexican limited liability company with variable capital or sociedad de responsabilidad limitada de capital variable Innova was formed on July 25, 1996 as a Mexican limited liability company or sociedad de responsabilidad limitada and converted to a limited liability company with variable capital on July 2, 1998 under Mexico's Ley General de Sociedades Mercantiles (General Law of Mercantile Organizations). The company was registered with the Public Registry of Commerce in Mexico City under the commercial File (folio mercantile) No. 213223. Under the terms of our estatutos sociales, or bylaws, our corporate existence continues for 99 years through 2095 unless terminated earlier. Our principal address is Insurgentes Sur 694, Piso 8, Colonia del Valle, 03100 Mexico D.F. in the United Mexican States. Our telephone number at that address is (52-55)-5448-4000. The trustee for our senior notes is The Bank of New York, 101 Barclay Street, New York, NY 10286, and can be contacted by requesting the Corporate Trust Department at (212) 815-3290.

     We provide digital Ku-band direct-to-home or DTH broadcast satellite pay television services in Mexico under the name "Sky." DTH satellite systems use medium or high-powered satellites to deliver signals to satellite antennas installed at homes, hotels and apartment buildings. In contrast to the locally-transmitted signals of multi-channel, multi-point distribution systems, known as MMDS, a DTH satellite footprint can cover large land areas. DTH satellite transmission can also reach land areas with either weak cable infrastructure or no cable television access, such as the mountainous, rural areas of Mexico. We believe that DTH satellite service is one of the most cost-effective ways to distribute programming. We launched our DTH service on December 15, 1996 and as of March 31, 2003 we were broadcasting up to 168 digital channels (107 video, 29 pay per view and 32 audio) to approximately 779,700 subscribers, including approximately 41,400 non-residential subscribers. See "Item 5: Operating and Financial Review and Prospects -- Operating Results -- Overview;" and "--Trend Information."

     Innova was formed as a result of strategic alliances between four entities:
Televisa, News Corporation, Liberty Media and Globopar, the largest television broadcaster and media group in Brazil. Innova is one of several Sky DTH platforms created by the partners and is a joint venture indirectly owned by Televisa, News Corporation and Liberty Media. The other Sky DTH platforms provide service to Brazil and other regions in Latin America while additional joint ventures provide specific support services to the Sky DTH platforms. Sky Brasil Servicos Ltda., or Sky Brasil, a DTH service owned indirectly by Globopar, News Corporation and Liberty Media, launched its digital Ku-band DTH service in Brazil in November 1996. Prior to 2003, it was known as Net Sat Servicos Ltda. In October 1997, the four partners formed Sky Multi-Country Partners, or MCOP, a U.S. partnership in which Televisa, News Corporation and Globopar each indirectly holds a 30% interest while Liberty Media indirectly holds a 10% interest. MCOP invests in, and supplies programming and other services to the Sky DTH platforms in Latin America outside of Mexico and Brazil, including Sky Colombia and Sky Chile.

     Each of the four partners also holds indirect interests, individually, in the same proportion as their interests in MCOP, in two service entities: (i) Sky Latin America Partners, or ServiceCo, a U.S. partnership formed to provide certain business and management services; and (ii) DTH TechCo Partners, or TechCo, a U.S. partnership formed to provide certain technical services from a main uplink facility in Miami Lakes, Florida and a redundancy site in Port St. Lucie, Florida. See "Item 3: Key Information--Risk Factors--Risk Factors Related to Our Business--We Have Significant Transactions With Our Owners Who Are Involved in Related Businesses Which Creates the Potential for Conflicts of Interest" and "--If Our Affiliate DTH TechCo is Unable to Obtain Funding, It May Not Be Able to Provide a Necessary Service for our Operations, Which Could Adversely Affect Our Business, Financial Condition and Results of Operations."



     Between December 1998 and March 2003, Innova's three owners contributed US$49.0 million in equity and loaned a total of US$309.9 million to us and our subsidiary, Novavision, in proportion to their equity interests in Innova. Prior to these contributions and loans, Televisa and News Corporation contributed US$50 million in capital and debt forgiveness to us. In April 1998, we received an additional aggregate amount of US$50 million in equity from our sponsors. For a more detailed discussion of these transactions, see "Item 7: Major Shareholders and Related Party Transactions." We also completed an offering for US$375 million of our 12 7/8% senior notes, or senior notes, in exchange for our privately placed 12 7/8% senior notes both of which were issued in 1997. We used the net proceeds from the offering of our senior notes primarily to finance start-up operations. For a more detailed discussion of this transaction, see, "Item 5: Operating and Financial Review and Prospects--Liquidity and Capital Resources."

STRONG SPONSORSHIP

     Innova is owned indirectly by Televisa (60%), News Corporation (30%) and Liberty Media (10%). We believe that the experience, expertise and resources of our owners in the entertainment and media industries increases our access to programming, technology and distribution services and helps us compete in the Mexican Ku-band DTH satellite pay television market.

     Televisa is the largest television broadcaster in Mexico. We believe that Televisa produces and owns the largest library of Spanish-language television programming in the world. Televisa owns and operates four television networks in Mexico including Televisa's flagship Channel 2 network known as "The Channel of the Stars." Channel 2 is the leading television network in Mexico and the leading Spanish-language television network in the world in terms of the potential worldwide audience that can receive its signal. In addition to its Mexican television production and broadcasting activities, Televisa has interests in international television programming distribution, publishing, radio production and broadcasting, cable television, internet services, professional sports promotion, nationwide paging, feature film production and distribution, special events promotion and dubbing.

     News Corporation is a diversified international media and entertainment company which operates in a number of industry segments including filmed entertainment television cable network programming, magazines and inserts, newspaper and book publishing . The activities of News Corporation are conducted principally in the United States, the United Kingdom, Italy, Asia, Australia and the Pacific Basin.

     Liberty Media owns and operates broadband cable television and telephony distribution networks and provides diversified programming services in Europe, Latin America and Asia. Liberty Media is a wholly owned subsidiary of Liberty Media Corporation. Until August 10, 2001, Liberty Media Corporation was a wholly owned indirect subsidiary of AT&T Corporation. On August 10, 2001 AT&T Corporation spun-off Liberty Media Corporation, which is now an independent, publicly-traded company.

CAPITAL EXPENDITURES

     The table below sets forth our capital expenditures for the years ended December 31, 2000, 2001 and 2002 and for the five months ended May 31, 2003. See "Item 5: Operating and Financial Review and Prospects--Liquidity and Capital Resources."

                                    FOR THE YEAR ENDED DECEMBER 31              FOR THE FIVE
                                    ------------------------------              MONTHS ENDED
                                 2000          2001               2002          MAY 31, 2003
                                 ----          ----               ----          ------------
                                            (IN THOUSANDS OF U.S. DOLLARS)
SkyKits.....................   $ 55,210      $ 59,135           $37,803            $16,051

New Subscriber
  Management System.........          _             _           $ 7,078            $ 3,703

Transmission, Computer
  and Other Equipment.......    $ 7,308      $ 12,175           $ 4,850             $  945

     The principal items included under capital expenditures during 2000, 2001 and 2002 and capital expenditures through May 31, 2003 were Integrated Receiver/Decoder systems, or IRDs, transmission equipment, computers and software and, more recently, our new subscriber management system, or SMS. These capital expenditures are directly related to the growth of the DTH platform and an increasing number of subscribers.

     In 2000, 2001 and 2002, we relied on a combination of operating revenues and borrowings to fund our capital expenditures, acquisitions and investments. We expect to fund our capital expenditures for the rest of 2003 through a combination of cash from operations and, if needed, loans from our owners. The amount of such borrowings in 2003, if any, will depend upon the timing of revenues and expenditures. In that connection, our owners have informally committed to lend us up to an aggregate of US$25.0 million during 2003 in proportion to each partner's respective equity interests in Innova. See "Item 7: Major Shareholders and Related Party Transactions." We currently intend to finance any significant investments or acquisitions through a combination of available cash from operations and long-term debt from our owners.

     We are currently implementing a new Subscriber Management System, or SMS, to support the growth of our subscriber base. We believe this new SMS will allow us to provide more effective management and billing services to our subscribers. Among other things, we believe the new SMS will:

         - give us greater flexibility to control different variables that are part of our service than our current SMS,

         - improve our ability to respond to our subscribers' account management needs and aid them in reporting on their service,

         -    provide greater billing flexibility,

         -    improve overall system efficiency; and

         -    offer more options for marketing our services.

     This project includes the purchase of software, licenses, hardware, implementation and advisory services and related personnel costs. As an initial step, on June 12, 2002, we entered into two related agreements with CSG Software, Inc., or CSG, through our subsidiary, Novavision. Under these agreements CSG provides us: (a) a non-exclusive, perpetual license for the use of the software "Kenan" to provide billing and order management to licensed subscribers, (b) installation and implementation of the system within the framework of our business, (c) training and support services, and (d) consulting services. We are working with Siebel Systems, Inc. to develop and support certain software applications and advisory services and with NDS Group plc (a British public company and New Corporation subsidiary), or NDS, to complete the requirements of the new system.

     We are now using a subscriber management system called Provider II that we obtained from NDS. NDS will continue to support Provider II until we complete the switch-over to the new SMS. We expect the new SMS to be operational and placed in service in late August 2003. See "Item 3: Key Information--Risk Factors--Risk Factors Related to Our Business-- Our Ability to Provide Billing and Order Management to Our Subscribers Depends on the Functionality and Flexibility of Our Subscriber Management System, Which is Currently Being Replaced with a New System from a New Supplier;" "Item 4: Information on the Company--Business Overview--Capital Expenditures;" "--Subscriber Management System;" and "Item 10: Additional Information-Material Contracts-New Subscriber Management System Contract."

     We have made significant investments in hardware and software to manage growth of our DTH platform and to enhance customer service. These include our current and new subscriber management systems, a customer relations management system and an integrated voice response system. We believe that our principal capital investments will continue to be IRDs, antennas and LNBs, transmission equipment and the hardware and software required to manage the growth of our DTH platform.

     Antennas and low noise blocks, or LNBs were not part of capital expenditures before October 1, 2000 because prior to that date, our master wholesalers purchased that equipment to resell directly to subscribers. Because we now retain ownership of these assets, they are recorded in our property, plant and equipment and amortized over a period of three years. Prior to this change, we sold the LNBs, antennas and accessories to master wholesalers and included the costs of these items in cost of sales upon our sale of the equipment to our distributors. In general, we own IRDs and rent them to subscribers for a monthly IRD rental fee.

                               BUSINESS OVERVIEW

TELEVISION MARKET IN MEXICO

     We believe that Mexico is the second largest television market in Latin America after Brazil with approximately 19.6 million television households as of December 31, 2002. The television industry in Mexico has expanded from broadcast television to pay television, including cable, MMDS, and DTH satellite services. Watching television is a significant leisure activity in Mexico. The average television household in Mexico watches more than seven hours of television daily, according to figures from the IBOPE, the Instituto Brasilero de Opinion Publica y Estadistica.

     We estimate that, as of December 31, 2002, 3.6 million households in Mexico, excluding households receiving unauthorized Ku-band and C-band services, received pay television services. These households represented approximately 18.4% of the Mexican television market as of that date. In addition, we estimate that approximately 2.4 million of these 3.6 million households subscribe to cable television, while approximately 0.2 million households subscribe to MMDS, and approximately 1.0 million households subscribe to DTH. In the past we had estimated that there were some 1.0 million households that received C-band DTH satellite signals on the gray market, however we believe this number may be decreasing due to technological advances that make receiving and decoding unauthorized DTH signals more costly and difficult. Additional households receive unauthorized, gray market Ku-band DTH satellite signals from the United States, while still others receive pirated DTH signals from within Mexico. We believe that piracy of cable television signals, in cities and small towns across Mexico, presents a major challenge to the pay-TV market in Mexico. We cannot estimate the number of households that receive pirated cable television signals in Mexico, but we believe the number is significant.

     We believe that our potential subscriber base principally consists of households with an annual household income of at least Ps. 202,945 and commercial establishments such as hotels, restaurants and bars. We estimate that, as of December 31, 2002, Mexico had approximately 4.5 to 5.0 million households with annual income of at least Ps. 202,945, representing approximately 23% to 25.5% of the country's total television households. Of these households, we believe that 3.5 million to 4.0 million could receive DTH service.

BROADCAST TELEVISION INDUSTRY OVERVIEW

     The television industry in Mexico began in the early 1950s when the Mexican Government granted licenses for the operation of three television channels in Mexico City. The first three channels, Channels 2, 4 and 5, were all indirectly owned by Televisa. The Mexican Government has since granted licenses for six additional channels in Mexico City and numerous other licenses for channels elsewhere in Mexico. The metropolitan area of Mexico City has a population of approximately 23.0 million people, representing nearly 22% of Mexico's total population. As a result, the television stations broadcasting in Mexico City have historically dominated the industry and have acted as anchors for stations located outside of Mexico City by providing these stations with all or a portion of their programming.

     Currently, there are nine commercial television stations operating in Mexico City (besides channel 52 from MVS, the leading MMDS operator in Mexico, and private channels 28 and 34) and approximately 462 other television stations elsewhere in Mexico. Most stations outside Mexico City re-transmit programming originating on one of the Mexico City stations. Televisa owns and operates four television stations in Mexico City, Channels 2, 4, 5, and 9, which collectively are affiliated with 221 other repeater stations and 32 local stations outside of Mexico City. In addition, Televisa operates an English-language television station on the Mexico-California border. Televisa's channels are also carried on 87 "complementary" stations, which facilitate the transmission of signals throughout Televisa's concession areas. The Mexican Government currently operates two stations in Mexico City, Channel 11 (with 5 repeaters) and Channel 22, and repeater stations outside Mexico City. Television Azteca owns VHF Channels 7 and 13 in Mexico City, which are affiliated with 87 and 89 stations, respectively, outside of Mexico City. TV Azteca and Televisora del Valle de Mexico, or Televisora, which operates CNI Channel 40 are partners in an arrangement where, until recently, TV Azteca rendered promotion, broadcast and commercialization services for channel 40. Recently, however, due to several conflicts and litigation between TV Azteca and Televisora, CNI Channel 40 has been operating as an independent television station pending final resolution of the litigation. There are 19 independent stations outside of Mexico City, which are unaffiliated.

PAY TELEVISION INDUSTRY OVERVIEW

     CABLE TELEVISION

     Cable television offers multiple channels of entertainment, news and informational programming to subscribers who pay a monthly fee based upon the package of channels they receive. Cable subscribers in Mexico generally pay a monthly subscription fee equal to Ps. 245 for a basic package (calculated as a weighted average) and as much as Ps. 579 for premium and digital packages. These prices do not take into account promotions cable operators may offer from time to time. According to Mexico's cable television trade organization, Camara Nacional de la Industria de Television por Cable or CANITEC, there were approximately 414 cable networks operating in Mexico as of December 31, 2002. Under Mexican law, all licenses to provide cable television services in a specific service area are non-exclusive licenses.

     More than 53 groups operate cable systems in Mexico. Cablevision, Mexico's largest cable system operator, holds a franchise for Mexico City and the surrounding areas and had over 412,000 household subscribers as of December 31, 2002. Televisa owns 51% of Cablevision following an offering that took place in April 2002. Currently, Cablevision is the only major cable television operator that also offers high speed Internet access through cable modems in Mexico City. Cablevision is also the only provider of digital cable television services in Mexico. Cablevision offers basic and premium packages to its subscribers, as well as a news channels package and adult oriented channels that are available "a la carte."

     Megacable is the second largest cable operator in Mexico with approximately 317,000 subscribers as of December 31, 2002. It serves the Pacific coast, Jalisco, Puebla and the Veracruz area. It is followed by Grupo Cablemas with approximately 299,000 household subscribers as of December 31, 2002 located in several regions in the country, including Veracruz, the Yucatan, Campeche and Chiapas peninsular region, central Mexico, Tijuana, Mexicali, Chihuahua, Juarez, Baja California and other cities on the United States-Mexico border. Press reports indicated during 2002 that Grupo Cablemas and Megacable were negotiating a potential merger of the two groups, but these negotiations were suspended. However, if negotiations are revived and a merger is successfully completed and approved by regulatory authorities, the new group would become the largest cable operator in Mexico, as measured by the number of subscribers and geographic coverage. It could become our largest competitor and, as a result, we believe competition would intensify if the merged group invests significant capital to upgrade infrastructure and enhance programming content.

     We believe that rural areas provide a market for our DTH satellite services. Many rural areas of Mexico either have a weak cable infrastructure or cannot be accessed by cable television. The mountainous Mexican landscape impedes cable wiring of the country. Due to the competitive business environment, cable providers find the significant cost of upgrading existing or establishing new cable infrastructure to be economically infeasible in many cases.

     We estimate that the metropolitan Mexico City area alone contains approximately 25% of the households with television sets in the country. We estimate that approximately 9.0% of households with a television set in the metropolitan Mexico City area already receive cable television from Cablevision. While recent, comparable data for all of Mexico is not available, we believe that the percentage of homes that own television sets and receive cable service is generally higher in metropolitan Mexico City than in other areas of Mexico (excluding the U.S.-Mexican border). We have based our estimates on information obtained from the directory published by CANITEC.

     MMDS OR WIRELESS CABLE

     MMDS, commonly called wireless cable, uses a microwave transmission system, operating from a head-end, similar to the head-end of a cable system. The head-end receives programming, generally via a satellite antenna. Microwave transmitters then send this programming, via an antenna located on a tower or on top of a building, to a small, receiving antenna at a subscriber's premises. At the subscriber's location, microwave signals are converted to frequencies that pass through a conventional coaxial cable into a decoder located near a television. Sometimes signals are sent directly from the antenna converter to the television set. MMDS requires a clear line-of-sight because microwave signals will not pass through obstructions, unless mechanisms are used to retransmit signals around obstructions such as hills and tall buildings.

     MMDS offers cost advantages over traditional hard-wire cable technology because it does not require the construction and maintenance of a fiber or coaxial cable network. MMDS is being used in other emerging pay television markets where cable does not have a strong established position. Subscription services introduced MMDS technology in Mexico in 1989, initially targeting the largest urban areas of the country. Generally, MMDS subscribers receive, upon payment of an installation fee, an antenna and decoder and must thereafter pay a monthly programming fee for any programming package or "a la carte" channels they select. The principal advantage of MMDS systems is their accessibility in portions of metropolitan areas where cable for television services has not yet been installed. However, the frequency band allocated to MMDS transmission accommodates a maximum of approximately 32 analog television channels.

     We estimate that, of the approximately 19.6 million television households in Mexico as of December 31, 2002, less than 260,000 of them subscribed to MMDS. At least thirteen companies currently operate MMDS systems in Mexico. MVS Multivision, S.A. de C.V., or Multivision, is the leading MMDS operator in Mexico and provides MMDS services in the Mexico City area and 22 other cities across the country. MMDS systems do not rebroadcast the main over-the-air channels.

     DIRECT-TO-HOME OR DTH

     DTH systems use medium or high-power satellites to deliver signals to satellite antennas at homes, hotels, restaurants and apartment buildings and other locations. In contrast to MMDS signals, which are locally transmitted, a DTH satellite footprint can cover large land areas. DTH systems in Mexico have the following advantages:

         - the capital investment, although initially high for the satellite and uplink segment of a DTH system, is fixed and does not increase with the number of subscribers receiving satellite transmissions;

         - the licenses granted by the Mexican Government cover the entire country; and

         - the capital costs for the ground segment of a DTH system, the reception equipment, are directly related to, and limited by, the number of service subscribers.

     The disadvantages of DTH systems in Mexico as compared to other forms of television delivery presently include:

         - the limited ability to tailor programming packages to the interests of different geographic markets, such as providing local news;

         - the fact that signal reception is subject to line-of-sight requirements, though generally less stringent than those typical of MMDS systems;

         - intermittent interference from atmospheric conditions and terrestrially generated radio frequency noise; and

         - the possibility that the Mexican regulatory environment may change in an adverse manner in response to industry developments, new technology or political considerations.

     Gray Market C-Band and Ku-band DTH. The Mexican Government does not authorize services utilizing C-band DTH technology. However, we believe there were some 1.0 million households receiving C-band DTH signals on the gray market although this number may be decreasing due to technological advances that make it more difficult and costly to receive unauthorized DTH signals. We cannot estimate the number of channels that C-band DTH customers receive. Some households also receive unauthorized Ku-band DTH signals from the United States on the gray market, while still others receive pirated DTH signals from within Mexico. We cannot estimate the number of these households.

     Ku-Band DTH. Ku-band DTH satellite pay television services became available for the first time in Mexico in late 1996. The Ku-band DTH service's higher power allows subscribers to receive programming with low cost antennas as small as 60 centimeters to 1.2 meters in diameter. Our subscribers receive transmissions from the more powerful Ku-band PAS-9 which requires antennas no larger than 80-centimeters in diameter. This small antenna size compares favorably with the 1.8 to 5.0 meter antennas typically used for C-band reception. We believe that Ku-band DTH technology currently provides the most cost efficient, national, point-to-multi-point transmission of video, audio, and data services. Our Ku-band service uses digital compression technology that in comparison to analog technology provides increased channel capacity per transponder and improved audio and video quality. Our digital compression technology currently permits the broadcast of up to 10 to 12 video channels of programming per Ku-band transponder. Nine of our 12 transponders use this technology. We have invested in compression technology that allows us to increase the number of channels and services we offer without increasing satellite costs.

This compression technology allows us to increase our capacity to up to 15 to 18 video channels per transponder, but currently we only have this technology for three of our 12 transponders. Technological developments have also enabled us to start offering a variety of auxiliary services, including the "Sky Interactive" services introduced in late 2000.

PROGRAMMING AND SERVICES

     RATES AND FEES

     In general, we currently charge our residential subscribers:

         - a one-time fee for subscription, installation and activation equal to approximately Ps. 1,099 (discounted to Ps. 99 if the subscriber agrees to pay monthly programming fees via automatic charge to a credit card);

         - a monthly programming fee ranging from Ps. 174 to Ps. 611, depending on the programming package the subscriber chooses and whether the subscriber pays within 12 days of the billing date;

         - a monthly rental fee of Ps. 138 (Ps. 125 if the subscriber pays within 12 days of the billing date) for rental of the IRD, LNB, Smart Card, remote control and related components; and

         -    an annual membership fee of Ps. 268.

We also offer promotions intended to attract subscribers from other pay TV systems, for free subscription, installation or activation.

         These rates and fees do not generally apply to our non-residential, or commercial, subscribers, whose rate packages and arrangements are negotiated on a case-by-case basis. Our commercial subscribers consist primarily of hotels (where each room capable of receiving our service is counted as a separate subscriber), restaurants and bars. While we negotiate rates with our commercial subscribers on a case-by-case basis, these rates are substantially lower than our residential rates. As a result, our commercial subscribers have a substantially lower average revenue as compared to residential subscribers and we believe that the revenue we receive from commercial subscribers is immaterial to our results of operations.

     PROGRAMMING PACKAGES

     On October 14, 2002, we re-launched our programming packages by reducing the number of packages offered to five (from 14), simplifying choices to the subscriber. As part of this strategy, we distributed 20 channels that were previously available as "a la carte" channels among the five packages. We now offer only six adult-oriented channels on an "a la carte" basis. The descriptions of our rate packages set forth below do not apply to our commercial subscribers.

     As of May 31, 2003, we offered subscribers the choice of five programming packages: Sky Basic (60 video channels, 32 audio channels and 29 pay-per-view); Sky Fun (78 video channels, 32 audio channels and 29 pay-per-view); Sky Movie City (91 video channels, 32 audio channels and 29 pay-per-view); Sky HBO (similar to Sky Movie City but with different movie channels including a total of 91 video channels, 32 audio channels and 29 pay-per-view) and Sky Universe (107 video channels, 32 audio channels and 29 pay-per-view).

     The current prices for residential subscribers for our five programming packages are as follows:

                                         MONTHLY          PRICE WITH       NUMBER OF
                                       PROGRAMMING     PROMPT PAYMENT       VIDEO
PROGRAMMING PACKAGE                     PRICE(1)        DISCOUNT(2)      CHANNELS(3)
-------------------                     --------        -----------      -----------
Sky Basic...........................   Ps. 251.00         Ps. 174.00           60
Sky Fun.............................   Ps. 301.00         Ps. 264.00           78
Sky Movie City......................   Ps. 421.00         Ps. 374.00           91
Sky HBO.............................   Ps. 471.00         Ps. 424.00           91
Sky Universe........................   Ps. 611.00         Ps. 564.00          107

----------------------------
(1) Not including the monthly IRD rental fee described above, but including value-added tax and tax on telecommunication services.

(2) If payment is made within 12 days of the billing date a subscriber receives a discount on his or her monthly subscription. We instituted this policy in October 2000 after raising our monthly subscriptions by about 8%.

(3) Each package includes 32 audio channels

     From time to time, we offer special promotions targeted at particular local areas in response to local competitive conditions.

     PAY-PER-VIEW AND SPECIAL EVENTS

     We launched our pay-per-view services in 1997 and currently offer 29 pay-per-view channels. We devote 24 of these channels to family entertainment and movies and five channels to adult entertainment. We set aside five extra channels exclusively for special events, known as Sky Events, which include boxing matches, concerts, sports and movies. We provide some Sky Events at no additional cost while we sell others on a pay-per-view basis.

     SKY INTERACTIVE

     Sky Interactive allows subscribers to watch different content on the same channel and to select the content they prefer to display on the full screen. As part of our regular service we offer four channels with interactive features:
Interactive News, Interactive Financial News, Interactive Sports and Interactive Kids. Some events are broadcasted using these features to show camera angles for auto races, reality shows and certain soccer matches, as well as to watch instant replays of sporting events. We expect further technology will be developed and become available to allow us to offer customers the use of an HTML or Java browser to run certain applications to enhance the viewer's experience. We believe this technology may also enable us to offer more value-added services in the future, such as T-commerce (television-commerce), games and information services, including news.

     PROGRAMMING ACQUISITION

     We currently negotiate directly for programming with international suppliers from the United States, Europe and Latin America and have the option to negotiate through an affiliate that also services the other SKY platforms. We have entered into definitive agreements with many programming providers, while other providers supply programming under letters of intent, invoices or other less formal arrangements. Our suppliers include, but are not limited to: DMS Media Services LLC (which offers Warner, Sony, E! entertainment, A&E Mundo, the History Channel, AXN, Fox Kids, HBO and Cinemax), LAPTV (Movie City and Cinecanal), Turner Broadcasting System Latin America, Inc. (TNT, CNN and Cartoon Network), Discovery Networks, Fox Latin America Channels Inc. (National Geographic, Canal Fox, Fox Sports, Fox News and Speed), Pramer (Film & Arts, Gourmet, Private Gold, Private Blue, Magic Kids, Europa Europa and Cosmopolitan), MTV Networks (MTV and Nickelodeon), Claxon (Playboy, Locomotion, Fashion TV and Infinito) and Bloomberg LP. We regularly negotiate new agreements with our programming suppliers. We also have arrangements with the following studios to show films on an as needed basis: Dreamworks, Warner Bros. International, 20th Century Fox, Universal Studios International, Walt Disney

Pictures, MGM, Paramount Pictures, CPT Holdings Inc (Sony), PWI Films, Inc., Baywood Enterprises, Nuvision and Independent Studios.

     Televisa and News Corporation provide us with significant programming content, some of which we distribute on an exclusive DTH basis in Mexico. We have the exclusive right to distribute, via DTH in Mexico, all program services or channels over which Televisa and News Corporation have control, subject in each case to certain pre-existing third party agreements. Televisa and News Corporation guarantee our access to the same program services or channels made available to cable and MMDS systems in Mexico. We may access these services and channels at a price not to exceed that extended to cable or MMDS systems. Televisa's right to grant us an exclusive license was recently challenged by DIRECTV. See "Item 3 - Key Information Risk Factors - Risk Factors Related to Our Business-Our Ability to Attract Subscribers Depends on the Availability of Desirable Programming from Third Party Programmers."

     Televisa also provides us with a variety of signals that include domestic and foreign programs. Among these programs are: musical programs, situation comedies, stand-up comedy shows, game shows, children's programs, talk and variety shows, movies, sports, special cultural events and musicals. We have exclusive DTH broadcast rights in Mexico to Canal Fox, which is one of the leading general entertainment pay television channels in Mexico and Latin America, along with Fox News, a 24-hour news channel in English and Fox Sports Argentina.

     We have agreed to reserve a portion of our available video channels for program services owned by our sponsors. Televisa has the right to require us to carry its program services on 10% of the total number of available video channels. In addition, News Corporation has the right to require us to carry its program services on 6 2/3% of the total available channels. Liberty Media has the right to require us to carry its program services on 4% of the available channels.

     In June 2002, we entered into an agreement with TV Azteca to begin paying them for the rights to rebroadcast their over-the-air Channels 7 and 13. We have also committed to purchase up to US$10.6 million in advertising from TV Azteca over the three years from the date of the agreement and have received rights to broadcast certain soccer matches. Prior to May 1, 2002, we were permitted to rebroadcast these channels at no cost. For more information, see "Item 3 - Key Information Risk Factors - Risk Factors Related to Our Business--Our Ability to Attract Subscribers Depends on the Availability of Desirable Programming from Third Party Programmers" and "Item 5: Operating and Financial Review and Prospects--Trend Information."

     During 2002 we entered into an agreement with Televisa to contribute funds for the production of, and to obtain the exclusive pay-TV transmission rights to, the reality shows Big Brother VIP and Operacion Triunfo, which were produced by Endemol Mexico, S.A. de C.V. See "Item 7: Major Shareholders and Related Party Transactions-Related Party Transactions- Programming Arrangements with Related Parties." We have no other current plans to develop or produce our own programming, except for Mosaic, the promotional channel featuring our programming services.

DISTRIBUTION, SALES AND MARKETING

     In October 2000, we formed our own sales force in order to complement our existing distribution network, increase market penetration in Mexico's main cities, improve the quality of our subscriber base and reduce the acquisition cost of new subscribers. We have established direct sales forces in Mexico City in 2000; in Guadalajara, Monterrey, Puebla, Tijuana, Culiacan and Leon in 2001; in Queretaro, Merida, Acapulco, Hermosillo and La Paz in 2002; and Torreon in 2003, in order to strengthen our market penetration and direct distribution network in those cities as well.

     As of May 31, 2003 we sold and distributed our services through a network of 12 wholesalers and 14 direct sales offices that control over 3,600 points of sale. These locations include leading malls, department stores, popular retailers, supermarkets and consumer electronics outlets. We offer commissions to our wholesalers, who, in turn, pay commissions to their retailers and distributors. Our direct sales force employees are also paid by commission, in addition to their salary and benefits. We also have control over some direct distributors, who receive commissions but are not employees.

     We believe our subscription fee and programming prices are competitive with those offered by other pay television platforms. Our entry-level product is the Sky Kit, which includes a satellite antenna, low noise block or

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LNB, as well as installation and activation, the right to rent an IRD, and to use a Smart Card, remote control and related components. From the second quarter of 1997 through September 30, 2000, we sold Sky Kits exclusively through our wholesale distribution network. Since October 1, 2000, however, we have retained ownership over the antenna and LNB and the subscriber initiation fee now covers installation and activation. We rent the IRD and Smart Card to our subscribers, and provide them with the remote control and related components free of charge. Our first 130,000 subscribers received their IRDs, Smart Card, and remote controls on a bailment basis. However, since February 23, 1998, substantially all of our subscribers (residential and commercial) rent their IRDs under an indefinite term rental plan. We chose to retain ownership of the Sky Kit equipment, including the antenna, Smart Card and LNB, rather than selling them to our distributors, in order to facilitate repossession of the equipment if a subscriber terminates service or defaults on its obligations. This change has had no material impact on the revenues we receive from our distribution network.

     We focus on promoting our superior programming content, customer service and system quality, rather than the number of channels we offer. Our programming includes Spanish-language over-the-air channels, exclusive soccer games, special events, reality shows and other sports and entertainment programming. Our marketing strategy includes advertising through national and regional television, radio, newspapers, magazines, billboards, direct mail, internet, movie and airport advertising, sponsorship of special events (such as boxing matches, golf and soccer tournaments) and promotional activities at restaurants, bars, cultural and other social events. For a more detailed discussion of our program offerings and packages, see "--Programming and Services," below.

     Intense competition and general market conditions have driven us to lower our monthly subscription fee and to offer special discounts and promotions on several occasions. In the last three years, we have maintained a special promotion aimed at children known as Sky Kids using remote controls designed especially for children. We also have targeted soccer fans by offering certain pay-TV exclusive soccer matches. In 2002 we broadcasted 40 of the soccer matches for which Televisa had the exclusive broadcast rights, as well as 22 of the soccer matches for which TV Azteca had exclusive broadcast rights. We reward long-term subscribers with a loyalty program known as Sky Value offered without cost which includes prizes, trips, programming and special events, such as concerts and sporting events.

     We monitor our nationwide installation service through a centralized operations office. This enables us to monitor the quality of service being provided to our customers. After obtaining the Sky Kit equipment, the installer or the subscriber contacts our call center to activate the Ku-band DTH service. Activation typically occurs within minutes of the call.

     We provide customer service to our subscribers through our own, specialized telephone call center, staffed by approximately 760 people who answer general questions and provide basic information as well as personalized service to solve more complex customer problems. Some of our customer service personnel also carry out subscriber retention and collection activities over the phone.

     In June 2001, we purchased from Merkatel, our former call center service provider, the equipment Merkatel used to provide call center services to us, including computers, telephones, furniture, and fixtures along with other software, training materials and significant transition support for a total of Ps. 24.2 million plus value-added tax, or VAT. We also hired the telephone operators involved in operating the call center. Merkatel is a wholly owned subsidiary of Televisa and provided call center services to us from our inception through June 30, 2001. Starting July 1, 2001, the call center functions have been provided in-house. We have improved the efficiency of the call center operations using our infrastructure in our existing customer service center, including our interactive voice response, predictive dialer and customer relationship management systems.

     We engage a third party to publish and distribute SKY VIEW, our monthly magazine detailing all of the channels and program listings available on SKY. SKY VIEW includes weekend programming, a guide to movies, general interest articles about actors, actresses, entertainment, sports, life style, culture, games, quizzes and general information about SKY packages, enhanced TV features and promotions. SKY VIEW is one of the most important magazines in Mexico, as measured by the number of published copies with a monthly production of approximately 300,000 units. Since January 2001, we have used our own advertising sales force, supported by Grupo Medios, to sell advertising in the SKY VIEW magazine. We offer a variety of advertising sales packages and volume discounts to match customers' needs.

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     We sell advertising on our broadcasts to corporate and other clients and advertising agencies. We use both our own advertising sales force and the services of a wholly owned subsidiary of Televisa to promote and sell advertising time.

OPERATIONS

     Our digital video, audio and data signals are encoded, processed, compressed, encrypted, multiplexed (i.e., combined with other channels), modulated (i.e., applied to the designated carrier frequencies for transmission to the satellite) and transmitted through our Ku-band DTH service, from uplink facilities in Mexico and the United States. Geosynchronous satellite transponders receive, convert and amplify the signals and retransmit them to the earth in a manner that allows individual subscribers to receive and be billed for the particular program services to which they have subscribed.

     UPLINK FACILITIES AND PLAY-OUT FACILITIES

     We use play-out equipment to prepare the programming material for compression and subsequent transmission to the satellite. The play-out equipment digitizes the programming for channels provided by third party programmers, inserts commercial or promotional material where appropriate, monitors the quality of the picture and sound, and delivers the material to the compression and multiplexing system. In the case of channels originating from taped material, the play-out equipment also compiles the various programming segments and inserts commercial and promotional material where necessary. For near video-on-demand movies, the play-out equipment stores movies and plays them out as appropriate to provide the desired frequency of service.

     We use uplink and play-out facilities in Mexico City, Mexico and in Miami Lakes, Florida and Port St. Lucie, Florida. We own the uplink and play-out equipment located in Mexico City, which is housed in facilities owned by Televisa. Televisa operates the equipment to provide us with uplink services. In addition, TechCo provides us with uplink services at its facilities in Florida. All of the uplink facilities we use have full emergency power generation equipment to allow uplinks to continue operations without any disruption of service in the event of a power failure. We also use the TechCo facilities to handle programming delivered from outside Latin America.

     SATELLITES

     We currently receive satellite signal reception and retransmission services from 12 Ku-band transponders on PanAmSat's PAS-9 satellite under an agreement executed with PanAmSat on February 8, 1999. PAS-9 was launched on July 28, 2000 and became operational on September 8, 2000.

     The term of the PAS-9 agreement ends on the earlier of: (a) September, 2015 or (b) the date PAS-9 is taken out of service. We pay a monthly service fee of US$1.7 million for service from all 12 transponders. Televisa, News Corporation and Liberty Media have guaranteed our payments to PanAmSat in proportion to their respective beneficial interests in us. PAS-9 was manufactured by Hughes and is operated by PanAmSat Corporation, which is 81% owned by Hughes. On April 9, 2003 News Corporation announced that it reached a definitive agreement to acquire a 34% interest in Hughes. Hughes holds an indirect interest in PanAmSat and DIRECTV Mexico, our DTH competitor. We do not yet know the possible implications of this event for our satellite operations. The remaining useful life of PAS-9 is expected to be approximately 14 to 16 years.

     PAS-9 is located at 58.0(degree) West longitude, and we believe its footprint covers virtually all of Mexico's television households as well as other areas in the Caribbean basin and portions of the United States and Central America. However, we believe that in a few instances some of our potential subscriber base may experience some signal degradation as a result of their particular location and PAS-9's orbital location. Each transponder is capable of handling analog channels or multiple digital channels. Service from PAS-9 is not subject to pre-emption except in limited instances with respect to spare transponder capacity. We do not currently have contingency arrangements in case we lose satellite service from PAS-9, nor are we insured against such an event. See "Item 3. Key Information--Risk Factors--Risk Factors Related to Our Business--We Depend on the Availability of Satellite Transponder Services from PanAmSat."

     We had previously entered into an agreement with SatMex on April 1, 1999 to allow us to use 12 Ku-Band transponders on Solidaridad 2 for signal reception and retransmission. The agreement expired on December 31, 2001 but was extended to March 31, 2002 to avoid interrupting service to those subscribers whose antennas had not

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been re-pointed to the new satellite, PAS-9. Extending the service agreement enabled us to re-point the antennas of approximately 30,000 additional subscribers to the new PAS-9 satellite without interrupting their service. We paid SatMex a monthly service fee of US$1.752 million for satellite signal reception and retransmission service from 12 transponders on Solidaridad 2 through December 31, 2001, and a flat fee of US$1.5 million for the use of up to eight transponders from January 1, 2002 through April 3, 2002. The process of migrating customers from Solidaridad 2 to PAS-9 started in November 2000 and ended in March 2002. The shutdown of this process and the termination service from the Solidaridad 2 satellite caused us to lose approximately 13,000 subscribers. Re-pointing costs were approximately US$35 million.

     We had also previously agreed to use services from 12 transponders on PanAmSat's PAS-5 satellite for service fees of at least US$1.5 million per transponder per year plus additional fees based on average gross subscriber revenues. PAS-5 was launched in August 1997 and became operational in October 1997. However, signals from the transponders on PAS-5 experienced terrestrial interference in Mexico and the PAS-5 satellite batteries failed. As a result, we never used the services on PAS-5 and we terminated the PAS-5 agreement and replaced it with the PAS-9 agreement. We made total payments of US$23.4 million for the availability of PAS-5, but we received a credit against the first US$11.7 million of service fees otherwise payable under the PAS-9 agreement. We do not owe any further payments for PAS-5.

     Our DTH concessions granted by the Mexican Government currently authorize us to offer DTH services using Mexican satellites, including current and future satellites operated by SatMex, as well as PanAmSat's PAS-9, which is considered a foreign satellite under Mexican law. For a more detailed discussion of our concessions, see "--Mexican Regulation of DTH Services--Concessions; Revocation; Expropriation."

     INTEGRATED RECEIVER/DECODER SYSTEM

     Depending on a subscriber's location within the country, a subscriber may use a 60-centimeter, 75-centimeter, or 80-centimeter satellite receiver antenna to receive our signal. Our subscribers currently pay the same initial fee for installation and activation, regardless of the size of the satellite receiver antenna they require.

     The IRD we currently rent to subscribers provides the interface between the reception equipment and the subscriber's video and audio equipment. In addition, connection to external data processing or data storage equipment is enabled via the provision of a serial data output port in the IRD. An internal modem in the IRD allows the on-line report-back or call-back of the subscriber's impulse pay-per-view records to the subscriber management system.

     Authorizing information for subscription programming and the access control algorithm are stored on a microchip imbedded in a credit card-size Smart Card. The Smart Card, which can be updated or replaced periodically, provides a simple and effective method to authorize and de-authorize subscription programming. A Smart Card enables the IRD to descramble the program only when the subscriber is entitled to view the program. If the Smart Card assigned to a particular IRD is authorized for a particular channel, the data is decrypted and passed on for audio and video decompression. After decompression, the digital audio and digital video signals are reconstructed into analog format for display on a standard television set. During the fourth quarter of 2001 we completed the process of replacing our subscribers' Smart Cards as a regular security measure intended to reduce the risk of piracy.

     The IRDs have been designed to be easy to use. Subscribers can quickly and easily access desired programming, using a remote control device via an on-screen electronic program guide. Our subscribers have access to a channel guide, five promotional mosaic channels and an icon-driven menu system. Our customers also have access to their account statement on-screen.

     In 2002, we purchased IRDs from two manufacturers: (1) Pace Microtechnology plc, a U.K. manufacturer which assembles IRDs for the Mexican market in Puebla, Mexico; and (2) Motorola, Inc which operates a manufacturing plant in Sonora, Mexico. At least two other suppliers, affiliates of Philips Consumer Electronics Corporation N,V. and Thomson Commercial Electronics, also manufacture IRD equipment that is compatible with our system.

     During 2002 and 2003, we continued to purchase the set-top box type "World Box2", from Motorola to provide our Sky Interactive service. The box and service allow subscribers to choose camera angles for soccer matches,

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watch instant replays and obtain statistics about favorite teams and players. We expect further technology will be developed and become available to allow us to offer customers the use of an HTML or Java browser to run applications to enhance the viewer's experience. We believe this technology may also enable us to offer more value-added services in the future, such as T-commerce (television-commerce), games and information services including news, weather, and events.

     We rent the IRD, and provide the remote control and Smart Card, to subscribers but retain title over them to help facilitate repossession of the equipment if a subscriber terminates service or defaults on its obligations.

     BROADCAST AND CONDITIONAL ACCESS SYSTEMS

     Digital technology permits the compression and transmission of digital signals to facilitate multiple channel transmission through the bandwidth used by a single channel, giving broadcasters the ability to offer significantly more channels than analog systems. NDS Group plc, or NDS, a majority owned subsidiary of News Corporation, previously provided the necessary equipment to digitize, compress, encrypt and multiplex the signals transmitted to the satellite by Innova's uplink facilities. Digitized signals are compressed using the MPEG-2 standard, encrypted and multiplexed into a Digital Video Broadcasting transport stream of the DVB standard and modulated for transmission to the satellite transponders we use. Currently, these technologies are provided by Tandberg Television, a third party Norwegian company, which provides open solutions for the digital broadcasting of audio, data and video, and has operations in Asia, Australia, Europe and the USA.

     NDS provides our conditional access system, including the Smart Cards necessary to decode the signal at the subscriber's home, and certain other security services related to the Smart Card. NDS provides conditional access services to other DTH providers including British Sky Broadcasting plc in the United Kingdom, DIRECTV in the United States, Sky Italia Sp.A.(previously, STREAM) in Italy, MATAV in Israel and STAR in Asia. The basic purpose of the conditional access system is to ensure that each program can be viewed only by those subscribers who have paid for that program. Accordingly, the conditional access system is central to the security network that prevents unauthorized viewing of programming. Our Ku-band receiver employs Smart Card technology, making it possible to change and enhance the conditional access algorithm in the event of a security breach. We believe that our ability to take electronic countermeasures and to replace the Smart Cards when necessary provides an effective means to combat sustained piracy.

     We and NDS are parties to a System Implementation and License Agreement dated September 20, 1996, pursuant to which NDS designed, developed and implemented our conditional access and broadcast systems. In exchange, we purchased certain equipment, and license the proprietary information and rights necessary to operate NDS's conditional access and broadcast systems. From time to time we may explore alternative technologies for delivering our programming.

     During 2001, we replaced all the Smart Cards that were used by our subscribers with new ones that include new technology and enhanced security as a part of our continuous efforts to improve security against piracy. This measure cost approximately Ps. 33 million.

     SUBSCRIBER MANAGEMENT SYSTEM

     We currently provide subscriber management, billing and remittance services for our own subscribers. Once a subscriber orders programming from us, we transmit an authorization code to the subscriber's IRD and Smart Card, permitting the subscriber to receive programming within moments of placing the order. The subscriber management system runs the billing process for monthly charges over-the-air via the IRD in most cases. We accept bill payment by cash or check through a bank deposit or by credit or debit card.

     We believe that our subscriber management system, or SMS, is essential to providing pay television services because it provides us with marketing, customer service and administrative operations support. These elements include: billing and collection of subscription fees; handling service difficulties and other inquiries; handling disconnection, alteration, reconnection and relocation of services; and marketing of additional services. The subscriber management system also maintains records for each receiver and Smart Card, to maintain security and prevent piracy. In the past, we have used an SMS that we obtained from NDS under a Subscriber Management System Implementation and License Agreement, dated October 29, 1996. Under that agreement, NDS designed, developed and implemented our current subscriber management system. We entered into a second License

                                       A-32
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Agreement with NDS, dated August 3, 1998, for the design, development and implementation of our current SMS called Provider II

     We are currently implementing a new Subscriber Management System, or SMS, to support the growth of our subscriber base. We believe this new SMS will allow us to provide more effective management and billing services to our subscribers. Among other things, we believe the new SMS will:

         - give us greater flexibility to control different variables that are part of our service than does our current SMS,

         - improve our ability to respond to our subscribers' account management needs and aid them in reporting on their service,

         -    provide greater billing flexibility,

         -    improve overall system efficiency, and

         -    offer options for marketing our services.

     This project includes the purchase of software, licenses, hardware, implementation and advisory services as well as the incurring of personnel costs. As an initial step, on June 12, 2002, we entered into two related agreements with CSG through our operating subsidiary, Corporacion Novavision, S. de R.L. de C.V., or Novavision. Under these agreements CSG provides us: (a) a non-exclusive, perpetual license for the use of the software "Kenan" to provide billing and order management to licensed subscribers, (b) installation and implementation of the system within the framework of our business, (c) training and support services and, (d) consulting services. CSG is an enterprise with more than 20 years of customer care and billing expertise, providing its services in more than 265 companies in more than 40 countries. We also requested the development and support of certain software applications and advisory services from Siebel and NDS to complete the requirements of the new system.

     NDS will continue to support Provider II until we complete the switch-over to the new SMS. Once the new SMS implemented by CSG is placed in service, our current agreements with NDS related to maintenance of Provider II will be terminated. We expect the new SMS will be operational and placed in service in late August 2003. See "Item 3: Key Information--Risk Factors--Risk Factors Related to Our Business-- Our Ability to Provide Billing and Order Management to Our Subscribers Depends on the Functionality and Flexibility of Our Subscriber Management System, Which is Currently Being Replaced with a New System from a New Supplier;" "Item 4: Information on the Company--Business Overview--Capital Expenditures;" "--Subscriber Management System;" and "Item 10: Additional Information-Material Contracts-New Subscriber Management System Contract."

     TRADEMARKS

     The Sky trademarks are trademarks of British Sky Broadcasting Limited, in which News Corporation has an approximate 35.4% interest, and are licensed to us on a perpetual, exclusive basis, for a nominal fee, pursuant to an agreement between a subsidiary of News Corporation and us. There are numerous trademarks in the process of being registered in Mexico, some of which involve the Sky name, which are used in the ordinary course of business but are not material to our results of operations.

COMPETITION

     GENERAL

     Our business competes with providers of pay television services using cable, MMDS, and Ku-band DTH transmission technologies. We also compete with gray market and pirated DTH signals from the United States and from within Mexico. We believe that competition is primarily based upon programming, customer service, distribution network, advertising and promotion and price. We cannot assure you that, based on its potential size, the Mexican pay television industry will be able to sustain a number of competing pay television providers. We also

                                       A-33
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compete with national broadcast networks and regional and local broadcast stations, movie theaters, video rental stores, radio stations, and other entertainment and leisure activities generally.

     We believe we successfully compete by offering superior programming content, including a number of exclusive channels with proven market appeal, and high-quality service based on optimal technology throughout Mexico. We also believe that we have a number of competitive advantages. We currently broadcast 168 digital channels (107 video, 32 audio and 29 pay-per-view), including Channel 2, the most popular broadcast channel in Mexico, which in the past has not been available in all areas outside of Mexico City. We also offer local programming as well as several specialized channels targeted to particular communities, including RAI (Italian), TV5 (French), DeutscheWelle (German), Galicia TV (Spanish), and NHK (Japanese).

     Our digital Ku-band DTH satellite technology offers larger coverage, greater channel selection, and enhanced video and audio quality as compared to existing terrestrial broadcast, cable, and MMDS television services. We believe that our competitors' existing and potential alternative technologies will not materially adversely affect the viability or competitiveness of our service package in the foreseeable future. For example, new ADSL technology is being used to provide high-speed internet access and could be used in the future for broadband transmissions, but this technology is currently more expensive than other alternatives and we do not believe that providers have shown significant interest in it, other than for internet services. However, these and other technological changes could impact us, and, depending on the technological developments, we may need to expend substantial financial resources to develop and implement new competitive technologies.

     Our service is supported by an extensive distribution network, a comprehensive marketing campaign and a well-trained customer service group. We believe that the collective experience and expertise of Televisa, News Corporation and Liberty Media in the media and entertainment industries helps us to compete successfully in the Ku-band DTH market and increases our access to programming, technology and distribution services. Televisa's extensive network of open over-the-air television, pay television, radio stations, and publications provides us with significant cross-promotional opportunities.

     CABLE TELEVISION AND MMDS

     We expect to continue to encounter a number of challenges in competing with cable television providers. For example:

         - cable television providers benefit from their established position in the domestic consumer marketplace;

         - cable subscribers generally face lower up-front costs than DTH subscribers, who must pay initial start-up fees, including installation of relevant equipment and activation of service;

         - households that subscribe to our programming may pay higher monthly charges than they would pay for cable service because of the greater number of channels and greater variety of programming offered; and

         - several cable operators, including Cablevision, have already, or are in the process of upgrading, their plant and facilities to the digital technology that will allow them to offer digital set-top boxes with new value-added services, including Internet access.

     We believe our programming content has proven market appeal, in comparison to our competitors. We distinguish our service from other existing pay television operators in Mexico by offering more channel capacity than conventional over-the-air television, cable, or MMDS, and providing exclusive programming and specially-produced channels. Televisa grants us four over-the-air broadcast channels as part of the exclusive Mexican DTH program rights described above. These channels are among the most popular television channels in Mexico. We are the only DTH service offering all the over-the-air broadcast signals from Mexico City, as well as signals from the State of Mexico, Guadalajara, Mexicali, Monterrey, Puebla and Tijuana.

     While we do not compete directly with over-the-air broadcast channels for pay TV subscribers, we do emphasize our exclusive DTH rights to broadcast some of Televisa's over-the-air channels and their programming. These channels do compete in terms of programming with other over-the-air channels, such as those broadcast by

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TV Azteca. The group of private investors that controls TV Azteca, led by Mr.
Ricardo Salinas Pliego, also owns several media outlets: a local television station in Chihuahua; a movie distribution business, including a chain of movie theatres, a movie studio, a record company, an Internet shopping site, a high-speed Internet access company, a cellular phone company, chain stores, a financial services company and a TV network focused on the Hispanic audience in the United States, which currently reaches 53% of the Hispanic audience according to press reports. TV Azteca also has an ownership interest in an El Salvadorian television station, and a music company, and it owns a Mexican soccer team. Prior to 2002, we were able to re-broadcast TV Azteca's over-the-air channels free of charge. In June 2002 we concluded a series of agreements with TV Azteca giving us the right to re-broadcast channels 7 and 13 for a period of three years with an option for DTH-exclusive rights after 2004, as well as access to certain soccer matches for which TV Azteca has broadcast rights. If we do not renew this agreement, TV Azteca and its related interests could provide this programming to others on an exclusive basis and it would then be unavailable to us. While viewers in Mexico City have access to a number of free-over-the-air channels, viewers in certain rural areas of Mexico have limited access to free over-the-air channels and reduced picture quality.

     Televisa holds a controlling, majority interest in Cablevision, Mexico's largest cable system, which competes directly with us for customers in the pay television market in the Mexico City area. Cablevision offers a basic package with 49 channels consisting of nine television channels broadcast in Mexico City, 40 additional basic channels, four digital premium packages and 23 pay-per-view channels. Some of these channels compete directly with channels we carry and our pay-per-view channels. For a more detailed discussion of the impact of this relationship, see "Item 3: Key Information--Risk Factors--Risk Factors Related to Our Business--Our Equity Holders Have, or May Acquire, Interests in Which Compete with Us for Customers and Business Opportunities." Furthermore Cablevision is a major cable television operator and high speed Internet access provider (through cable modem) in Mexico City, as well as the only provider of digital cable television services and television-based Internet access services in Mexico. Its network consists principally of fiber optic and coaxial cable and it is expanding and upgrading its existing cable network into a broadband bi-directional network. Cablevision plans to deliver a broad range of services including enhanced television and other interactive programming services, near-video-on-demand services, video-on-demand services, e-commerce applications and IP telephony services. Cablevision is currently rolling out digital set top boxes to its subscriber base, allowing it to offer new pay television, digital and interactive products and services, including video navigators, electronic programming guides and television-based Internet access.

     Megacable is the second largest cable operator in Mexico with approximately 317,000 subscribers as of December 31, 2002. It serves the Pacific coast, Jalisco, Puebla and the Veracruz area. It is followed by Grupo Cablemas with approximately 299,000 household subscribers as of December 31, 2002 located in several regions in the country, including Veracruz, the Yucatan, Campeche and Chiapas peninsular region, central Mexico, Tijuana, Mexicali, Chihuahua, Juarez, Baja California and other cities on the United States-Mexico border. Press reports indicated during 2002 that Grupo Cablemas and Megacable were negotiating a potential merger of the two groups, but these negotiations were suspended. However, if negotiations are successfully completed and approved by regulatory authorities, the new group would become the largest cable operator in Mexico, as measured by the number of subscribers and geographic coverage. This group could become our largest competitor and, as a result, we believe that competition would intensify if the merged group invests significant amounts to upgrade infrastructure and enhance programming content.

     Multivision, a MMDS operator in Mexico City, offers services in 22 other cities such as Guadalajara, Monterrey, Leon, Merida, Villahermosa, Tijuana and the main cities in the Pacific Coast. Multivision's customers currently can receive up to 23 channels, but they do not have pay-per-view channels and they do not broadcast conventional "over-the-air" channels. During 2002, Multivision re-launched its programming packages, offering now only two packages, "MASTV" and the premium package, including 15 or 23 channels respectively. Multivision's subscribers currently pay an average initial one-time installation charge equal to Ps. 299.0 and a monthly fee of Ps. 75 for 15 channels of its "MASTV" programming package or Ps. 285.0 for 23 channels in the premium package, which includes 8 channels of movies (Cinecanal, Movie City, Cinemax and HBO). Conventional over-the-air channels are not broadcast through the MMDS system. We believe that our programming content has proven market appeal in comparison to our MMDS competitors. We distinguish our service from MMDS by offering nation wide services, more channel capacity and providing exclusive programming and specially produced channels. See "Item 3: Key Information--Risk Factors--Risk Factors Related to Our Business--We Face Intense Competition in the Pay Television Market in Mexico."

     C-BAND DTH

     Pay television services utilizing C-band DTH technology are not authorized by the Mexican Government in Mexico. Accordingly, while there is a C-band market in Mexico, there are no official statistics regarding the size of this market. However, we have estimated in the past that there were some 1.0 million households that received C-band DTH signals on the gray market. However, we believe Ku-band DTH services will decrease the size of any C-band market in the long term.

     KU-BAND DTH

Currently, only we and DIRECTV Mexico, the digital Ku-band DTH service controlled, operated and managed by Grupo Galaxy Mexicana, S. de R.L. de C.V. ("Galaxy"), operate DTH satellite services in Mexico. Galaxy launched DIRECTV Mexico in November 1996. Galaxy was originally a joint venture between Hughes Communications, Inc. and three Latin American media companies, Venevision, owned by the Organizacion Cisneros, Televisao Abril and Multivision. In 1999, Hughes and Venevision bought Televisao Abril's stake in Galaxy. DIRECTV offered 133 channels (75 video, 32 audio, and 26 pay-per-view channels) as of May 31, 2003. According to Hughes's 2002 annual report, DIRECTV Latin America, L.L.C., or DLA, is owned by Hughes (approximately 75%), Darlene Investments L.L.C., an affiliate of the Cisneros Group subsidiary (21%) and the Clarin Group of Argentina (under 4%). DLA provides DTH television and radio services in Mexico and has operations in other countries in Latin America including Brazil, Argentina, Venezuela, Chile, Colombia, Ecuador, Guatemala, Puerto Rico and Trinidad and Tobago. See "Item 3: Key Information--Risk Factors--Risk Factors Related to Our Business--We Face Intense Competition in the Pay Television Market in Mexico."

     On March 18, 2003, DLA announced that it had filed a voluntary petition for bankruptcy protection, under Chapter 11 of the U.S. Bankruptcy Code, in the U.S. Bankruptcy Court in Wilmington, Delaware. DLA cited its debt burden and high fixed costs and listed liabilities of US$1.6 billion as of the end of 2002. DLA also reported a loss of 54,000 net subscribers in the first quarter of 2003 or 7% of its subscriber base. DLA is a competitor of ours that provides DTH programming and services in Mexico through an affiliated Mexican operating company, DIRECTV Mexico. According to its 2002 annual report, Hughes Electronics Corporation, or Hughes, owns approximately 75% of DLA and also owns a significant interest in the operating company DIRECTV Mexico. On April 9, 2003, News Corporation announced that it reached a definitive agreement with General Motors Corporation and Hughes in which a subsidiary of News Corporation would acquire General Motors' 19.9% stake in Hughes and a further 14.1% of Hughes from public shareholders and General Motors' pension and other benefit plans, for a total of 34% of Hughes. If the agreement is consummated, a subsidiary of News Corporation's will transfer its 34% ownership interest in Hughes' common stock to Fox Entertainment Group, Inc., an 80.6% owned News Corporation subsidiary. The businesses contained in Hughes include a leading U.S. satellite broadcaster DIRECTV, which has more than 11 million subscribers; an 81% equity holding in satellite operator PanAmSat; and Hughes Network Systems, a provider of broadband satellite network solutions.

         This agreement is subject to a number of conditions including the receipt of required regulatory approvals in the United States and elsewhere, and no assurance can be given that this acquisition will be consummated, or, if consummated, that it will occur on the terms announced on April 9, 2003. Additionally, our Social Part Holders Agreement provides that neither Televisa nor News Corporation may directly or indirectly operate or acquire an interest in any business that operates a DTH satellite system in Mexico (subject to certain limited exceptions). If News Corporation were to consummate the proposed acquisition of an interest in Hughes while Hughes continued to own an interest in DIRECTV, News Corporation would become an indirect owner of DIRECTV Mexico, our DTH competitor. Accordingly, under our Social Part Holders Agreement any such acquisition of an indirect interest in the Mexican operations of DLA would require the consent of us and Televisa. We cannot predict what impact either the DLA bankruptcy or, if consummated, News Corporation's acquisition of an interest in Hughes, will have on the competitive environment for pay television in Mexico. See "Item 3: Key Information--Risk Factors--Risk Factors Related to Our Business--We face Intense Competition in the Pay Television Market in Mexico," and "--We Have Significant Transactions With Our Owners Who Are Involved in Related Businesses Which Creates the Potential for Conflicts of Interest," "--One of Our Owners, News Corporation, May Acquire Significant Interests in DIRECTV, Our DTH Competitor in Mexico, and PanAmSat, Our Sole Satellite Provider, and We Cannot Predict What Effect This Will Have On Us" and "--Our Equity Holders Have, or May Acquire, Interests in Other Pay Television Operations in Mexico Which Compete with Us for Customers and Business Opportunities."

     We believe that our programming content has proven market appeal, in comparison to our competitors. Galaxy is our sole operating Ku-band DTH competitor at this time. We distinguish our service from the DIRECTV service

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

offered by Galaxy by offering more channel capacity and providing exclusive programming and specially produced channels. Televisa grants us four over-the-air broadcast channels as part of the exclusive Mexican DTH program rights. These channels are among the most popular television channels in Mexico. We are the only DTH service offering all the over-the-air broadcast signals from Mexico City, as well as signals from the State of Mexico, Guadalajara, Mexicali, Monterrey, Puebla and Tijuana. Galaxy also has some exclusive DTH offerings.

     On April 21, 2003 a U.S. Bankruptcy Judge authorized DLA to reject its agreement for exclusive rights, in several Latin American countries including Mexico, to broadcast the 2006 FIFA World Cup soccer tournament. As a result, we believe the programming disadvantage we faced in 2002, when DIRECTV Latin America had the exclusive rights to the World Cup tournament, may be reduced. We cannot predict what impact DLA's rejection of the FIFA world cup contract will have on our ability to obtain the rights to broadcast the World Cup soccer tournament in the future should we decide to pursue these rights.

     While Grupo Acir and PCTV have also received licenses to offer DTH services in Mexico, and the Mexican Government may grant additional licenses for DTH satellite operations in Mexico, our management is not aware of any group preparing to launch DTH services in Mexico in competition with Sky and DIRECTV.

     We also compete with unauthorized Ku-band DTH signals from the United States. In addition, we may face increased competition for DTH subscribers in Mexico from U.S. DTH satellite providers authorized to provide service under a treaty and protocol. The Agreement Between the United States and Mexico Concerning the Transmission and Reception of Signals from Satellites for the Provision of Satellite Services to Users in the United States and Mexico, signed on April 28, 1996, created a framework that enables entities utilizing U.S.-licensed satellite facilities to provide services in Mexico, and entities utilizing Mexican-licensed satellites to provide services in the United States. On November 8, 1996, pursuant to the U.S.-Mexico Satellite Agreement and the North American Free Trade Agreement, the Protocol Concerning the Transmission and Reception of Signals from Satellites for the Provision of Direct-To-Home Satellite Services in the United States and Mexico was executed to facilitate the provision of cross-border, direct-to-home satellite services. In the DTH Protocol, the United States and Mexico each agreed to permit satellites licensed by the other nation to be used to provide encrypted video or video/audio signals for direct reception by subscribers to, from, and within its own territories, subject to certain conditions.

MEXICAN REGULATION OF DTH SERVICES

     CONCESSIONS; REVOCATION; EXPROPRIATION

     In June 1995, a federal telecommunications law was enacted in Mexico (Ley Federal de Telecomunicaciones), which regulates the telecommunications industry, including concessions and permits granted in connection with the installation, operation and exploitation of public and private telecommunications networks. In order to install, operate or exploit a DTH broadcast satellite pay television service in Mexico for which subscriber fees are charged (which is considered for purposes of Mexican law a public telecommunications network), an applicant must be an individual or entity deemed to be of Mexican nationality and must obtain a concession from the SCT. Applications are submitted to the SCT, and after a formal review process, a concession is granted to the applicant with an initial term of up to 30 years, which may be renewed for terms of up to the length of the initial term. Concessions are not exclusive and the SCT may grant other concessions to third parties in the same geographical area or for the same type of services. Any party rendering telecommunication services without a concession from the SCT forfeits to the Mexican government all the goods, facilities and equipment it may have used in providing such services.

     A concession may be revoked prior to its stated term in certain circumstances, such as:

         - failure to use the concession within 180 days after it was granted unless permitted by the SCT based on a justifiable cause;

         - failure to comply with the obligations or conditions specified in the concession:

         - unlawful assignment, transfer or encumbrance of the concession, any rights thereunder or assets used for the exploitation of the concession;

         -    failure to pay to the Mexican Government the required fees;

         - interruption of service or operation of the general means of communication without authorization from the SCT, or interruption thereof without justifiable cause;

         -    change of the concessionaire's Mexican nationality; or

         - performance of acts preventing other concessionaires or those with permission from the SCT from doing business.

     In addition, the Mexican Government has the right to expropriate the concession for reasons of public need or interest. In such a case, compensation must be paid to the concessionaire in an amount equal to the amount determined by designated appraisers. Although the North American Free Trade Agreement, or NAFTA, includes rules that aim to add certainty to the expropriation process and specify that compensation shall be equivalent to the fair market value immediately prior to the expropriation, NAFTA rules may not generally apply to the expropriation of our concessions.

     CONSIDERATION PAYABLE TO SCT

     The Mexican statute does not mandate the payment of fees as consideration for the granting of a concession. However, the SCT has the discretion to require the concessionaire to pay fees to the SCT as part of a concession as specified in our concessions. Such fees may be calculated based upon certain of the concessionaire's revenues. See "--Our Concessions."

     RATES; CROSS-SUBSIDIES

     Under Mexican law, DTH concessionaires may freely set customer rates, but are required to file such rates in advance with the Telecommunications Registry maintained by the SCT. The statute prohibits concessionaires from discriminating when setting rates. The concessionaires may not cross-subsidize their services directly or through a subsidiary or affiliate. The SCT may impose upon a concessionaire having substantial market power specific obligations related to rates, quality of service and information.

     FOREIGN OWNERSHIP

     Under Mexican law, non-Mexican investors may currently own up to 49% of the outstanding equity of DTH system concessionaires. Foreign investors may increase their economic participation in the equity of a concessionaire through neutral investment mechanisms under the Foreign Investment Law (e.g., non-voting equity), provided that Mexican investors maintain control of the operation.

     TEMPORARY SEIZURE; PREEMPTIVE RIGHT OF GOVERNMENT TO PURCHASE ASSETS

     Under Mexican and other applicable laws, the Mexican Government may temporarily seize all assets related to a concession in the event of a natural disaster, war, significant public disturbance or threats to internal peace and for other reasons related to preserving public order or for economic reasons. Under Mexican law, the Mexican Government is obligated, except in the event of war, to compensate the owner of such assets in the case of such temporary seizure for damages at their actual value. If there is no agreement upon the amount of the compensation, damages will be appraised by non-related experts appointed by the parties; in the case of loss of profit, the net income of the preceding year will be the basis for such calculation. Upon termination of a concession, the Mexican Government has the preemptive right to acquire the assets of a DTH concessionaire.

     MONITORING AND INFORMATION

     The SCT monitors compliance with Mexican law and other applicable legislation through periodic inspections. Concessionaires must file annual and quarterly reports with the SCT which include financial statements, and provide any other information required by the SCT.

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

     SUPERVISION OF OPERATIONS

     Concessionaires, as a part of their agreement with the government and as established in the relevant concession, are required to:

         -    develop training programs for their personnel;

         - enter into contracts with their subscribers and file the forms of such contracts with the SCT;

         -    obtain SCT approval of their billing systems;

         - observe the intellectual property rights of the programming providers;

         - execute research and development activities in Mexico in coordination with the Mexican Institute of Communications or other institutions dedicated to the research and development of technology; and

         - appoint a person responsible for the technical operation of the network who has the appropriate administrative powers to represent the concessionaire before the SCT with respect to the network's technical operation.

In addition, concessionaires must comply with certain SCT guidelines with respect to their operations, including billing, service calls and emergency plans for service failure.

     RESTRICTIONS ON ADVERTISING

     Mexican law also regulates the type and content of advertising which may be broadcast on television. Under the DTH protocol with the U.S., non-discriminatory restrictions on programming and advertising content can be established. Under new rules enacted in February 2000, a concessionaire has the exclusive responsibility to ensure that the commercial advertising it broadcasts complies with any applicable regulations. See "--Pay TV and Audio Services Rules."

     PROGRAMMING

     Under Mexican law, television programming is not subject to judicial or administrative censorship, except that programming is subject to various regulations, including prohibitions on foul language and programming, which is against good manners and customs, or is against the national security or against public order. Under rules enacted in February 2000, a concessionaire has the exclusive responsibility to ensure that the programming it broadcasts complies with any applicable regulations. See "--Pay TV and Audio Services Rules."

     SUBSCRIPTION AND SALE OF STOCK

     According to our concession, we must file with the SCT, no later than April 30 of each year, a list of their ten principal shareholders and their corresponding ownership percentages. In the event of any proposed new issuance of stock or sale of stock or interests in a transaction or series of transactions representing 10% or more of Innova's equity:

         - we must notify the SCT of the planned issuance or sale, including information relating to the purchasers;

         - the SCT shall have a period of 90 calendar days from the date it is notified to object to the transaction in writing and state the reasons for the objection; and

         - if the transaction has not been objected to by the SCT within such period, the transaction shall be deemed approved.

     In the event that the party interested in purchasing our shares or interests is a corporation, the notice must include information with respect to the purchaser's shareholders who hold 10% or more of the purchaser's equity.

     PROTECTION OF RIGHTS

     Under Mexican law, including the Federal Criminal Code and the Federal Copyright law, certain prison sentences and fines may be imposed on any person who violates intellectual or industrial property rights or copyright. Such violations may include the manufacture, import, sale, or lease of any device or system, or any activity that involves decoding a program carrier encrypted satellite signal without the permission of the lawful distributor of such signal.

     TELECOMMUNICATIONS TAX

     At the end of December 2001, the Mexican Congress passed a series of tax reforms. As a result of these tax reforms, subject to certain exceptions, revenues from our pay television services are now subject to a 10% excise tax. The new tax became effective beginning on January 1, 2002. This new tax is in addition to a 15% VAT, paid by subscribers, and the 3.5% fee we pay to the Ministry of Communications and Transportation for our concessions.

     In February 2002, Cablevision, Innova, Skytel and a number of other companies in the telecommunications and pay television industries filed amparo injunctive proceedings challenging the constitutionality of this excise tax. Nonetheless, we implemented rate increases on January 1, 2002 and took other actions including lay-offs and reduction of capital expenditures and expenses in an effort to mitigate, in part, the impact of this tax on our results of operations and financial condition. We obtained a favorable ruling in this proceeding regarding our 2002 liability for this tax, but this ruling does not entitle us to recover any amounts paid for this tax in 2002, and we cannot assure you that we will be able to recover any portion of the approximately US$18 million paid for this excise tax during 2002.

     In December 2002 the Congress again acted to make this special tax effective during fiscal year 2003, by adding or modifying some concepts included in the original text of the law. In response, we have filed a new amparo proceeding challenging the constitutionality of the tax. Our action challenges the tax on grounds similar to those we raised last year and we plan to follow a similar strategy as last year. We cannot assure you that we will obtain a favorable resolution in these proceedings or that we will be able to recover the amounts that have been or will be paid for this tax. So far this year, we have not increased prices in response to the tax, but we will continue to evaluate the impact of this tax on our results of operations and financial condition and we will consider measures, including rate increases, that we might implement to mitigate the impact of the continued imposition of this tax. If, as a result of the imposition of the tax, we further increase the rates we charge our customers such rate increases could adversely affect consumer demand for our services, which could result in a loss of subscribers and a decrease in revenues, and could adversely impact our ability to attract new subscribers.

     OTHER FEES

     We are required by the Mexican Federal Rights of the Author Law to pay a percentage of our programming revenues to the Sociedad General de Escritores de Mexico (SOGEM) and the Sociedad de Autores y Compositores de Musica (SACM), non-profit organizations that support and protect Mexican writers and artists. We currently pay the standard rate of 1.15% of programming revenues. In addition, under Mexican law, we are required to pay to the Mexican Government a fee of Ps. 5,195 each time that government agents inspect Innova's facilities.

     PAY TV AND AUDIO SERVICES RULES

     In February 2000, rules applicable to pay television and audio services were enacted in Mexico (Reglamento del Servicio de Television y Audio Restringidos). These rules imposed new requirements, such as the concessionaires' obligations to:

         - classify their programs according to their content and the specifications of the Internal Affairs Ministry (Secretaria de Gobernacion);

         - create a database with subscriber information, including name, address, services equipment serial numbers and specific passwords selected in order to obtain pay-per-view, or PPV;

         - comply with Mexican regulations regarding the content of programming and commercial advertising; and

         - encrypt and promote restricted audience programs (i.e. adult programming) as premium channels or events.

     OUR CONCESSIONS

     We have received two concessions authorizing the installation, operation, and exploitation of our telecommunications and broadcast network. The concessions deal with domestic and foreign source satellite signals, respectively. Our first concession to install, operate and exploit a public telecommunications network providing DTH services was granted on May 24, 1996, to our subsidiary, Corporacion de Radio y Television del Norte de Mexico, S. de R.L. de C.V., and expires in 2026. This concession authorizes the operation of a DTH system using Mexican satellites, including Solidaridad 2. The concession covers satellite television services, which consist of broadcasting video and related audio codified signals by satellite and the direct receipt of these signals at the domiciles of subscribers through terminal equipment that allows access to the signals.

     We obtained the second concession from the SCT on November 27, 2000 in order to use services over Mexican territory from PAS-9 which Mexican law considers a foreign satellite. The SCT granted the concession to our subsidiary, Corporacion de Radio y Television del Norte de Mexico, and it expires in 2020. The concession covers satellite DTH television services, consisting of broadcast video and related audio codified signals by satellite and the direct receipt of these signals at the domiciles of subscribers through terminal equipment that allows access to the signals. If we eventually desire to use PAS-9 for other services, we must request an additional authorization from the SCT for those purposes.

     Under both concessions, we and our foreign indirect owners, News and Liberty Media, have agreed not to invoke or accept the diplomatic intervention of any foreign country under penalty of forfeiting to the Mexican government all the goods and rights we may have acquired for the installation, operation and exploitation of our telecommunications public network and use of foreign satellite services.

     Under our first concession, we were obliged to pay the Mexican Government a percentage of our revenues and fees, on a monthly basis. We were required to pay 1.5% and 2.5% of programming revenues and maintenance fees paid by subscribers in 1997 and 1998 respectively. In 1999 and through to November 27, 2000 we paid 3.5% of our programming revenues and fees under our first concession. From November 27, 2000, when our second concession was granted, and going forward, we will continue to pay 3.5% of our programming revenues and fees as a combined payment for both concessions for the term of the concessions.

     Under both concessions, we will be able to broadcast up to six minutes of commercial advertising per transmission hour on any channel as long as at least 20% of the channel's programming is domestically produced and our agreements with our programming providers allow us to do so.

     We were required to post a bond with an approved bonding institution in the amount of Ps. 1.5 million for the benefit of the Mexican Treasury of the Federation (Tesoreria de la Federacion) to secure the payment of any monetary sanctions imposed by the SCT in the event of any revocation of the first concession. Under the new concession, we replaced the bond we posted under the original concession with a Ps. 6.3 million bond posted with an approved bonding institution to secure the payment of any monetary sanctions imposed by the SCT in the event of any revocation of either concession. The amount of the bond is adjusted annually for inflation in accordance with the Mexican national consumer price index.

     We are obliged to obtain authorization in advance to utilize those signals that are transmitted from a country other than Mexico or the United States of America. We must also prevent our subscribers from receiving signals from countries where Mexican satellite services are not permitted, if the SCT so requests.

     To use foreign satellite signals in Mexico, a concessionaire must be an entity organized and existing under Mexican law, must hold a concession, and there must be a reciprocity agreement between Mexico and the relevant country. Under the satellite agreement and DTH protocol currently in force, if, during our new concession, the SCT identifies a "lack of reciprocation" between Mexico and the United States' satellites services practices, the SCT may terminate our second concession by declaration. The SCT may find a lack of reciprocity:

         - if the US government denies "most favored nation" treatment to Mexican satellite services in the United States satellite market;

         - if either the agreement or protocol mentioned above is partially restricted, suspended or terminated; or

         - for any other reason that undermines the principle of reciprocity in the SCT's judgment.

     Under the second concession, we must provide our DTH broadcast satellite pay television services by November 2003 to at least those areas of Mexico where 40% of the total population lives, according to the last available census information. We must make the necessary investments to fulfill this obligation; otherwise the second concession could be revoked by the SCT. As of December 31, 2002 more than 50% of our subscriber base resided in States that together have approximately the 58% of total population, and therefore we believe we are currently providing our DTH broadcast satellite pay television services in accordance with our obligations.

                            ORGANIZATIONAL STRUCTURE

     Innova, S. de R.L. de C.V., is a joint venture indirectly owned by Televisa, News Corporation and Liberty Media, through their respective investment vehicles, SKY DTH, S. de R.L. de C.V. (formerly Galavision DTH, S. de R.L. de C.V.), News DTH (Mexico) Investment Ltd., and Liberty Mexico DTH, Inc.

     On March 5, 2002 Galavision DTH, S. de R.L. de C.V. spun-off part of its assets, liabilities and equity, including its participation on Innova, S. de R.L. de C.V., into the new company SKY DTH, S. de R.L. de C.V., which is a wholly owned subsidiary of Televisa and is registered with the Public Registry of Commerce in Mexico City under the commercial File (folio mercantile) No. 290987.

     Televisa is the leading television broadcaster in Mexico that we believe produces and owns the largest library of Spanish-language television programming in the world. News Corporation is a diversified international media and entertainment company with operations in a number of industry segments, including filmed entertainment, television, cable network programming, magazines and inserts, newspapers and book publishing. The activities of News Corporation are conducted principally in the United States, the United Kingdom, Italy, Asia, Australia, and the Pacific Basin. Liberty Media owns and operates broadband cable television and telephony distribution networks and provides diversified programming services in Europe, Latin America and Asia. Liberty Media is a wholly owned subsidiary of Liberty Media Corporation. Prior to August 10, 2001, Liberty Media Corporation was a wholly owned indirect subsidiary of AT&T Corp. On August 10, 2001, AT&T Corp. spun-off Liberty Media Corporation, which is now an independent, publicly-traded company.

     We have five wholly owned subsidiaries: Corporacion de Radio y Television del Norte de Mexico, S. de R.L. de C.V., Corporacion Novavision, S. de R.L. de C.V., Corporacion Novaimagen, S. de R.L. de C.V. , Servicios Novasat, S. de R.L. de C.V. and Servicios Corporativos de Telefonia, S. de R.L. de C.V. The latter was formed in July 2001 to house the call center operations we acquired from Merkatel. We own all of the voting interests in these subsidiaries, and each is incorporated in Mexico. We are a holding company and almost all of our operations occur in, and almost all of our assets are held by, our subsidiaries.

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GROUP STRUCTURE OF INNOVA

                        [GROUP STRUCTURE OF INNOVA CHART]

                          PROPERTY, PLANT AND EQUIPMENT

     Our properties consist primarily of office and call center facilities located in Mexico City, uplink facilities located in Mexico City, our DTH concessions and certain rights to use satellite transponder capacity.

     We lease our principal corporate office space in Mexico City from an unaffiliated third party where our call center is also located. In addition to corporate activities, we conduct several technical activities at our principal corporate office, including downlink monitoring, "black box" recording and subscription management. We also lease from an unaffiliated third party additional space from which our programming and scheduling operations are conducted. We lease all of these properties through wholly owned subsidiaries. These properties consist of approximately 180,000 square feet in the aggregate and are located throughout Mexico.

     In June 2001, we purchased from Merkatel, our former call center service provider, the equipment Merkatel used to provide call center services to Innova, including computers, telephones, furniture and fixtures. We also hired the telephone operators involved in operating the call center. Merkatel is a wholly owned subsidiary of Televisa and provided call center services to Innova from its inception through June 30, 2001. Since July 1, 2001, the call center functions have been provided in-house in a facility adjacent to our principal corporate offices.

     We believe that the facilities we use in Mexico City and the United States are currently adequate for our technical activities.

     We currently use transponder capacity on the PAS-9 satellite. For a description of our agreements with respect to transponder capacity, see "Item 4:
Information on the Company--Business Overview--Operations--Satellites."

ITEM 5. OPERATING AND FINANCIAL REVIEW AND PROSPECTS

     You should read the following discussion in conjunction with our audited financial statements and the accompanying notes, which appear elsewhere in this annual report. This discussion is qualified in its entirety by reference to our financial statements. The following discussion includes certain forward-looking statements. See "Item 3: Key Information-Risk Factors--Forward-Looking Statements" for a discussion of important factors which could cause our actual results to differ materially from the forward-looking statements contained in this discussion. Unless otherwise stated, all amounts denominated in Mexican pesos and U.S. dollars have been rounded to the nearest one hundred thousand Mexican pesos or U.S. dollars.

PREPARATION OF FINANCIAL STATEMENTS

     Our financial statements have been prepared in accordance with Mexican GAAP, which differ in some significant respects from U.S. GAAP and generally accepted accounting principles adopted in other countries. Note 21 to our financial statements describes the principal differences between Mexican GAAP and U.S. GAAP as they relate to us and reconciles net loss and total stockholders' deficit to U.S. GAAP.

CRITICAL ACCOUNTING POLICIES

     We have identified certain key accounting policies and estimates on which our consolidated financial condition and results of operations are dependent. The application of these key accounting policies often involves complex considerations and assumptions and the making of subjective judgments or decisions on the part of our management. In the opinion of our management, our most critical accounting policies under both Mexican GAAP and U.S. GAAP are those related to the allowance for doubtful accounts receivable, the carrying value and valuation of long-lived assets, the recognition of certain reserves and accruals under Mexican GAAP, and deferred income taxes. For a description of our principal accounting policies, see Notes 2, 3 and 21 to our consolidated financial statements.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS RECEIVABLE

     We maintain allowances for doubtful accounts receivable for estimated credit losses based upon our historical experience and specific customer collection issues that we identify. We recognize an allowance for all accounts receivable outstanding greater than 90 days and write-off all receivables outstanding greater than 120 days against the allowance.

     During 2002, we recorded additional allowances for doubtful accounts to reflect the increased risk of uncollectibility resulting from:

         - cancellations due to the increase in our prices as a result of 10% consumer tax on telecommunication services effective January 1, 2002;

         - cancellations by subscribers who did not have their satellite antenna re-pointed to the PAS-9 satellite; and

         -    the general deterioration in economic conditions in Mexico.

     In order to mitigate the risk of uncollectibility, we perform credit checks on all customers, bill one month in advance and have implemented a "blocking" system for late paying customers.

     A significant difference between the amount of the reserve that we establish based on our estimates of uncollectible accounts and actual amounts of unpaid receivables could have a material adverse impact on our future operating results.

     CARRYING VALUE AND VALUATION OF LONG-LIVED ASSETS

     We have recognized on our balance sheet certain long-lived assets including our satellite transponder asset, which was recognized in 2000. These long-lived assets are evaluated for impairment when events and circumstances indicate that the asset's carrying value may not be recoverable. We recognize impairment losses to the extent we believe that the carrying value exceeds the anticipated estimated future net cash flows generated by the asset. Different assumptions regarding such cash flows could materially affect our analysis of recoverability. Further, as discussed in Risk Factors and elsewhere, currently and in the past we have not generated positive cash flows from operations and we depend on funding from our stockholders. If we do not receive such funding, or if our assumptions regarding future positive cash flows are not correct, we may need to recognize significant impairment losses and accelerated depreciation of the carrying value of these assets.

     During the years ended December 31, 2002 and 2000, we recorded an impairment loss on certain transmission equipment and other equipment not in use of Ps. 30.8 million (which was included in the "Transponder services-

Solidaridad 2 and reorientation cost" line item) and Ps.11.5 million (included in the "Depreciation and amortization" line item), respectively. No impairment was recorded during 2001.

     As of April 2002, we stopped utilizing the service of the Solidaridad 2 satellite, continuing only with the service of the PAS-9 satellite. At that date, transmission equipment with a book value of Ps. 38.3 million were associated with Solidaridad 2 and we decided to recognize an impairment charge amounting to Ps.30.8 million for the equipment that could not be utilized by the PAS-9 satellite, and to create a spare-part inventory for the remaining Ps. 7.6 million transmission equipment that could be utilized by the PAS-9 satellite. This impairment loss, together with the payments for the use of Solidaridad 2 in the first quarter of 2002 amounting to Ps.14.1 million was reflected as a nonrecurring charge of Ps.25.9 million in 2002. The charge was partially offset by the reversal of unutilized provisions recorded in 2000 amounting to Ps.19.0 million. See Notes 5 and 15 to our consolidated financial statements.

     RESERVES FOR TRANSPONDER SERVICES FROM SOLIDARIDAD AND SATELLITE ANTENNA REORIENTATION AND SMART CARD REPLACEMENT

     In 2000, we recognized a reserve of Ps. 430.9 million representing the estimated costs to be incurred in future periods related to the migration of subscribers from the Solidaridad 2 satellite to the PAS-9 satellite. We estimated that we would incur costs relating to the migration including: the redundant satellite lease payments being made for the use of Solidaridad 2 and costs related to reorienting subscribers' satellite antennas to accept the feed from PAS-9. In making these estimates, we used internal and external analyses taking into consideration the expected timing of the reorientation, and the number and location of subscribers involved. In 2001, we realized that the expected timing of the completion of the reorientation would be extended into March 2002 but this change in timing did not significantly affect the amount previously estimated. At March 2002, the reorientation was completed and as of December 31, 2002, we have no remaining reserve related to this project.

     In addition, in 2000 we recognized a reserve of Ps. 32.6 million for the estimated costs to be incurred to replace our customer's smart cards. The smart card replacement was substantially completed in 2001 and we have no remaining reserve related to this project.

     DEFERRED INCOME TAXES

     Under both Mexican and U.S. GAAP, we are required to record deferred income tax assets and liabilities by using enacted tax rates in order to give effect to temporary differences between the book and tax basis of assets and liabilities. If enacted tax rates change, we adjust the deferred tax assets and liabilities, through the provision for income taxes in the period of change, to reflect the enacted tax rate expected to be in effect when the deferred tax items reverse. We also record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and tax planning strategies in assessing the need for the valuation allowance, if we were to determine that we would be able to realize our deferred tax assets in the future in excess of the net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

EFFECTS OF INFLATION, CURRENCY EXCHANGE FLUCTUATIONS AND TRANSLATION EFFECTS

     The following table sets forth, for the periods indicated:

         - the percentage that the peso devalued or appreciated against the U.S. dollar;

         -    the Mexican inflation rate;

         -    the U.S. inflation rate; and

         -    the percentage change in Mexican GDP compared to the prior period.

                                                                             YEAR ENDED DECEMBER 31,
                                                                    ----------------------------------------
                                                                    1999        2000       2001         2002
                                                                    ----        ----       ----         ----
(Appreciation) devaluation of the Mexican peso as compared to
     the U.S. dollar(1)........................................     (3.9)%      1.2%       (4.6)%       13.9%
Mexican inflation rate(2)......................................     12.3        9.0         4.4          5.7
U.S. inflation rate(3).........................................      2.7        3.4         1.6          2.5
Increase (decrease) in Mexican GDP(4)..........................      3.8        6.9        (0.3)         0.9

-------------
(1) Based on changes in the Interbank Rates, as reported by Banamex, as of the end of each period, which were as follows: Ps.9.88 as of December 31, 1998; Ps.9.50 as of December 31, 1999; Ps.9.62 per U.S. dollar as of December 31, 2000; Ps.9.18 per U.S. dollar as of December 31, 2001; and Ps.10.46 per U.S. dollar as of December 31, 2002.

(2) Based on changes in the NCPI from the previous period, as reported by the Mexican Central Bank, which were as follows: 76.195 in 1998; 85.581 in 1999; 93.248 in 2000; 97.354 in 2001; and 102.904 in 2002.

(3)   As reported by the Federal Reserve Bank of New York.

(4) As reported by the Instituto Nacional de Estadistica, Geografia e Informatica, or INEGI, and, in the case of GDP information for 2001 and 2002, as estimated by INEGI.

     Mexican GAAP requires that our financial statements recognize the effects of inflation. Financial data for all periods presented in our financial statements and this annual report have been restated in constant pesos in purchasing power as of December 31, 2002 in accordance with the third amendment to Bulletin B-10. Accordingly, the comparative increases set forth below are adjusted for the general effects of inflation to permit period to period comparison. See Note 3 to our financial statements.

     In 2000, inflation in Mexico was 9.0%. In nominal terms, the peso depreciated against the U.S. dollar by 1.2% in 2000. In 2001 and 2002, the rate of inflation in Mexico was 4.4% and 5.7%, respectively, and the peso appreciated 4.6% in 2001 against the U.S. dollar in nominal terms while it depreciated 13.9% against the U.S. dollar in 2002. The rate of inflation in Mexico has declined substantially during the last few years as compared to historical rates. Nonetheless, at approximately 4.7% per annum (as measured from May 2002 to May
2003), Mexico's current level of inflation remains higher than the annual inflation rates of its main trading partners. See "Item 3: Key Information--Risk Factors--Risk Factors Related to Mexico--Mexico Has Experienced Adverse Economic Conditions."

     Inflation has led to high interest rates, devaluations of the peso, and during the 1980s, substantial government control over exchange rates and prices. If Mexico were to experience high levels of inflation, our revenues and financial condition could be impacted by the resultant decreases in effective purchasing power among current and potential subscribers and the prospect of a currency devaluation that could make it more difficult for us to repay our U.S. dollar denominated debt and obligations as discussed below. A robust U.S. economy, rising oil prices, the tight monetary policy established by Mexico's central bank, Banco de Mexico, and fiscal discipline each contributed to economic growth and currency stability in Mexico in 2000. But, economic growth slowed precipitously in 2001 due in part to the recession in the United States, which continued during 2002.

     Under Mexican GAAP, through December 31, 2002, U.S. dollar-denominated sales, costs and expenses are translated into pesos at the exchange rate in effect when the operations are recognized and are subsequently restated in constant pesos using the Mexican national consumer price index. If the devaluation of the peso against the dollar is greater than inflation in Mexico during a period, U.S. dollar-denominated sales, costs and expenses increase in relative terms when compared to prior periods. Conversely, if inflation exceeds the devaluation rate during a period, U.S. dollar-denominated sales, costs and expenses decrease in relative terms when compared to prior periods. In 2001, we had favorable effects due to peso appreciation and low inflation as compared to previous years. In 2002, the translation effect and devaluation increased our cost of sales in comparison to previous years.

     Adverse economic conditions in Mexico, as well as social instability or other adverse social, political or economic developments in or affecting Mexico, would generally have an adverse effect on the Mexican economy and consumer purchasing power, thereby potentially decreasing our revenues while increasing our nominal peso-denominated costs and expenses. See "Item 3: Key Information--Risk Factors--Risk Factors Related to Our Business--Mexico Has Experienced Adverse Economic Conditions."

U.S. DOLLAR DENOMINATED OBLIGATIONS, COSTS AND EXPENSES

     Any devaluation of the peso will likely adversely affect our liquidity and results of operations by increasing the peso equivalent of U.S.
dollar-denominated operating costs and expenses.

     We have incurred and expect to continue to incur more than 70% of our obligations payable in U.S. dollars, while our revenues will be generated primarily in Mexican pesos. Therefore, we are subject to currency exchange rate risk. In addition to our obligations with respect to our senior notes, our dollar-denominated obligations will also continue to include satellite signal reception and retransmission fees, programming commitments and equipment costs. We did not have any U.S. dollar-denominated revenues from 1998 through 2002 other than interest income on certain restricted investments, while our U.S. dollar-denominated operating costs and expenses were significant and are expected to continue to exceed U.S. dollar-denominated revenues, if any. During 2000, 2001 and 2002, approximately 41.7%, 42.5% and 48.5% of our total operating expenses, not considering interest expense of Ps. 742.6 million, Ps. 903.9 million and Ps. 983.1 million respectively, were U.S. dollar-denominated.

     In 2000, 2001 and 2002, we did not engage in any hedging or other transactions to manage the risks associated with foreign currency or interest rate fluctuations. Because we do not currently engage in hedging activity, shifts in currency exchange rates could decrease the value of our revenues relative to our costs, resulting in a material adverse effect on our financial position. See "Item 3: Key Information--Risk Factors--Risk Factors Related to Mexico--Currency Fluctuations or the Devaluation or Depreciation of the Peso Could Limit the Ability of Us and Others to Convert Pesos into U.S. Dollars or Other Currencies and/or Adversely Affect Our Financial Condition." We may consider entering into transactions to hedge the risk of exchange rate fluctuations if we are able to obtain hedging arrangements on commercially satisfactory terms.

NEW ACCOUNTING PRONOUNCEMENTS

     In December 2001, the MIPA issued Bulletin C-9, "Liability, Provisions, Contingent Assets and Liabilities, and Commitments." Bulletin C-9 provides guidance for the valuation, presentation and disclosure of liabilities and provisions (other than income taxes, employee benefit plans, financial instruments to be valued on a fair value basis and asset allowances), including contingent assets and liabilities, as well as disclosure guidelines for commitments incurred by an entity as a part of its operations. Bulletin C-9 is effective as of January 1, 2003, with earlier adoption permitted.

     In January 2002, the MIPA issued Bulletin C-8, "Intangible Assets", which defines intangible assets as costs incurred and rights or privileges acquired that will generate a future economic benefit. Bulletin C-8 provides a definition of research and development costs requiring that only development costs can be deferred to a future period. Furthermore, Bulletin C-8 states that pre-operating costs should be expensed as a period cost, unless they can be classified as development costs. Bulletin C-8 requires that intangible assets with indefinite useful lives should be tested for impairment annually rather than amortized. Intangible assets with finite useful lives should be amortized over their useful lives. The provisions of Bulletin C-8 became effective as of January 1, 2003.

     In March 2003, the MIPA issued Bulletin C-15 "Impairment and Disposition of Long-Lived Assets." Bulletin C-15 requires (i) the recognition and measurement of the impairment of long-lived assets to held and used, including goodwill, and
(ii) the measurement of long-lived assets to be disposed of by sale. Bulletin C-15 is effective for periods beginning on January 1, 2004, with early adoption recommended.

     We are currently evaluating the impact of these Bulletins on our results of operation and financial position. However, we do not believe that the adoption of these Bulletins will have a material impact on our results of operation and financial position.

RECENTLY ISSUED U.S. GAAP PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligation" ("SFAS 143"). SFAS 143 establishes accounting standards for recognition and measurement of a liability at fair value for an asset retirement obligation and an addition to the associated asset retirement cost. The accretion of interest expense each period is subsequently recorded as an expense and added to the liability. We are required to adopt SFAS 143 effective January 1, 2003.

We do not expect that the adoption of FAS 143 will have a material impact on our results of operation and financial position.

     In April 2002, the FASB issued Statements of Accounting Standards No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002" ("SFAS 145"). SFAS 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers", and SFAS 64, "Extinguishments of Debt made to satisfy Sinking-Fund requirements". As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in Accounting Principles Boards Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". In addition, SFAS 145 amends SFAS 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS 145 is effective for fiscal years beginning after May 15, 2002. We do not believe that the adoption of FAS 145 will have a material impact on our results of operation and financial position.

     In June 2002, the FASB issued Statement of Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exist an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). SFAS 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. SFAS 146 also concludes that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS 146 also establishes that fair value is the objective for initial measurement of the liability. SFAS 146 is effective for exist or disposal activities initiated after December 31, 2002. We are currently evaluating the impact that the adoption of SFAS 146 will have on our consolidated financial statements. However, we do not believe that the adoption of FAS 146 will have a material impact on our results of operation and financial position.

     In April 2003 the Financial Accounting Standards Board (FASB) issued Statement No. 149 ("SFAS 149"), Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities. The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. In particular, it (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to the language used in FIN 45 and
(4) amends certain other existing pronouncements.

     SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003.

     The provisions of SFAS 149 that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. SFAS 149 should be applied prospectively. We do not expect that the adoption of this Statement will have a material impact on our results of operations and financial position.

     In May 2003 the FASB issued Statement of Financial Accounting Standards No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The Statement requires that those instruments be classified as liabilities in statements of financial position.

     SFAS 150 affects an issuer's accounting for three types of freestanding financial instruments, namely:

         - Mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets.

         - Financial instruments, other than outstanding shares, that do or may require the issuer to buy back some of its equity shares in exchange for cash or other assets.

         - Unconditional obligations that can be settled with equity shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer's equity shares.

     SFAS 150 does not apply to features embedded in financial instruments that are not derivatives in their entirety.

     In addition to its requirements for the classification and measurement of financial instruments within its scope, SFAS 150 also requires disclosures about alternative ways of settling such instruments and the capital structure of entities, all of whose shares are mandatorily redeemable.

     SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We are currently evaluating the impact of SFAS 150 on our results of operations and financial position.

                              RESULTS OF OPERATIONS

OVERVIEW

     We operate a digital Ku-band DTH satellite pay television service in Mexico. The company was formed on July 25, 1996 and we launched our digital Ku-band DTH service on December 15, 1996. From our inception to the launch of DTH services, we were engaged principally in development and start-up activities.

     Since our inception, we have sustained substantial net losses and substantial negative cash flow. These losses are due primarily to start-up costs we incurred to develop our DTH service, satellite transponder commitments, expenses of increasing our subscriber base and financing costs. While we began receiving revenues from subscriptions in 1997, our operating costs, expenses and financing costs incurred exceeded these revenues during each of our six full years of operations. We expect to continue to experience net losses and negative cash flow for the next several years while we develop and expand our DTH service. See "Item 3: Key Information--Risk Factors--Risk Factors Related to Our Business--We May Never Generate Revenue Sufficient to Cover Our Costs". Since our inception, we have relied substantially upon proceeds from our senior notes and loans and capital contributions by Televisa, News Corporation and Liberty Media to fund our operations. Our expansion plans will continue to require substantial capital expenditures and investments, and we cannot assure you that our business will generate net profits or positive cash flow. See "--Liquidity and Capital Resources."

     During the years ended December 31, 2002, 2001 and 2000 we concentrated on managing and expanding our subscriber base and its quality, further developing the infrastructure and points of sale for distribution of our DTH service and acquiring quality programming. In 2002, we increased our subscriber base 2.0% from over 692,000 subscribers as of December 31, 2001 to approximately 705,900 subscribers as of December 31, 2002, even while facing several adverse situations such as the new 10% tax on telecommunication services, the repointing of antennas process, the lack of rights to transmit the World Cup soccer tournament in June 2002 and the economic recession.

     In 2001, we increased our subscriber base 17.2% from over 590,300 subscribers as of December 31, 2000 to approximately 692,000 subscribers as of December 31, 2001. In 2000, we increased our subscriber base approximately 44% from over 410,000 subscribers as of December 31, 1999. The above subscriber base figures do not include commercial subscribers, which are included as part of our subscriber base beginning only in the first quarter of 2003, as explained below.

     We believe four elements continue to drive the strong growth in our subscriber base:

         -    our superior programming content;

         -    our extensive distribution network and direct sales force;

         -    our competitive pricing policy; and

         -    our enhanced TV features.

     Our programming includes Televisa's four over-the-air channels, which we offer on a DTH exclusive basis and certain pay-TV exclusive soccer games and special events. Our distribution network includes an in-house sales force and 12 external, third-party master wholesalers, incorporating more than 3,600 points of sale. In addition to our basic programming costs, we incurred further costs during 2001 and 2002 in order to feature a number of free special events for subscribers to introduce them to Sky's new product offerings as well as high profile sporting events and reality shows.

     In our six full years of operations, we have derived most of our revenues from DTH programming fees, subscription fees, installation fees, rental fees and membership fees all paid by our subscribers. We are renting IRDs to our subscribers, and starting in October 2000 we began retaining title to the antennas and LNBs, and providing them to our subscribers to use as part of their subscriptions. Until we began retaining title to this equipment in October 2000, the various fees were equivalent to our Sky Kit sales. IRD rental fees, subscription fees, membership fees along with advertising sales revenue, accounted for approximately 36%, 29% and 30% of our revenues in the years ended December 31, 2002, 2001 and 2000, respectively. Programming fees, channel fees, pay-per-view fees, and special events fees accounted for approximately 67%, 70% and 68% of our revenue in the years ended December 31, 2002, 2001 and 2000, respectively. All of our revenues are generated in Mexico, principally from consumers. Our DTH revenues are principally a function of the number of subscribers, the mix of programming packages selected by the subscribers and the rates charged.

     Our principal operating costs and expenses originate from:

         -    programming costs,

         -    subscriber management (including call center costs),

         - the costs of providing, replacing and refurbishing equipment for subscribers,

         - transmission and related functions, including uplink and downlink services, and

         -    marketing and administration.

     Programming represents our largest cost at the present time. Subscriber management expenditures include our costs to operate our subscriber management system and conditional access system, both of which are largely dependent on DTH subscriber levels. Transmission and related costs, including technical costs, are largely dependent upon the number of transponders serving Innova. See
"Item 4: Information on the Company--Business Overview--Operations--Satellites."

     Our capital expenditures include the purchase of technical equipment, software and systems and IRDs. Our operating costs and capital expenditures from inception through fiscal year 2002 were financed by capital contributions and loans made by Televisa, News Corporation and Liberty Media, the proceeds of our senior notes and lately partially by our own generated cash flow. See "- Liquidity and Capital Resources."

NET SALES

     Our recurring revenues consist of fees paid by subscribers to receive one of our programming packages and pay-per-view services. Net sales for the year ended December 31, 2002 were Ps. 3,432.9 million, an increase of Ps. 166.9 million as compared with the year ended December 31, 2001. This increase was due primarily to the increase in the number of subscribers in 2002.

     We have experienced a continued upward trend in the number of subscribers each year since our inception, which generally increases our net sales. Our subscriber growth slowed during 2002, however, due primarily to:

         - the slowdown of the Mexican economy and consequent loss of consumer purchasing power;

         - cancellations due to the increase in our prices as a result of the 10% tax on telecommunications services effective January 2002;

         - cancellations by subscribers who did not have their satellite antenna re-pointed to the PAS-9 satellite; and

         - the lack of rights to broadcast the FIFA World Cup soccer tournament in June 2002.

     Nevertheless, our subscriber base experienced a 2% growth during 2002, as compared to 17.2% in 2001 and 44.2% in 2000. As of December 31, 2002, we had approximately 705,900 gross active residential subscribers as compared to approximately 692,000 at the end of fiscal year 2001, approximately 590,300 at December 31, 2000 and over 410,000 at December 31, 1999.

     In prior years, under Mexican GAAP, concession fees paid to the Mexican Government and to the actors and artists guild were recorded as a reduction in net sales. From January 1, 2002, these fees have been recorded in cost of sales, consistent with the accounting treatment under U.S. GAAP. Revenues under Mexican GAAP for the years ended December 31, 2001 and 2000 have been reclassified to conform with the presentation in the current year.

     Effective in the third quarter of 2002, in light of recent accounting guidance issued internationally as well as the increased acceptance by our subscribers of our prompt payment discount policy, we elected to reclassify the presentation of customer discounts in our consolidated statements of income. As a result of this reclassification, we now reflect such discount as a reduction of net sales. Previously, these discounts were recorded as financial expenses. Consequently, all prior comparative periods have been reclassified to conform with the current period's presentation.

     We recorded Ps. 3,432.9 million in net sales for the year ended December 31, 2002; Ps. 3,266.0 million for the year ended December 31, 2001 and Ps. 2,560.2 million for the year ended December 31, 2000. The 5.1% increase in net sales in 2002 and 27.6% increase in net sales in 2001 as compared to the respective prior year was the result of growth in our subscriber base and price increases.

     Effective January 15, 2002, we increased the prices of our programming packages, the IRD rental fee and other related services by approximately 12.5% on a weighted-average basis primarily to minimize the negative impact of the new 10% tax on telecommunication services. So far in 2003 we have not increased prices for our services. For more information regarding the new telecommunications tax, see "Item 4: Information on the Company--Overview of Business--Mexican Regulation of DTH Services--Telecommunications Tax."

OPERATING EXPENSES

     From the Company's inception through December 31, 2001, the Company classified certain expenses directly related to operations such as the costs of the call center and personnel who repair and refurbish IRDs' within the "Selling and Administration" expense line. As of January 1, 2002, the Company began classifying all these expenses within the "other operating expenses" line item along with those expenses previously classified within this line item, including the costs of repairs, refurbishment of IRD's and maintenance. As a result of this new classification, the Selling and Administrative expenses line items reflect only expenses related to those functions. In order to facilitate a meaningful comparison of 2002 with the prior years, we have reclassified the presentation of those expenses for the prior years as well. There is no impact on "Total Expenses" as a result of this new expense classification.

COST OF SALES

     From our inception through September 30, 2000, cost of sales had included all direct and indirect costs of transmitting our DTH service to subscribers. These costs principally included payments for satellite signal reception and retransmission service fees, fees/royalties paid to acquire programming, certain portions of sales commissions, fees paid to the Ministry of Communications and Transportation, payments to acquire Sky Kit components, fees paid to uplink, downlink and retransmit our signal to subscribers, and subscriber management fees. As of October 1,

2000, we began accounting for satellite transmission fees and the costs of Sky Kits differently as a result of operational changes.

     Cost of sales for the year ended December 31, 2002 was Ps. 1,062.8 million, a decrease of Ps. 160.1 million or 13.1% as compared with the year ended December 31, 2001 primarily due to fewer new subscriber activations in 2002 as compared with 2001 and resulting from our inclusion as part of our cost of sales the activation commissions that we pay to our sales network and master distributors. The cost of sales for the year ended December 31, 2001 was Ps. 1,222.9 million, a decrease of Ps. 135.7 million or 10.0% as compared to the cost of sales of Ps. 1,358.6 million for the year ended December 31, 2000, due primarily to transponder services costs that were recorded as part of cost of sales for nine months in 2000, while such costs were not recorded in 2001.

     As previously described, we used both PAS-9 and Solidaridad 2 to transmit our signals simultaneously between September 2000 and March 31, 2002. During that period, the use of Solidaridad 2 was redundant. In the fourth quarter of 2000, we recorded within the Ps. 430.9 million non-recurring non operating charge, the estimated redundancy costs of using Solidaridad 2 for the period from October 1, 2000 through December 31, 2001 (which was the date that we estimated that we would cease using this satellite). In 2002, we extended the use of Solidaridad 2 through March 31, 2002 and the additional Ps.14.1 million in rent payments was offset against the remaining unused reserve established in 2000 and also presented in non-recurring non operating charges.

     The PAS-9 arrangement has been recorded as a capital lease and consequently, the amortization of the lease asset is presented within the "depreciation and amortization" line item in the statement of operations.

     For the use of the PAS-9 satellite during the years ended December 31, 2002, 2001 and 2000 we recognized total satellite costs of Ps. 257.8 million, of which Ps. 98.0 million was recognized as depreciation expense and Ps. 159.8 million as interest expense; Ps. 252.4 million, of which Ps. 88.9 million was recognized as depreciation expense and Ps. 163.5 million as interest expense; and Ps. 84.0 million, of which Ps. 31.8 million was recognized as depreciation expense and Ps. 52.2 million as interest expense, respectively.

     For the use of the Solidaridad 2 satellite during the year ended December 31, 2000 we recognized total satellite costs of Ps. 205.4 million in cost of sales. In addition, in the year ended December 31, 2000 we recognized an extraordinary loss of Ps. 333.5 million for the redundant use of the Solidaridad 2 satellite corresponding to the remaining payments under the lease agreement through December 31, 2001.

     For the years ended December 31, 2002, 2001 and 2000, we incurred a total of Ps. 657.3 million, Ps. 650.3 million and Ps. 517.4 million in programming fees, respectively, representing an increase of Ps. 7.0 million or 1.1% from 2001 to 2002, and Ps. 132.9 million or 25.7% from 2000 to 2001. These increases resulted primarily from the growth in the number of our subscribers. Most of our programming agreements require us to pay a fee based upon the number of subscribers receiving the programming service. As our subscriber base increases, we experience an overall increase in our programming fees, but, in some cases, benefit from volume based discount rates. Programming fees are expected to increase in 2003, albeit at a slower rate, as the number of subscribers and audience levels increase and we receive the benefit of larger volume based discounts.

     We receive uplink and downlink services from TechCo at its Florida facilities and from Televisa at its Mexico City facility. In 2002, we expensed approximately Ps. 120.6 million for these costs as compared to approximately Ps.
128.4 million for the year ended December 31, 2001 and Ps. 135.3 million for the year ended December 31, 2000. Under the terms of the agreement between Innova and TechCo, we will pay TechCo. Ps. 99.4 million (approximately US$9.5 million) per year for uplink and downlink services over the ten-year life of the agreement. We have also entered into an agreement with Televisa for the provision of uplink and downlink, play out and compression services relating to locally-sourced programming, at its Mexico City facility. We estimate that our future annual commitments under these arrangements with Televisa will be Ps.
45.0 million (approximately US$4.3 million ) per year. We negotiate these fees with Televisa on at least an annual basis and we believe that the fees we paid for these services are comparable to what we would have paid an unaffiliated third party for similar services.

     From inception through September 30, 2000, we sold our entry level product, the Sky Kit, through our distribution network. The Sky Kit includes a satellite antenna and a low noise block, as well as installation and activation, the right to rent an IRD, and use a Smart Card, remote control and related components. We formerly recorded these costs as part of the cost of sales upon the sale to our distributors. As of October 1, 2000, however, we now retain ownership of all of the Sky Kit equipment, including the antenna, Smart Card and low noise block, in order to more easily remove the equipment when a subscriber cancels the service or we cancel the service for lack of payment. Because we now retain ownership of these assets, we record them in property, plant and equipment and amortize them over three years. For the year ended December 31, 2000, the cost of the Sky Kit equipment (antennas, low noise blocks, accessories and related equipment), including installation and warehouse costs, totaled Ps. 189.1 million.

     As described above, since January 1, 2002, concession fees paid to the Mexican Government and to the actors and artists guild are recorded in cost of sales. Our payment of 3.5% of programming revenues and subscriber maintenance fees each year to the Mexican government under the terms of our concessions, is included in our cost of sales. This payment will continue through the remainder of our concessions. See "Item 4: Information on the Company--Business Overview--Mexican Regulation of DTH Services--Our Concessions."

ADMINISTRATIVE EXPENSES

     Administrative expenses include all costs associated with our finance and administrative functions. These costs include labor, salaries and benefits, insurance, and professional fees. In the year ended December 31, 2002, our administrative expenses decreased Ps. 29.9 million or 19.7% to Ps. 121.5 million from Ps. 151.4 million for the year ended December 31, 2001. Administrative expenses increased Ps. 33.2 million or 28.1% to Ps. 151.4 million for the year ended December 31, 2001 from Ps. 118.2 million for the year ended December 31, 2000. These variances were due to the direct and indirect costs of hiring more personnel to service a greater number of subscribers during 2001 and reductions in costs as a result of other expense reductions during 2002.

SELLING EXPENSES

     Selling expenses consist of direct and indirect personnel costs for our sales force, commissions and bonuses we pay to distributors and independent sales agents, advertising and marketing costs, bad debt expenses and expenses associated with promotional materials. In the year ended December 31, 2002, our selling expenses increased Ps. 14.0 million or 1.7% to Ps. 832.8 million from Ps. 818.8 million for the year ended December 31, 2001. This increase was principally due to (i) more special events offered to subscribers at no cost,
(ii) higher promotional costs resulting from discounts given to subscribers, increased commissions we paid and internal costs relating to subscribers paying by credit card, and (iii) an increase in collections' commissions paid to banks.

     In the year ended December 31, 2001, our selling expenses increased Ps.
41.3 million or 5.3% to Ps. 818.8 million from Ps. 777.5 million for the year ended December 31, 2000. This increase was due to three factors: additional free special events offered to subscribers including certain exclusive sporting matches; an increase in commissions paid to our distribution network in order to maintain the wholesaler's margin reduced by lower subscription fees; and an increase in the reserve for costs, such as the write-off of accounts receivable and equipment of those subscribers whose antennas could not be re-pointed to the PAS-9 satellite during the first quarter of 2002. The reserve for charges incurred in connection with subscribers cancelled as a result of repointing amounted to approximately Ps. 21.1 million and our total allowance for doubtful accounts rose from Ps. 14.8 million to Ps. 84.8 million for the year ended December 31, 2001 as compared to the prior year.

OTHER OPERATING EXPENSES

     Other operating expenses include direct and indirect customer service costs, as call center and repair service personnel, equipment maintenance and repairs and IRD refurbishment costs. In the years ended December 31, 2002, 2001 and 2000, we recorded Ps. 481.8 million, Ps. 403.6 million and Ps. 536.8 million, respectively, in operating expenses. The increase of Ps. 78.6 million or 19.4% in 2002 was mainly due to higher recovery and repair of IRDs, technical equipment maintenance and the irrecoverable IRDs provision in connection with those subscribers cancelled as a result of the termination of the repointing process in the first quarter of 2002. Other operating expenses were substantially reduced in 2001 as compared with 2000 by Ps. 133.2 or 24.8%, since the costs of the substitution of smart cards were expensed in fiscal year 2000.

     We expect other operating expenses, including maintenance and repair of equipment such as IRDs, to continue to increase as a result of increases in the number of our subscribers and as a result of our increased successes in recovering and repairing IRDs which, in some instances, enables us to avoid purchasing new IRDs at higher costs.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization includes depreciation of property and equipment and amortization of intangible assets and pre-operating expenses. We recorded Ps. 925.1 million in depreciation and amortization for the year ended December 31, 2002, as compared to Ps. 948.3 million for the year ended December 31, 2001 and Ps. 844.6 million for the year ended December 31, 2000. The decrease of Ps. 23.2 million from 2001 to 2002 was mainly due to the full depreciation of our pre-operating expense amortization in November of 2001, thus reducing the amount of total amortization during 2002. The increase of Ps. 103.7 million from 2000 to 2001 reflects the depreciation and amortization of additional investments in property and equipment, mainly IRDs, that we purchased for rental to subscribers and the impact of the capitalization of the fees for services from the PAS-9 satellite as required under both Mexican and U.S. GAAP.

     In October 2000, we began providing antennas, LNBs, Smart Cards and remote controls to our customers to use free of charge whereas prior to October 2000, we sold those items to our wholesalers, who in turn provided them to subscribers. Because we will now retain title to this equipment, we capitalize and amortize it over three years. As a result, the overall amounts we amortize will continue to rise over the next few years as we cumulatively amortize more antennas, LNBs and accessories. Those amounts will also increase as the number of our subscribers increases. However, the increases in amortization are largely offset by decreases in our cost of sales now that the purchases of these items are no longer recorded as cost of sales.

INTEGRAL RESULT OF FINANCING

     The integral result of financing can have a significant impact on the financial statements of a company in periods of high inflation. Mexican GAAP requires companies to present all financial effects of operating and financing the business under inflationary conditions in their income statements. Integral result of financing primarily includes:

         - interest earned on cash and temporary investments, interest paid on borrowed funds and interest earned and paid on accounts of affiliated companies;

         - foreign exchange gains or losses associated with monetary assets and liabilities denominated in foreign currencies; and

         - net gains or losses resulting from holding monetary assets and liabilities exposed to inflation.

     Our foreign currency-denominated assets and liabilities affect our foreign exchange position. We record a foreign exchange gain or loss if the exchange rate of the peso rises or falls compared to the other currencies in which our monetary assets or liabilities are denominated. On the other hand, if we have monetary liabilities that exceed our monetary assets during period of inflation, we will generate a monetary gain.

     We reported a negative integral result of financing of Ps. 1,647.8 million, Ps. 70.7 million and Ps. 352.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. The increase in cost in 2002 mainly resulted from a foreign exchange loss of Ps. 1,174.4 million for the year, due to the 13.9% devaluation of the peso versus the US dollar during 2002. The decrease in the integral cost of financing in 2001 as compared to 2000, is due to the 4.6% appreciation of the Mexican peso versus the U.S. dollar which resulted in an exchange gain of Ps. 371.0 million. This exchange gain in 2001 was offset primarily because of the increase in interest expense due to additional loans received from our owners and the interest expense related to the PAS-9 satellite that was expensed from September 2000 on. We generated monetary gains for the years ended December 31, 2002, 2001 and 2000, of Ps. 498.6 million, Ps. 442.4 million and Ps. 522.2 million, respectively. The increase in the gain from monetary position for 2002 as compared to 2001 was due to an increase in the net monetary liabilities in peso terms which more than offset the decrease in the Mexican inflation rate. The decrease in the gain from monetary position for 2001 as compared to 2000 was due to the decrease in net monetary liabilities in peso terms and a decrease in Mexican inflation.

PROVISION FOR TAXES

     Provision for taxes includes reserves for corporate income tax, asset tax, deferred income tax and employees' statutory profit sharing. We have not been required to make any provision for income taxes due to operating losses and we do not expect to make such provisions until we earn profits that exceed our offsetting tax loss carry-forwards. As of December 31, 2002, we had total tax loss carry-forwards of Ps. 7,217.5 million that we may, under certain circumstances, carry forward over ten years from the period they were generated. See Note 18 to our financial statements.

     The corporate income tax rate in Mexico was 35% in 2002, and is expected to decrease 1% each year in each of the following three years. From January 1, 2002 on, Mexican entities may no longer defer 5% of their corporate income tax on reinvested earnings.

     Also, from January 1, 2002 on, dividends, either in cash or in any other form, are not subject to Mexican withholding tax.

     We are also subject to an asset tax on the book value of certain assets. However, any income tax payments can be credited against asset tax payments. In 2000, 2001 and 2002 the asset tax rate was 1.8%. Under Mexican law, taxpayers cannot deduct from their asset tax basis debt contracted with nonresident companies or financial intermediaries. We challenged these provisions of Mexico's asset tax law but at the same time, and in order to avoid penalties and interest payments in the event we could lose the appeal, we paid approximately Ps. 43.2 million nominal (including interest) of tax on assets for the year ended December 31, 2001 in March of 2002; approximately Ps. 45.2 million nominal in monthly payments during the year ended December 31, 2002; and approximately Ps. 7.5 million nominal for the months of January and February 2003.

     On March 19, 2003, the court issued a resolution in our favor. Because the declaratory judgment was favorable to us, to the extent that the Asset Tax Law is not amended, we will be able to deduct debts payable to nonresidents from the asset tax basis. We are analyzing the alternatives open to us to recover the amount of Ps.88.4 million (plus interest and inflation effects) of payments made for the tax years 2001 and 2002. However, we cannot assure you that we will be successful in recovering this amount. The Ps. 7.5 million that was paid for the months of January and February of 2003, has already been recovered or credited to us.

     We were exempt from the asset tax in 1999, and only a minimal amount was due in 2000. For more information on this proceeding, see "Item 10: Additional Information-Legal Proceedings."

     Mexican law requires Mexican entities to pay employees profit sharing in an aggregate amount equal to 10% of our taxable income (calculated without reference to inflation adjustments or tax loss carry forwards). This profit sharing is in addition to agreed compensation and benefits. We have not been required to pay employee profit sharing because we have not generated taxable income.

U.S. GAAP RECONCILIATION

         Our consolidated financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP.

         Net (loss) under U.S. GAAP for the years ended December 31, 2002, 2001 and 2000 was (Ps. 1,799.8 million), (Ps. 930.7 million) and (Ps.1,408.5 million), respectively. Stockholders' deficit under U.S. GAAP as of December 31, 2002 and 2001 was (Ps. 6,850.8 million) and (Ps. 5,050.8 million), respectively. Differences between Mexican GAAP and U.S. GAAP for the years ended December 31, 2002, 2001 and 2000 include, but are not limited to: adjustments for the capitalization and amortization of pre-operating expenses; the provision for costs associated with re-pointing our subscribers' antennas from Solidaridad 2 to PAS-9, reversal of the accrual for the redundant use of Solidaridad 2 and the reversal of certain other accruals recorded under Mexican GAAP. Our most significant differences between Mexican GAAP and U.S. GAAP are summarized below. For a detailed discussion of the principal differences between Mexican GAAP and U.S. GAAP as they relate to us for each of the years in the three year period ended December 31, 2002, see Note 21 to our consolidated financial statements.

         Under U.S. GAAP, cash flows provided by (used in) operating activities were Ps. 305.7 million, (Ps. 538.6 million) and (Ps. 734.5 million) as compared to resources provided by (used in) operating activities of (Ps. 333.1 million), Ps. 96.8 million and (Ps. 393.9 million) under Mexican GAAP for the years ended December 31, 2002, 2001 and 2000, respectively. The differences in determining resources provided by (used in) operating activities under Mexican GAAP and cash flow provided by (used in) operating activities under U.S. GAAP, as it relates to us, is primarily due to the requirement to exclude non-cash items in presenting cash flows under U.S. GAAP, whereas, the statement of changes in financial position under Mexican GAAP is determined based upon differences between beginning and ending financial statement balances in constant pesos. Among other differences, for U.S. GAAP purposes, we have excluded from operating cash flows gains from monetary position of Ps. 498.6 million, Ps. 432.2 million and Ps. 495.8 million for the years ended December 31, 2002, 2001 and 2000, respectively, and unrealized foreign currency gains and (losses) of (Ps. 1,022.9 million), Ps. 303.1 million and (Ps. 84.4 million), respectively.

         Cash flows provided by financing activities under U.S. GAAP were Ps.
263.6 million, Ps. 1,258.4 million and Ps. 859.0 million as compared to resources provided by financing activities of Ps. 872.0 million, Ps. 702.2 million and Ps. 2,249.9 million under Mexican GAAP for the years ended December 31, 2002, 2001 and 2000, respectively. U.S. GAAP financing activities primarily represent actual cash inflows and outflows from our receipt of cash. Under Mexican GAAP, resources provided by financing activities reflect changes in the balance sheet accounts, which include gains or losses from foreign currency fluctuations and gains from monetary position. In addition, the proceeds from the sale of restricted investments in 2000 were classified as financing activities under Mexican GAAP but as investing activities under US GAAP.

         Cash flows (used in) investing activities under U.S. GAAP were (Ps.
337.1 million), (Ps. 719.9 million) and (Ps. 366.3 million) as compared to resources (used in) investing activities of (Ps. 317.5 million), (Ps. 802.7 million) and (Ps. 2,118.7 million) under Mexican GAAP for the years ended December 31, 2002, 2001 and 2000, respectively. The difference in 2000 is primarily related to the satellite transponder obligation liability of (Ps. 1,432.5 million) recognized as a resource from investing activity under Mexican GAAP, but is considered a non-cash investing activity under U.S. GAAP. In addition, as noted above, in 2000 we recognized the cash inflow of Ps. 277.2 million from the sale of restricted investments as an investing activity under U.S. GAAP but as a financing activity under Mexican GAAP.

                         LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have been funded principally with capital contributions and loans from our owners as well as the proceeds from our senior notes. We have experienced, and expect to continue experiencing during the next few years, negative cash flow in our operations and to require continued access to financing sources. The roll-out and expansion of our Ku-band DTH pay television service has required substantial amounts of capital from inception through December 31, 2002 for:

         -    satellite transponder capacity;

         -    uplink and downlink services;

         - the construction of additional transmission facilities and related equipment and acquisition of call center and subscriber management assets;

         - the acquisition of Sky Kit components and the installation of the equipment at subscribers' locations;

         - the acquisition of assets from Grupo Medcom, S.A. de C.V., Imbursa, S.A. de C.V., Sociedad de Inversion de Capitales and Alejandro Palma; and

         - the funding of other operating losses and working capital requirements.

     In 2002, we used our capital, received primarily from our owners, for the funding of operating losses and other working capital requirements, including satellite transponder service costs, for payment of interest to bondholders and for the acquisition of Sky Kit components.

     We hold our cash and cash equivalent assets in both pesos and U.S. dollars. For the years ended December 31, 2002, 200, and 2000, resources provided by (used in) operating activities amounted to (Ps. 333.1 million), Ps. 96.8 million and (Ps. 393.9 million), respectively. The substantial increase in 2001 as compared to 2000 and 2002 was primarily due to our operating results. At the same time, net resources provided by financing activities totaled Ps. 872.0 million, Ps. 702.2 million and Ps. 2,249.9 million, respectively, for the years ended December 31, 2002, 2001 and 2000, consisting primarily of funds provided by our owners as capital increases and loans. The amount for 2000 includes Ps. 1,472.2 million due to the recording of the satellite transponder obligation.

     Resources used in investing activities represented Ps. 317.5 million for the year ended December 31, 2002, as compared to Ps. 802.7 million for the year ended December 31, 2001 and Ps. 2,118.7 million from the year ended December 31, 2000. The variance from 2000 to 2001 was principally due to the recording of our PAS-9 satellite arrangement as a capital lease in 2000. See "Contractual Obligations and Commercial Commitments" table below.

     We incurred total capital expenditures of approximately Ps. 317.5 million, Ps. 802.7 million and Ps. 686.1 million in fiscal years 2002, 2001 and 2000, respectively, which included transmission equipment, IRDs, computers, motor vehicles, low noise blocks and antennas. In 2001, we acquired approximately Ps.
13.7 million in call center equipment from Merkatel (which was part of a Ps.
24.2 million (plus VAT) transaction that also included substantial training materials and transitional support). The amount of our capital expenditures in the long term will depend on numerous factors beyond our control or ability to predict, including the availability of financing, nature of future expansion and acquisition opportunities, economic conditions, subscriber demand, competition and regulatory developments.

     The capital expenditures described above do not include acquisitions, which we could make to expand our business and/or to enter into complementary businesses. In the future, we may consider acquisitions of, investments in, or joint ventures with, other companies.

     In 2000, 2001 and 2002 we continued to rely principally on capital contributions and loans from Televisa, News Corporation, Liberty Media and their affiliates to fund our operating costs. From our inception through March 31, 2003, our owners have contributed an aggregate of US$458.9 million to us, including US$149.0 million in the form of equity and US$309.9 million in the form of long-term loans, with the last loan made in March 2002.

     In the past three years, our owners have made amounts in loans and equity available to us, depending on our monthly funding requirements for capital expenditures and operations. Our owners increased our equity capital by US$49.0 million in 1999 pro-rata, based on their respective equity interests in the Company. Our owners also loaned us and, in one instance, our subsidiary Novavision, a total of US$41.6 million in 1999. The owners lent us another US$81.0 million in 2000, US$132.8 million in 2001 and US$29.5 million in 2002. On July 22, 2002, we entered into a credit agreement with our owners to memorialize the terms of certain of the loans described above. This credit agreement also requires us to execute promissory notes to evidence the loans we received from our owners from 2000 to 2002 as well as to evidence any new loans we obtain from our owners. The loans each bear a fixed interest rate of 9% per annum and are payable at maturity, including any applicable withholding taxes, and mature ten years from the date of disbursement. We may be required to make periodic payments of interest or principal on these loans if we jointly agree with our owners to modify or accelerate their maturity dates. In addition, the indenture governing our senior notes restricts the amount of indebtedness we can incur and in some instances restricts how we can use the amounts we receive in loans from our owners. For further discussion of our indebtedness to our owners, see "Item 7: Major Shareholders and Related Party Transactions-Related Party Transactions-Loans and Capital Contributions from Our Owners."

         We expect to continue to meet our additional ordinary course financing requirements principally through cash flow from operations and, if needed, additional capital contributions or loans from our owners. In the event of significant expenditures or acquisitions, we could make use of other sources of liquidity such as public or private offerings of equity and/or debt securities, and/or commercial bank loans if they come available. Our owners have informally committed to lend us up to approximately US$25.0 million during fiscal year 2003, based on our business plan. So far in 2003, we have not required any of this funding, as our cash flow from operations has met our current needs. We cannot assure you, however, that we will not require this funding from our owners later this year, or that we will not require additional loans from our owners in future years. We have no current arrangements with respect to sources of additional financing other than our owners. We cannot assure you that additional financing will be available to us or, if available, that such financing can be obtained on terms acceptable to us. Our ability to obtain future financing is limited by the terms of the indenture governing our 12 7/8 % senior notes and may be further limited by the terms of any future financing arrangements. Failure to obtain future financing could delay or prevent our development and expansion plans, impair our ability to meet our debt service requirements (including our obligations with respect to the senior notes) or other obligations (such as transponder service commitments), and have a material adverse effect on our business. See "Item 3: Key Information-Risk Factors--Risk Factors Related to Our Business--Our Significant Debt Levels Limit Our Ability to Fund Our Operations and Could Lead to Difficulties in Obtaining New Sources of Financing Required to Continue Operations."

               CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     Innova's contractual obligations and commercial commitments consist primarily of credit facilities, as described above. The following table provides details regarding Innova's contractual and commercial obligations subsequent to December 31, 2002:

                             PAYMENTS DUE BY PERIOD
                                 (IN THOUSANDS)

                                                        LESS THAN     12-36       36-60     AFTER 60
                                             TOTAL      12 MONTHS     MONTHS      MONTHS     MONTHS
                                             -----      ---------     ------      ------     ------

                                                                       2004-       2006-     BEYOND
                                                           2003        2005        2007       2007
LONG-TERM LOANS
   Senior Exchange Notes(1) .............    $375,000           -           -    $375,000           -
   Stockholders loans(2) ................    $309,900           -           -           -    $309,900

OTHER LONG-TERM OBLIGATIONS
   Capital lease - satellite
     transponder(3) .....................    $258,800    $ 20,400    $ 40,800    $ 40,800    $156,800
   Advertising agreement with
     Televisa(4) ........................    $ 11,500    $ 11,500           -           -           -
   Advertising agreement with TV
     Azteca(5) ..........................    $  7,900    $  3,700    $  4,200           -           -
   Software and License agreement
     with CSG (New SMS)(6) ..............    $  6,949    $  2,058    $  1,147    $  1,021    $  2,723
   Soccer games exclusive rights
     from Televisa(7) ...................    $  3,000    $  3,000           -           -           -
   Reality shows BigBrother2 and
     BigBrother VIP2 from Televisa(7) ...    $  2,100    $  2,100           -           -           -
   Rights to rebroadcast TV
     Azteca channels(5) .................    $    600    $    300    $    300           -           -
   Other liabilities ....................           -           -           -           -           -
                                             --------------------------------------------------------
TOTAL CONTRACTUAL OBLIGATIONS ...........    $975,749    $ 43,058    $ 46,447    $416,821    $469,423
                                             --------------------------------------------------------

(1) In April 1997, Innova issued U.S. Dollar denominated senior unsecured fixed rate notes in an aggregate principal amount of US$375 million, with semi-annual interest payable at a rate of 12 7/8% per annum. See "Item 5. Operating and Financial Review and Prospects -- Liquidity and Capital Resources."

(2) In 1998, 1999, 2000, 2001 and 2002 we received funding from our stockholders as long-term loans of US$25.0 million, US$41.6 million, US$81.0 million, US$132.8 million and US$29.5 million respectively. These loans accrue interest at a fixed rate of 9% per annum (plus any applicable withholding taxes) and mature in 10 years from the date on which the funds were received. See "Item 5. Operating and Financial Review and Prospects -- Liquidity and Capital Resources."

(3) In February 1999, Innova entered into a U.S. Dollar denominated agreement with PanAmSat for the use of 12 transponders on the PAS-9 satellite. The term of the agreement is for the expected economic useful life of the satellite, which was approximately 15 years at launch. Accordingly, under generally accepted accounting principles the agreement is accounted for as a capital lease, and we recognized on our balance sheet a satellite transponder asset and a corresponding liability equal to the net present value of the monthly payments of US$1.7 million over the 15 year term of the agreement. See "Item 5. Operating and Financial Review and Prospects -- Results of Operations -- Cost of Sales."

(4) See "Item 7. Major Shareholders and Related Party Transactions -- Related Party Transactions -- Ongoing Service Arrangements with Other Related Parties -- Advertising."

(5)  See "-Trend Information" below for more details.

(6)  Includes license fees and technical support services. See "Item 10:
     Additional Information-- Material Contracts-- New Subscriber Management System Contract."

(7) See "Item 7. Major Shareholders and Related Party Transactions-- Related Party Transactions-- Programming Arrangements with Related Parties."

                    AMOUNT OF COMMITMENTS EXPIRING BY PERIOD
                                 (IN THOUSANDS)

                                                                    LESS THAN       12-36       36-60      AFTER 60
                                                        TOTAL       12 MONTHS       MONTHS      MONTHS      MONTHS
                                                        -----       ---------       ------      ------      ------

                                                                      2003           2004-       2006-     SUBSEQUENT
                                                                                     2005        2007       TO 2007
Systems agreement with NDS(1).................         $11,000       $11,000           -            -           -
Consulting services agreement with CSG(2).....         $ 3,865       $ 3,865           -            -           -
                                                       -------------------------------------------------------------
                                                       $14,865       $14,865           -            -           -
                                                       -------------------------------------------------------------

(1) See "Item 7. Major Shareholders and Related Party Transactions -- Related Party Transactions -- Ongoing Service Arrangements with Other Related Parties -- Systems Agreement between Innova and NDS."

(2) See "Item 10: Additional Information-- Material Contracts-- New Subscriber Management System Contract."

              RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES, ETC.

     We do not have any significant internal research and development programs. We generally purchase any new technologies used to upgrade our services from our suppliers.

                                TREND INFORMATION

         During the first quarter of 2003, we continued to grow our subscriber base. As of March 31, 2003, we had approximately 779,700 subscribers, an increase of 7.3% as compared with approximately 726,700 subscribers as of March 31, 2002. These subscriber numbers include approximately 41,400 commercial subscribers as of March 31, 2003 and approximately 25,400 commercial subscribers as of March 31, 2002. Our commercial subscribers generate substantially less revenue per subscriber than our residential subscribers. We believe the increase in subscriber activations is due to the quality of our programming content and our promotional programs.

         We believe the main factor causing subscriber cancellations during the first quarter of 2003, as with the last quarter of 2002, was the continuing weakness in the Mexican economy. Nevertheless, we experienced a decrease in the rate of subscriber cancellations as compared to the last four quarters. We believe the main events causing subscriber cancellations during 2002 were the new 10% tax on telecommunication services, the process of repointing of antennas, the lack of rights to transmit the World Cup in June 2002 and the economic recession.

         On June 2002 we executed an agreement with TV Azteca for the rights to rebroadcast their over-the-air Channels 7 and 13 (including the right to delay the broadcast of channel 13 on other DTH systems for up to 2 hours) for a monthly fee of US$25,000 through the end of 2004. We also committed to purchase up to US$10.6 million in advertising from them over three years in addition to the Ps. 120.0 million in advertising we are paying to Televisa in 2003. Additionally, we have the option to purchase from TV Azteca the right to broadcast certain soccer matches for the soccer seasons 2002 through 2004 at a price to be determined before initiation of each season and a non-exclusive right to broadcast such matches on a delayed basis.

         We challenged certain provisions of Mexico's asset tax law that prohibit us from deducting loans from non-Mexican sources from our asset tax basis and in order to avoid penalties and interest payments in the event we could lose the appeal, we paid approximately Ps. 43.2 million nominal (including interest) of tax on assets for the year ended December 31, 2001 in March of 2002; approximately Ps. 45.2 million nominal in monthly payments during the year ended December 31, 2002; and approximately Ps. 7.5 million nominal for the months of January and February 2003. On March 19, 2003, the court issued a resolution in our favor. Since the declaratory judgment was favorable to us, to the extent that the Asset Tax Law is not amended, we will be able to deduct debts payable to nonresidents from the asset tax basis. We are analyzing the alternatives available to us to recover the amount of Ps.88.4 million (plus interest and inflation effects) of payments made for the tax years 2001 and 2002; however, we can not assure you that we will successfully recover this amount. Amounts paid for the months of January and February of 2003, have already been recovered or credited to us. See "Item 10: Additional Information--Taxation--Mexican Taxation" and "Item 5: Operating and Financial Review and Prospects--Results of Operations - Provision for Taxes".

     On March 18, 2003, DIRECTV Latin America, LLC, or DLA, announced that it had filed a voluntary petition for bankruptcy protection, under Chapter 11 of the U.S. Bankruptcy Code, in the U.S. Bankruptcy Court in Wilmington, Delaware. DLA cited its debt burden and high fixed costs and listed liabilities of US$1.6 billion as of the end of 2002. DLA also reported a loss of 54,000 net subscribers in the first quarter of 2003 or 7% of its subscriber base. DLA is a competitor of ours that provides DTH programming and services in Mexico through an affiliated Mexican operating company, DIRECTV Mexico. According to its 2002 annual report, Hughes Electronics Corporation, or Hughes, owns approximately 75% of DLA and holds significant indirect interest in DIRECTV Mexico. On April 9, 2003, News Corporation announced that it reached a definitive agreement with General Motors Corporation and Hughes in which a subsidiary of News Corporation would acquire General Motors' 19.9% stake in Hughes and a further 14.1% of Hughes from public shareholders and General Motors' pension and other benefit plans, for a total of 34% of Hughes. If the agreement is consummated a subsidiary of News Corporation will transfer its 34% ownership interest in Hughes' common stock to Fox Entertainment Group, Inc., an 80.6% owned News Corporation subsidiary. The businesses contained in Hughes include a leading U.S. satellite broadcaster DIRECTV, which has more than 11 million subscribers; an 81% equity holding in satellite operator PanAmSat; and Hughes Network Systems, a provider of broadband satellite network solutions.

     This agreement is subject to a number of conditions including the receipt of required regulatory approvals in the United States and elsewhere, and no assurance can be given that this acquisition will be consummated, or, if consummated, that it will occur on the terms announced on April 9, 2003. Additionally, our Social Part Holders Agreement provides that neither Televisa nor News Corporation may directly or indirectly operate or acquire an interest in any business that operates a DTH satellite system in Mexico (subject to certain limited exceptions). If News Corporation were to consummate the proposed acquisition of an interest in Hughes while Hughes continued to own an interest in DIRECTV, News Corporation would become an indirect owner of DIRECTV Mexico, our DTH competitor. Accordingly, under our Social Part Holders Agreement any such acquisition of an indirect interest in the Mexican operations of DLA would require the consent of us and Televisa. We cannot predict what impact either the DLA bankruptcy or, if consummated, News Corporation's acquisition of an interest in Hughes, will have on the competitive environment for DTH in Mexico. See "Item 3: Key Information--Risk Factors--Risk Factors Related to Our Business--We face Intense Competition in the Pay Television Market in Mexico," and "--We Have Significant Transactions With Our Owners Who Are Involved in Related Businesses Which Creates the Potential for Conflicts of Interest," "--One of Our Owners, News Corporation, May Acquire Significant Interests in DIRECTV, Our DTH Competitor in Mexico, and PanAmSat, Our Sole Satellite Provider, and We Cannot Predict What Effect This Will Have On Us" and "--Our Equity Holders Have, or May Acquire, Interests in Other Pay Television Operations in Mexico Which Compete with Us for Customers and Business Opportunities," and "Item 4: Information on the Company--Business Overview--Competition."

In October 2002, Globopar announced that it will reevaluate its capital structure due to significant devaluation of the Real, deteriorating economic conditions in Brazil and significant reduction in credit available to Brazilian companies. Globopar and certain of its subsidiaries are rescheduling their financial debt obligations and currently reviewing its business plans together with certain holders of Globopar's bank debt and bonds. As a result of Globopar's financial condition, since September 2002, Globopar has ceased providing financial support to DTH TechCo and MCOP, and MCOP, in turn, has ceased making payments to DTH TechCo, which payments, we believe, previously accounted for over 50% of DTH TechCo's revenue. Televisa, News Corporation and Liberty Media have begun funding DTH TechCo's operating cash shortfall through loans and we understand that they currently intend to continue doing so. However, our owners are not obligated to provide funding to DTH TechCo and we cannot assure you that continued funding will be available. If, as a result of its financial condition and restructuring, Globopar fails to make its contributions to DTH TechCo, and its other owners, including Televisa, do not make up the shortfall, then DTH TechCo's ability to provide service to us, and our ability to provide services to our customers could be compromised. See "Item 3: Key Information--Risk Factors--Risk Factors Related to Our Business-- If Our Affiliate DTH TechCo is Unable to Obtain Funding, It May Not Be Able to Provide a Necessary Service for our Operations, Which Could Adversely Affect Our Business, Financial Condition and Results of Operations."

         On April 21, 2003 a U.S. Bankruptcy Judge authorized DLA to reject its agreement for the exclusive rights, in several Latin America countries including Mexico, to broadcast the 2006 FIFA World Cup soccer tournament. As a result, we believe the programming disadvantage we faced in 2002, when DIRECTV Latin America had the exclusive Latin American rights to broadcast the World Cup soccer tournament, may be reduced. We cannot predict what effect this will have on our ability to attract new subscribers or retain existing subscribers. See "Item 3: Key Information--Risk Factors--Risk Factors Related to Our Business--We face Intense Competition in the Pay Television Market in Mexico," and "--We May Not Be Successful in Expanding or Maintaining Our Subscriber Base."

ITEM 6. DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

                         DIRECTORS AND SENIOR MANAGEMENT

DIRECTORS

     The management of our business is vested in our Board of Directors. Under our bylaws, our Board of Directors currently consists of ten directors (and up to ten alternate directors), including six directors (and up to six alternate directors) selected by Televisa and four directors (and up to four alternate directors) selected by News Corporation. Our Directors serve until they are replaced.

     The following table sets forth the names of our current directors and their alternates, their dates of birth, their principal occupation, their business experience, including other directorships, and their years of service as directors or alternate directors.

                                                                                                     FIRST
    NAME AND DATE OF BIRTH          PRINCIPAL OCCUPATION             BUSINESS EXPERIENCE            ELECTED
-----------------------------   ----------------------------      ----------------------------     ---------
DIRECTORS APPOINTED BY TELEVISA:

Emilio Azcarraga Jean           Chairman of the Board,            Member of the Boards of             1996
  (02/21/68)                    President and Chief Executive     Telefonos de Mexico, S.A. de
                                Officer and President of the      C.V. and Banco Nacional de
                                Executive Committee of Grupo      Mexico, S.A. and Vice
                                Televisa                          Chairman of the Board of
                                                                  Univision

Alexandre Moreira Penna         Vice President of Corporate       Former Managing Director of         2002
  da Silva                      Finance of Grupo Televisa         JPMorgan Chase
  (12/25/54)

                                                                                                     FIRST
    NAME AND DATE OF BIRTH          PRINCIPAL OCCUPATION             BUSINESS EXPERIENCE            ELECTED
-----------------------------   ----------------------------      ----------------------------     ---------
Alfonso de Angoitia Noriega     Executive Vice President and      Alternate Member of the Board       1998
  (01/17/62)                    Chief Financial Officer and       of Univision and Partner,
                                Member of the Executive           Mijares, Angoitia, Cortes y
                                Committee of Grupo Televisa       Fuentes, S.C. (1994 - 1999)

Jose Antonio Baston Patino      Corporate Vice President of       Former Vice President of            2000
  (04/13/68)                    Television and Member of the      Operations of Grupo Televisa,
                                Executive Committee of Grupo      former General Director of
                                Televisa                          Programming of Grupo Televisa
                                                                  and former Member of the
                                                                  Board of Univision

Juan Sebastian Mijares Ortega   Secretary of the Board,           Partner, Mijares, Angoitia,         2000
  (10/04/59)                    Secretary of the Executive        Cortes y Fuentes, S.C. (1994
                                Committee and Vice President--    -2000), Member and Secretary
                                Legal and General Counsel of      of the Board of Bank of
                                Grupo Televisa                    Tokyo-Mitsubishi Bank-Mexico
                                                                  and Member of the Boards of
                                                                  Afore Banamex, S.A. de C.V.
                                                                  and Union de
                                                                  Telecomunicaciones de
                                                                  Iberoamerica, A.C.

Pablo Abel Vazquez Oria         Chief Executive Officer of        Former Chief Executive              2002
  (06/29/67)                    Innova                            Officer of Cablevision,
                                                                  former General Manager of
                                                                  national subsidiaries of
                                                                  Televisa and former General
                                                                  Manager of AhorraSi, S.A. de
                                                                  C.V.

DIRECTORS APPOINTED BY NEWS CORPORATION:

Paul Haggerty                   Executive Vice President -        Former Executive Vice               1999
  (11/03/59)                    Finance of News Corporation       President and Chief Financial
                                                                  Officer of Fox Television
                                                                  (1997-2001).

Lawrence Jacobs                 Executive Vice President and      Senior Vice President and           2002
  (05/04/55)                    Deputy General Counsel of News    Deputy General Counsel of
                                Corporation                       News Corporation

Romulo Pontual                  Executive Vice President,         Former Executive Vice               2000
  (12/13/59)                    Television Platforms of News      President, News Technology
                                Corporation; Vice Chairman of     (1999-2002), Senior Vice
                                the Board of Directors of Innova  President (1998-1999) and
                                                                  Vice President of Space
                                                                  Technology (1996-1998) of
                                                                  News Corporation

                                                                                                     FIRST
    NAME AND DATE OF BIRTH          PRINCIPAL OCCUPATION             BUSINESS EXPERIENCE            ELECTED
-----------------------------   ----------------------------      ----------------------------     ---------
Jacopo Bracco                   Vice President , Television       Former Vice President,              2002
  (3/12/68)                     Platforms of News Corporation     Satellite Distribution and
                                                                  Business Development for Fox
                                                                  Entertainment Group
                                                                  (2001-2002), previously
                                                                  Director (1999-2001)

ALTERNATE DIRECTORS APPOINTED BY TELEVISA:

Rafael Carabias Principe        Vice President of                 Former Member of the Boards         2000
  (11/13/44)                    Administration of Grupo           of Promecap, S.C., Grupo
                                Televisa                          Financiero del Sureste, S.A.
                                                                  and former Director of
                                                                  Corporate Finance of
                                                                  Scotiabank Inverlat, S.A.

Jose Antonio Lara del            Vice President-- Tax of Grupo    Former Tax Director of Grupo        2002
  Olmo                           Televisa                         Televisa and former Associate
  (09/02/70)                                                      of Chevez, Ruiz, Zamarripa y
                                                                  Cia, S.C.

Jorge Lutteroth Echegoyen       Controller and Vice President     Former Senior Partner of            2000
  (01/24/53)                    of Grupo Televisa                 Coopers & Lybrand Despacho
                                                                  Roberto Casas Alatriste, S.C.

Salvi Folch Viadero             Vice President of Financial       Former Chief Executive              2002
  (08/16/67)                    Planning of Grupo Televisa        Officer and Chief Financial
                                                                  Officer of Comercio MAS, S.A.
                                                                  de C.V. and former Vice
                                                                  Chairman of Banking
                                                                  Supervision of the National
                                                                  Banking and Securities
                                                                  Commission

Maria Azucena Dominguez         Legal Corporate Director of       Former Legal Corporate              2000
  Cobian                        Televisa Corporacion              Director of Innova
  (07/30/57)

Joaquin Balcarcel Santa Cruz    Director-- Legal Department of    Former associate at Martinez,       2000
  (01/04/69)                    Grupo Televisa                    Algaba, Estrella, De Haro y
                                                                  Galvan-Duque, S.C.

ALTERNATE DIRECTORS APPOINTED BY NEWS CORPORATION:

Michael Doodan                  Executive Vice President of                                           1997
  (6/26/46)                     Legal and Business Affairs of
                                Twentieth Century Fox Film
                                Corporation

Emilio Carrillo Gamboa          Senior Partner at Bufete                                              1997
  (10/16/37)                    Carrillo Gamboa, S.C.

Paula Wardynski                 Vice President-Treasurer of                                           1998
  (3/23/58)                     News America Incorporated

SENIOR MANAGEMENT

         Under our bylaws, our Chief Executive Officer and Chief Financial Officer are appointed by Televisa, subject to the approval of News Corporation, and may be removed by mutual agreement of Televisa and News Corporation without cause or by either of them with reasonable cause. The Chief Executive Officer has broad responsibility for the day-to-day operations of Innova. The Chief Financial Officer or the Executive Director of Finance and Administration has responsibility for all budgetary, financial and cash management duties.

     The following table sets forth the names of our executive officers, their dates of birth, their current position, their prior business experience and the year in which they were appointed to their current positions:

                                                                                                      FIRST
  NAME AND DATE OF BIRTH                CURRENT POSITION               BUSINESS EXPERIENCE          APPOINTED
--------------------------          ------------------------       ---------------------------      ---------
Pablo Abel Vazquez Oria             Chief Executive Officer        Former Chief Executive              2002
  (06/29/67)                                                       Officer of Cablevision,
                                                                   former General Manager of
                                                                   national subsidiaries of
                                                                   Televisa and former General
                                                                   Manager of AhorraSi, S.A.
                                                                   de C.V.

Carlos Ferreiro Rivas               Chief Financial Officer and    Former Director of                  2002
  (11/19/68)                        Executive Director of          Corporate Finance of
                                    Finance and Administration     Televisa, former Director
                                                                   of Credit Risk at Banco
                                                                   Santander, and former
                                                                   Manager in Corporate
                                                                   Banking of Grupo Financiero
                                                                   Inverlat

Jorge Todd Alvarez                  Chief Commercial Officer       Former Director of Sales            1996
   (07/18/56)                                                      and Distribution of Innova
                                                                   and former Director of
                                                                   Sales of Multivision

                                  COMPENSATION

     For the year ended December 31, 2002, we paid Ps. 14.4 million (nominal) in aggregate compensation to our executive officers for their services in all capacities. We did not pay any compensation to our directors and alternate directors of the Board in 2002. We did not issue any stock options or provide any pension, retirement or similar benefits to our directors, alternate directors and executive officers in 2002.

                                 BOARD PRACTICES

     Our directors and alternate directors do not serve on the Board for limited terms. They generally serve until replaced. Our directors and alternate directors are not entitled to receive any benefits from Innova or its subsidiaries upon their termination.

EXECUTIVE COMMITTEE

     The Board has delegated certain responsibilities to an Executive Committee that consists of Messrs. Azcarraga Jean, de Angoitia N., Vazquez O., Pontual, Haggerty and Bracco. The alternate members of the committee are Messrs. Mijares O., Balcarcel S., Lara del O., Jacobs, Carrillo G. and Ms. Wardynski. The Executive Committee generally acts on matters in the absence of the Board of Directors. Our equity holders must approve our annual audited financial statements. Questions of executive compensation are considered, reviewed and approved by the entire Board of Directors.

                                    EMPLOYEES

     As of December 31, 2002, we employed 1,834 people in Mexico, including full-time and part-time employees, with approximately 87 in transmission and technology related functions, approximately 510 in marketing and sales, approximately 1,017 in client services and subscriber handling and approximately 220 in management, finance, personnel and administration. This represents an overall decrease of 532 employees as compared to the end of December 2001. In 2002, we reduced the number of employees, primarily due to the end of special projects such as the repointing of antennas and the Smart Card changeover, as well as other adjustments in order to improve efficiency in our platform.

                                 SHARE OWNERSHIP

         All of our social parts are owned by subsidiaries of Televisa, News Corporation, and Liberty Media. None of our directors, alternate directors or officers own any direct equity interest in Innova, although they may own indirect interests through their ownership of interests of Televisa, News Corporation or Liberty Media. We do not sponsor any program whereby our directors, alternate directors, officers, or employees may participate in our capital.

ITEM 7. MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

                               MAJOR SHAREHOLDERS

     The following table sets forth certain information with respect to the current beneficial ownership of our equity interests:

                                                             AMOUNT AND NATURE                    PERCENTAGE
NAME OF BENEFICIAL OWNER                                       OF OWNERSHIP                        OWNERSHIP
------------------------                                       ------------                        ---------

SKY DTH, S. de R.L. de C.V...........................     Series A-1 Social Part                       60%
News DTH (Mexico) Investment Ltd.....................     Series B-1 Social Part                       30%
Liberty Mexico DTH, Inc. ............................     Series B-2 Social Part                       10%

     SKY DTH is an indirect, wholly owned subsidiary of Televisa. News DTH is an indirect, wholly owned subsidiary of News Corporation. Liberty Mexico is an indirect, wholly owned subsidiary of Liberty Media.

     The relations between our equity owners are governed by our bylaws and a Social Part Holders Agreement among Televisa, News Corporation, Innova and its owners, dated March 6, 1997. Our bylaws were amended on December 22, 1998 to convert Innova into a limited liability company with variable capital and to reflect the sale of a ten percent interest represented by the Series B-2 Social Parts to Liberty Mexico.

SECURITIES HELD IN HOST COUNTRY

     All of our senior notes are held of record in the United States by one record holder.

CONTROL

     Televisa, through its subsidiaries, owns approximately 60% of Innova's total voting power, subject to certain provisions of the bylaws and the Social Part Holders Agreement (discussed below). Our owners may only take significant actions with the affirmative vote of both Televisa and News Corporation under the bylaws and Social Part Holders Agreements. For a description, see "Item 10:
Additional Information--Bylaws." Under our Social Part Holders Agreement, Televisa and News Corporation have agreed not to engage in the DTH business in Mexico except through us. Televisa also owns interests in businesses that compete with us for customers in the Mexican pay television market. Specifically, Televisa controls and owns a majority interest in Cablevision, the operator of Mexico's largest cable television system. See "Item 4: Information on the Company--Business Overview--Competition--Cable Television and MMDS."

                           RELATED PARTY TRANSACTIONS

     We have engaged in, and expect to continue to engage in, a significant number and variety of related party transactions, including, but not limited to, the transactions summarized in Note 9 of our financial statements. Note 9 to the financial statements provides other information required to be made publicly available in Mexico with regard to the interest of management in certain transactions. Several other related party transactions not required to be listed here are included as Exhibits to this document. We have not performed any studies or analyses to determine whether the terms of past transactions with related parties have been on an arms' length basis. Although we believe that transactions with our affiliates are generally conducted on an arms' length basis and at market prices, conflicts of interest are inherent in such transactions. See "Item 3: Key Information-Risk Factors-Risk Factors Related to Our Business-Our Equity Holders Have, or May Acquire, Interests in Other Pay Television Operations in Mexico Which Compete with Us for Customers and Business Opportunities;" and "--We Have Significant Transactions With Our Owners Who Are Involved in Related Businesses Which Creates the Potential for Conflicts of Interest."

LOANS AND CAPITAL CONTRIBUTIONS FROM OUR OWNERS

     We, and our subsidiary Novavision, owe our owners a total of US$309.9 million plus accrued and unpaid interest for loans extended to us by our owners since our inception through March 31, 2003 (including a total of US$8.3 million that has been loaned to Novavision). The loans were made by our owners in proportion to each of their respective equity interests in Innova over the period 1998 through 2002. The loans bear a fixed interest rate of 9% per annum payable at maturity, including any applicable withholding taxes, and mature between 2008 and 2012. We may be required to make periodic payments of interest or principal on these loans if we jointly agree with our owners to modify or accelerate their maturity dates. In June 2002, we entered into a credit agreement with our owners to memorialize the terms of certain of these loans. This credit agreement also requires us to execute promissory notes to evidence the loans we received from our owners from 2000 to 2002 as well as to evidence any new loans we obtain from our owners. We expect that our owners will provide, if necessary, up to an aggregate amount of US$25.0 million to meet our cash requirements during 2003, although they are not obligated to do so.

     During the period 1996 to 1999, we received capital contributions from our owners in proportion to their respective equity interests in Innova in an aggregate amount equal to US$149.0 million. This amount included forgiveness of debt amounting to Ps. 424.0 million.

PROGRAMMING ARRANGEMENTS WITH RELATED PARTIES

     We obtain, and anticipate that we will continue to obtain, significant programming on an exclusive DTH basis from Televisa and News Corporation under our Social Part Holders' Agreement. We compete, in part, based on this exclusive programming. In 2002 and 2001, we paid Ps. 179.0 million and Ps. 143.5 million to News Corporation and Televisa affiliates for the exclusive broadcast of their programming. We also have the option to engage the services of Sky Entertainment Programming Latin America, a News Corporation affiliate, to acquire certain programming products and services on a region-wide basis in Latin America, under an Agency Agreement, dated July 3, 1997. For a description of the risks associated with our programming arrangements, see "Item 3: Key Information--Risk Factors--Risk Factors Related to Our Business--Our Ability To Attract Subscribers Depends on the Availability of Desirable Programming from Third Party Programmers" and "Item 4: Information on the Company-Business Overview-Programming and Services."

     In addition, we had and continue to have the exclusive rights to rebroadcast and distribute certain Mexican Soccer League programming from the 2001-2003 seasons and Mexican Boxing programming from the 2001-2002 seasons under a separate agreement with Televisa. Specifically, these included the exclusive transmission rights with respect to all TV media and local block-out rights over 20% of the professional Mexican Soccer League programming during the summer and winter seasons of 2001 and 2002; exclusive transmission rights with respect to all TV media and local block-out rights over 10% of the professional Mexican Soccer League programming during the summer season of 2003; exclusive local block-out rights, limited to the relevant territory (Monterrey, Puebla or Guadalajara), with respect to all TV media for all soccer matches where any of the Monterrey, Puebla or Atlas teams is playing; and exclusive transmission rights with respect to all TV media to all Mexican Boxing programming during the calendar years 2001 and 2002. We paid and will pay Televisa a total of US$15 million over three years for the license to these events: US$6 million for all programming which was licensed during 2001; US$6 million for all programming which was licensed during 2002; and US$3 million for all programming licensed through the end of the soccer summer season for the year 2003, subject to set-off pursuant to all or agreement by the parties.

     During 2002 we entered in two separate agreements with Televisa to obtain the exclusive pay-TV transmission rights of the reality shows Big Brother, Big Brother VIP and Operacion Triunfo and to help fund the production of Big Brother VIP and Operacion Triunfo. We broadcasted these reality shows through our interactive channels 24 hours-per-day. We paid Televisa a total of US$6.0 million for the license to these events. During 2003 we negotiated again the exclusive pay-TV transmission rights for the reality shows Big Brother 2 and Big Brother VIP 2 with Televisa for a total amount of Ps. 28.0 million.

COMPETITIVE ACTIVITIES

     Under our Social Part Holders Agreement, subject to certain exceptions, , Televisa and News Corporation have agreed not to directly or indirectly own, manage, operate, control or finance and business or enterprise which operates a competing DTH service in Mexico.

ONGOING SERVICE ARRANGEMENTS WITH OTHER RELATED PARTIES

     UPLINK SERVICES AGREEMENT

     DTH TechCo Partners, or TechCo, provides us with play-out and uplink functions and related services such as head-end operation from two sites in the United States: a main uplink facility in Miami Lakes, Florida and a redundancy site in Port St. Lucie, Florida. In 2002, we paid Ps. 82.1 million to TechCo for their services. TechCo is a partnership formed by Televisa, News Corporation Globopar and Liberty Media, each of which indirectly holds a 30% interest in the partnership, except Liberty Media, which indirectly holds a 10% interest. See "Item 3: Key Information--Risk Factors--Risk Factors Related to Our
Business--If Our Affiliate DTH TechCo is Unable to Obtain Funding, It May Not
Be Able to Provide a Necessary Service for our Operations, Which Could
Adversely Affect Our Business, Financial Condition and Results of Operations."

     In addition, Televisa provides us with uplink, downlink, playout and compression services relating to locally-sourced programming from its Mexico City facility. In 2002, we paid Ps. 38.5 million for these services.

     SYSTEMS AGREEMENTS BETWEEN INNOVA AND NDS

     We have ongoing agreements with NDS Group plc, or NDS, a public company and majority owned subsidiary of News Corporation, to provide us with several key systems. First, under a September 1996 agreement, NDS provides us the conditional access system, including the Smart Cards necessary to decode the signal at the subscriber's home, and equipment needed to digitize, compress, encrypt and multiplex the signals transmitted to the satellite by our uplink facilities. This agreement was amended in February 2000 to settle a dispute over payment for certain software and to include new interactive television technology. NDS also provides us with our current subscriber management system under agreements dated October 29, 1996 and August 3, 1998. In 2002, we incurred expenses of US$5.9 million with NDS for these systems and related services under our agreements with them and we estimate our commitment under these arrangements in 2003 will be approximately US$11.0 million.

     We are currently implementing a new Subscriber Management System, or SMS, by using the software "Kenan" from CSG Software, Inc. Once the new SMS is placed in service, our current agreements with NDS related to maintenance of Provider II will terminate. We expect the new SMS will be placed in service in late August 2003. See "Item 10: Additional Information-Material Contracts-New Subscriber Management System Contract."

     GUARANTEES

     Televisa, News Corporation and Liberty Media have guaranteed our payments to PanAmSat for transponder services on PAS-9 in proportion to their respective beneficial interests in Innova. Corporacion de Radio y Television del Norte, S. de R.L. de C.V., our subsidiary, entered a satellite services agreement with PanAmSat on February 8, 1999. Under that agreement, we are obligated to pay a monthly service fee of US$1.7 million to PanAmSat for satellite signal reception and retransmission service from transponders on their PAS-9 satellite through September 2015. The largest amount of this obligation outstanding through December 31, 2002 was US$238.4 million and the amount outstanding as of June 1, 2003 was US$229.9 million. If we do not pay these fees in a timely manner, our owners will be required to pay these fees. For more information about our satellite operations, see "Item 4: Information on the Company-Business Overview-Operations-Satellites."

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     LEGAL SERVICES

     We have engaged the law firm of Mijares, Angoitia, Cortes y Fuentes, S.C., to advise us on various legal issues. Two of their partners, currently on leave from the partnership, Alfonso de Angoitia Noriega and Juan Sebastian Mijares Ortega, serve as members of our Board. Mr. de Angoitia is also the Secretary of our Board, a member of our Executive Committee and the Executive Vice President-Chief Financial Officer of our 60% owner, Televisa. Mr. Mijares is also the Vice President -- General Counsel of Televisa. Neither Alfonso de Angoitia Noriega nor Juan Mijares Ortega currently receive any form of compensation from, or participate in any way in the profits of, Mijares, Angoitia, Cortes y Fuentes, S.C. We believe that the fees we paid for these services were comparable to those that we would have paid another law firm for similar services.

     ADVERTISING

     We engage the services of VISAT, a wholly owned subsidiary of Televisa, for certain advertising and promotional efforts and to pool advertising time with channels broadcast commonly among Televisa, Cablevision and Innova. VISAT negotiates most of our advertising contracts with third party advertisers. Under our agreement with VISAT, we receive from VISAT the amount of the advertising sold on our behalf net of a commission that ranges from 18% to 21% for their promotion, selling and collection services. In 2002, we paid VISAT an aggregate of US$0.7 million in commissions on advertising sales of approximately US$3.6 million. We estimate that advertising sales generated by VISAT will total approximately US$3.5 million in 2003. We also purchase magazine advertising space and television and radio advertising time from Televisa in connection with the promotion of our DTH satellite services and expect to continue to do so in the future. We paid Ps. 128.0 million for these services in 2002 and expect to pay Ps. 120 million for similar services in 2003.

     W RADIO CHANNEL

     In February 2003, we entered into a one-year agreement with Televisa Radio, a subsidiary of Televisa, to broadcast, on a pay-television exclusive basis, W Radio Channel, a news and entertainment radio station channel. The agreement contemplates that each party will receive 50% of the advertising revenues generated by W Radio Channel.

TAX SHARING AGREEMENT BETWEEN INNOVA AND TELEVISA

     Innova and Televisa are parties to a Tax Sharing Agreement dated March 6, 1997 which sets forth certain rights and obligations of Innova and Televisa in respect of Innova's liability for taxes imposed pursuant to Mexico's Income Tax and Asset Tax Law. Televisa received authorization from Mexican tax authorities to include Innova's results in the consolidated tax return of Televisa and its consolidated subsidiaries for purposes of determining income taxes and assets tax beginning January 1, 1997. The tax profits or losses obtained by Innova are consolidated with the tax profits or losses of Televisa up to 60% of Televisa's percentage ownership of Innova. Pursuant to the tax sharing agreement, in no event shall Innova be required to remit to Televisa an amount in respect of its federal income and assets taxes that is in excess of the product of (x) the amount that Innova would be required to pay on an individual basis, as if Innova had filed a separate tax return, and (y) with respect to asset taxes, Televisa's direct or indirect percentage ownership of Innova's capital stock, and with respect to income taxes, 60% of Televisa's direct or indirect percentage ownership in Innova's capital stock, as determined by applicable law.

CALL CENTER AGREEMENT

     In June 2001, we purchased from Merkatel, our former call center service provider and wholly owned subsidiary of Televisa, the equipment Merkatel used to provide call center services to us, including computers, telephones, furniture, and fixture along with other software, training materials and significant transitional support for a total of Ps. 24.2 million plus value-added tax.

ITEM 8. FINANCIAL INFORMATION

     See "Item 18-Financial Statements" and pages F-1 through F-42, which are incorporated herein by reference.

ITEM 9. THE OFFER AND LISTING

     Although our senior notes are listed on the Luxembourg Stock Exchange, there is no active trading market for the senior notes. We believe there is a limited over-the-counter trading market for the senior notes in the United

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States. We also believe that more than one brokerage firm currently makes a market in the senior notes in the over-the-counter trading market, although both bid and ask quotations may be limited at times. Only limited trading data for our notes has been publicly available since their original issuance in 1997. See "Item 3: Key Information-Risk Factors-Risk Factors Related to Our Business-Investors May Not Be Able to Easily Buy and Sell Our Senior Notes Because Only a Limited Trading Market Exists for Our Securities."

ITEM 10. ADDITIONAL INFORMATION

                                     BYLAWS

     Set forth below is a brief summary of some significant provisions of our bylaws and Mexican law. This description does not purport to be complete, and is qualified by reference in its entirety to our bylaws, which have been filed as an exhibit to this annual report and Mexican law.

PURPOSE

     We are registered with the Public Registry of Commerce in Mexico City under the commercial File (folio mercantile) No. 213223. Our corporate purposes are enumerated in Article II of our bylaws. These include the installation, operation and commercial exploitation of public telecommunications networks that provide any type of public services, among them DTH television services. Our corporate purposes also include general corporate actions such as investing in other companies, acquiring securities, issuing bonds, contracting loans, leasing or acquiring property, representing other entities as an agent, providing or receiving technical services, producing works that may be subject to intellectual property right protection, acquiring and granting permits and concessions and executing agreements and contracts.

EQUITY AND VOTING RIGHTS

     Our equity consists of two series of partes sociales or social parts, the Series A and the Series B. Only Mexican investors may acquire the Series A, whereas Mexican and foreign investors may acquire the Series B. The Series A must always represent at least the percentage of capital required to be held by Mexican investors under Mexican law. Each social part must represent Ps. 100.00 of capital or a multiple thereof. Each member or social part holder is entitled to one vote per Ps. 100.00 of capital represented by its social part. Our owners are identified as social part holders in our bylaws, which are publicly filed in Mexico. Under both Mexican law and our bylaws, there is no threshold at which a social part holder or its holdings need be disclosed.

     In accordance with the authorization of the Secretary of Economy, dated as of November 30, 2001, the company may issue Series N quotas representing up to 80% of the capital stock of the company, Series N quotas are considered as neutral investment for the purposes of the Foreign Investment Law, previous authorization of the Secretary of Economy, and that Series N bidders have economic rights and the right to vote at shareholder's meetings only the following matters:

         -    to extend the corporate existence;

         -    to dissolve the company;

         -    to change the corporate purposes or company's nationality; and

         -    to approve any transformation or merger involving the company.

     Afterwards, on July 30, 2002 our shareholders resolved to modify the Article Sixth of the corporate by-laws of the company (Capital, Series and Classes), adding the Series N, integrated by special quotas that may be issued and considered as neutral investment for purposes of the Foreign Investment Law. As of May 31, 2003 no social part of Series N has been issued.

     Generally, a vote of the majority of the social parts is sufficient to adopt a resolution of our company's equity holders. However, the approval of both the Series A and Series B-1 social part holders is required:

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

         -    to approve the audited financial statements;

         -    to declare and pay dividends;

         - to name and remove Directors from the Board of Directors and establish, appoint, remove or dissolve any committees;

         -    to divide or redeem any social part interest;

         - to require contributions or payments outside the Annual Budget or Business Plan;

         -    to issue warrants or other equity equivalents;

         -    to admit new members and assign any capital interests;

         -    to amend the bylaws;

         - to approve capital increases and decreases or sales of capital interests;

         -    to dissolve the company;

         -    to appoint liquidators;

         -    to issue bonds; and

         - to approve any transformation, merger or spin-off involving the company.

     The majority of the social part holders are entitled to determine how earnings may be distributed, after legal reserves and capital reserves are established. Any surplus left over after liquidation shall be distributed among our members in proportion to their capital interest. Any changes in capital and the admission of new members must be approved by both the Series A and Series B-1 social part holders. Each member is entitled to subscribe for any increase in capital in the same proportion as their percentage ownership interest prior to the capital call.

     The rights of social part holders as defined in our bylaws may not be changed without the approval of both the Series A and Series B-1 members. Additionally, an equity owner may not transfer its equity stake without the consent of the Series A and Series B-1 members. For additional information on regulatory matters that could affect the rights of social part holders, see "Item 4: Information On the Company--Business Overview--Mexican Regulation of DTH Services."

MEETINGS

     Our members must meet at least once a year within four months of the close of the fiscal year. Other meetings may be held at any time. The meetings are convoked held after notice is issued by any of our Directors pursuant to Mexico's General Law of Commercial Corporations. At least 15 days' notice is required, unless waived by all members.

BOARD OF DIRECTORS

     The Series A member is entitled to appoint six members of the Board of Directors while the Series B-1 member is entitled to appoint four members of the Board of Directors. Directors serve until they are replaced; our directors do not stand for re-election in staggered terms. Pursuant to our bylaws, a majority vote of our Board of Directors is generally sufficient for our Board of Directors to take action. However, the approval of a majority, including at least two directors selected by Televisa and two directors selected by News Corporation, is currently required in order to authorize a number of significant actions, including the following actions, subject to certain exceptions:

         -    the appointment of the Chief Executive Officer;

         -    the appointment of the Chief Financial Officer;

         - the selection of local distributors and the terms of the agreements executed in connection therewith;

         - the acceptance of pricing, tiering and other material terms relating to the distribution of programming services;

         - entering into agreements having a term in excess of three years or involving amounts in excess of US$1 million;

         - the incurrence of indebtedness for borrowed money, the granting of loans and the incurrence or allowance of encumbrances on our assets involving amounts in excess of US$1 million;

         -    the sale of assets outside the ordinary course of business;

         - the purchase, lease or acquisition of assets involving amounts in excess of US$1 million;

         - the acquisition of, investment in, or merger or joint venture with, any other entity other than a wholly owned subsidiary;

         - the commencement or settlement of any suit, action or proceeding involving amounts in excess of US$100,000;

         - the appointment or dismissal of Innova's auditors or the adoption or modification of any material accounting or tax principle or practice;

         -    the appointment or dismissal of our legal counsel;

         - settling or contesting of proposed tax audit adjustments involving amounts in excess of US$100,000;

         - the approval of the location of our principal offices and our subsidiaries;

         - the entering into agreements or transactions with Televisa, News Corporation, Liberty Media or their affiliates;

         - the approval of certain actions by us in our capacity as stockholder of our subsidiaries;

         - the approval of the business plan and any material amendments thereto;

         -    the approval of the annual budget and any amendments thereto;

         - the approval of any material waiver or amendment of an agreement otherwise subject to supermajority approval;

         -    the incorporation, formation or organization of subsidiaries;

         -    the filing of a voluntary petition in bankruptcy;

         -    the granting or revocation of powers of attorney; and

         - the entering into of consulting agreements which are not on arms' length terms, have a term in excess of one year or provide for payments in excess of US$250,000.

                       ENFORCEABILITY OF CIVIL LIABILITIES

     We are organized under the laws of Mexico. Substantially all of our directors, executive officers and controlling persons reside outside of the United States, all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside of the United States and some of the experts named in this annual report also reside outside of the United States. As a result, it may not be possible for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortes y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. See "Key Information -- Risk Factors -- Risks Factors Related to Our Business -- It May Be Difficult to Enforce Civil Liabilities Against Us or Our Directors, Executive Officers and Controlling Persons."

                               MATERIAL CONTRACTS

     Our agreements with related parties are described in "Item 7: Major Shareholders and Related Party Contracts."

NEW SUBSCRIBER MANAGEMENT SYSTEM CONTRACT

     Through our subsidiary, Novavision, we entered into two related agreements with CSG Software, Inc. (CSG), on June 12, 2002 under which CSG will provide:
(a) a non-exclusive, perpetual License for the use of the software "Kenan" to provide billing and order management to licensed subscribers, besides installation and implementation of the system to our business, training and support services and, (b) consulting services.

     Under the Software License and Service agreement, we must pay US$3.4 million to CSG for a license capacity of up to 1,125,000 subscribers. However, we can purchase additional capacity according to our subscriber base growth at additional cost per every 100,000 subscribers. Technical support in Mexico will be available for the first 24 months following the date on which we begin live production of the system; the annual cost for these services is US$510,600 plus US$75,000 for a 24x7 basis support. We are allowed to use the Kenan system to provide billing and order management to licensed subscribers from other Latin American DTH platform in case of merger, acquisition or combination of platforms (except Sky Brazil). On December 27, 2002 we agreed to remove some applications of the Kenan software, reducing the total license fees in US$500,000. We are currently using a SMS called Provider II that we obtained from NDS. NDS will continue to support Provider II until we complete the switch-over to the new SMS. We expect the new SMS will be placed in service in late August 2003.

     Under the Consulting Services agreement, CSG will provide management and technology consulting, advisory and integration services related to the implementation of the Kenan end-to-end integrated solution, as well as the required interfaces with our Siebel and NDS software currently on operation, accordingly with an Implementation Planning and Analysis process (IPA), previously agreed with Novavision. Total cost of US$4.4 million for these services, will be payable upon completion of certain agreed milestones. CSG is an enterprise with more than 20 years as customer care and billing expertise, providing its services in more than 265 companies, and more than 40 countries. For additional information about how we use the SMS and our agreement with CSG, see "Item 3: Key Information--Risk Factors--Risk Factors Related to Our Business-- Our Ability to Provide Billing and Order Management to Our Subscribers Depends on the Functionality and Flexibility of Our Subscriber Management System, Which is Currently Being Replaced with a New System from a New Supplier;" and "Item 4: Information on the Company--Business Overview--Capital Expenditures" and "--Subscriber Management System."

ANTENNA RE-POINTING CONTRACT

     Through our subsidiary, Novavision, we entered into an agreement with NCR de Mexico, on October 3, 2000 under which NCR re-pointed our existing subscribers' antennas from Solidaridad 2, a satellite we no longer use for signal reception and retransmission, to PAS-9, the newer satellite we currently use for our satellite services. We paid NCR US$28.0 million under this agreement. NCR began re-pointing our subscribers' antennas under this agreement in November 2000 and finished in March 2002. The shutdown of this process and Solidaridad 2 satellite, caused us to lose approximately 13,000 subscribers, we do not know how many reconnected back. Re-pointing costs were approximately US$35 million (NCR and internal costs). We have no more obligations related with this agreement with NCR.

SATELLITE TRANSPONDER SERVICES AGREEMENTS

     We currently receive satellite signal reception and retransmission services from 12 Ku-band transponders on the PAS-9 satellite, owned by PanAmSat Corporation.

     AGREEMENT WITH PANAMSAT.

     We entered an agreement with PanAmSat on February 8, 1999 for signal reception and retransmission services from PAS-9. PAS-9 was launched on July 28, 2000 and became operational on September 8, 2000. The service term of the PAS-9 agreement ends at the earlier of: (a) September 2015 or (b) the date PAS-9 is taken out of service. We must pay a monthly service fee of US$1.7 million for service from all 12 transponders. We received a credit against the first US$11.7 million of service fees otherwise payable under the PAS-9 agreement. Televisa, News Corporation and Liberty Media have guaranteed Innova's payments to PanAmSat in proportion to their respective beneficial interests in Innova. PAS-9 was manufactured by Hughes and its remaining useful life is estimated to be approximately 14 to 16 years. Hughes (which holds an indirect interest in DIRECTV Mexico, our DTH competitor) owns 81% of PanAmSat, while the original founders own 10% and the remaining 9% is publicly held. Our service on PAS-9 is not subject to pre-emption except in limited instances with respect to spare transponder capacity. We have migrated our subscribers to PAS-9 for service by re-pointing their antennas to this satellite. For more information about our satellite operations, see "Item 4: Information on the Company--Business Overview--Operations--Satellites."

     AGREEMENT WITH SATMEX

     We entered into an agreement with SatMex on April 1, 1999 to allow us to use 12 Ku-Band transponders on Solidaridad 2 for signal reception and retransmission. The agreement expired on December 31, 2001 but the Company negotiated an extension from January 1 to March 31, 2002 in order to avoid an interruption of service to those subscribers whose antennas had not been re-pointed to the newer satellite, PAS-9. The extension of the service agreement enabled us to arrange to have the antennas of approximately 30,000 additional subscribers re-pointed to PAS-9 without an interruption in service. We were obligated to pay SatMex a monthly service fee of US$1.752 million for satellite signal reception and retransmission service from transponders on Solidaridad 2 through December 31, 2001. For the extension of the service, we paid to SatMex US$1.5 million for the use of up to eight Ku-band transponders. Service from the Solidaridad 2 satellite ceased on March 31, 2002.

CONCESSIONS

     We have been granted two concessions by the Mexican government that authorize us to operate our DTH systems. These concessions are described under the caption "Item 4: Information on the Company--Business Overview--Mexican Regulation of DTH Services--Our Concessions." If we are unable to renew, or if the Mexican government revokes either concession, we would not be able to deliver our services. See "Item 3: Key Information--Risk Factors--Risk Factors Related to Our Business-- The Operation of Our Business May Be Terminated or Interrupted if the Mexican Government Does Not Renew or Revokes Our Concessions."

                                LEGAL PROCEEDINGS

         We challenged certain provisions of Mexico's asset tax law that prohibit us from deducting loans from non-Mexican sources from our asset tax basis and in order to avoid penalties and interest payments in the event we could lose the appeal, we paid approximately Ps. 43.2 million nominal (including interest) of tax on assets for the year ended December 31, 2001 in March of 2002; approximately Ps. 45.2 million nominal in monthly payments during the year ended December 31, 2002; and approximately Ps. 7.5 million nominal for the months of January and February 2003. On March 19, 2003, the court issued a resolution rendering part of article 5 of the Mexican Asset Tax Law unconstitutional. This law had prohibited taxpayers from deducting debts payable to nonresidents from the taxable asset's value. Since the declaratory judgment was favorable to us, to the extent that the Asset Tax Law is not amended, we will be able to deduct debts payable to nonresidents from the asset tax basis. We are analyzing the alternatives to recover the amount of Ps.88.4 million (plus interest and inflation effects) of amounts paid for the tax years 2001 and 2002; however, we can not assure you that we will be successful in recovering this amount. Amounts paid for the months of January and February of 2003, have already been recovered or credited to us.

     At the end of December 2001, the Mexican Congress passed a series of tax reforms. As a result of these tax reforms, subject to certain exceptions, revenues from our pay television services are now subject to a 10% excise tax. In February 2002, Cablevision, Innova, Skytel and a number of other companies in the telecommunications and pay television industries filed amparo injunctive proceedings challenging the constitutionality of this excise tax. Nonetheless, we implemented rate increases on January 1, 2002 and took other actions including lay-offs and reduction of capital expenditures and expenses in an effort to mitigate, in part, the impact of this tax on our results of operations and financial condition. We obtained a favorable ruling in this proceeding regarding our 2002 liability for this tax, but this ruling does not entitle us to recover any amounts paid for this tax in 2002, and we cannot assure you that we will be able to recover any portion of the approximately US$18 million paid for this excise tax during 2002.

     In December 2002 the Congress again acted to make this special tax effective during fiscal year 2003, by adding or modifying some concepts included in the original text of the law. The Congress does not need to ratify this special tax every year, but modifications to the law could be made. In response, we have filed a new amparo proceeding challenging the constitutionality of the tax. Our action challenges the tax on grounds similar to those we raised last year and we plan to follow a similar strategy as last year. We have been informed that similar proceedings were also filed by Cablevision. We cannot assure you that we will obtain a favorable resolution in these proceedings or that we will be able to recover the amounts that have been or will be paid for this tax. See "Item 4: Information on the Company -- Business Overview --Mexican Regulation of DTH Services--Telecommunications Tax."

     In 2001, we decided to settle our suit for declaratory judgment regarding the withholding tax on the interest paid to our bondholders given the complexity of the subject matter and the potential tax liability if the declaratory judgments (amparos) were not resolved in our favor. As a result, we withdrew the declaratory judgments (amparos) and paid US$4.1 million of surcharges and penalties in order to obtain a favorable resolution to apply the reduced rate of 4.9% withholding tax on the interest paid to bondholders. On January 24, 2001, the tax authorities officially confirmed our right to apply the reduced rate of 4.9% withholding tax on interest paid to bondholders. For more information see, "Item 10: Additional Information-Taxation-Mexican Taxation."

     There are other various legal actions and other claims pending against us that are incidental to our ordinary course of our business. Our management does not consider these actions or claims to be material.

                                EXCHANGE CONTROLS

     For a description of exchange controls and exchange rate information, see "Key Information--Exchange Rate Information."

                                    TAXATION

     The following is a general summary of certain anticipated U.S. federal income and Mexican federal tax consequences of the ownership and disposition of the senior notes, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to own and dispose of the senior notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico.

     This summary is based on the federal tax laws of the United States and Mexico as in effect on the date of this Annual Report, as well as regulations, rulings and decisions of the United States and rules and regulations of Mexico available on or before such date and now in effect. All of the foregoing is subject to change, possibly for U.S. federal income tax purposes with retroactive effect.

     This summary does not constitute, and should not be considered as, legal or tax advice to holders. Tax consequences of each individual holder of the senior notes will depend upon the particular facts and circumstances of each such holder. Accordingly, each person should consult with his or her own professional advisor with respect to the tax consequences of his or her ownership and disposition of the senior notes.

UNITED STATES/MEXICO TAX TREATY

     A convention for the Avoidance of Double Taxation between Mexico and the United States and a protocol to that convention (collectively referred to herein as the "Tax Treaty"), are in effect. However, as discussed below under " -- Mexican Taxation", as of the date of this Annual Report, the Tax Treaty is not generally expected to have any material effect on the Mexican tax consequences described in this Annual Report. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.

UNITED STATES FEDERAL INCOME TAXATION

     This summary of certain U.S. federal income tax consequences of the ownership and disposition of the senior notes is limited to holders of senior notes that are U.S. Holders and will hold the senior notes as capital assets. As used herein, a "U.S. Holder" includes a holder or beneficial owner of the senior notes who is, for U.S. federal income tax purposes, a citizen or individual resident of the United States, a corporation or partnership created or organized in or under the laws of the United States, or of any political subdivision thereof, an estate, the income of which is includable in its gross income for U.S. federal income tax purposes without regard to its source or a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons, but excludes persons subject to special provisions of U.S. federal income tax law, such as tax-exempt organizations, financial institutions, insurance companies, broker-dealers, traders in securities, persons having a "functional currency" other than the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax, and holders that will hold the senior notes as part of a straddle, hedging or conversion transaction or other integrated investment comprised of the senior notes and one or more other investments. Further, the discussion below does not address the effect of any U.S. state or local tax law on a holder of the senior notes. This discussion assumes that each holder of the senior notes will comply with the certification procedures described below as may be necessary to obtain a reduced rate of withholding under Mexican law. Each holder of a note should consult a tax advisor as to the particular tax consequences to such holder of the ownership and disposition of the note, including the applicability and effect of any state, local or foreign tax laws.

     INTEREST AND ADDITIONAL AMOUNTS

     Interest on the senior notes and additional amounts paid in respect of Mexican withholding taxes imposed on payments on the senior notes ("Additional Amounts") will be taxable to a U.S. Holder as ordinary income. The amount of income taxable to a U.S. Holder will include the amount of all Mexican taxes withheld (as described below under "--Mexican Taxation") by the Company in respect thereof. Thus, a U.S. Holder will be required to report income in an amount greater than the cash it receives in respect of payments on its note. However, a U.S. Holder may, subject to certain limitations, be eligible to claim as a credit or deduction for purposes of computing its U.S. federal income tax liability the Mexican taxes withheld, notwithstanding that the payment of such taxes will be made by the Company. The rules relating to foreign tax credits and the timing thereof are extremely complex and depend upon a U.S. Holder's particular circumstances. In addition, under guidance released by the U.S. Treasury Department, foreign tax credits will not be allowed for withholding taxes imposed on an arrangement in which a U.S. Holder's reasonably expected economic profit, after non-U.S. taxes, is insubstantial compared to the value of the foreign tax credits expected to be obtained as a result of the arrangement. The Internal Revenue Service has identified such an agreement as a "listed transaction" (as defined below under "Tax Shelter Disclosure Regulations"). U.S. Holders should consult with their own tax advisors with regard to the availability of a foreign tax credit or deduction and the application of the foreign tax credit rules to their particular situations.

     CONTINGENT PAYMENT DEBT INSTRUMENT REGULATIONS

     In general, if a debt instrument is subject to the U.S. Treasury regulations governing the treatment of "contingent payment debt instruments" (the "contingent debt regulations"), a U.S. Holder, including a U.S. Holder using the cash method of tax accounting, must accrue interest income as "original issue discount" over the term of the debt instrument based upon a projected payment schedule (subject to later adjustments) provided by the issuer and any gain and (subject to certain limitations) loss recognized by a holder with respect to such instrument will be ordinary, rather than capital, in nature.

     The application of the contingent debt regulations to instruments such as the senior notes, which generally provide for interest payable at a fixed rate, but also provide for Additional Amounts, is uncertain. If the contingent debt regulations apply to the senior notes, U.S. Holders of senior notes would be subject to the projected interest accruals rules and ordinary income and loss treatment on dispositions as summarized above. The Company believes that the contingent debt regulations were not intended to apply to instruments such as the senior notes and, subject to further clarification of the contingent debt regulations, intends to take the position that the senior notes are not subject to those regulations. It is conceivable, however, that the Internal Revenue Service could take the position that Additional Amounts payable with respect to the senior notes constitute contingent payments to which the contingent debt regulations apply. Under certain characterizations, a U.S. Holder would be required to treat the senior notes consistently with the Company's treatment, unless the holder files a statement (disclosing the inconsistent treatment and the reason for such inconsistent treatment) with its timely filed U.S. federal income tax return for the taxable year that includes the date of acquisition. Holders are urged to consult their tax advisors to determine the possible application of the contingent debt regulations to the senior notes.

     MARKET DISCOUNT AND BOND PREMIUM

     If a U.S. Holder purchases a 12 7/8% senior note at a price that is less than its principal amount, the excess of the principal amount over the U.S. Holder's purchase price will be treated as "market discount." However, such market discount will be considered to be zero if it is less than 1/4 of 1% of the note's principal amount multiplied by the number of complete years to maturity from the date the U.S. Holder purchased such note.

     Under the market discount rules, a U.S. Holder generally will be required to treat any partial principal payment on, and any gain realized on the sale, exchange, retirement or other disposition of, a 12 7/8% senior note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income during the period the U.S. Holder held such note. If such note is disposed of in a nontaxable transaction, for example, by gift (other than a non-recognition transaction described in section 1276(c) of the Internal Revenue Code of 1986, as amended), accrued market discount will be includible as ordinary income as if the note had been sold at its then fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

     In general, market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A U.S. Holder of a 12 7/8% senior note may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service. Such currently included market discount will increase the U.S. Holder's tax basis in the note and generally is treated as ordinary interest income for U.S. federal income tax purposes.

     A U.S. Holder that purchases a 12 7/8% senior note for an amount in excess of the amount payable at maturity of the note will be considered to purchase the note with "bond premium" equal to the excess of the U.S. Holder's purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). A U.S. Holder of a 12 7/8% senior note may elect to amortize such premium using a constant yield method over the remaining term of the note (or until an earlier call date if it resulted in a smaller amortizable bond premium) and to offset interest otherwise required to be included in income in respect of such note by the amortized amount of such excess for such taxable year. Such election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. A U.S. Holder which does not make this election will be required to include in gross income the full amount of interest on the note in accordance with its regular method of tax accounting, and will include the premium in its tax basis for the note for purposes of computing the amount of its gain or loss recognized on the sale, exchange or retirement of the note.

     A U.S. Holder may elect to include in gross income under a constant yield method all amounts that accrue on a 12 7/8% senior note that are treated as interest for tax purposes (i.e., stated interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium). U.S. Holders should consult their tax advisors as to the desirability, mechanics and collateral consequences of making this election.

     If the senior notes are subject to the contingent debt regulations, described above, the foregoing market discount and bond premium rules will not apply. Rather, upon the purchase of a 12 7/8% senior note at other than the note's adjusted issue price, a U.S. Holder would be required to reasonably allocate any difference between the "adjusted issue price" and the basis of the note to the daily portions of interest or projected payments over the remaining term of the note. Because of the complexity of the rules relating to bond premium and market discount, U.S. Holders should consult their tax advisors as to application of these rules and as to the desirability, mechanics and collateral consequences of making any elections in connection therewith.

     DISPOSITIONS

     Upon the sale, exchange, retirement or other taxable disposition of a 12 7/8% senior note, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference, if any, between such holder's adjusted basis in the note and the amount realized on such sale, exchange or retirement. A U.S. Holder's adjusted tax basis in a 12 7/8% senior note will generally equal the cost of such note, increased by the amount of any market discount previously included in the U.S. Holder's gross income, and reduced by the amount of any amortizable bond premium applied to offset interest on the note (unless a 12 7/8% senior note is subject to the contingent debt regulations, described above, in which case a U.S. Holder's basis in a note would be increased by interest previously accrued on the note and decreased by the amount of any non-contingent payment and the projected amount of any contingent payment previously made on the note). A gain or loss recognized by a U.S. Holder on the sale, exchange, retirement or other taxable disposition of a 12 7/8% senior note generally will be a capital gain or loss (except with respect to amounts received upon a disposition attributable to accrued but unpaid interest, which will be taxable as ordinary income, and except if the senior notes are subject to the contingent debt regulations, described above), and will be a long-term capital gain or loss, if, at the time of the disposition, the note has been held for more than one year. Any gain recognized by a non-corporate U.S. Holder on the sale, exchange, redemption, retirement or other disposition of a note generally will be subject to a maximum tax rate of 15%, which maximum tax rate will increase under current law to 20% for dispositions occurring during taxable years beginning on or after January 1, 2009. U.S. Holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the senior notes.

     BACKUP WITHHOLDING

     In general, "backup withholding" at a rate of 28% (which rate will increase under current law to 31% for taxable years beginning on or after January 1,
2011) may apply to payments of principal and interest made on a 12 7/8% senior note, and to the proceeds of a sale or exchange of a 12 7/8% senior note before maturity within the United States, that are made to a non-corporate holder if such holder fails to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a U.S. Holder's U.S. federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

     NON-U.S. HOLDERS

     A holder or beneficial owner of senior notes that is, with respect to the United States, a foreign corporation or a nonresident alien individual (a "non-U.S. Holder") generally will not be subject to U.S. federal income or withholding tax on: (a) interest and Additional Amounts received in respect of the senior notes, unless such payments are effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States or
(b) gains realized on the sale, exchange or retirement of the senior notes, unless: (i) such gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States or (ii) in the case of a gain realized by an individual non-U.S. Holder, the non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

     TAX SHELTER DISCLOSURE REGULATIONS

     Recently issued U.S. Treasury regulations directed at tax shelter activity require persons filing U.S. federal income tax returns to disclose certain information if they participate in a "reportable transaction." A transaction will be a "reportable transaction" if it is described in any of several categories of transactions, which include transactions that are the same or substantially similar to a transaction identified in a public IRS pronouncement as a tax avoidance transaction (a "listed transaction"), transactions that result in the incurrence of a loss or losses exceeding certain thresholds, transactions that result in the existence of significant book-tax differences, and transactions that are offered under conditions of confidentiality. Each holder of a note should consult with their tax advisors concerning such possible disclosure obligations. There are pending in Congress legislative proposals that, if enacted, would impose significant penalties for failure to comply with these disclosure requirements.

MEXICAN TAXATION

     The following is a general summary of the principal consequences, under Mexico's Income Tax Law (Ley del Impuesto sobre la Renta) (the "Law") and rules as currently in effect, and under the Tax Treaty, of the ownership and disposition of the senior notes by a holder that is not a resident of Mexico for tax purposes and that will not hold the senior notes or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a "Foreign Holder") and such Foreign Holder is not:

         - holder of 10% or more of Innova's voting stock, directly or indirectly, jointly or individually, or

         - a corporation or other entity, 20% or more of whose stock is owned, directly or indirectly, jointly or individually, by persons related to Innova, that in either case is the effective beneficiary, directly or indirectly, jointly or individually, of 5% or more of the aggregate amount of any interest payment on senior notes. For these purposes, persons will be related if:

                 - one person holds an interest in the business of the other person and both persons have common interests; or

                 - a third party has an interest in the business or assets of both persons.

     For purposes of Mexican taxation:

         - an individual is a resident of Mexico if such person has established his home in Mexico, unless such person has resided in another country for more than 183 days, whether consecutive or not, during a calendar year and can demonstrate that such person has become a resident of that country for tax purposes.

         - A legal entity is a resident of Mexico if it is incorporated under Mexican law or if it maintains the main administration of its head office or business or the effective location of its management in Mexico.

         - A Mexican citizen is presumed to be a resident of Mexico unless such person can demonstrate the contrary.

         - A permanent establishment of a foreign person will be regarded as a resident of Mexico, and such permanent establishment will be required to pay taxes in Mexico for income attributable to it, in accordance with applicable law under a regime that differs from that applied to Foreign Holders.

     This summary is based upon the tax laws of Mexico as in effect on the date of this Annual Report, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing are subject to interpretations and to change, possibly with retroactive effect, and could affect the continued validity of this summary.

     Each Foreign Holder should consult a tax advisor as to the particular Mexican or other tax consequences to such Foreign Holder of owning, purchasing and disposing of the senior notes, including the applicability and effect of any state, local or foreign tax laws. This summary does not address the tax consequences of the ownership, purchase or disposition of the senior notes by Foreign Holders that do not fulfill the requirements described above.

     This summary does not address all of the tax consequences that may be applicable to Foreign Holders of the senior notes and does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision by the Foreign Holder in respect of the owning, purchasing or disposing such senior notes.

     INTEREST AND PRINCIPAL

     Under the Law, payments of interest (including amounts paid by Innova in excess of the issue price of the senior notes or premiums which, under the Law, are deemed to be interest) made by Innova in respect of the senior notes to a Foreign Holder will be subject to a Mexican withholding tax assessed at a rate of 4.9% if all of the following requirements are met:

         - the senior notes are placed outside of Mexico through banks or brokerage houses, in a country with which Mexico has entered into a treaty for the avoidance of double taxation and such treaty is in effect;

         - the senior notes are registered in the Special Section of the Mexican National Registry of Securities, and copies of such registration are provided to the Mexican Ministry of Finance and Public Credit;

         - Innova timely files with the Mexican Ministry of Finance and Public Credit, certain information relating to the original issuance of the senior notes and the related prospectus; and

         - Innova timely files with the Mexican Ministry of Finance and Public Credit, on a quarterly basis, information representing that no party related to Innova jointly or individually, directly or indirectly, is the effective beneficiary of 5% or more of the aggregate amount of each interest payment, and Innova maintains records that evidence compliance with this requirement.

     Innova has met the first three requirements and expects to timely file all of the periodic information required by the fourth. Accordingly, Innova expects to withhold Mexican tax from interest payments on the senior notes made to Foreign Holders at the 4.9% rate in accordance with the Law rather than a 10% rate that could apply under other circumstances. On January 24, 2001, the tax authorities officially confirmed Innova's right to apply the 4.9% withholding tax on interest paid to our bondholders. In the event that any of the above information requirements are not met, under the Law, payments of interest on the senior notes made by Innova to a Foreign Holder will be subject to a Mexican withholding tax assessed at a rate of 10%.

     As of the date of this Annual Report, neither the Tax Treaty nor any other tax treaty entered into by Mexico is expected generally to have any material effect on the Mexican income tax consequences described in this Annual Report, because, as discussed above, we expect that the 4.9% rate will apply in the future and, therefore, that Innova will continue to be entitled to withhold taxes in connection with interest payments under the senior notes at the 4.9% rate.

     Foreign holders residing in the United States should nonetheless be aware that under the Tax Treaty, the Mexican withholding tax rate applicable to interest payments made to U.S. holders which are eligible for benefits under the Tax Treaty will be limited to either:

         -    15% generally; or

         - 4.9% in the event that the senior notes are considered to be "regularly and substantially traded on a recognized securities market" or "loans granted by banks including investment banks and savings banks and insurance companies" within the meaning of the Tax Treaty.

     Other Foreign Holders should consult their tax advisors regarding whether they reside in a country that has entered into a treaty for avoidance of double taxation with Mexico which is effective, and, if so, the conditions and requirements for obtaining benefits under such treaty. As of January 1, 2002, the Mexican income tax law provides that in order for a Foreign Holder to be entitled to the benefits under the treaties entered into by Mexico, it is necessary for the Foreign Holder to meet the procedural requirements established in the law.

     Foreign Holders or beneficial owners of the senior notes may be requested, subject to specified exceptions and limitations, to provide certain information or documentation necessary to enable Innova to apply the appropriate Mexican withholding tax rate applicable to such Foreign Holders or beneficial owners. In the event that the specified information or documentation concerning the Foreign Holder or beneficial owner, if requested, is not provided prior to the payment of any interest to that Foreign Holder or beneficial owner, Innova may withhold Mexican tax from that interest payment to that Foreign Holder or beneficial owner at the maximum applicable rate, but Innova's obligation to pay Additional Amounts relating to those withholding taxes will be limited.

     Under the Law, payments of interest made by Innova with respect to the senior notes to non-Mexican pension or retirement funds will be exempt from Mexican income tax and withholding taxes, provided that the fund: (i) is duly organized pursuant to the laws of its country of origin (and is the effective beneficiary of such interest), (ii) is exempt from income tax in such country and (iii) is registered with the Mexican Ministry of Finance and Public Credit for that purpose.

     Innova has agreed, subject to certain exceptions and limitations, to pay Additional Amounts in respect of the above-mentioned Mexican withholding taxes to Foreign Holders.

     Under the Law and the rules thereunder, a Foreign Holder will not be subject to any Mexican withholding or similar taxes in connection with payments of principal made by Innova in connection with the senior notes.

     DISPOSITIONS

     Capital gains resulting from the sale or other disposition of senior notes by a Foreign Holder will not be subject to Mexican income or other taxes.

     OTHER TAXES

     A Foreign Holder will not be liable for Mexican estate, gift, inheritance or similar taxes with respect to its holding, nor will it be liable for Mexican stamp, registration or similar taxes.

                              DOCUMENTS ON DISPLAY

     We submit and file reports, including annual reports on Form 20-F, and other information with the SEC. These reports and other information, as well as any related exhibits and schedules, may be inspected, without charge, at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Woolworth Building, 233 Broadway, 13th Floor, New York, New York, 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400 Chicago, Illinois 60661-2511. Copies of these reports and other information may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. These reports and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our current reports on Form 6-K and Form 20-F are available through the SEC website, since we are filing our reports electronically through EDGAR.

     We furnish the Bank of New York, as the trustee for our outstanding 12 7/8% senior notes, or senior notes, with annual reports in English. These reports contain audited consolidated financial statements that have been prepared in accordance with Mexican GAAP, and reconciled as to net income and stockholders' equity to U.S. GAAP. These reports have been examined and reported on, with an opinion expressed by, an independent auditor. The trustee is required to mail our annual reports to all holders of record of our senior notes. The indenture for the senior notes also requires us to furnish the depositary with English translations of all other reports and communications that we send to holders of our senior notes. The trustee is required to mail these notices, reports and communications to holders of record of our senior notes. We also furnish the Luxembourg Stock Exchange with a copy of our annual report as required by their rules.

     Statements contained in this annual report concerning the contents of any contract or any other document, are not necessarily complete. If a contract or document has been filed as an exhibit to any filing we have made with the SEC, we refer you to the copy of the contract or document that has been filed. Each statement in this annual report relating to a contract or document filed as an exhibit is qualified in its entirety by the filed exhibit.

ITEM 11. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the exposure to an adverse change in the value of financial instruments caused by interest rate changes, foreign currency fluctuations and changes in the market value of investments. The following information includes "forward-looking statements" that involve risks and uncertainties. Actual results could differ from those presented. Unless otherwise indicated, all information below is presented on a Mexican GAAP basis in constant Pesos in purchasing power as of December 31, 2002.

INTEREST RATE RISK

     We currently believe that any increase in interest rates in international money markets is not likely to have a direct adverse impact on our financial results or cash flows because our total debt, including the senior notes and the loans received from stockholders, is U.S. dollar-denominated and bears fixed rates of interest. Our results and cash flow could be affected if additional financing is required in the future when interest rates are high in relation to current market conditions. As of December 31, 2002 and 2001, we were not a party to any interest rate risk management transactions. We will evaluate from time to time specific actions to cover our exposure to interest rate risk on commercially acceptable terms.

FOREIGN EXCHANGE RATE RISK

     The devaluation of the peso adversely affects our liquidity and results of operations by increasing the peso equivalent of our U.S. dollar-denominated indebtedness, operating costs and expenses. Our ability to meet our U.S. dollar-denominated obligations is affected by changes in the relative values of the peso against the U.S. dollar. To the extent that we are not able to obtain dollars from our operations, capital contributions or borrowings in order to meet our dollar-denominated obligations, we would be required to purchase U.S. dollars on foreign exchange markets with pesos.

     We have substantial indebtedness and operating costs denominated in U.S. dollars. As of December 31, 2002 and 2001, the Company had US$ 936.0 million and US$880.5 million of liabilities denominated in U.S. dollars, respectively. Each percentile point devaluation of the peso against the U.S. dollar and British Pound Sterling would increase our current costs in pesos by an amount equivalent to approximately Ps. 17.8 million and Ps. 0.1 million respectively. Also, under this scenario, the exchange loss in pesos for the total U.S. dollar-denominated indebtedness would amount to approximately Ps. 97.9 million and Ps. 85.4 million for the years ended December 31, 2002 and 2001, respectively. It is unlikely that we would be able to fully recover the negative impact in the costs and expenses by increasing prices for our services when a devaluation of the peso exceeds the annual rate of inflation. Our exposure to changes in exchange rates for currencies other than the U.S. dollar and British Pound Sterling is not material.

CURRENCY HEDGING

     In 2002, 2001 and 2000, we did not engage in any hedging or other transactions related to the management of risks associated with foreign currency or interest rate fluctuations. We may consider entering into transactions to hedge the risk of exchange rate fluctuations in the future if we are able to obtain hedging arrangements on commercially satisfactory terms.

INFLATION RISKS

     In general, the purchasing power of consumers tends to decrease during high inflation periods since wages and salaries tend to rise less quickly than the cost of living. This could adversely impact our revenues and cash flow as a result of lower purchasing power of current or future potential subscribers and decreased advertising revenues. In addition, we, like most companies in our sector, may not be able to fully recover our rising costs and compensate for increases in interest rates during high inflationary periods through raising our prices. The potential adverse impact of a hyper-inflationary environment on the results has not been evaluated in light of the success of the Mexican Government's current anti-inflationary policy.

ITEM 12. DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

     Not applicable.

                                     PART II

ITEM 13. DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

     Not applicable.

ITEM 14. MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS

     Not applicable.

ITEM 15. CONTROLS AND PROCEDURES

     Within the 90-day period prior to the date of this Form 20-F, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rule 13a-14(c) and 15d-14(c) of the Exchange Act. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed in our periodic filings under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms.

     There have been no significant changes in our internal controls or other factors that could significantly affect these controls subsequent to the date of their evaluation, including any significant deficiencies or material weaknesses of internal controls that would require corrective action.

ITEM 16A. AUDIT COMMITTEE FINANCIAL EXPERT

     Not applicable.

ITEM 16B. CODE OF ETHICS

     Not applicable.

ITEM 16C. PRINCIPAL ACCOUNTANT FEES AND SERVICES

     Not applicable.

                                    PART III

ITEM 17. FINANCIAL STATEMENTS

     We have responded to Item 18 in lieu of Item 17.

ITEM 18. FINANCIAL STATEMENTS

     See pages A-93 through A-133 which are incorporated by reference herein.

ITEM 19. EXHIBITS

     Documents filed as exhibits to this annual report appear on the Exhibit Index beginning on the following page.

     All financial statement schedules relating to the registrant are omitted because they are not required or because the required information, if material, is contained in the audited year-end financial statement or the notes thereto.

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
------                        ----------------------
1.1      Amended and Restated By-laws (Estatutos Sociales) of the Registrant, dated December 22, 1998. (7)

1.2. English language translation of resolutions amending the Amended and Restated By-Laws of the Registrant, dated August 21, 2002. (11)

1.3 English language translation of resolutions amending the Amended and Restated By-Laws of the Registrant, dated August 21, 2002. (11)

2.1 Indenture, dated as of April 1, 1997, for the Senior 12 7/8% senior notes between the Registrant and The Bank of New York as Trustee. (2)

2.2      Form of Senior Exchange Note (included in Exhibit 2.1) (2)

4.1 Form of Indemnity Agreement between the Registrant and its directors and its executive officers (2)

4.2      Memorandum of Understanding dated February 29, 1996 between PanAmSat
         Corporation and Grupo Televisa, S.A., Globo Participacoes, Ltda., and
         The News Corporation Limited (1)

4.3 System Implementation and License Agreement by and between the Registrant and News Digital Systems Limited ("NDS") dated September 20,
         1996 (the "System Implementation Agreement") (2)

4.4 Subscriber Management System Implementation and License Agreement between the Registrant and NDS dated October 29, 1996 (the "Subscriber
         Management Agreement," the System Implementation Agreement together with the Subscriber Management Agreement, the "NDS Agreements") (2)(3)

4.5      Agreement by and among Telecomunicaciones de Mexico and Corporacion de
         Radio y Television Norte de Mexico, S. de C.V. dated October 1, 1996
         (2)

4.6      Agreement by and among Telecomunicaciones de Mexico and Corporacion
         Medcom, S.A. de C.V. dated November 1, 1996 (2)

4.7      Social Part Holders Agreement by and among Grupo Televisa, S.A.,
         Galavision DTH, S. de R.L., Alejandro Sada, The News Corporation
         Limited, News DTH (Mexico) Investment Limited and David Evans dated
         March 6, 1997 (2)

4.8      Tax-Sharing Agreement effective as of March 6, 1997 between Grupo
         Televisa, S.A. and the Registrant (2)

4.9      Trademark License Agreement by and between News America Publishing
         Incorporated and the Registrant dated March 6, 1997 (2)

4.10     Agreement by and among Telecomunicaciones de Mexico and Corporacion de
         Radio y Television Norte de Mexico, S.A. de C.V. dated September 9,
         1997 (No. TVDP-1191/97). (6)

4.11     Agreement by and among Telecomunicaciones de Mexico and Corporacion de
         Radio y Television Norte de Mexico, S.A. de C.V. dated September 9,
         1997 (No. TVDP-007/96). (6)

EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
------                        ----------------------
4.13     Transponder Service Agreement by and among PanAmSat International
         Systems, Inc. and Corporacion de Radio y Television del Norte, S.A. de
         C.V. dated February 8, 1999. (5)

4.14     Subscriber Management System (SMS) Agreement by and between NDS and
         Innova, dated August 3, 1998. (7)

4.15 Agreement by and among Innova, S. de R.L. de C.V., on the one hand and Grupo Televisa, S.A., Galavision, DTH, S. de R.L., News America, Inc.,
         News DTH (Mexico) Investment Ltd., and TCI DTH Mexico, dated December
         3, 1998. (7)

4.16 Amendment Letter to the Interim Agreement dated December 3, 1998 by and among Innova, S. de R.L. de C.V., on the one hand and Grupo Televisa, S.A., Galavision, DTH, S. de R.L., News America, Inc., News DTH
         (Mexico) Investment Ltd., and TCI DTH Mexico, dated as of December 22,
         1998. (8)

4.17     Second Amendment Letter to the Interim Agreement dated December 3, 1998 by and among Innova, S. de R.L. de C.V., on the one hand and Grupo
         Televisa, S.A., Galavision, DTH, S. de R.L., News America, Inc., News
         DTH (Mexico) Investment Ltd., and TCI DTH Mexico, dated May 8, 2000.
         (8)

4.18 Amendment to the System Implementation and License Agreement by and between the Innova, S. de R.L. de C.V., on the one hand and News
         Digital Systems Limited ("NDS") dated February 29, 2000 (the "NDS SILA
         Amendment") (Note: confidential portions omitted pursuant to a request for confidential treatment under Rule 24b-2 which was granted on May 3, 2002, and the confidential portions are separately filed with the Commission. (9)

4.19 DTH Concession granted to Corporacion de Radio y Television del Norte de Mexico, S. de R.L. de C.V. by the Mexican Secretary of Communications and Transport, dated November 27, 2000, along with an English language translation of the agreement. (10)

4.21     Purchase and Sale Contract, dated July 31, 2001, by and between
         Merkatel, S.A. de C.V. and Corporacion Novavision, S. de R.L. de C.V., along with an English language translation of the agreement. (10)

4.22     Advertising Agreement, dated October 31, 2001, by and between
         Televimex, S.A. de C.V. and Corporacion Novavision, S. de R.L. de C.V., along with an English language summary. (10)

4.23     Advertising Agreement, dated November 15, 2001, by and between
         Televimex, S.A. de C.V. and Corporacion Novavision, S. de R.L. de C.V., along with an English language summary. (10)

4.24     Credit Agreement, dated as of July 22, 2002, by and among Innova, S. de
         R.L. de C.V., as Borrower, and Grupo Televisa, S.A., Sky DTH, S. de. R.
         L. de C.V., News America Incorporated and Liberty Mexico DTH, Inc., as
         Lenders, News DTH (Mexico) Investment Limited, as partner at Borrower, and Corporacion Novavision, S. de. R.L. de C.V., as Issuer.

4.25 Technical Services Agreement, dated as of January 1, 1998, by and between DTH TechCo. Partners and Corporacion Novavision S. de. R.L. de
         C.V. (11)

EXHIBIT
NUMBER          DESCRIPTION OF EXHIBIT
------          ----------------------
8.1      List of Subsidiaries of Registrant.

------------------------------------------

(1) Previously filed with the Securities and Exchange Commission on May 3, 1996 as Exhibit 10.15 to PanAmSat Corporation's 10-Q (No. 000-26712) for the quarterly period ended March 31, 1996.

(2) Previously filed with the Securities and Exchange Commission on August 22, 1997 as an Exhibit to Innova's Registration Statement on Form F-4, (No. 333-7484).

(3) Portions of these exhibits have been omitted pursuant to an order, dated August 25, 1997, by the Securities and Exchange Commission granting confidential treatment.

(4) Previously filed with the Securities and Exchange Commission on June 24, 1998 as Exhibit 10.52 to PanAmSat International Systems' Registration Statement on Form S-4, (No. 333-56227). Portions of this exhibit have been omitted pursuant to an application for confidential treatment filed with the Securities and Exchange Commission by PanAmSat.

(5) Previously filed with the Securities and Exchange Commission on May 17, 1999 as Exhibit 10.56 to PanAmSat Corporation's Quarterly Report on Form 10-Q, (No. 000-22531). Portions of this exhibit have been omitted pursuant to an application for confidential treatment filed with the Securities and Exchange Commission by PanAmSat.

(6) Previously filed with the Securities and Exchange Commission on June 30, 1998 as an Exhibit to Innova's Annual Report on Form 20-F (the "1997 Annual Report").

(7) Previously filed with the Securities and Exchange Commission on June 30, 1999 as an Exhibit to Innova's Annual Report on Form 20-F (the "1998 Annual Report").

(8) Previously filed with the Securities and Exchange Commission on June 28, 2000 as an Exhibit to Innova's Annual Report on Form 20-F (the "1999 Annual Report").

(9) Previously filed with the Securities and Exchange Commission on August 28, 2001 as an Exhibit to Amendment One to Innova's Annual Report for the year ended Dec. 31, 2000 on Form 20-F/A. Portions of this exhibit have been omitted pursuant to an application for confidential treatment filed with the Securities and Exchange Commission by Innova and which was granted by an Order on May 3, 2002.

(10) Previously filed with the Securities and Exchange Commission on June 13, 2002 as an Exhibit to Innova's Annual Report on Form 20-F (the "2001 Annual Report").

(11)  Filed herewith.

                                   SIGNATURES

         The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this Annual Report on its behalf.

                                     INNOVA, S. DE R.L. DE C.V.
                                     (Registrant)

                                     By:    /s/ Pablo Abel Vazquez Oria
                                          -------------------------------------
                                     Name:  Pablo Abel Vazquez Oria
                                     Title: Chief Executive Officer

                                     By:    /s/ Carlos Ferreiro Rivas
                                          -------------------------------------
                                     Name:  Carlos Ferreiro Rivas
                                     Title: Chief Financial Officer

Dated: June 30, 2003

                   INNOVA, S DE R.L. DE C.V. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                              Page
Report of Independent Accountants...........................................................  A-93

Consolidated Balance Sheets as of December 31, 2002 and 2001................................  A-95

Consolidated Statements of Loss for the years ended
      December 31, 2002, 2001 and 2000......................................................  A-96

Consolidated Statements of Changes in Stockholders' Equity

      (Deficit) for the years ended December 31, 2002, 2001 and 2000........................  A-97

Consolidated Statements of Changes in Financial Position for

      the years ended December 31, 2002, 2001 and 2000......................................  A-98

Notes to Consolidated Financial Statements..................................................  A-99

Schedules other than those listed above are omitted for the reason that they are not required or are not applicable, or the required information is shown in the respective financial statements or notes thereto.

                  INNOVA, S. DE R. L. DE C. V. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2002 AND 2001

REPORT OF INDEPENDENT ACCOUNTANTS

Mexico, D. F., January 31, 2003, except for Note 13.c, for which the date is March 19, 2003.

To the Stockholders of
Innova, S. de R. L. de C. V.:

We have audited the accompanying consolidated balance sheets of Innova, S. de R.
L. de C. V. and its subsidiaries (collectively the "Group") as of December 31, 2002 and 2001, and the related consolidated statements of loss, of changes in stockholders' (deficit) and of changes in financial position for each of the three years in the period ended December 31, 2002 all expressed in Mexican pesos. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America and Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Innova, S. de R. L. de C. V. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations, the changes in their stockholders' (deficit) and the changes in their financial position for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in Mexico.

Accounting principles generally accepted in Mexico vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of the consolidated net loss for each of the three years in the period ended December 31, 2002, and the determination of consolidated stockholders' (deficit) at December 31, 2002 and 2001 to the extent summarized in Note 21 to the consolidated financial statements.

PricewaterhouseCoopers


/s/ Felipe Perez Cervantes, C.P.C.
------------------------------------
Felipe Perez Cervantes, C.P.C.

                  INNOVA, S. DE R. L. DE C. V. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                   (Expressed in thousands of Mexican Pesos in
                    purchasing power as of December 31, 2002)

                                                                                          December 31,
                                                                                          ------------
                                                                                     2002               2001
                                                                                     ----               ----
Assets
------
CURRENT ASSETS:
Cash and cash equivalents                                                        Ps.   266,631     Ps.    45,180
Trade accounts receivable, net (Note 4)                                                103,782           128,123
Value added tax credit and other                                                         1,230             9,362
Spare parts                                                                             13,019             8,441
Prepaid advertising (Note 9)                                                           122,035           159,741
Other current assets                                                                    44,016            37,989
                                                                                 -------------     -------------

Total current assets                                                                   550,713           388,836

Property and equipment, net (Note 5)                                                 1,544,905         1,952,176
Satellite transponders, net (Note 6)                                                 1,240,997         1,215,450
Deferred costs, net (Note 7)                                                            82,398           106,633
Intangible assets, net (Note 8)                                                         12,956           110,462
Other non-current assets                                                                 9,574               770
                                                                                 -------------     -------------

Total assets                                                                     Ps. 3,441,543     Ps. 3,774,327
                                                                                 =============     =============

Liabilities and Stockholders' Deficit

CURRENT LIABILITIES:
Trade accounts payable                                                           Ps.    99,585     Ps.    85,956
Accrued expenses                                                                       268,498           252,474
Satellite reorientation reserve                                                              -            51,881
Satellite transponders obligation (Note 6)                                              52,812            44,085
Due to affiliated companies and other related parties (Note 9)                         433,420           349,626
Accrued interest                                                                       132,812           117,096
Asset tax                                                                               31,551            46,380
Deferred income                                                                        109,498           108,411
                                                                                 -------------     -------------

Total current liabilities                                                            1,128,176         1,055,909

NON-CURRENT LIABILITIES:
Senior notes (Note 10)                                                               3,924,000         3,637,930
Stockholders' loans (Note 11)                                                        3,242,793         2,720,201
Satellite transponders obligation (Note 6)                                           1,368,843         1,314,192
Accrued interest                                                                       682,451           346,547
Other liabilities                                                                        1,179               728
                                                                                 -------------     -------------

Total liabilities                                                                   10,347,442         9,075,507
                                                                                 -------------     -------------

Commitments and contingencies (Note 13)                                                      -                 -

STOCKHOLDERS' DEFICIT:
Contributed capital:
Capital stock (Note 14)                                                              1,913,116         1,913,116
                                                                                 -------------     -------------

Earned capital:
Accumulated losses (Note 17)                                                        (7,018,675)       (6,609,230)
Loss for the period                                                                 (1,768,863)         (409,445)
Deficit from restatement                                                               (31,343)         (195,606)
                                                                                 -------------     -------------

                                                                                    (8,818,881)       (7,214,281)
                                                                                 -------------     -------------

Supplementary liability for labor obligations                                             (134)              (15)

Total stockholders' deficit                                                         (6,905,899)       (5,301,180)
                                                                                 -------------     -------------

Total liabilities and stockholders' deficit                                      Ps. 3,441,543     Ps. 3,774,327
                                                                                 =============     =============

The accompanying notes are an integral part of these consolidated financial statements.

                  INNOVA, S. DE R. L. DE C. V. AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF LOSS

                   (Expressed in thousands of Mexican Pesos in
                    purchasing power as of December 31, 2002)

                                                                         Years ended December 31,
                                                                         ------------------------
                                                              2002                 2001                2000
                                                              ----                 ----                ----
Net sales                                               Ps.    3,432,872     Ps.    3,266,037     Ps.    2,560,159

Operating expenses:
Cost of sales                                                  1,062,761            1,222,857            1,358,609
Administrative expenses                                          121,474              151,415              118,229
Selling expenses                                                 832,751              818,777              777,518
Other operating expenses                                         481,787              403,578              536,814
                                                        ----------------     ----------------     ----------------

Total operating expenses                                       2,498,773            2,596,627            2,791,170

Depreciation and amortization                                    925,078              948,335              844,580
                                                        ----------------     ----------------     ----------------

Operating profit (loss)                                            9,021             (278,925)          (1,075,591)
                                                        ----------------     ----------------     ----------------

Integral results of financing (Note 3):
Interest expense                                                (983,057)            (903,853)            (742,589)
Interest income                                                   11,064               19,779               30,204
Foreign exchange (losses) gains, net                          (1,174,422)             371,001             (118,814)
Gain from monetary position                                      498,615              442,412              522,194
Other, net                                                             -                    -              (43,017)
                                                        ----------------     ----------------     ----------------

Total integral results of financing                           (1,647,800)             (70,661)            (352,022)

Other expenses - Net                                             (22,126)                   -                    -

Transponder services - Solidaridad 2 and
reorientation costs (Note 15)                                    (25,933)                   -             (430,916)
Restructuring charges (Note 16)                                   (6,495)             (13,576)                   -
                                                        ----------------     ----------------     ----------------

Loss before taxes                                             (1,693,333)            (363,162)          (1,858,529)

Provision for income and assets taxes
(Note 18)                                                        (75,530)             (46,283)                (130)
                                                        ----------------     ----------------     ----------------

Net loss                                                (Ps.   1,768,863)    (Ps.     409,445)    (Ps.   1,858,659)
                                                        ================     ================     ================

The accompanying notes are an integral part of these consolidated financial statements.

                  INNOVA, S. DE R. L. DE C. V. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                   (Expressed in thousands of Mexican Pesos in
                    purchasing power as of December 31, 2002)

                                                                                            Supplementary
                                                                           Deficit            liability
                                                         Capital            from              for labor           Accumulated
                                                          stock          restatement         obligations            losses
                                                          -----          -----------         -----------            ------
Balance at December 31, 1999                         Ps.  1,913,116     (Ps.    40,445)     Ps.         -      (Ps.   3,749,968)

Transfer of net loss to accumulated losses                                                                           (1,000,603)

Comprehensive loss (Note 19)                                                   (26,665)
                                                     --------------     --------------      -------------      ----------------

Balance at December 31, 2000                              1,913,116            (67,110)                 -            (4,750,571)

Transfer of net loss to accumulated losses                                                                           (1,858,659)

Comprehensive loss (Note 19)                                                  (128,496)               (15)
                                                     --------------     --------------      -------------      ----------------

Balance at December 31, 2001                              1,913,116           (195,606)               (15)           (6,609,230)

Transfer of net loss to accumulated losses                                                                             (409,445)

Comprehensive loss (Note 19)                                                   164,263               (119)
                                                     --------------     --------------      -------------      ----------------

Balance at December 31, 2002                         Ps.  1,913,116     (Ps.    31,343)     (Ps.      134)     (Ps.   7,018,675)
                                                     ==============     ==============      =============      ================

                                                                            Total
                                                           Net           stockholders'
                                                          loss             deficit
                                                          ----             -------
Balance at December 31, 1999                         (Ps. 1,000,603)    (Ps. 2,877,900)

Transfer of net loss to accumulated losses                1,000,603                  -

Comprehensive loss (Note 19)                             (1,858,659)        (1,885,324)
                                                     --------------     --------------

Balance at December 31, 2000                             (1,858,659)        (4,763,224)

Transfer of net loss to accumulated losses                1,858,659                  -

Comprehensive loss (Note 19)                               (409,445)          (537,956)
                                                     --------------     --------------

Balance at December 31, 2001                               (409,445)        (5,301,180)

Transfer of net loss to accumulated losses                  409,445                  -

Comprehensive loss (Note 19)                             (1,768,863)        (1,604,719)
                                                     --------------     --------------

Balance at December 31, 2002                         (Ps. 1,768,863)    (Ps. 6,905,899)
                                                     ==============     ==============

The accompanying notes are an integral part of these consolidated financial statements.

                  INNOVA, S. DE R. L. DE C. V. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

                   (Expressed in thousands of Mexican Pesos in
                    purchasing power as of December 31, 2002)

                                                                         Years ended December 31,
                                                                         ------------------------
Operating activities:                                         2002                2001                 2000
--------------------                                          ----                ----                 ----
Net loss                                                (Ps. 1,768,863)     (Ps.   409,445)      (Ps. 1,858,659)
Adjustments to reconcile net loss to
resources (used in) provided by operating activities:
   Depreciation and amortization                               925,078             948,335              833,122
   Impairment of fixed assets                                   30,776                   -               11,458
   Satellite reorientation reserve and
   maintenance reserve                                           7,082               4,884              210,190
   Transponder Services - Solidaridad 2                              -                   -              222,953
   Smart cards reserve                                               -                   -               32,647
                                                        --------------      --------------       --------------

                                                              (805,927)            543,774             (548,289)
                                                        --------------      --------------       --------------

Changes in operating assets and liabilities:

Trade accounts receivable                                       24,341              53,991              (72,357)
Value added tax credit and other                                 8,132              13,879               (5,930)
Inventories and spare parts                                     (4,578)             (2,224)              32,857
Prepaid advertising and other current assets                    31,680            (166,664)              29,838
Deferred costs                                                  14,718               5,301                7,539
Intangible and other assets                                      5,863              (6,710)              53,905
Trade accounts payable                                          13,629             (41,267)              (6,981)
Accrued expenses and Satellite reorientation reserve           (57,768)           (374,069)             213,972
Due to affiliated companies and other related parties           83,794             105,499                  854
Transponder Services - Solidaridad 2                                 -            (222,953)                   -
Accrued interest                                               351,620             182,521               82,283
Deferred income                                                  1,087               5,339               33,003
Supplementary liability for labor obligations                     (119)                (15)                   -
Other                                                              451                 412             (214,569)
                                                        --------------      --------------       --------------

Resources (used in) provided by operating activities          (333,077)             96,814             (393,875)
                                                        --------------      --------------       --------------

Financing activities:

Stockholders' loans                                            522,592           1,154,945              804,910
Senior notes                                                   286,070            (338,837)            (304,466)
Satellite transponders obligation                               63,378            (113,932)           1,472,209
Sale of restricted investments, net                                  -                   -              277,197
                                                        --------------      --------------       --------------

Resources provided by financing activities                     872,040             702,176            2,249,850
                                                        --------------      --------------       --------------

Investing activities:

Investment in property and equipment                          (317,512)           (802,722)            (686,130)
Satellite transponders                                               -                   -           (1,432,546)
                                                        --------------      --------------       --------------

Resources used in investing activities                        (317,512)           (802,722)          (2,118,676)
                                                        --------------      --------------       --------------

Cash and cash equivalents:
Increase (decrease) for the period                             221,451              (3,732)            (262,701)
At the beginning of the period                                  45,180              48,912              311,613
                                                        --------------      --------------       --------------

At the end of the period                                 Ps.   266,631       Ps.    45,180        Ps.    48,912
                                                        ==============      ==============       ==============

The accompanying notes are an integral part of these consolidated financial statements.

                   INNOVA, S. DE R.L. DE C.V. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Expressed in thousands of Mexican Pesos in purchasing power as of
                               December 31, 2002)

NOTE 1 - THE COMPANY AND ITS PRINCIPAL OPERATIONS:

Description of business:

Innova, S. de R.L. de C.V. ("Innova" or the "Company"), a Mexican company with limited liability and variable capital, provides direct-to-home ("DTH") broadcast satellite pay television services in Mexico under the SKY brand name. Innova is a joint venture indirectly owned by Grupo Televisa, S. A. ("Televisa") (60%), The News Corporation Limited ("News Corporation") (30%) and Liberty Media International, Inc. ("LMI") (10%). The Company and its subsidiaries are collectively referred to as the Group.

The Group's business requires a concession (license granted by the Mexican federal government) to operate. On May 24, 1996, the Ministry of Communications and Transportation (the "SCT") ratified the concession granted to a wholly-owned subsidiary of the Company to offer DTH satellite broadcasting services in Mexico using domestic satellites. The concession is for a period of thirty years, beginning May 24, 1996, and renewable in accordance with Mexican Communications Law. On November 27, 2000, the SCT, granted to a wholly-owned subsidiary of the Company a concession to provide its broadcasting services using foreign satellites. The concession is for a 20-year period, effective November 27, 2000 and may be extended in accordance with Mexican Communications Law.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Mexico ("Mexican GAAP") as promulgated by the Mexican Institute of Public Accountants ("MIPA"). A reconciliation from Mexican GAAP to United States generally accepted accounting principles ("U.S. GAAP") is included in Note 21.

The principal accounting policies followed by the Group are as follows:

a. Basis of presentation -

The financial statements of the Group are presented on a consolidated basis. All significant intercompany balances and transactions have been eliminated.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain prior period amounts have been reclassified to conform with the current year basis of presentation.

b. Members of the Group -

At December 31, 2002, the Group consists of the Company and the following wholly-owned subsidiaries:

-  Corporacion de Radio y Television del Norte de Mexico, S. de R.L. de C.V.

-  Corporacion Novavision, S. de R. L. de C.V.

- Corporacion Novaimagen, S. de R. L. de C.V.

-  Servicios Novasat, S.  de R.L. de C.V.

-  Servicios Corporativos de Telefonia, S. de R. L. de C.V. ("SECOTEL")

SECOTEL was formed in July 2001, when the Company purchased from Televisa the call center which was providing services to the Group (Note 8).

c. Cash and cash equivalents -

The Group considers all highly liquid temporary cash investments with original maturities of three months or less, consisting primarily of overnight deposits, obligations of the Mexican Government, deposits and bonds in US financial institutions to be cash equivalents.

d. Property and equipment -

Property and equipment are recorded at acquisition cost and thereafter are restated using the National Consumer Price Index ("NCPI"), except for equipment of a non-Mexican origin, which are restated using an index which reflects the inflation in the respective country of origin and the exchange rate of the Mexican peso against the currency of such country at the balance sheet date ("Specific Index"). Maintenance costs for technical equipment are reserved based on management estimates. Actual costs are applied against the applicable reserve when incurred. Repair and maintenance costs for computer equipment and integrated receiver/decoder ("IRDs") are expensed as incurred.

Installation costs of antennas, low noise block ("LNB") and accessories in subscribers' homes or businesses are capitalized in the line item antennas, LNBs and accessories, and are amortized over the useful life of the asset, which is three years.

When assets are retired or otherwise disposed of, the cost and the accumulated depreciation are removed from the appropriate accounts and any gain or loss is included in results of operations.

External costs incurred for internal use software are capitalized in computer equipment and depreciated over three years.

e. Spare parts -

Spare parts inventory are recorded at the lower of cost or net realizable value. The cost of spare parts utilized is charged to income when utilized.

f. Depreciation -

Depreciation of property and equipment is based upon the restated carrying value of the assets and is recognized using the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years. Land, equipment in progress and advances to suppliers are not depreciated.

g. Preoperating expenses -

The Group deferred preoperating expenses incurred prior to the launch of its satellite pay television services in December 1996. Amortization was calculated using the straight-line method over a term of five years and was first recorded in December 1996, with the commencement of operations. The preoperating expenses were fully amortized in November 2001.

h. Seniority premiums and indemnities -

The Group established, in accordance with Mexican law, a seniority premium liability for its employees. The liability is calculated by an independent actuary using the projected unit credit method. The labor obligation is calculated using real rates of interest (net of inflation) and the resulting asset or liability is considered a non-monetary item. The seniority premium liability is unfunded. Seniority premium payments are charged to the liability at the time they are made.

Severance obligations to dismissed personnel are charged to income in the year in which they are incurred.

i. Foreign currency -

Monetary assets and liabilities denominated in foreign currencies are reported at the prevailing exchange rate at the balance sheet date. Exchange differences on monetary assets and liabilities are included in income for the period and reflected in the integral result of financing. Revenues and expenses denominated in foreign currencies are reported at the exchange rates in effect when recognized.

j. Revenue recognition -

Program service revenues are recognized on a monthly basis as DTH service is provided. Program service revenues paid in advance are deferred until earned.

Through September 30, 2000, the Group sold the DTH antenna, LNB and remote control to wholesale distributers, who inturn sold the unit to customers. Revenue was recognized upon the sale of the unit to the wholesale distributer. Beginning October 1, 2000, the Group began providing the DTH antenna, LNB and remote control to customers along with the IRD, but has retained title to the equipment. The IRD is included in fixed assets and is rented to customers under an operating lease. Rental revenues are recognized on a monthly basis.

Advertising revenues are recognized at the time the advertising services are rendered.

k. Capitalized financing costs -

The Group capitalizes the integral financing costs attributable to acquired assets during installation and preoperating expenses. Capitalized integral financing costs include interest costs, gains from monetary position and foreign exchange gains or losses, and are determined by reference to the Group's average interest cost for outstanding borrowings. No amounts were capitalized in 2002, 2001 and 2000.

l. Concentrations -

Financial instruments which potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Group maintains its cash and cash equivalents with various major financial institutions and are principally invested in obligations of the U.S. and Mexican governments. Concentration of credit risk with respect to trade accounts receivable is limited due to the large number of customers throughout Mexico. The Group's policy is to require one month's payment in advance, to reserve for all accounts receivable greater than ninety days and to write off against the reserve all receivables greater than 120 days. Bad debt expense was Ps.110,827 in 2002, Ps.174,058 in 2001 and Ps.37,893 in 2000 (Note 4).

In order to provide DTH service to customers, the Group relies on the use of 12 KU-band transponders on the PAS 9 satellite. The use of these transponders is unprotected and, as a result, any long term disruption to one or more of the transmission signals could have a material adverse effect on the Group.

m. Comprehensive loss -

Comprehensive loss represents the net loss for the period presented in the income statement plus other results for the period reflected in stockholders' equity which are from non-owner sources (Note 19).

n. Evaluation of long-lived assets

The Group evaluates the recoverability of its long-lived assets to determine whether current events or circumstances warrant adjustment to the carrying value. Such evaluation may be based on current and projected income and cash flows from operations as well as other economic and market variables.

o. Income tax -

Beginning January 1, 2000, the Group adopted the guidelines of amended Bulletin D-4, "Accounting Treatment of Income Tax, Tax on Assets and Employee Statutory Profit Sharing", issued by the MIPA. Under Bulletin D-4, deferred income taxes are calculated using the comprehensive asset and liability method, which consists of calculating deferred income tax by applying the respective income tax rate to the temporary differences between the accounting and tax values of assets and liabilities at the date of the financial statements.

In accordance with the guidelines established in Bulletin D-4, the net accrued effect as of January 1, 2000 was recorded directly to stockholders' deficit. The accrued effect required the recognition of a net deferred tax asset and corresponding valuation allowance of Ps.2,170,028, at January 1, 2000, because available evidence did not indicate that there was a high probability of future taxable income to realize the deferred tax asset. Subsequent changes in deferred tax assets and liabilities and valuation allowances are recognized in income.

p. New accounting bulletins -

In December 2001, the MIPA issued Bulletin C-9, "Liability, Provisions, Contingent Assets and Liabilities, and Commitments". Bulletin C-9 provides guidance for the valuation, presentation and disclosure of liabilities and provisions (other than income taxes, employee benefit plans, financial instruments to be valued on a fair value basis and asset allowances), including contingent assets and liabilities, as well as disclosure guidelines for commitments incurred by an entity as a part of its operations. Bulletin C-9 is effective as of January 1, 2003, with earlier adoption permitted.

In January 2002, the MIPA issued Bulletin C-8, "Intangible Assets", which defines intangible assets as costs incurred and rights or privileges acquired that will generate a future economic benefit. Bulletin C-8 provides a definition of research and development costs requiring that only development costs could be deferred to a future period. Furthermore, Bulletin C-8 states that preoperating costs should be expensed as a period cost, unless they can be classified as development costs. Bulletin C-8 requires that intangible assets, including previously existing intangible assets, with indefinite useful lives not be amortized, but be tested for impairment annually. Intangible assets with finite lives continue to be amortized over their economic life. Bulletin C-8 is required to be applied on January 1, 2003, although early adoption is recommended.

The Group is currently evaluating the impact of these Bulletins on its results of operation and financial position. However, the Group does not believe that the adoption of these Bulletins will have a material impact on its results of operations and financial position.

NOTE 3 - EFFECTS OF INFLATION ON THE FINANCIAL STATEMENTS:

The consolidated financial statements of the Group have been prepared in accordance with Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information", as amended, ("Bulletin B-10"), which provides guidance for recognizing the effects of inflation. The financial statements of the Group are presented in Mexican Pesos in purchasing power as of December 31, 2002 in order to be comparable to financial information as of that date, as follows:

- The balance sheets have been restated in Mexican Pesos in purchasing power as of December 31, 2002 using the NCPI as of December 31, 2002.

- The statements of loss and changes in stockholders' deficit have been restated in Mexican Pesos in purchasing power as of December 31, 2002 using the NCPI for the month in which the transactions occurred.

The restatement of the financial statements has been applied in accordance with Bulletin B-10 guidelines as described below:

Restatement of non-monetary assets -

Property and equipment, except for equipment of non-Mexican origin, are restated using the NCPI. Equipment of non-Mexican origin is restated by the Specific Index. The Specific Index is derived from inflation in the country of the assets' origin and the foreign currency exchange rate of the Mexican Peso against the currency of such country.

Property and equipment in use at the beginning of the year is depreciated based upon the restated carrying value of the assets and is recognized using the straight-line method over the estimated useful lives of the assets. Additions during the year are depreciated based on the restated value.

Restatement of satellite transponders -

Satellite transponders are restated using the Specific Index.

Restatement of stockholders' deficit -

Capital stock and other stockholders' deficit accounts (other than deficit from restatement) include the effect of restatement, determined by applying the NCPI factor to the applicable period. The restatement represents the amount required to maintain the contributions and the accumulated results in Mexican Pesos in purchasing power as of December 31, 2002. The deficit / surplus from restatement includes the result from holding non-monetary assets and is the cumulative difference between the cost of the non-monetary assets restated using NCPI and the restatement of such assets using the Specific Index.

Integral results of financing -

The gain or loss from monetary position represents the effects of inflation, as measured by the NCPI, on the monetary assets and liabilities of the Group at the beginning of each month. For the years ended December 31, 2002, 2001 and 2000, monetary liabilities exceeded monetary assets, resulting in gains from monetary position during the periods.

Statement of changes in financial position -

Bulletin B-12, "Statements of Changes in Financial Position" ("Bulletin B-12"), issued by the MIPA, specifies the appropriate presentation of the statement of changes in financial position when the financial statements have been restated in constant monetary units in accordance with the Third Amendment to Bulletin B-10. Bulletin B-12 identifies the generation and application of resources as the differences between beginning and ending financial statement balances in constant monetary units. The Bulletin also requires that monetary and foreign exchange gains and losses not be treated as non-cash items in the determination of resources provided by operations. The translation effects of operating assets and liabilities are included in the stated change of the related item.

Other accounts -

The following accounts are restated using the NCPI:

Preoperating expenses and related amortization
Debt issuance costs and related amortization
Leasehold improvements and related amortization
Intangible assets and related amortization

National Consumer Price Index (NCPI) -

Restatement of the financial statements to Mexican pesos in purchasing power as of December 31, 2002, in accordance with the Third Amendment to Bulletin B-10, requires restatement of the results for each month during each year using a factor derived from the change in the NCPI. The NCPI as of December 31, 2002, 2001 and 2000 was 102.904, 97.354 and 93.248, respectively.

NOTE 4 - TRADE ACCOUNTS RECEIVABLE, NET:

Trade accounts receivable, net includes the receivables from DTH services provided to subscribers, from the rental of IRD's and from the sale of advertising. Balances as of December 31, consist of:

                                                                                     2002               2001
                                                                                     ----               ----
Trade accounts receivable                                                       Ps.   176,917      Ps.   212,898
Allowance for doubtful accounts                                                       (73,135)           (84,775)
                                                                                -------------      -------------

                                                                                Ps.   103,782      Ps.   128,123
                                                                                =============      =============

The allowance for doubtful accounts for the years ended December 31, 2002, 2001 and 2000, was as follows:

                                                                 2002               2001               2000
                                                                 ----               ----               ----
Beginning balance                                            Ps.   84,775       Ps.    14,841      Ps.    13,114
Additions                                                         110,827             174,058             37,893
Write offs                                                       (122,467)           (104,124)           (36,166)
                                                             ------------       -------------      -------------

Ending balance                                               Ps.   73,135       Ps.    84,775      Ps.    14,841
                                                             ============       =============      =============

NOTE 5 - PROPERTY AND EQUIPMENT, NET:

Property and equipment, net as of December 31, consists of:

                                                                                    2002                  2001
                                                                                    ----                  ----
Integrated receiver/decoders                                                    Ps. 2,548,573      Ps. 2,793,895
Transmission equipment                                                                342,660            363,762
Antennas, LNBs and accessories                                                        554,516            344,803
Computer equipment                                                                    305,837            241,735
Furniture                                                                              19,514             17,957
Transportation equipment                                                               20,976             19,650
Buildings                                                                               2,036              2,036
                                                                                -------------      -------------

                                                                                    3,794,112          3,783,838
Accumulated depreciation                                                           (2,377,149)        (1,985,849)
                                                                                -------------      -------------

                                                                                    1,416,963          1,797,989
Land                                                                                    8,744              8,744
Equipment in progress                                                                 116,778            145,161
Advances to suppliers                                                                   2,420                282
                                                                                -------------      -------------

                                                                                Ps. 1,544,905      Ps. 1,952,176
                                                                                =============      =============

Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was Ps.734,748, Ps.713,235 and Ps.651,244, respectively. The Group recorded an impairment loss on certain transmission equipment and other equipment not in use of Ps.30,776 (which was included in "Transponder services -Solidaridad 2 and reorientation cost" line item) and Ps.11,458 (included in "Depreciation and amortization" line item) during the years ended December 31, 2002 and 2000, respectively. No impairment was needed during 2001.

As of April 2002, the Group stopped utilizing the service of the Solidaridad 2 satellite, continuing only with the services provided by the PAS-9 satellite. At that date, transmission equipment with a book value of Ps.38,342 associated with Solidaridad 2 was held by the Group and the Group decided to recognize an impairment charge amounting to Ps.30,776 for the equipment that could not be utilized by the PAS-9 satellite, and to create a spare-part inventory for the remaining Ps.7,566 of transmission equipment that could be utilized by the PAS-9 satellite.

At December 31, 2002 and 2001, IRDs, transmission equipment, computer equipment and transportation equipment include restated assets which are of a non-Mexican origin of Ps.425,112 and Ps.711,061, respectively, net of accumulated depreciation. Computer equipment includes Ps.16,301 and Ps.42,815 of capitalized software costs as of December 31, 2002 and 2001, respectively.

NOTE 6 - SATELLITE TRANSPONDERS:

On February 8, 1999, the Group and PanAmSat Corporation ("PanAmSat") entered into a new agreement for satellite signal reception and retransmission service from 12 KU-band transponders on a new satellite ("PAS-9"), which became operational in September 2000. The service term for PAS-9 will end at the earlier of (a) the end of 15 years or (b) the date PAS-9 is taken out of service. The Group is committed to pay a monthly fee of U.S.$1.7 million. The Group received a credit against the initial service fees of U.S.$11.7 million paid under the new agreement.

The concession authorizing the use of PAS-9 was granted by the Federal Government through the SCT in November 2000. Under the terms of this concession, the Group is bound to offer the service of paid television via DTH satellite for a three-year term starting in November 2000, in the Municipalities or City Districts where 40% of the total population of the coverage area dwells in, as per the most recent census information available. The process of migrating customers from Solidaridad 2 to PAS-9 started in November 2000 and ended in March 2002. The Group stopped using the services of Solidaridad 2 in early April 2002.

The Group recorded an asset equal to the net present value of the U.S.$1.7 million per month payments and the U.S.$11.7 million credit. The balance of the satellite transponders as of December 31, is as follows:

                                              2002                  2001
                                              ----                  ----
Satellite transponders                  Ps.   1,469,602       Ps.   1,334,030
Accumulated depreciation                       (228,605)             (118,580)
                                        ---------------       ---------------

                                        Ps.   1,240,997       Ps.   1,215,450
                                        ===============       ===============

Amortization of satellite transponders in 2002, 2001 and 2000 was Ps.97,974, Ps.88,935 and Ps.31,835, respectively.

The Group's future obligation from the PAS-9 agreement, determined using the Group's incremental borrowing rate at the lease commencement date of 11.5%, is as follows:

                                                    Total
                                                    -----
2003                                          Ps.     213,466
2004                                                  213,466
2005                                                  213,466
2006                                                  213,466
2007                                                  213,466
Thereafter                                          1,640,718
                                              ---------------

                                                    2,708,048

Less: amount representing interest                 (1,286,393)
                                              ---------------

                                              Ps.   1,421,655
                                              ===============

Interest expense recognized during the years ended December 31, 2002, 2001 and 2000 was Ps.159,760, Ps.163,534 and Ps.52,172, respectively.

The obligation is reflected on the consolidated balance sheet as of December 31, as follows:

                                             December 31,
                                             ------------
                                      2002                  2001
                                      ----                  ----
Current portion                 Ps.      52,812       Ps.      44,085
Long-term portion                     1,368,843             1,314,192
                                ---------------       ---------------

                                Ps.   1,421,655       Ps.   1,358,277
                                ===============       ===============

The obligations of the Group under the PAS-9 agreement are proportionately guaranteed by the Group's stockholders in relation to their respective ownership interests.

NOTE 7 - DEFERRED COSTS, NET:

Deferred costs, net as of December 31, consist of:

                                                2002                  2001
                                                ----                  ----
Preoperating expenses (a)                   Ps.        -         Ps.         -
Debt issuance costs (b)                           73,771                91,015
Leasehold improvements (c)                         8,627                15,618
                                            ------------         -------------

                                            Ps.   82,398         Ps.   106,633
                                            ============         =============

a. Preoperating expenses

Preoperating expenses specifically included the capitalization of advertising costs incurred prior to the launch of the Group's DTH service, which was also amortized over five years. Advertising expenses after the launch of the Group's DTH service have been expensed as incurred and amounted to Ps.204,004, Ps.226,837 and Ps.229,727 during the years ended December 31, 2002, 2001 and 2000 respectively.

Amortization of preoperating expenses in 2001 amounted to Ps.47,255 and Ps.51,551 in 2000. The preoperating expenses were fully amortized in November 2001.

b. Debt issuance costs

Debt issuance costs represent expenses incurred for the issuance of the Senior Notes during 1997. These costs are amortized on a straight-line basis over the term of the Senior Notes. Amortization expense of Ps.17,250 during each of 2002, 2001 and 2000 is included in interest expense.

c. Leasehold improvements

Amortization of leasehold improvements was Ps.9,517, Ps.6,082 and Ps.5,531 in 2002, 2001 and 2000, respectively.

NOTE 8 - INTANGIBLE AND OTHER ASSETS, NET:

Intangible assets, net are amortized using the straight-line method over a period of five years. Balances as of December 31, consist of:

                                       2002                    2001
                                       ----                    ----
Noncompetition agreement (a)        Ps.   174,287         Ps.   466,184
Call Center Operations (b)                 18,078                18,078
                                    -------------         -------------
                                          192,365               484,262
Accumulated amortization                 (179,409)             (373,800)
                                    -------------         -------------

                                    Ps.    12,956         Ps.   110,462
                                    =============         =============

(a) Consists mainly of a noncompetition agreement and certain rights for the use of transponders acquired in 1997, both of which were fully amortized in 2002.

(b) Consist mainly of software and other licenses for the Call Center operation that was acquired from Televisa in 2001.

NOTE 9 - TRANSACTIONS WITH AFFILIATED COMPANIES AND OTHER RELATED PARTIES:

The principal transactions of the Group with affiliated companies and related parties are:

                                                                 2002                 2001                2000
                                                                 ----                 ----                ----
Borrowings and accrued interest from
            stockholders (Note 11)                           Ps.  3,925,244     Ps.    3,066,748    Ps.   1,718,375
Broadcasting services, Florida (a)                                   82,107               92,118             97,353
Programming (b)                                                     178,973              143,522            130,037
Special events programming (c) (i)                                  183,202              142,089             83,293
Advertising costs (d)                                               128,000              140,616            128,683
Royalties (e)                                                        44,223               95,432             72,619
Call Center services (f)                                                  -               71,672             71,163
Broadcasting services, Mexico City (g)                               38,532               36,252             37,977
Fixed asset acquisitions                                             11,739               23,067             44,800
Acquisition of smart cards                                           10,085               52,117             66,547
Finance costs (Note 11)                                             285,256              213,861             98,472
Management and administrative services                                7,242               20,513             12,946
Maintenance services                                                 12,603               11,244              9,426
Advertising revenue                                                  28,711               31,635                  -
Transmission services, income                                         7,172                6,436              6,907
Other                                                                 7,829                2,222              1,424

(a) The Group has an informal agreement with DTH TechCo Partners, an affiliate of both Televisa and News Corporation, for play-out, uplink and downlink of signals and compression services. Costs for these services are anticipated to be approximately U.S.$9.5 million annually.

(b) The Group purchases the rights to broadcast certain popular channels through affiliates of Televisa and News Corporation. Fees for this programming are based upon the number of subscribers.

(c) The Group purchases, on occasion, the rights to broadcast certain special events programming from Televisa and its affiliates.

(d) The Group purchases advertising time from Televisa on an as needed basis and creative services from DTH TechCo Partners.

(e) Royalties paid to an affiliate of News Corporation consist of license, security and access fees and charges for the use of certain technology. The monthly fees and charges are based on the total number of subscribers, new subscribers during the period and the number of IRD's purchased.

(f) Until June 30, 2001, the Group received call processing services and customer care from an affiliate of Televisa. As described in Note 2.b., the Group purchased the call center operations from Televisa for Ps.24,161. Due to the satellite repointing and price increases, costs during the first six months of 2001 increased significantly.

(g) The Group purchases uplink and downlink, playout and compression services from an affiliate of Televisa for operations conducted in the Mexico City broadcast facility.

The outstanding balances due to affiliates and other related parties, excluding stockholders' loans and accrued interest, as of December 31, are as follows:

                                                2002                2001
                                                ----                ----
Televisa and subsidiaries (h)               Ps.   377,804      Ps.   304,478
News Corporation and subsidiaries                  55,616             45,148
                                            -------------      -------------

                                            Ps.   433,420      Ps.   349,626
                                            =============      =============

(h) Amount includes the liability for the prepaid advertising to Televisa. On October 31, 2001 and November 15, 2001, the Group entered into one-year advertising agreements with a subsidiary of Televisa for Ps.110 million and Ps.18 million respectively, covering the period January 1, 2002 to December 31, 2002. In December 2002, the Group entered into another one-year advertising agreement amounting to Ps.120 million, covering the period January 1, 2003 to December 31, 2003. The prepaid advertising is amortized as the advertising is aired.

(i) The Company has an informal agreement with Televisa for the purchase of exclusive rights to exhibit and distribute through SKY certain of the professional Mexican Soccer League programming and Mexican Boxing programming during the 2001 through 2003 seasons, as follows:

  - Exclusive transmission rights and local block-out rights over 20% of the professional Mexican Soccer League programming during the summer and winter seasons of 2001 and 2002;

  - Exclusive transmission rights and local block-out rights over 10% of the professional Mexican Soccer League programming during the summer season of 2003; and

  - Exclusive transmission rights to all Mexican Boxing programming during the calendar years 2001 and 2002.

  In consideration for the right to distribute all of the licensed events, the Group will pay to Televisa a total license fee amounting to US$15 million pro rata during the term as follows:

  - US$6 million for all programing to be licensed during 2001;

  - US$6 million for all programing to be licensed during 2002; and

  - The remaining US$3 million for all programing to be licensed thereafter until the end of the summer soccer season for 2003.

NOTE 10 - SENIOR NOTES:

In 1997, the Group concluded an offering of senior debt securities, priced to yield gross proceeds of U.S.$375 million, which mature in April 2007 ("Senior Notes"). The Senior Notes bear interest at a rate of 12 7/8% and are redeemable at the option of the Group, in whole or in part, at any time on or after April 1, 2002, initially at 106.4375% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after April 1, 2004. Interest on the Senior Notes is payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1997. The Senior Notes, which are uncollateralized, unsubordinated indebtedness of the Group, contain certain covenants which, among other things, restrict the ability of the Company and certain subsidiaries to incur or guarantee additional indebtedness, make certain dividend, investment or other restricted payments, issue or sell stock of certain subsidiaries, enter into certain transactions with stockholders or affiliates, create liens, engage in sales-leaseback transactions, sell assets (except IRDs), or with respect to the Group, consolidate, merge, or sell all or substantially all of its assets. The indenture agreement required the Group to purchase and pledge as security for the benefit of the holders of the Senior Notes a portfolio of U.S. Government Securities for a three-year period which ended in March 2000.

NOTE 11 - STOCKHOLDERS' LOANS:

During 1999, the Group's stockholders agreed to make available to the Group up to U.S.$67.5 million in loans and up to U.S.$64.5 million in capital contributions. The loans and capital contributions were based on the monthly funding requirements of the Group, but were not to exceed the above maximums. On May 8, 2000, the Group signed an agreement which establishes that the stockholders would fund, in debt, on a pro rata basis, the amounts required under the Group's approved Business Plan; provided, however, that the aggregate amounts of such debt funding during 2000 would not exceed U.S.$72.2 million. The Group's stockholders' have provided debt funding in excess of the amounts contained in the agreement.

During 2002 and 2001, the Group borrowed a total of U.S.$29.5 million and U.S.$132.8 million, respectively, from its stockholders on a prorata basis. This amount was determined based on its cash flow needs.

Each stockholder loan, plus accrued interest, is payable in full ten years from the date of issuance. The maturity date of any individual loan may be accelerated or otherwise modified including by means of providing for periodic payments of interest or principle upon joint agreement of the stockholders and the Group. Each loan will bear interest at an annual rate of 9%. Interest paid to foreign companies will be net of the 15% withholding tax.

The Company expects that its stockholders will provide, if necessary, up to an aggregate amount of US$25 million to meet the Group's cash requirements during 2003.

The Group has received loans of U.S.$309.9 million as follows:

               Amounts in                 Amounts in
              thousands of               thousands of
                  U.S.                     Mexican
Year            Dollars                     Pesos
----            -------                     -----
1998           $    25,000             Ps.      261,600
1999                41,600                      435,302
2000                81,000                      847,584
2001               132,800                    1,389,619
2002                29,500                      308,688
               -----------             ----------------

               $   309,900             Ps.    3,242,793
               ===========             ================

NOTE 12 - FINANCIAL INSTRUMENTS:

The Group's financial instruments include cash and cash equivalents, trade accounts receivables, trade accounts payable, due to affiliated companies and other related parties, and debt. For cash and cash equivalents, trade accounts receivables, trade accounts payable, and due to affiliated companies and other related parties, the carrying amounts approximate fair value due to the short maturity of these instruments.

The fair value of the Senior Notes is based on quoted market prices. The estimated fair value of these instruments at December 31, 2002 and 2001 is as follows (amounts in thousands):

                          Carrying value                Fair value
                          --------------                ----------
December 31, 2002         U.S.$  375,000              U.S.$  330,000

December 31, 2001         U.S.$  375,000              U.S.$  360,000

The Senior Notes are thinly traded financial instruments. Accordingly, their market price at any balance sheet date may not be representative of the price which would be obtained in a more active market.

Management is unable to estimate the fair value of the stockholders' loans due to their nature.

NOTE 13 - COMMITMENTS AND CONTINGENCIES:

a. In 1996, the Group signed an agreement with an affiliate of News Corporation to acquire and implement a conditional access system. This system includes Smart Cards which decode satellite signals and control access by subscribers. In 1999, the Group acquired a subscriber management system
    (SMS) designed specifically for DTH services. Under these arrangements, the Group estimates that the 2003 commitment will approximate U.S.$11 million for royalties, licenses and maintenance of the foregoing systems. In 2002, 2001, and 2000, the Group incurred expenses of US$5.9 million, US$9.7 million and US$8.4 million, respectively.

    The Group has entered into agreements with Televisa and an affiliate of Televisa to provide uplink and downlink, playout and compression services at the Mexico City station. The annual commitments are estimated to be approximately U.S.$4.3 million per year. The Group incurred expenses of US$3.9 million in 2002 and US$3.8 million in each of 2001 and 2000.

    The Group entered into several contracts with programming providers, establishing that the amounts payable to the programmers will be based on the number of subscribers. These charges totaled Ps.657.3 million, Ps.650.3 million and Ps.517.4 million for the years ended December 31, 2002, 2001 and 2000, respectively.

b. Since January 1st 2002, a 10% excise tax was imposed on the collected revenues from the Group's pay television services. In February 2002, the Group filed a petition for constitutional relief against the Legislative Decree, which contains the amendments to the Law regarding the excise tax. The respective judgment is pending. Notwithstanding that the Company has filed the aforementioned petition, it is currently paying the corresponding tax as per the provisions of the Legislative Decree.

c. Under Mexican Tax Law, the Company and its subsidiaries, on an individual basis, must pay the higher of the income tax or the assets tax as determined annually. The assets tax is equal to 1.8% of a company's assets less certain liabilities. The Company and most of its subsidiaries were exempt from the assets tax from their formation in 1996 through December 31, 1999.

    Article 5 of the Asset Tax Law specifies that foreign debt is excluded in determining the assets tax. In 2000, the Group filed a declaratory judgement with the Federal Tax Court seeking to be able to deduct foreign debt in calculating the assets tax based on the unconstitutionality of this provision of Article 5 as previously determined by the Supreme Court of Justice. The tax authorities had opposed the Group's declaratory judgement and issued a tax ruling that the Group must exclude foreign debt in determining the assets tax.

    The Group filed a petition challenging the constitutionality of this provision of Article 5 of the Asset Tax Law.

    In order to avoid incurring penalties or interest, the Group paid Ps.$45.2 million in monthly payments during 2002, Ps.43.2 million in March 2002, corresponding to the assets tax due for fiscal year 2001 and Ps.7.5 million for the months of January and February 2003.

    On March 19, 2003, the court issued a favorable ruling allowing to the Group to deduct foreign debt in calculating the assets tax. The Group is analyzing various alternatives available to it in order to recover the total assets tax payments of Ps.95.9 million made to date.

d. The Group entered into two related agreements with CSG Software, Inc. (CSG), on June 12, 2002 under which CSG will provide: a) A non-exclusive, perpetual license for the use of the software "Kenan" to provide billing and order management to licensed subscribers, besides installation and implementation of the system, training and support services and, b) consulting services.

    Under the Software License and Service Agreement, the Group must pay US$3.4 million to CSG for a license capacity of up to 1,125,000 subscribers. However, the Group can purchase additional capacity according to the subscriber base growth at an additional cost per every 100,000 subscribers. Technical support in Mexico will be available for the first 24 months following the date on which live production of the system begin, the annual cost for these service will be US$585,600. It is possible in accordance with the agreement to use the Kenan system from other DTH platform in case of merger, acquisition or combination of platforms. On December 27, 2002 the Group agreed to remove some applications of the Kenan software, reducing the total license fees in US$500,000. The Group expects that the new SMS will be placed in service in late August 2003.

    Under the Consulting Services agreement, CSG will provide management and technology consulting, advisory and integration services related to the implementation of the Kenan end-to-end integrated solution, as well as the required interfaces with the Group's Siebel and NDS software currently on operation, accordingly with a Implementation Planning and Analysis process
    (IPA), previously agreed with the Group. Total cost of US$4.4 million of these services, will be payable upon completion of certain agreed milestones.

e. On June 2002, the Group executed an agreement with TV Azteca to begin paying them for the rights to rebroadcast their over-the-air Channels 7 and 13. It has also committed to purchase up to US$10.6 million in advertising from TV Azteca over three years and received rights to broadcast certain soccer matches and an option for exclusive broadcast rights after 2004. Prior to May 1, 2002, the Group was permitted to rebroadcast these channels at no cost.

NOTE 14 - CAPITAL STOCK:

The capital stock as of December 31, 2002 and 2001, is represented by three partnership interests of unequal value, distributed as follows:

Partnership
 interest       Subseries              Amount
 --------       ---------              ------
     1             A-1             Ps.  1,147,870
     1             B-1                    573,935
     1             B-2                    191,311

Series "A" is composed of a partnership interest initially representing 60% of the total capital stock. The Series "A" partnership interest may be subscribed to only by persons of Mexican nationality.

Series "B" is composed of a partnership interest initially representing 40% of the total capital stock. The Series "B" partnership interest is unrestricted as to ownership and therefore, may be acquired by Mexican investors and foreign natural and legal persons or by persons, companies or entities that are included in Article 2, Section III of the Foreign Investments Law.

During 1999, the Group received cash contributions of U.S.$29.4 million, U.S.$14.7 million and U.S.$4.9 million from Televisa, News Corporation and LMI, respectively.

Dividends paid will be free of income tax if paid out of the Net Taxable Income Account (CUFIN). A 34% rate will be paid on the amount exceeding the balance of the CUFIN by multiplying the dividend paid by the 1.5152 factor. The applicable tax since 2003 will be payable by the Group, and it may be credited against income tax the Group is subject to in the fiscal year that the Group pay the dividends or in the subsequent two fiscal years. Dividends paid will not be subject to any tax withholding.

The ability of the Group to declare dividends is restricted by the Senior Note indenture.

NOTE 15 - TRANSPONDERS SERVICES AND REORIENTATION COSTS:

During 2000, the Group recognized a nonrecurring charge of Ps.430,916 relating to the redundant use of the transponders on the Solidaridad 2 satellite once the PAS-9 satellite became operational, and for the increased costs to re-orientate customers' antennas to PAS-9 in a short period of time. The process of migrating customers from Solidaridad 2 to PAS-9 started in November 2000 and finally ended in March 2002. As explained in Note 5, the Group recorded an impairment charge of Ps.30,776 in April 2002 that related to certain transmission equipment associated with Solidaridad 2. This impairment loss, together with the payments for the use of Solidaridad 2 in the first quarter of 2002 amounting to Ps.14,182, was offset by the reversal of unutilized amounts raised in 2000 amounting to Ps.19,025, and reflected as a nonrecurring charge of Ps.25,933 in 2002.

NOTE 16 - RESTRUCTURING CHARGES:

The restructuring charges in 2002 and 2001 consisted of severance costs in connection with employee terminations.

NOTE 17 - ACCUMULATED LOSSES:

Under Mexican Corporate Law, interested third parties can request the dissolution of the Group if accumulated losses exceed two-thirds of capital stock. At December 31, 2002, the Group's accumulated losses exceeded its capital stock. Although the Group believes it is unlikely such action will occur, the Group, obtained from Televisa and News Corporation, a commitment to provide financial support to the Group for a period of one year from the balance sheet date, in proportion to their respective ownership interests, if required, to avoid such action.

The recoverability of the Group's investment in DTH infrastructure and product development is dependent upon future events, including, but not limited to, the stability of the Mexican economic environment, obtaining adequate financing for the Group's development program, the continued operation of satellites owned by third parties, the competitive and market environment for pay television services in Mexico, and the achievement of a level of operating revenues that is sufficient to support the Group's cost structure.

NOTE 18 - PROVISION FOR INCOME TAX ("IT"), ASSETS TAX ("AT") AND EMPLOYEES' STATUTORY PROFIT SHARING:

The Group expects to incur tax losses during the next several years. Tax losses can be carried forward for up to ten years and offset against any profits that the Group or Televisa may generate during that period in accordance with the Income Tax Law.

At December 31, 2002, the Group had total tax loss carryforwards of Ps.7,217,541, which will under certain circumstances, be carried forward over ten years from the period that the respective tax loss was generated in:

 Year of
expiration               Amount
----------               ------
   2003              Ps.           5
   2004                            4
   2005                            8
   2006                      317,041
   2007                    1,231,387
   2008                    1,885,634
   2009                      673,364
   2010                      899,542
   2011                      703,156
   2012                    1,507,400
                     ---------------

                     Ps.   7,217,541
                     ===============

The following items represent the principal differences between income taxes computed at the statutory rate and the Group's provision for income taxes:

                                                       2002               2001                2000
                                                       ----               ----                ----
Tax at the statutory rate 35% on loss
before taxes                                     (Ps.   592,667)    (Ps.    127,106)    (Ps.   650,485)
Differences in restatement                               89,834             (15,313)             8,853
Valuation allowance                                     581,927             302,962            414,150
Differences between tax and financial
accounting for cost of sales and purchases                    -                   -              2,786
Deferred advertising                                    (13,327)             (9,906)            (1,108)
Depreciation and amortization                           (43,071)             21,820              2,010
Debt issuance costs                                       3,490               3,689              3,852
Provisions                                              (11,065)           (159,283)           219,308
Deferred income                                          (7,316)            (10,729)             2,711
Other                                                    (7,805)             (6,134)            (2,077)
                                                  -------------      --------------      -------------

Provision for income tax                                      -                   -                  -
Assets tax                                              (75,530)            (46,283)              (130)
                                                  -------------      --------------      -------------

Total                                            (Ps.    75,530)    (Ps.     46,283)    (Ps.       130)
                                                  =============      ==============      =============

Deferred taxes at December 31, 2002 and 2001, were generated by the following temporary differences and tax loss carryforwards:

                                            2002                  2001
                                            ----                  ----
Prepaid expenses                     (Ps.      13,286)     (Ps.      10,319)
Property and equipment                        126,467               174,497
Other deferred costs                           36,733                29,441
Debt issuance costs                           (25,082)              (31,910)
Deferred income                                37,218                37,961
Accrued expenses                              162,000                62,483
Satellite transponders, net                    61,424                49,990
Tax loss carryforwards                      2,453,964             1,998,485
                                     ----------------       ---------------

                                            2,839,438             2,310,628

Valuation allowance                        (2,839,438)           (2,310,628)
                                     -----------------      ---------------

Deferred income tax                  Ps.   -                Ps.  -
                                     ================       ===============

Employees' statutory profit sharing in Mexico is determined for each subsidiary individually, not on a consolidated basis. There is no employees' statutory profit sharing deferred tax as of December 31, 2002 and 2001.

Pursuant to the tax legislation in force, the Company must pay annually the greater of the IT or the AT, which is determined on the average value of assets less certain liabilities. When the AT payments are greater than IT, they are recoverable against the IT in excess of the AT from the three prior years and the ten subsequent years.

The Group is also included in the consolidated tax return of Televisa and its consolidated subsidiaries for purposes of determining its income taxes and assets tax. Beginning January 1, 1999, 60% of the tax profit or loss obtained by the Group will be consolidated with the tax profit or loss of Televisa to the extent of Televisa's percentage ownership of the Group. Through December 31, 1998, Televisa recognized the total taxable loss of the Group to the extent of its percentage ownership.

The Group entered into a tax sharing agreement with Televisa under which the Group will, during the periods that the Group is a part of Televisa's consolidated tax group, pay Televisa the amount of income and asset taxes that Televisa is required to pay on behalf of the Group. No such amount will be payable until the Group's profit exceeds its tax loss carryforwards. Conversely, Televisa shall pay to the Group the portion of any tax refund allocable to the Group.

NOTE 19 - COMPREHENSIVE LOSS:

Comprehensive loss for the years ended December 31, 2002, 2001 and 2000, was as follows:

                                                                 2002               2001                2000
                                                                 ----               ----                ----
Loss per statements of loss                               (Ps.   1,768,863)    (Ps.   409,445)   (Ps.    1,858,659)
Result from holding non-monetary assets
for the year                                                       164,263           (128,496)             (26,665)
Supplementary liability for labor obligations                         (119)               (15)                   -
                                                           ---------------      -------------     ----------------

Comprehensive loss for the year                           (Ps.   1,604,719)    (Ps.   537,956)   (Ps.    1,885,324)
                                                           ===============      =============     ================

NOTE 20 - FOREIGN CURRENCY POSITION:

a. The foreign currency position of monetary items of the Group at December 31, 2002 and 2001, were as follows:

    2002:

                        Foreign currency                Year-end          Mexican pesos
Currency               amounts (thousands)            Exchange rate        (thousands)
--------               -------------------            -------------        -----------
Assets:
U.S. Dollars                  21,391                     10.464           Ps.   223,835

Liabilities:
U.S. Dollars                 935,999                     10.464               9,794,294

2001:

                        Foreign currency                Year-end          Mexican pesos
Currency               amounts (thousands)            Exchange rate        (thousands)
--------               -------------------            -------------        -----------
Assets:
U.S. Dollars                  70,640                      9.178           Ps.   648,334

Liabilities:
U.S. Dollars                 880,499                      9.178               8,081,220

b. The foreign currency position of non-monetary items of the Group at December 31, 2002 and 2001, were as follows:

    2002:

                                 Foreign currency                Year-end            Mexican pesos
Currency                        amounts (thousands)            Exchange rate          (thousands)
--------                        -------------------            -------------          -----------
Property and equipment:
U.S. Dollars                          35,562                      10.464             Ps.   372,121
Pounds Sterling                        7,521                       17.00                   127,857
Satellite transponders:
U.S. Dollars                         134,223                      10.464                 1,404,509

2001:

                                 Foreign currency                Year-end            Mexican Pesos
Currency                        amounts (thousands)            exchange rate          (thousands)
--------                        -------------------            -------------          -----------
Property and equipment:
U.S. Dollars                          36,651                       9.178             Ps.   336,383
Pounds Sterling                        5,969                      13.560                    80,940

Satellite transponders:
U.S. Dollars                         134,223                       9.178                 1,231,899

c. Transactions during 2002, 2001 and 2000 in foreign currencies included in the consolidated statements of loss were as follows:

    2002:

                                                            Foreign
                                                            currency     Year-end
                                                            amounts      exchange          Mexican Pesos
                                   Currency               (thousands)    rate (1)         (thousands) (1)
                                   --------               -----------    --------         --------------
Interest income                 U.S. Dollars                     74       10.464          Ps.        774
Costs and expenses:
Transponder expense             U.S. Dollars                 11,941       10.464                 124,951
Broadcasting                    U.S. Dollars                 12,663       10.464                 132,506
Programming                     U.S. Dollars                 58,800       10.464                 615,283
Royalty fees                    Pounds Sterling                 652       17.00                   11,084
Royalty fees                    U.S. Dollars                  3,605       10.464                  37,723
Other expenses                  U.S. Dollars                  3,552       10.464                  37,168
Interest expense                U.S. Dollars                 79,974       10.464                 836,848

2001:

                                                            Foreign
                                                            currency     Year-end
                                                            amounts      exchange          Mexican Pesos
                                   Currency               (thousands)    rate (1)         (thousands) (1)
                                   --------               -----------    --------         ---------------
Interest income                 U.S. Dollars                    235        9.178          Ps.      2,157
Costs and expenses:
Transponder expense             U.S. Dollars                 22,527        9.178                 206,753
Broadcasting                    U.S. Dollars                 13,581        9.178                 124,646
Programming                     U.S. Dollars                 59,281        9.178                 544,081
Royalty fees                    Pounds Sterling               2,177       13.560                  29,520
Royalty fees                    U.S. Dollars                  6,481        9.178                  59,483
Other expenses                  U.S. Dollars                  8,593        9.178                  78,867
Interest expense                U.S. Dollars                 72,052        9.178                 661,293

2000:

                                                            Foreign
                                                            currency     Year-end
                                                            amounts      exchange          Mexican Pesos
                                   Currency               (thousands)    rate (1)         (thousands) (1)
                                   --------               -----------    --------         ---------------
Interest income                 U.S. Dollars                    779        9.610          Ps.      7,486
Costs and expenses:
Transponder expense             U.S. Dollars                 23,835        9.610                 229,054
Inventory                       U.S. Dollars                 30,612        9.610                 294,181
Broadcasting                    U.S. Dollars                  9,000        9.610                  86,490
Programming                     U.S. Dollars                 47,500        9.610                 456,475
Royalty fees                    Pounds Sterling               2,063       14.588                  30,095
Royalty fees                    U.S. Dollars                  3,794        9.610                  36,460
Other expenses                  U.S. Dollars                  9,467        9.610                  90,978
Interest expense                U.S. Dollars                 54,452        9.610                 523,284

(1) For reference purposes only. Does not indicate the actual amounts presented in the consolidated statement of loss.

Paragraphs b) and c) are disclosed in accordance with the Fourth Amendment to Bulletin B-10 issued by the MIPA, which also provides that liabilities denominated in a foreign currency are translated using exchange rates in effect at the balance sheet date.

As of December 31, 2002 and 2001, the exchange rate between the Mexican Peso and the U.S. Dollar was Ps.10.464 and Ps.9.178 per U.S. dollar, respectively, which represents the interbank free market exchange rate as of those dates as published by Banco de Mexico, S.A. As of

January 31, 2003, the exchange rate was Ps.10.864 per U.S. dollar, which represents the interbank free market exchange rate as of that date as published by Banco de Mexico, S.A.

NOTE 21 - DIFFERENCES BETWEEN MEXICAN GAAP AND U.S. GAAP:

The Group's consolidated financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP.

The reconciliation to U.S. GAAP includes a reconciling item for the effect of applying the option provided by the Modified Fifth Amendment to Bulletin B-10 for the restatement of equipment of non-Mexican origin because, as described below, this provision of inflation accounting under Mexican GAAP does not meet the consistent currency requirement of Regulation S-X of the Securities and Exchange Commission ("SEC").

The reconciliation to U.S. GAAP does not include the reversal of the other adjustments to the financial statements for the effects of inflation required under Mexican GAAP Bulletin B-10, because the application of Bulletin B-10 represents a comprehensive measure of the effects of price level changes in the inflationary Mexican economy and, as such, is considered a more meaningful presentation than historical, cost-based financial reporting for both Mexican and U.S. accounting purposes.

The principal differences between Mexican GAAP and U.S. GAAP that affect net loss and total stockholders' deficit are described below:

Deferred preoperating expenses and advertising costs

Under Mexican GAAP, it is acceptable to defer certain preoperating expenses and advertising costs and amortize these expenses over the life of the expected benefit. Under U.S. GAAP, these items are expensed as incurred.

Solidaridad 2 and satellite reorientation costs

Under Mexican GAAP, the Group recognized a non-recurring loss of Ps.430,916 during the year ended December 31, 2000 for the redundent use of the transponders on the Solidaridad 2 satellite once the PAS-9 satellite became operational and for the increased costs to reorientate customer's antennas to PAS-9 in a short period of time.

Under U.S. GAAP, the Group continued to use the Solidaridad 2 satellite to provide services to its customers through the termination of the Solidaridad 2 agreement. Accordingly, the monthly payments cannot be recognized as a one time loss, and the Group must continue using the straight-line method in accounting for the agreement. The Group discontinued the use of Solidaridad 2 satellite on March 31, 2002. The satellite reorientation costs are expensed as incurred as a part of operating expenses.

Maintenance reserve and smart cards replacement

Under Mexican GAAP, it is acceptable to accrue for certain expenses which management believes will be incurred in subsequent periods. Under U.S. GAAP, these costs are expensed as incurred.

Capitalization of financing costs

Mexican GAAP allows, but does not require, capitalization of integral financing costs attributable to acquired assets during installation and preoperating expenses. In 1996, the Group capitalized integral financing costs attributable to those assets. Capitalized integral financing costs include interest expense, gains from monetary position and foreign exchange losses.

U.S. GAAP requires the capitalization of interest during construction and installation of qualifying assets. In an inflationary economy, such as Mexico's, acceptable practice is to capitalize interest net of the monetary gain on the related Mexican Peso debt, but not on U.S. dollar or other stable currency debt. In addition, U.S. GAAP does not allow the capitalization of foreign exchange losses or the capitalization of financing costs on deferred expenses.

No interest costs were capitalized for the years ended December 31, 2002, 2001 and 2000.

Restatement of property and equipment

Effective January 1, 1997, the Group adopted the Fifth Amendment to Bulletin B-10 which eliminated the use of replacement costs for the restatement of property and equipment and instead, included an option of using the Specific Index for the restatement of equipment of non-Mexican origin. The Group has elected to apply the Specific Index option for determining the restated balances of equipment of non-Mexican origin under Mexican GAAP. For U.S. GAAP purposes, the use of an index that contemplates currency exchange movements is not in accordance with the historical cost concept nor does it present financial information in a constant currency.

Restructuring charges

In 2002 and 2001, the Group provided for restructuring costs related to expected employee terminations. Under Mexican GAAP, these costs are recorded as other expenses. For U.S. GAAP purposes, these costs have been expensed as incurred and classified in operating expenses.

Revenue recognition

In prior years, under Mexican GAAP, concession fees paid to the Mexican Government and to the actors and artists guild were recorded against revenues. From January 1, 2002, these fees are recorded in cost of sales, consistent with the accounting treatment under US GAAP. Revenues under Mexican GAAP for the years ended December 31, 2001 and 2000 have been restated to conform with classification in the current year. Accordingly, the accompanying condensed consolidated statement of loss contains no adjustment in respect of the classification of such expenses.

Through September 30, 2000, the Group sold and transferred title to the DTH antenna, LNB and accessories to wholesale and other distributors who then re-sold the units to the subscriber. Revenue was recognized upon the sale of the unit to the distributor.

Effective October 1, 2000, the Group began providing the antenna, LNB and accessories to new subscribers, together with the IRD, for a set monthly rental fee, retaining title and ownership of all the equipment. From that date, the Group also uses intermediate parties to perform certain customer acquisition and installation services on its behalf. Under Mexican GAAP, the Group records as revenue amounts received from these intermediate parties. Under US GAAP, the Group follows the guidance of Emerging Issues Task Force Summary No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent", pursuant to which it has determined that it serves as principal in these transactions and that it should record as revenue amounts billed to the subscriber, as ultimate customer. The accompanying condensed consolidated statement of loss under US GAAP for the year ended December 31, 2002 therefore includes an adjustment to reflect as revenue the amounts billed to subscribers and not the amounts received from intermediate parties. The adjustments for the year ended December 31, 2001 and 2000 were not material.

In addition, under Mexican GAAP, initial non-refundable subscription fees are recognized upon activation of the new subscriber's DTH services. Under US GAAP, initial non-refundable subscription fees are recognized over the period that a new subscriber is expected to remain a customer (2002 and 2001 estimated to be 3 years). Customer acquisition costs directly attributable to the income are recognized over the same period under US GAAP. Those customer acquisition costs in excess of the initial non-refundable subscription fee revenues, are expensed as incurred.

Initial non-refundable subscription fees for the year ended December 31, 2002 amounted to Ps.144.9 million (Ps.165.8 million in 2001). Under US GAAP, deferred initial non-refundable subscription fee revenues of approximately Ps.195.0 million were recorded as of December 31, 2002 (Ps.135.9 million in 2001). In addition, customer acquisition costs which are expensed immediately under Mexican GAAP, have been deferred to match and equal initial non-refundable subscription revenues; therefore at December 31, 2002, deferred costs under US GAAP also amounted to Ps.195.0 million (Ps.135.9 million in 2001). Initial non-refundable subscription revenues (which are matched by customer acquisition costs) that have been recognized during the year amount to Ps.78.5 million (Ps.30.0 million in 2001). Deferred initial non-refundable subscription fee revenues and customer acquisition costs as of and for the year ended December 31, 2000 were not material.

The net impact on both operating loss and net loss of these US GAAP adjustments is nil in 2002, 2001 and 2000.

Deferred income taxes

Under Mexican GAAP, the Group follows the guidelines of amended Bulletin D-4 in accounting for income taxes. Bulletin D-4 is similar to U.S. GAAP, Statement of Financial Accounting Standards No. 109 ("SFAS 109") "Accounting for Income Taxes", in many respects.

SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets including benefits from tax loss carryforwards are recognized to the extent their realization is more likely than not.

The tax effects of temporary differences that give rise to significant deferred tax assets and liabilities, applying SFAS 109 at December 31, 2002 and 2001, are as follows:

                                                   2002                  2001
                                                   ----                  ----
Deferred income tax liabilities:
Current:
Prepaid expenses and other                  (Ps.      79,601)     (Ps.      10,319)
                                             ----------------      ---------------

Total current                                        (79,601)              (10,319)

Non-current:
Debt issuance costs                                  (25,082)              (31,910)
                                            -----------------      ---------------

Total deferred income tax liabilities               (104,683)              (42,229)
                                            -----------------      ---------------

Deferred income tax assets:
Current:
Satellite transponders, net                           71,576                49,990
Accrued expenses                                     157,932                40,730
Deferred income                                      103,533                37,961
                                            ----------------       ---------------

Total current                                        333,041               128,681

Non-current:
Other deferred costs                                  36,733                29,441
Property and equipment                               101,635               174,497
Tax loss carryforwards                             2,453,964             1,998,498
                                            ----------------       ---------------

Total deferred income tax assets                   2,925,373             2,331,117

Less: Valuation allowance                         (2,820,690)           (2,288,888)
                                            -----------------      ---------------

Net deferred income tax assets                       104,683                42,229
                                            ----------------       ---------------

Deferred income taxes                        Ps.           -       Ps.           -
                                            ================       ===============

In conformity with the Income Tax Law, the Group restates the tax basis of preoperating expenses and property and equipment in a form similar to the restatement for financial reporting purposes, however based on a different date criteria.

Summary

Net loss for the years ended December 31, 2002, 2001 and 2000, adjusted to take into account the principal differences between Mexican GAAP and U.S. GAAP, as they relate to the Group, are as follows:

                                                     2002                2001               2000
                                                     ----                ----               ----
Net loss as reported under Mexican GAAP         (Ps. 1,768,863)      (Ps. 409,445)     (Ps. 1,858,659)
Deferred preoperating expenses                               -             46,667              50,958
Solidaridad 2 costs                                          -           (264,086)            264,086
Satellite reorientation costs                          (32,314)          (252,584)             89,594
Maintenance reserve                                      7,082             (6,535)              3,798
Smartcards replacement                                       -            (32,648)             32,648
Capitalization of financing costs                            -              1,850               1,221
Restatement  of property and equipment                    (992)           (18,592)              7,898
Restructuring charge                                    (4,714)             4,714                   -
                                                 -------------        -----------       -------------

Net loss in accordance with U.S. GAAP           (Ps. 1,799,801)      (Ps. 930,659)     (Ps. 1,408,456)
                                                 =============        ===========       =============

Stockholders' deficit as of December 31, 2002 and 2001, adjusted to take into account the principal differences between Mexican GAAP and U.S. GAAP, as they relate to the Group, are as follows:

                                                        2002                  2001
                                                        ----                  ----
Total stockholders' deficit under Mexican GAAP   (Ps.   6,905,899)     (Ps.   5,301,180)
U.S. GAAP adjustments:
Satellite reorientation costs                                   -                51,881
Maintenance reserve                                        11,967                 4,884
Restatement of property and equipment                      43,179               188,868
Restructuring charge                                            -                 4,714
                                                  ---------------       ---------------

Total U.S. GAAP adjustments                                55,146               250,347
                                                  ---------------       ---------------

Total stockholders' deficit under U.S. GAAP      (Ps.   6,850,753)     (Ps.   5,050,833)
                                                  ===============       ===============

A summary of the Group's statement of changes in stockholders' deficit with balances determined under U.S. GAAP is as follows:

Balance at December 31, 2000                      (Ps.   4,120,159)
Supplementary liability for labor obligations                  (15)
Net loss for the year                                     (930,659)
                                                   ---------------

Balance at December 31, 2001                            (5,050,833)
Supplementary liability for labor obligations                 (119)
Net loss for the year                                   (1,799,801)
                                                   ---------------

Balance at December 31, 2002                      (Ps.   6,850,753)
                                                   ===============

A summary of the Group's stockholders' deficit after the U.S. GAAP adjustments described above, as of December 31, is as follows:

                                                               2002                  2001
                                                               ----                  ----
Capital stock                                            Ps.   1,913,116        Ps.   1,913,116
Accumulated losses                                            (8,775,571)            (6,975,770)
Other comprehensive income:
        Excess from restatement                                   11,836                 11,836
        Supplementary liability for labor obligations               (134)                   (15)
                                                         ---------------        ---------------

Total stockholders' deficit under U.S. GAAP             (Ps.   6,850,753)      (Ps.   5,050,833)
                                                         ===============       ================

Included below are condensed consolidated financial statements of the Group as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000, after giving effect to the U.S. GAAP adjustments.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of Mexican Pesos in purchasing power as of December 31,
2002)

                                                                        December 31,
                                                                        -----------
                                                                 2002                  2001
                                                                 ----                  ----
ASSETS
Current assets:
Cash and cash equivalents                                  Ps.      266,631      Ps.       45,180
Trade accounts receivables, net                                     103,782               128,123
Prepaid expenses and other                                          122,035               197,731
Other current assets                                                 58,265                62,992
                                                           ----------------      ----------------

Total current assets                                                550,713               434,026

Property and equipment, net                                       1,617,943             2,044,714
Satellite transponders, net                                       1,211,138             1,311,776
Deferred costs, net                                                 277,442               197,391
Intangible and other assets, net                                     22,530               111,232
                                                           ----------------      ----------------

Total assets                                               Ps.    3,679,766      Ps.    4,099,139
                                                           ================      ================

LIABILITIES
Current liabilities:
Trade accounts payable                                     Ps.       99,585      Ps.       85,956
Accrued expenses                                                    256,531               289,254
Satellite transponders obligation                                    52,812                44,085
Due to affiliated companies and other related parties               433,420               349,626
Other current liabilities                                           468,905               270,695
                                                           ----------------      ----------------

Total current liabilities                                         1,311,253             1,039,616

Non-current liabilities:
Senior notes                                                      3,924,000             3,637,930
Stockholder's loans                                               3,242,793             2,720,201
Satellite transponders obligation                                 1,368,843             1,314,192
Other non-current liabilities                                       683,630               438,033
                                                           ----------------      ----------------

Total liabilities                                                10,530,519             9,149,972
                                                           ----------------      ----------------

Commitments and contingencies                                    -                    -
Stockholders' deficit                                            (6,850,753)           (5,050,833)
                                                           ----------------      ----------------

Total liabilities and stockholders' deficit                Ps.    3,679,766      Ps.    4,099,139
                                                           ================      ================

CONDENSED CONSOLIDATED STATEMENT OF (LOSS) INCOME
(Expressed in thousands of Mexican Pesos in purchasing power as of December 31,
2002)

                                                           Years ended December 31,
                                                           ------------------------
                                               2002                  2001                   2000
                                               ----                  ----                   ----
Revenues from programming services       Ps.   1,904,516       Ps.   1,998,665        Ps.   1,716,179
Revenues from rental of IRDs                     804,826               515,358                381,321
Other revenues                                   606,634               626,973                462,002
                                         ---------------       ---------------        ---------------

Net revenues                                   3,315,976             3,140,996              2,559,502

Operating expenses:
Cost of sales - programming services             557,832               780,028                624,543
Cost of sales - other                            388,033               560,745                799,972
Administrative expenses                          132,683               445,195                330,392
Selling expenses                                 832,751               858,242                816,414
Other operating expenses                         555,078               369,695                254,671
Depreciation and amortization                    926,070               918,410                784,503
                                         ---------------       ---------------        ---------------

Total operating expenses                       3,392,447             3,932,315              3,610,495
                                         ---------------       ---------------        ---------------

Operating loss                                   (76,471)             (791,319)            (1,050,993)

Integral results of financing                 (1,647,800)              (93,057)              (357,332)
                                         ---------------       ---------------        ---------------

Loss before tax                               (1,724,271)             (884,376)            (1,408,325)

Provision for income and assets taxes            (75,530)              (46,283)                  (131)
                                         ---------------       ---------------        ---------------

Net loss                                (Ps.   1,799,801)     (Ps.     930,659)      (Ps.   1,408,456)
                                         ===============       ===============        ===============

Cash Flows

Mexican GAAP Bulletin B-12, specifies the appropriate presentation of the statements of changes in financial position. Under Bulletin B-12, the sources and uses of resources are determined based upon differences between beginning and ending financial statement balances in constant pesos. Under U.S. GAAP, a statement of cash flows is required, which presents only cash movements and excludes non-cash items.

Presented below are statements of cash flow for the years ended December 31, 2002, 2001 and 2000, prepared after considering the impact of U.S. GAAP adjustments. The cash flow statements present nominal cash flows during the period, adjusted to December 31, 2002, purchasing power.

                                                               2002                      2001                      2000
                                                         ----------------           ---------------          ----------------
Operating activities:
Net loss                                                 (Ps.   1,799,801)          (Ps.    930,659)         (Ps.   1,408,456)
Adjustments to reconcile net (loss)
to cash flows (used in)
operating activities:
Gain from monetary position                                      (498,615)                 (432,168)                 (495,772)
Unrealized exchange losses (gains)                              1,022,900                  (303,104)                   84,403
Allowance for doubtful accounts                                   110,827                   174,058                    37,893
Depreciation and amortization                                     926,070                   918,410                   773,046
Impairment of fixed assets                                         30,776                  -                           11,458
Other                                                            -                           37,563                  -

Changes in operating assets and liabilities:
Assets                                                           (116,385)                 (249,798)                 (132,912)
Liabilities                                                       629,954                   247,065                   395,889
                                                         ----------------           ---------------          ----------------

Cash flows provided by (used in)
 operating activities                                             305,726                  (538,633)                 (734,451)
                                                         ----------------           ---------------          ----------------

Financing activities:
Stockholders' loans                                               308,688                 1,288,311                   858,982
Satellite transponders obligation                                 (45,089)                  (29,909)                  -
                                                         ----------------           ---------------          ----------------

Cash flows provided by financing
activities                                                        263,599                 1,258,402                   858,982
                                                         ----------------           ---------------          ----------------

Investing activities:
Investment in property and equipment                             (337,081)                 (719,889)                 (643,468)
Sale of restricted investments                                   -                         -                          277,197
                                                         ----------------           ---------------          ----------------

Cash flows (used in) investing activities                        (337,081)                 (719,889)                 (366,271)
                                                         ----------------           ---------------          ----------------

Effects of inflation                                              (10,793)                   (3,612)                  (20,962)
                                                         ----------------           ---------------          ----------------

Increase (decrease) in cash and cash
equivalents                                                       221,451                    (3,732)                 (262,702)

Cash and cash equivalents, beginning
of period                                                          45,180                    48,912                   311,614
                                                         ----------------           ---------------          ----------------

Cash and cash equivalents, end of period                  Ps.     266,631            Ps.     45,180           Ps.      48,912
                                                         ================           ===============          ================

                                                               2002                      2001                      2000
                                                         ----------------           ---------------          ----------------
Interest and taxes paid:
Interest paid                                            Ps.      495,124           Ps.     510,433          Ps.      617,178
Income and asset taxes paid                                        88,868                       129                        48

Non-cash Investing and Financing Activities

Capital lease obligation of U.S.$133.9 million (Ps.1,432.6 million) was incurred when the Group entered into agreements with PanAmSat for the use of 12 KU-band transponders on the PAS-9 satellite in September 2000.

Recently Issued Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligation" ("SFAS 143"). SFAS 143 establishes accounting standards for recognition and measurement of a liability at fair value for an asset retirement obligation and an addition to the associated asset retirement cost. The accretion of interest expense each period is subsequently recorded as an expense and added to the liability. The Group is required to adopt SFAS 143 effective January 1, 2003. The Group does not expect that the adoption of FAS 143 will have a material impact on its results of operations and financial position.

In April 2002, the FASB issued Statements of Accounting Standards No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002" ("SFAS 145"). SFAS 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers", and SFAS 64, "Extinguishments of Debt made to satisfy Sinking-Fund requirements". As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in Accounting Principles Boards Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". In addition, SFAS 145 amends SFAS 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS 145 is effective for fiscal years beginning after May 15, 2002. The Group is currently evaluating the impact that the adoption of SFAS 145 will have on its results of operations and financial position. However, the Group does not believe that the adoption of SFAS 145 will have a material impact on its results of operations and financial position.

In June 2002, the FASB issued Statement of Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exist an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). SFAS 146 eliminates the definition and requirements for recognition of exist costs in EITF 94-3. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. SFAS 146 also concludes that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS 146 also establishes that fair value is the objective for initial measurement of the liability. SFAS 146 is effective for exist or disposal activities initiated after December 31, 2002. The Group is currently evaluating the impact that the adoption of SFAS 146 will have on its results of operations and financial position. However, the Group does not believe that the adoption of SFAS 146 will have a material impact on its results of operations and financial position.

                           INNOVA, S. DE R.L. DE C.V.
                           Insurgentes Sur 694, Piso 8
                                Colonia Del Valle
                           03100 Mexico, D.F., Mexico



                       EXCHANGE AGENT, TRUSTEE, REGISTRAR,
                                  PAYING AGENT
                               AND TRANSFER AGENT
                              The Bank of New York
                           Corporate Trust Operations
                               Reorganization Unit
                               101 Barclay Street
                                  Floor 7 East
                            New York, New York 10289
                          Attention: Giselle Guadalupe
                                     U.S.A.



                                LUXEMBOURG PAYING
                    AGENT, TRANSFER AGENT, AND LISTING AGENT
                     The Bank of New York (Luxembourg), S.A.
                                 Aerogolf Centre
                                  1A Hoehenhof
                        L-1736, Senningerberg Luxembourg



                  LEGAL ADVISORS TO INNOVA, S. DE R.L. DE C.V.


       AS TO UNITED STATES LAW:                                      AS TO MEXICAN LAW:
Fried, Frank, Harris, Shriver & Jacobson LLP             Mijares, Angoitia, Cortes y Fuentes, S.C.
         One New York Plaza                                      Montes Urales 505, Piso 3
      New York, New York 10004                                  Colonia Lomas de Chapultepec
              U.S.A.                                             11000 Mexico, D.F., Mexico



                     AUDITORS OF INNOVA, S. DE R.L. DE C.V.
                          PricewaterhouseCoopers, S.C.
                              Mariano Escobedo 573
                            Colonia Rincon del Bosque
                           11580 Mexico, D.F., Mexico

                           INNOVA, S. DE R.L. DE C.V.

                    OFFER TO EXCHANGE ALL OF OUR OUTSTANDING
                    $300,000,000 9.375% SENIOR NOTES DUE 2013
                                       FOR
                    $300,000,000 9.375% SENIOR NOTES DUE 2013
                        WHICH HAVE BEEN REGISTERED UNDER
                         THE U.S. SECURITIES ACT OF 1933
               --------------------------------------------------

                                   PROSPECTUS

               ---------------------------------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any exchange notes in any jurisdiction where it is unlawful. The information in this prospectus is current as of February 13, 2004.

     DEALER PROSPECTUS DELIVERY OBLIGATION. Until June 15, 2004, or, if we extend the period of the exchange offer, for a period of 90 days following the consummation of the exchange offer, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.